      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 2003

                                                           REGISTRATION NO. [--]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             ZIMMER HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

                DELAWARE                                   3842                                  13-4151777
      (State or Other Jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of Incorporation or Organization)           Classification Code Number)                  Identification No.)

                             ---------------------
                              345 EAST MAIN STREET
                             WARSAW, INDIANA 46580
                                 (574) 267-6131
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             DAVID C. DVORAK, ESQ.
                             ZIMMER HOLDINGS, INC.
                              345 EAST MAIN STREET
                             WARSAW, INDIANA 46580
                                 (574) 267-6131
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:
                             MORTON A. PIERCE, ESQ.
                              DEWEY BALLANTINE LLP
                          1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 259-8000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                           PROPOSED
             TITLE OF EACH CLASS OF SECURITIES                    AMOUNT TO BE        MAXIMUM AGGREGATE          AMOUNT OF
                      TO BE REGISTERED                           REGISTERED(1)        OFFERING PRICE(2)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value US$0.01 per share, and associated
  preferred stock purchase rights...........................       8,223,784             $340,352,989            $27,534.56
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock of Zimmer Holdings, Inc. estimated to be issuable upon consummation of this exchange offer for all of the outstanding bearer shares of InCentive Capital AG, calculated as the product of (a) 2,147,202, the number of outstanding bearer shares of InCentive and (b) the implied exchange ratio of 3.83 shares of Zimmer common stock for each bearer share of InCentive based on the consideration payable in the related exchange offer for Centerpulse AG.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) and (f)(3) and Rule 457(c). The proposed maximum offering price is equal to (i) the product of (a) US$254.92, the average of the high and low sale prices per bearer share of InCentive as reported on the SWX Swiss Exchange on May 19, 2003, converted into U.S. dollars at the noon buying rate in New York City for Swiss francs on such date of CHF 1.2945 = US$1.00 as certified for customs purposes by the Federal Reserve Bank of New York on such date and (b) 2,147,202, the estimated number of outstanding bearer shares of InCentive Capital AG, minus
    (ii) the estimated cash portion of the consideration to be paid by Zimmer to holders of bearer shares of InCentive.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained in this prospectus may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MAY 27, 2003
                               Offer to Exchange

                         Each Outstanding Bearer Share
                                       of
                              INCENTIVE CAPITAL AG
                                      for
            Shares of Common Stock of Zimmer Holdings, Inc. and Cash
(in each case subject to the procedures and adjustments described in this offer)
                                       by
                             ZIMMER HOLDINGS, INC.

OUR OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., CENTRAL EUROPEAN TIME, 10:00 A.M., NEW YORK CITY TIME, ON [--], [--], 2003, UNLESS EXTENDED. INCENTIVE CAPITAL AG BEARER SHARES TENDERED PURSUANT TO OUR OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF OUR OFFER.

    We are offering to exchange for each outstanding bearer share of InCentive Capital AG, nominal value CHF 20 per share, that is validly tendered and not properly withdrawn prior to the expiration of our offer, shares of Zimmer Holdings, Inc. common stock, par value $0.01 per share, and cash, without interest. The amount of shares of Zimmer common stock and cash that we are offering for each InCentive bearer share will be calculated based on a formula and will depend on, among other things, the number of Centerpulse AG. registered shares held by InCentive and the net value of other assets remaining in InCentive on the last day of our offer, as more fully described in the section captioned "OUR OFFER -- Terms of Our Offer; Expiration Date." Holders of InCentive bearer shares located outside of Switzerland will receive the cash portion of the consideration we are offering in U.S. dollars for their tendered InCentive bearer shares.

    You may elect to vary the proportion of shares of our common stock and cash that you receive in our offer. Any election you make in our offer will be taken together with elections made under a similar mix and match election feature included in our offer for all the outstanding registered shares and American depositary shares, nominal value CHF 30 per share, of Centerpulse, which we refer to as our Centerpulse offer. The mix and match election you make will be limited to the extent other holders of InCentive bearer shares or holders of Centerpulse registered shares (including registered shares represented by Centerpulse American depositary shares, or ADSs) make off-setting elections. Credit Suisse First Boston, whom we have appointed to act as the Swiss offer manager for our offer, will allocate the offer consideration among InCentive shareholders based on the off-setting elections made by other tendering security holders in our offer and our Centerpulse offer. To the extent that elections cannot be satisfied as a result of the lack of such off-setting elections, entitlements to shares of Zimmer common stock and cash in excess of the standard entitlement will be reduced on a pro rata basis. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each InCentive shareholder who has been allocated an increased or reduced number of shares of Zimmer common stock. We describe our procedures for election and proration in the section captioned "OUR OFFER -- Mix and Match Election."

    The purpose of this offer is for Zimmer to acquire control of, and ultimately the entire interest in, Centerpulse. Promptly following this offer, if Zimmer acquires that number of InCentive bearer shares and Centerpulse registered shares (including registered shares represented by Centerpulse ADSs) representing more than 98% of the voting power of InCentive and/or Centerpulse, Zimmer intends to request the cancellation of the remaining InCentive and/or Centerpulse registered share certificates in accordance with the compulsory process available under applicable Swiss law.

    We believe that our offer is more favorable to you than the exchange offer commenced by Smith & Nephew Group plc for InCentive bearer shares on April 25, 2003. As is the case in Smith & Nephew Group's offer, the number of shares of our common stock and cash that you will receive in our offer will be based on the consideration being offered for Centerpulse registered shares in our Centerpulse offer, subject to adjustments based on the net value of all other assets held by InCentive on the last day of our offer. Based on the closing price of our common stock on the New York Stock Exchange on May 19, 2003 and the noon buying rate for Swiss francs on such date of CHF 1.2945 = US$1.00, our Centerpulse offer has an implied value of CHF 350 per Centerpulse registered share. Based on the closing price of Smith & Nephew ordinary shares on May 19, 2003 and the exchange rate for English pounds on such date of L1.00 = CHF 2.1168, Smith & Nephew Group's offer for Centerpulse registered shares has an implied value of CHF 293.02 per Centerpulse registered share. Based on these closing prices and exchange rates, the implied value of our Centerpulse offer represents a premium of approximately CHF 57 per Centerpulse registered share, or approximately 19%, over the implied value of Smith & Nephew Group's offer for Centerpulse registered shares. You should be aware that the value of our offer and Smith & Nephew Group's offer will fluctuate as the market price of our common stock and Smith & Nephew ordinary shares change.

    Our obligation to exchange shares of Zimmer common stock and cash for InCentive bearer shares is subject to a number of conditions which are more fully described in the section captioned "OUR OFFER -- Conditions of Our Offer," including among others, that at least 80% of the total number of the InCentive bearer shares outstanding on a fully diluted basis have been validly tendered and not withdrawn.

    Our common stock trades on the New York Stock Exchange under the symbol "ZMH" and InCentive bearer shares trade on the SWX Swiss Exchange under the symbol "INC."

    FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED "RISK FACTORS" ON PAGE [--].
                               ------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                               ------------------

                   The Swiss Offer Manager for our offer is:

                              [CREDIT SUISSE LOGO]

                   The date of this prospectus is [--], 2003

     We have not authorized any person to provide any information or to make any representation in connection with our offer other than the information contained or incorporated by reference in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by us.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                               ------------------

                              REGULATORY STATEMENT

     Our offer is subject to the applicable laws of Switzerland, including the Federal Act on Stock Exchanges and Securities Trading of Switzerland, and the United States, including the tender offer rules applicable to equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. This offer document constitutes a prospectus under Section 5 of the Securities Act of 1933, as amended, with respect to shares of common stock to be issued under our offer.

     The distribution of this prospectus and the making of our offer may, in certain jurisdictions, be restricted by law. Our offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction in which the making of our offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this prospectus should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any of these jurisdictions. We do not assume any responsibility for any violation by any person of any of these restrictions. WE ARE NOT MAKING OUR OFFER IN OR INTO -- AND YOU MAY NOT ACCEPT OUR OFFER IN OR FROM -- AUSTRALIA, CANADA OR JAPAN.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED IN THIS PROSPECTUS OR IN THE FORM OF DECLARATION OF ACCEPTANCE AND ASSIGNMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     We have filed with the SEC a registration statement on Form S-4, of which this prospectus is a part. Upon commencement of our offer, we will be furnishing certain additional information with respect to our offer. The registration statement on Form S-4 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in the section captioned "WHERE YOU CAN FIND MORE INFORMATION."

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  TRANSACTION.........................   iv
WHERE YOU CAN FIND MORE INFORMATION...    x
NOTE ON INCENTIVE AND CENTERPULSE
  INFORMATION.........................  xii
SUMMARY...............................    1
  Reasons for Our Offer...............    1
  Our Offer...........................    1
  Risk Factors........................    5
  Taxation............................    5
  Indebtedness and the Financing of
     Our Offer........................    5
  Comparison of Shareholder Rights....    5
  Ownership of Zimmer After Our Offer
     and Our Centerpulse Offer........    5
  The Companies.......................    5
COMPARATIVE MARKET PRICE DATA.........    7
COMPARATIVE AND PRO FORMA PER SHARE
  DATA................................    8
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA OF ZIMMER............   11
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA OF INCENTIVE.........   12
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA OF CENTERPULSE.......   13
SELECTED PRO FORMA CONDENSED COMBINED
  FINANCIAL DATA......................   15
RISK FACTORS..........................   17
  Risks Relating To Our Proposed Offer
     and Centerpulse Offer............   17
  Risks Relating To Our Industry......   25
  Risks Relating To Our Business......   28
THE COMPANIES.........................   34
  Zimmer Holdings, Inc................   34
  InCentive Capital AG................   35
  Centerpulse AG......................   36
BACKGROUND AND REASONS FOR OUR
  OFFER...............................   37
  Background of Our Offer.............   37
  Reasons for Our Offer...............   43
OUR OFFER.............................   47
  Offer Documentation.................   47
  Terms of Our Offer; Expiration
     Date.............................   47

                                        PAGE
                                        ----
  Mix and Match Election..............   48
  Extension, Termination and
     Amendment........................   49
  Subsequent Offering Period..........   50
  Exchange of InCentive Bearer Shares;
     Delivery of Zimmer Common Stock
     and Cash Consideration...........   50
  Cash Instead of Fractional Shares of
     Zimmer Common Stock..............   51
  Withdrawal Rights...................   52
  Procedures for Tendering InCentive
     Bearer Shares....................   52
  Transfer and Withholding Taxes......   54
  Matters Concerning Validity and
     Eligibility......................   55
  Announcement of Results of Our
     Offer............................   55
  Ownership of Former InCentive
     Shareholders in Zimmer...........   55
  Currency Exchange Rates.............   56
  Taxation............................   56
  Purpose of Our Offer; Plans For
     InCentive........................   65
  Effect of Our Offer on the Market
     For InCentive Bearer Shares;
     Registration Under the Exchange
     Act..............................   65
  Conditions of Our Offer.............   66
  Certain Legal Matters; Regulatory
     Approvals........................   67
  Actions of Zimmer Stockholders......   70
  Relationships with InCentive........   71
  Source and Amount of Funds..........   71
  Fees and Expenses...................   71
  Accounting Treatment................   72
  Stock Exchange Listing..............   72
THE CENTERPULSE OFFER.................   73
  Terms of Our Centerpulse Offer......   73
  Conditions of Our Centerpulse
     Offer............................   73
SMITH & NEPHEW GROUP OFFERS FOR
  INCENTIVE AND CENTERPULSE...........   76
  Combination Agreement...............   76
  Transaction Agreement...............   76
  Tender Agreement....................   76
  Commencement of Smith & Nephew Group
     Offers...........................   77

                                        PAGE
                                        ----
MARKET PRICE AND DIVIDEND MATTERS.....   77
  Market Price History................   77
  Dividend Information................   78
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS................   79
DESCRIPTION OF ZIMMER CAPITAL STOCK...  100
  Authorized Capital Stock............  100
  Common Stock........................  100
  Preferred Stock.....................  100
  Certain Anti-Takeover Provisions of
     Our Restated Certificate of
     Incorporation and Restated
     By-laws..........................  101
  Rights Agreement....................  104
  Delaware Business Combination
     Statute..........................  107
  Transfer Agent and Registrar........  108
COMPARATIVE RIGHTS OF INCENTIVE
  SHAREHOLDERS AND ZIMMER STOCKHOLDERS
  IN GENERAL..........................  109
  Authorized Capital Stock............  109
  Preferred Stock.....................  109
  Voting Rights; Cumulative Voting....  110
  Stock Class Rights..................  110
  Supermajority Voting................  111
  Shares with Privileged Voting
     Rights...........................  112
  Action Without A Meeting............  112
  Meetings............................  112
  Director Nominations/Shareholder
     Proposals........................  113
  Directors...........................  113
  Standard of Conduct for Directors...  114
  Limitation of Director Liability....  115
  Directors' Conflicts of Interest....  115

                                        PAGE
                                        ----
  Indemnification and Insurance.......  116
  Shareholder Derivative Suits........  116
  Dividends...........................  117
  Appraisal Rights....................  117
  Preemptive Rights...................  118
  Amendments to Charter Documents.....  118
  By-laws.............................  119
  Share Acquisition Provisions........  119
  Anti-Takeover Measures..............  120
  Stockholder Rights Plan.............  120
  Disclosure of Interests Under Swiss
     Law..............................  120
  Mandatory Bid Rules Under Swiss
     Law..............................  121
  Rights of Purchase and Redemption...  121
  Rights of Inspection................  122
  Limitations on Enforceability of
     Civil Liabilities Under U.S.
     Federal Securities Laws..........  123
  "Short Swing" Profits...............  123
  Proxy Statements and Reports........  124
  Reporting Requirements..............  124
SECURITY OWNERSHIP OF DIRECTORS,
  EXECUTIVE OFFICERS AND CERTAIN
  BENEFICIAL OWNERS OF INCENTIVE......  126
  Beneficial Owners...................  126
  Shareholdings of Directors and
     Executive Officers...............  126
FORWARD-LOOKING STATEMENTS............  126
LEGAL MATTERS.........................  127
EXPERTS...............................  127
INDEX TO FINANCIAL STATEMENTS.........  F-1

Schedule I -- Information Concerning the Directors and Executive Officers of Zimmer Holdings, Inc.
Annex A -- Excerpts from InCentive Capital AG Annual Report 2002

Annex B -- Excerpts from InCentive Capital AG Annual Report 2001
                               ------------------
     All references to "dollars," "US$" or "$" in this prospectus are to United States dollars, and all references to "CHF" are to Swiss francs. The noon buying rate in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York on May 19, 2003 was CHF 1.2945 = US$1.00. All references to "U.S." in this prospectus are to the United States of America.

     Where a time is stated in this prospectus, it is generally given in Central European time and the local time in New York City. At the date of this prospectus, New York City time is 6 hours behind Central European time.

     All references to "Swiss trading day" means a day on which the SWX Swiss Exchange is open for trading. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT ZIMMER HOLDINGS, INC. AND CENTERPULSE AG FROM DOCUMENTS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR SEC, THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE THE SECTION CAPTIONED "WHERE YOU CAN FIND MORE INFORMATION."

     YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO OUR SWISS OFFER MANAGER AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN [--], 2003.

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

     In our offer, tendering InCentive shareholders will receive shares of Zimmer common stock and cash for their InCentive bearer shares. The following are some of the questions that you as a holder of InCentive bearer shares may have regarding our offer and answers to those questions. The information in this summary is not complete and we urge you to read carefully the remainder of this prospectus and the accompanying Form of Declaration of Acceptance and Assignment, which we are sending to InCentive shareholders.

WHAT IS ZIMMER'S PROPOSED TRANSACTION?

     Pursuant to the filing of the registration statement on Form S-4, of which this prospectus is a part, with the SEC, we will commence an offer for all of the outstanding bearer shares of InCentive pursuant to which InCentive shareholders will receive shares of Zimmer common stock and cash.

IS THIS OFFER RELATED TO ZIMMER'S OFFER FOR ALL OF THE ISSUED AND OUTSTANDING SHARE CAPITAL OF CENTERPULSE?

     Yes. This offer is intended to facilitate our acquisition of Centerpulse AG, which we plan to effect through a parallel exchange offer for all of the outstanding share capital of Centerpulse, pursuant to a separate registration statement on Form S-4. As of April 22, 2003, InCentive beneficially owned approximately 18.9% of the outstanding Centerpulse registered shares (including Centerpulse registered shares represented by Centerpulse ADSs). One of the conditions to our offer is that InCentive must divest itself of all of its assets other than Centerpulse registered shares and cash. The amount of cash remaining in InCentive after its divestiture will not be known until the expiration of our offer.

     In our Centerpulse offer, (i) each Centerpulse registered share validly tendered and not withdrawn before the expiration of our Centerpulse offer will be exchanged for 3.68 shares of Zimmer common stock and CHF 120 in cash, without interest, and (ii) each Centerpulse ADS will be exchanged for 0.368 of a share of Zimmer common stock and the U.S. dollar equivalent of CHF 12 without interest. Ten Centerpulse ADSs are equivalent to one Centerpulse registered share. In addition, holders of Centerpulse registered shares and Centerpulse ADSs will receive cash instead of any fractional shares of Zimmer common stock to which they are entitled.

WHAT WILL I RECEIVE IN EXCHANGE FOR MY INCENTIVE BEARER SHARES?

     Upon the completion of InCentive's divestitures, InCentive's assets are expected to be comprised of only Centerpulse registered shares and cash. As a result, the precise value of the consideration we are offering in our offer, which is affected by the adjusted net asset value of InCentive on the last day of our offer, cannot be known prior to the expiration of our offer. In exchange for each InCentive bearer share you validly tender and do not withdraw before the expiration of our offer, and in the absence of a mix and match election as described in this prospectus, you will receive (i) that portion of the cash and shares of our common stock being offered in our Centerpulse offer for each Centerpulse registered share held by InCentive equal to the proportionate interest represented by each InCentive bearer share in the Centerpulse registered shares held by InCentive, plus (or minus) (ii) an amount in cash equal to the net asset value of InCentive, not including the value of the Centerpulse registered shares held by InCentive, which net asset value is referred to as the adjusted net asset value.

WHY IS ZIMMER'S OFFER SUPERIOR TO THE OFFER MADE BY SMITH & NEPHEW GROUP?

     We believe that our offer is superior to Smith & Nephew Group's offer for the following reasons:

     Premium Over the Smith & Nephew Group Offer. As noted above, the value of InCentive cannot be determined prior to the expiration of our Centerpulse offer. However, the consideration we are offering for each InCentive bearer share will be calculated based on the consideration we are offering in our Centerpulse offer and the number of Centerpulse registered shares held by InCentive, subject to adjustments based on the adjusted net asset value of InCentive. Therefore, the premium of our

Centerpulse offer over that of Smith & Nephew should serve as a useful reference for comparing our offer with Smith & Nephew Group's exchange offer for InCentive bearer shares. As of May 19, 2003, our Centerpulse offer implies a per share value for Centerpulse registered shares of CHF 350, which value represents a 19.4% premium over the per share value for Centerpulse registered shares implied by Smith & Nephew Group's offer on such date of CHF 293.02.

     Complementary Businesses and Assets. Consolidation of efforts in the spinal segment and Europe should allow us to capitalize on high growth opportunities. We believe that the combination of the diverse technological resources of Zimmer and Centerpulse will advance Zimmer's development of new materials, products and procedures through scale with increased functionality. The combination of Zimmer's and Centerpulse's research and development, sales/distribution, marketing and financial resources and compatible cultures is expected to create a business platform upon which new orthopaedic devices can be brought to the market on a more expedited basis and at lower cost. In addition, we believe that the business combination provides Zimmer with a unique opportunity to leverage Centerpulse's product lines and diversify into dental products

     Financial Performance. We believe that the combination of Zimmer and Centerpulse will (i) generate approximately US$70 to US$90 million in annual operational efficiencies and cost savings by 2006 and (ii) be accretive in 2004 to the consensus earnings per share estimate of US$1.91 as of May 19, 2003, excluding one-time transaction and integration costs. We believe that the strategic compatibility of the products and technologies of Zimmer and Centerpulse will provide the combined company with significant earnings power and a strong platform from which it can actively pursue future growth opportunities in future technologies such as minimally invasive computer assisted surgery and alternate materials, as well as biologies.

     Global Scale and Increased Geographic Market of Our Products. The combination of Zimmer and Centerpulse is expected to significantly expand Zimmer's global reach and enhance its market-leading position in reconstructive implants, spine, trauma and dental products. We believe that, to the extent the existing customer relationships of the two companies can be leveraged for the benefit of the combined company, the combination will create the opportunity for deeper market and customer penetration in Europe where Zimmer had less than 15% of 2002 sales. The companies have insignificant overlap in virtually all key geographic segments on a by-country basis and have corresponding strengths in each geographic segment.

     Stock Performance. We believe that a combination of Zimmer and Centerpulse has significant beneficial long-term growth prospects, which will maximize shareholder value. For the past 20 months, our common stock has consistently outperformed the FTSE 100, S&P 500 and an orthopaedics index comprised of Synthes-Stratec, Inc., Biomet, Inc., Johnson & Johnson, Medtronic, Inc. and Stryker Corp. Between January 1, 2002 and May 19, 2003, the per share price of our common stock has increased approximately 58% and outperformed Smith & Nephew and the orthopaedic index by approximately 59% and 85%, respectively.

CAN YOU INCREASE OR DECREASE THE NUMBER OF INCENTIVE BEARER SHARES YOU ARE OFFERING TO EXCHANGE AND PURCHASE UNDER YOUR OFFER?

     Upon the terms and subject to the conditions of our offer, including the minimum condition that more than 80% of the outstanding InCentive bearer shares be tendered and not withdrawn prior to the expiration of our offer, we will accept all InCentive bearer shares properly tendered and will exchange them for shares of Zimmer common stock and cash. If the InCentive bearer shares tendered in our offer represent less than 80% of the outstanding InCentive bearer shares, we may elect, subject to applicable law, including applicable law relating to possible extensions of our offer period, to waive the minimum condition relating to the number of InCentive bearer shares tendered, to extend our offer or terminate our offer without the purchase of any InCentive bearer shares.

CAN YOU INCREASE THE CONSIDERATION BEING OFFERED IN YOUR OFFER FOR OUR INCENTIVE BEARER SHARES?

     There is a possibility that other bidders will choose to commence offers for InCentive bearer shares or that Smith & Nephew will choose to increase the consideration offered for InCentive bearer shares. If this occurs, we, in our sole discretion, may choose to increase the amount of shares of Zimmer common stock and/or cash to be exchanged for each InCentive bearer share in our offer so that its value is equal to or greater than the highest price per share then being offered by other bidders, and, in that case, we will extend our offer in compliance with applicable U.S. and Swiss securities laws so that you will receive the increased amount of shares of Zimmer common stock and/or cash in exchange for your InCentive bearer shares.

WHAT IF I WANT TO RECEIVE MORE SHARES OF ZIMMER COMMON STOCK AND LESS CASH, OR MORE CASH AND FEWER SHARES OF ZIMMER COMMON STOCK FOR MY INCENTIVE BEARER SHARES?

     Our offer will contain a mix and match election feature, whereby tendering InCentive shareholders may elect to receive either more shares of Zimmer common stock or more cash than the standard entitlement. However, this election will be available to InCentive shareholders only to the extent that off-setting elections have been made by other tendering security holders in our offer and our Centerpulse offer. Elections made in our offer will be taken together with elections made under a similar mix and match election feature included in our Centerpulse offer, as described in the section captioned "THE CENTERPULSE OFFER," in determining whether mix and match elections under our offer will be fulfilled. In other words, in order for a InCentive shareholder to receive a higher proportion of cash, other security holders will have to elect to receive a higher proportion of shares of Zimmer common stock, and vice versa. To the extent that elections cannot be satisfied as a result of a lack of such off-setting elections, entitlements to shares of Zimmer common stock and cash in excess of the standard entitlement will be reduced on a pro rata basis. Tendering InCentive shareholders who have not submitted a mix and match election will receive the standard entitlement. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased, as the case may be, for each InCentive shareholder who has been allocated an increased or reduced number of shares of Zimmer common stock. All calculations will be made by reference to the number of acceptances and elections as of the last day of the subsequent offering period and, for the purposes of these calculations, the assumed value per share of Zimmer common stock will be US$48.28, the closing price of a share of Zimmer common stock on May 19, 2003, the last trading day prior to the announcement of our offer and our Centerpulse offer.

     This election is described more fully in the section captioned "OUR OFFER -- Mix and Match Election." Any holder of InCentive bearer shares who wishes to elect to receive a higher proportion of cash or shares of Zimmer common stock should carefully read and comply with the instructions in the accompanying Form of Declaration of Acceptance and Assignment.

WILL I BE TAXED ON THE ZIMMER COMMON STOCK AND CASH I RECEIVE?

     U.S. Federal Income Tax. The receipt of Zimmer common stock and/or cash by a U.S. holder in exchange for its InCentive bearer shares pursuant to our offer will be a taxable transaction for U.S. federal income tax purposes. The receipt of Zimmer common stock and/or cash by a non-U.S. holder in exchange for its InCentive bearer shares pursuant to our offer generally will not be subject to U.S. federal income tax. For a more detailed discussion of material U.S. federal tax consequences of our offer, see the section captioned "OUR
OFFER -- Taxation -- Material U.S. Federal Tax Consequences."

     Swiss Income Tax. The receipt of Zimmer common stock and/or cash by a Swiss holder in exchange for its InCentive bearer shares pursuant to our offer will be a taxable transaction for Swiss income tax purposes. However, if a Swiss holder is an individual who holds InCentive bearer shares as a private asset, the receipt of Zimmer common stock and/or cash for InCentive bearer shares pursuant to our offer will not be subject to Swiss income tax. The receipt of Zimmer common stock and/or cash by a non-Swiss holder in exchange for its InCentive bearer shares pursuant to our offer generally will not be subject to Swiss income tax. For a more detailed discussion of material Swiss tax consequences of our offer, see the section captioned "OUR
OFFER -- Taxation -- Material Swiss Tax Consequences."

     U.K. Tax on Capital Gains. In general, a U.K. holder that receives Zimmer common stock and/or cash from Zimmer pursuant to our offer should not recognize a chargeable gain or allowable loss for U.K. tax purposes, except to the extent of the cash. In the case of a U.K. holder that owns (either alone or together with parties connected with such holder) more than 5% of InCentive's bearer shares, the receipt of clearance from the U.K. Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act of 1992 may be appropriate. The receipt of Zimmer common stock and/or cash by a non-U.K. holder in exchange for its InCentive bearer shares pursuant to our offer generally will not be subject to U.K. tax on capital gains. For a more detailed discussion of material U.K. tax consequences of our offer, see the section captioned "OUR
OFFER -- Taxation -- Material U.K. Tax Consequences."

     BECAUSE TAX MATTERS ARE COMPLICATED, WE ENCOURAGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF OUR OFFER.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     Zimmer will pay any applicable Swiss federal securities transfer tax payable with respect to the exchange of InCentive bearer shares pursuant to our offer. If you own your InCentive bearer shares through a broker or other nominee, and your broker or other nominee tenders your bearer shares on your behalf, your broker or nominee may charge you a fee and we will not be responsible for paying that fee. You should consult your broker or nominee to determine whether any charges will apply.

WHAT ARE THE CONDITIONS TO YOUR OFFER?

     Our offer is subject to a number of conditions, including, among others, that at least 80% of the total number of the InCentive bearer shares outstanding on a fully diluted basis have been validly tendered and not withdrawn. For a complete discussion of the conditions of our offer, see the section captioned "OUR OFFER -- Conditions of Our Offer."

IS ZIMMER'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN YOUR OFFER?

     Yes. InCentive bearer shares accepted in our offer will be exchanged for shares of Zimmer common stock and cash. You should consider Zimmer's financial condition before you decide to become one of Zimmer's stockholders through our offer. You also should consider the likely result Zimmer's acquisition of Centerpulse will have on Zimmer's financial condition.

WHAT PERCENTAGE OF YOUR SHARES WILL INCENTIVE AND CENTERPULSE SHAREHOLDERS OWN AFTER YOUR OFFER?

     In connection with our offer and our Centerpulse offer, we estimate that we will issue approximately 43.8 million shares of Zimmer common stock. Upon consummation of our offer and our Centerpulse offer, current holders of Zimmer common stock will own approximately 82%, former holders of Centerpulse registered shares (including holders of Centerpulse ADSs) will own approximately 14.6% and InCentive shareholders will own approximately 3.4% of the then outstanding shares of Zimmer common stock.

HAS YOUR OFFER BEEN APPROVED BY INCENTIVE'S BOARD OF DIRECTORS?

     Our offer is being made without the prior approval of InCentive's board of directors. However, our offer is conditioned on, among other things, our entering into an agreement with the four principal shareholders of InCentive containing terms and conditions that are substantially similar to their agreement with Smith & Nephew Group and Smith & Nephew relating to Smith & Nephew Group's offer and an agreement with InCentive containing terms and conditions that are substantially similar to InCentive's transaction agreement with Smith & Nephew Group and Smith & Nephew, as described in the sections captioned "OUR OFFER -- Conditions of Our Offer" and "SMITH & NEPHEW OFFERS FOR CENTERPULSE AND INCENTIVE."

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

HAS YOUR CENTERPULSE OFFER BEEN APPROVED BY CENTERPULSE'S BOARD OF DIRECTORS?

     Our Centerpulse offer is being made without obtaining the prior approval of Centerpulse's board of directors and is not conditioned upon the receipt of the approval of Centerpulse's board of directors. However, it is our objective to complete a friendly transaction that has the support of Centerpulse's board of directors. Nevertheless, under the terms of Smith & Nephew Group's offer, holders of Centerpulse registered shares and Centerpulse ADSs are permitted to withdraw their Centerpulse registered shares and Centerpulse ADSs tendered into Smith & Nephew Group's offer and tender their Centerpulse registered shares and Centerpulse ADSs into our offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN YOUR OFFER?

     You will have at least until 4:00 p.m., Central European time, 10:00 a.m., New York City time, on [--], [--], 2003, to decide whether to tender your InCentive bearer shares pursuant to our offer.

UNDER WHAT CIRCUMSTANCES CAN YOUR OFFER BE EXTENDED?

     We reserve the right, subject to applicable law, to extend the period of time during which our offer remains open if the conditions to our offer have not been satisfied.

HOW WILL I BE NOTIFIED IF YOUR OFFER IS EXTENDED?

     If we extend our offer, we will inform Credit Suisse First Boston, the Swiss offer manager, for our offer, of that fact and will make a public announcement of the extension no later than the fourth Swiss trading day following the day on which our offer was previously scheduled to expire.

I HOLD INCENTIVE BEARER SHARES THROUGH A NOMINEE. HOW DO I PARTICIPATE IN YOUR OFFER?

     If your InCentive bearer shares are registered in the name of a nominee, such as a bank, broker or other custodial institution, and you wish to accept our offer, you have to make such acceptance in accordance with the nominee's instructions. Zimmer will not send you any documents relating to our offer directly.

I HOLD INCENTIVE BEARER SHARES IN BOOK-ENTRY FORM. HOW DO I PARTICIPATE IN YOUR OFFER?

     If you hold your InCentive bearer shares in book-entry form, instruct the bank, broker or custodian through which you hold your InCentive bearer shares to arrange, before the expiration of our offer, for the book-entry transfer of your InCentive bearer shares into the Swiss offer manager's account at SegaInterSettle AG, or SIS, the depositary, and deliver a message to the Swiss offer manager via the depositary's book-entry confirmation system confirming that you have received and agree to be bound by the terms of our offer. The bank, broker or custodian through which you hold your InCentive bearer shares will provide you with a form which can be used to instruct them to tender your InCentive bearer shares.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED INCENTIVE BEARER SHARES?

     You can withdraw previously tendered InCentive bearer shares at any time during our initial offer period and the period during which our offer is extended, and if we have not agreed to accept your InCentive bearer shares and exchange them for shares of Zimmer common stock and cash by [--], [--], 2003, you can withdraw them at any time until we do accept your InCentive bearer shares.

HOW DO I WITHDRAW INCENTIVE BEARER SHARES PREVIOUSLY TENDERED TO ZIMMER?

     To withdraw InCentive bearer shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Swiss offer manager while you still have the right to withdraw the InCentive bearer shares.

CAN I TENDER MY INCENTIVE BEARER SHARES AFTER YOUR OFFER EXPIRES?

     If all of the conditions to our offer are satisfied or waived, and we accept for exchange InCentive bearer shares tendered pursuant to our offer, holders of InCentive bearer shares who do not accept our offer prior to its expiration will have an opportunity to accept our offer on the same terms during a ten Swiss trading day period beginning after the announcement that our offer will be consummated. There will be no withdrawal rights during this subsequent offering period.

WILL INCENTIVE CONTINUE AS A PUBLIC COMPANY?

     Following the exchange of InCentive bearer shares pursuant to our offer, to the extent permitted by applicable laws and rules of the relevant exchange, we intend to seek to delist InCentive bearer shares from the SWX Swiss Exchange.

IF I DECIDE NOT TO TENDER, HOW WILL YOUR OFFER AFFECT MY INCENTIVE BEARER
SHARES?

     The exchange of InCentive bearer shares pursuant to our offer will substantially reduce the number of InCentive bearer shares that might otherwise trade and will reduce the number of InCentive shareholders. The reduction in publicly traded InCentive bearer shares will adversely affect liquidity and may adversely affect market values of InCentive bearer shares. InCentive shareholders do not have appraisal rights in connection with our offer.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT YOUR OFFER?

     You can call Credit Suisse First Boston, the Swiss offer manager, toll free at [--].

WHERE CAN I FIND MORE INFORMATION ON YOU?

     You can find more information about us from various sources described in the section captioned "WHERE YOU CAN FIND MORE INFORMATION."

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

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Centerpulse files annual and current reports with the SEC. InCentive is not required to file reports with the SEC, but has furnished its 2001 Annual Report to shareholders to the SEC. You may read and copy any reports, statements or other information that we and Centerpulse file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Zimmer's and Centerpulse's public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

     We have filed a registration statement on Form S-4 to register with the SEC the offering and sale of our shares to be issued to InCentive shareholders pursuant to our offer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

     Because InCentive does not file, but furnishes, information to the SEC, no information regarding InCentive is permitted to be incorporated by reference herein. You may read and copy any such information on InCentive by visiting the SEC's public reference room indicated above. InCentive's submissions are also available at the Internet website maintained by the SEC indicated above. You may also read excerpts from InCentive's 2002 Annual Report to Shareholders attached to this prospectus.

     The SEC allows us to incorporate information into this prospectus "by reference," which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Zimmer and Centerpulse have previously filed with the SEC. These documents contain important information about Zimmer and Centerpulse and their financial condition.

ZIMMER FILINGS (FILE NO. 001-16407):

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 12, 2003;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed on May 13, 2003;

     - Current Report on Form 8-K filed on April 23, 2003;

     - Proxy Statement for the Annual Meeting of Stockholders held on May 13, 2003, as filed on March 24, 2003;

     - Written Communications of Business Combination Transaction pursuant to Rule 425 filed on May 20, 2003;

     - Written Communications of Business Combination Transaction pursuant to Rule 425 filed on May 21, 2003;

     - Written Communications of Business Combination Transaction pursuant to Rule 425 filed on May 22, 2003;

     - The description of our common stock set forth in our Registration Statement on Form 10 filed on March 26, 2001, including all amendments and reports filed for the purpose of updating such description; and

     - The description of our preferred stock purchase rights set forth in our Registration Statement on Form 10 filed on March 26, 2001, including all amendments and reports filed for the purpose of updating such description.

CENTERPULSE FILINGS (FILE NO. 001-14654):

     - Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on April 25, 2003 (except for the report of Centerpulse's independent public accountants contained therein which is not incorporated herein by reference because the consent of Centerpulse's independent public accountants has not yet been obtained nor has exemptive relief under Rule 437, promulgated under the Securities Act of 1933, as amended, been granted to us by the SEC);

     - Report by Foreign Issuer on Form 6-K filed on May 14, 2003;

     - Report by Foreign Issuer on Form 6-K filed on March 31, 2003;

     - Report by Foreign Issuer on Form 6-K filed on March 28, 2003;

     - Report by Foreign Issuer on Form 6-K filed on March 25, 2003;

     - Report by Foreign Issuer on Form 6-K filed on February 12, 2003;

     - Report by Foreign Issuer on Form 6-K for fiscal quarter ended December 31, 2002, filed on February 7, 2003; and

     - Report by Foreign Issuer on Form 6-K filed on January 23, 2003.

     We hereby incorporate by reference additional documents that either we or Centerpulse may file with the SEC between the date of this prospectus and the expiration date of our offer (or the date that our offer is terminated). These include, but are not limited to, periodic reports, such as annual reports on Form 10-K or 20-F, quarterly reports on Form 10-Q, current reports on Form 8-K and Reports by Foreign Issuer on Form 6-K, as well as proxy statements.

     You may obtain any of these documents upon request to: the Swiss offer manager at its address set forth on the back cover of this prospectus or from the SEC at the SEC's Internet website described above.

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE CONTACT THE SWISS OFFER MANAGER NO LATER THAN [--], 2003 TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF OUR OFFER. If you request any incorporated documents, the Swiss offer manager will mail them to you by first-class mail, or other equally prompt means, within one U.S. business day of receipt of your request.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN MAKING YOUR DECISION WHETHER TO TENDER YOUR INCENTIVE BEARER SHARES INTO OUR OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED [--], 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF SHARES OF ZIMMER COMMON STOCK IN OUR OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

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

                 NOTE ON INCENTIVE AND CENTERPULSE INFORMATION

INCENTIVE CAPITAL AG

     In respect of information relating to InCentive presented in, or omitted from, this prospectus, including all InCentive financial information, we have relied exclusively upon publicly available information, including annual and semi-annual reports provided by InCentive to its shareholders. Excerpt from InCentive's 2002 and 2001 Annual Reports have been attached to this prospectus as Annex A and Annex B, respectively. Although we have no knowledge that would indicate that any statements contained herein based upon such reports and documents are inaccurate, incomplete or untrue, we were not involved in the preparation of such information and statements and, therefore, cannot verify the accuracy, completeness or truth of such information or any failure by InCentive to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of any such information. In addition, to date, InCentive has not provided representatives of Zimmer access to any of InCentive's accounting records and has not permitted its independent public accountants to provide us with any information including an independent public accountants' consent. As InCentive does not reconcile its financial information prepared in accordance with International Accounting Standards, or IAS, to United States generally accepted accounting principles, or U.S. GAAP we have not been able to present U.S. GAAP reconciled financial information for InCentive. Any financial information regarding InCentive that may be detrimental to Zimmer following its acquisitions of Centerpulse and InCentive and that has not been publicly disclosed by InCentive, or errors in our estimates due to the lack of cooperation from InCentive, may have an adverse effect on the benefits we expect to achieve through the consummation of our offer and our Centerpulse offer.

     Pursuant to Rule 409 promulgated under the Securities Act of 1933, as amended, referred to as the Securities Act, we are omitting certain information regarding InCentive within the control of persons unaffiliated with the registrant from this prospectus, which is intended to be filed by amendment to the registration statement on Form S-4, if and when such information is available. The annual and semi-annual reports provided by InCentive to its shareholders have not proved sufficient to allow us to present, or describe fully and accurately, certain information regarding InCentive without unreasonable effort or expense, including, among other things, the following line items:

     - an explanation of the material differences between the rights of InCentive shareholders and the rights of holders of Zimmer common stock, as required by Item 4(a)(4), which included information with respect to InCentive only to the extent that such information was publicly available;

     - the information relating to InCentive's business, as required by Item 17(b)(1), is necessarily incomplete and represents the extent to which information regarding InCentive is publicly available;

     - due to the lack of publicly available information regarding InCentive's financial information for the quarters ended March 31, 2003 and 2002, such information has not been included;

     - the disclosure required by Item 17(b)(5) (management's discussion and analysis of financial condition and results of operation), which has not been included;

     - the disclosure required by Item 17(b)(6) (changes in and disagreements with accountants on accounting and financial disclosure), which has not been included; and

     - the disclosure required by Item 17(b)(10) (quantitative and qualitative disclosures about market risk), which has not been included.

     Pursuant to Rule 409 promulgated under the Securities Act, we have requested that InCentive and its independent public accountants provide us with the information that we require to furnish complete disclosure regarding the business, operations, financial condition and management of InCentive. In addition, pursuant to Rule 437 promulgated under the Securities Act, we have requested that InCentive provide us with the consent of its independent public accountants required for us to include in this prospectus its audit reports with respect to InCentive's financial statements. Upon our obtaining from InCentive or its independent public accountants the information necessary to enable us to more fully comply with the disclosure requirements of Form S-4, we will file an amendment to the registration statement, of which this prospectus forms a part, to include such additional information regarding InCentive that we deem material, reliable and appropriate.

CENTERPULSE AG

     In respect of information relating to Centerpulse presented in, or omitted from, this prospectus, including all Centerpulse financial information, we have relied exclusively upon publicly available information, including information publicly filed by Centerpulse with the SEC. Such information may be examined and copies may be obtained at the places and in the manner set forth in the section captioned "WHERE YOU CAN FIND MORE INFORMATION." Although we have no knowledge that would indicate that any statements contained herein based upon such reports and documents are inaccurate, incomplete or untrue, we were not involved in the preparation of such information and statements and, therefore, cannot verify the accuracy, completeness or truth of such information or any failure by Centerpulse to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of any such information. In addition, to date Centerpulse has not provided representatives of Zimmer access to any of Centerpulse's accounting records and has not permitted its independent public accountants to provide us with any information, including an independent public accountants' consent. As a result, we have made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus which have necessarily involved our estimates. The primary assumptions utilized in converting Centerpulse's historical financial statements stated in Swiss francs and prepared in accordance with IFRS into U.S. GAAP financial statements stated in U.S. dollars included estimates of required U.S. GAAP adjustments for the Centerpulse interim financial information as of and for the three month period ended March 31, 2003 and foreign currency translation assumptions. Any financial information regarding Centerpulse that may be detrimental to the combined company and that has not been publicly disclosed by Centerpulse, or errors in our estimates due to the lack of cooperation from Centerpulse, may have an adverse effect on the benefits we expect to achieve through the consummation of our offer and our Centerpulse offer.

     Pursuant to Rule 409 promulgated under the Securities Act, we have requested that Centerpulse and its independent public accountants provide us with the information we require to furnish complete disclosure regarding the business, operations, financial condition and management of Centerpulse. In addition, pursuant to Rule 437 promulgated under the Securities Act, we have requested that (i) Centerpulse cooperate in obtaining the consent of its independent public accountants and (ii) Centerpulse's independent public accountants provide us with their consent required for us to incorporate by reference into this prospectus their audit report included in Centerpulse's Annual Report on Form 20-F for the fiscal year ended December 31, 2002. Upon our obtaining from Centerpulse or its independent public accountants the information necessary to enable us to more fully comply with the disclosure requirements of Form S-4, we will file an amendment to the registration statement, of which this prospectus is a part, to include such additional information regarding Centerpulse that we deem material, reliable and appropriate.

                                    SUMMARY

     This summary highlights selected information from this prospectus, and may not contain all of the information that is important to you. To better understand our exchange offer to InCentive shareholders, you should read this entire prospectus carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this prospectus by following the instructions in the section captioned "WHERE YOU CAN FIND MORE INFORMATION."

REASONS FOR OUR OFFER

     Our offer for all of the outstanding bearer shares of InCentive, referred to as our offer, is being made to facilitate our acquisition of Centerpulse, which we plan to effect through a parallel exchange offer for all of the outstanding share capital of Centerpulse, referred to as our Centerpulse offer. We believe that a combination of Zimmer and Centerpulse represents a compelling opportunity to maximize value for stockholders of both companies by combining Zimmer with a long-term strategic partner that will allow us to realize myriad strategic advantages resulting in growth opportunities within the medical devices industry. We believe that the combination will create a global leader in the design, development, manufacture and marketing of orthopaedic reconstructive implants, spine, trauma and dental products. For the fiscal year ended December 31, 2002, the pro forma net earnings of the combined company was estimated at US$287 million. We believe that the combination of Zimmer and Centerpulse will
(i) generate approximately US$70 to US$90 million in annual operational efficiencies and cost savings by 2006 and (ii) be accretive in 2004 to the consensus earnings per share estimate of US$1.91 as of May 19, 2003, excluding one-time transaction and integration costs. The strategic compatibility of the products and technologies of Zimmer and Centerpulse is expected to provide the combined company with significant earnings power and a strong platform from which it can actively pursue growth opportunities in the industry. For Zimmer, Centerpulse provides a unique platform for growth and diversification in Europe as well as in the spine and dental segments of the medical device industry.

OUR OFFER

     We are offering to exchange for each outstanding bearer share of InCentive, nominal value CHF 20 per share, that is validly tendered and not properly withdrawn prior to the expiration of our offer, shares of Zimmer common stock, par value $0.01 per share, and cash, without interest. InCentive, an investment company listed on the SWX Swiss Exchange, beneficially owns approximately 18.9% of the outstanding registered shares of Centerpulse. Contemporaneously with our offer for InCentive bearer shares, we are also making an offer to exchange 3.68 shares of Zimmer common stock and CHF 120 in cash, without interest, for each registered share of Centerpulse, nominal value CHF 30 per share, and 0.368 of a share of Zimmer common stock and the U.S. dollar equivalent of CHF 12 in cash, without interest, for each Centerpulse ADS. Our offer and our Centerpulse offer will be effected by Zimmer, or by Zimmer and a wholly-owned subsidiary of Zimmer (in which case Zimmer would fully guarantee all of the obligations of such subsidiary).

     In connection with a competing offer by Smith & Nephew for InCentive bearer shares, InCentive has agreed to divest all of its assets, other than Centerpulse registered shares, so that InCentive's assets will only consist of Centerpulse registered shares and cash prior to the scheduled expiration date of Smith & Nephew's offer. As a condition of our offer, InCentive and the major shareholders of InCentive must enter into agreements with us which are substantially similar to the agreements entered into with Smith & Nephew, including an agreement requiring InCentive to divest all of its assets, other than its Centerpulse registered shares. Assuming InCentive has taken these actions, our offer price for each InCentive bearer share in our offer will be calculated by reference to the formula (A+B)/C where:

     A = the total number of shares of Zimmer common stock and the amount of cash that would be payable under our Centerpulse offer for the Centerpulse registered shares held by InCentive;

     B = the adjusted net asset value (positive or negative) of InCentive calculated as at the last day of our offer period but excluding the calculation in "A" above and attributing no value to any

InCentive bearer shares held by InCentive or its subsidiaries, as confirmed by InCentive's auditor; and

     C = the total number of InCentive bearer shares outstanding on the last day of our offer period less the number of InCentive bearer shares held by InCentive or its subsidiaries on that date.

     As a result, the consideration you receive for each InCentive bearer share will consist of an amount of Zimmer common stock and a portion of cash which will mirror what InCentive would have received if it had tendered its Centerpulse registered shares in our Centerpulse offer, plus or minus the cash attributable to the adjusted net asset value of InCentive excluding its Centerpulse holdings. If the adjusted net asset value is negative, then the cash portion attributable to the consideration received by InCentive in relation to its Centerpulse holdings shall be reduced, by a proportionate degree, and if after such reduction there is still a negative balance, the number of shares of Zimmer common stock to be issued shall be reduced by a corresponding amount calculated by reference to the average closing price of Zimmer common stock from the fifth to the third Swiss trading day prior to the settlement date of our offer.

     The number of shares of Zimmer common stock issued in exchange for each InCentive bearer share, known as the exchange ratio, is fixed and will not change between now and the time our offer is consummated, subject to elections made by holders of InCentive bearer shares and holders of Centerpulse registered shares (including registered shares represented by Centerpulse ADSs) under the mix and match election feature available in both our offer and our Centerpulse offer, as described below. Under the mix and match election feature, holders of InCentive bearer shares, Centerpulse registered shares and Centerpulse ADSs may elect to receive more or fewer shares of Zimmer common stock to the extent that other holders of InCentive bearer shares, Centerpulse registered shares and Centerpulse ADSs have made off-setting elections.

  MIX AND MATCH ELECTION

     Our offer will contain a mix and match election feature, whereby tendering holders of InCentive bearer shares may elect to receive either more shares of Zimmer common stock or more cash than the standard entitlement. However, this election will be available to holders of InCentive bearer shares only to the extent that off-setting elections have been made by other tendering securityholders in our offer and our InCentive offer. Elections made in our offer will be taken together with elections made under a similar mix and match election feature included in our Centerpulse offer (described in the section captioned "THE CENTERPULSE OFFER") in determining whether mix and match elections under our offer will be fulfilled. All calculations will be made by reference to the number of acceptances and elections as of the last day of the subsequent offering period and, for the purposes of these calculations, the assumed value per share of Zimmer common stock shall be US$48.28, the same as the closing price of a share of Zimmer common stock on May 19, 2003, the day immediately prior to the announcement of our offer and InCentive offer.

     This election is described more fully in the section captioned "OUR
OFFER -- Mix and Match Election" below. Any holder of InCentive bearer shares who wishes to make a mix and match election should carefully read that section of this prospectus and comply with the instructions in the accompanying Form of Declaration and Acceptance of Assignment.

  CONDITIONS OF OUR OFFER

     The following is a brief summary of the conditions to our offer, all of which may be waived, if permitted by applicable law:

     - all conditions of our Centerpulse offer having been satisfied or waived by us;

     - either (i) an extraordinary shareholders meeting to be called by the InCentive board of directors having resolved that contingent upon our offer having been declared unconditional, all incumbent InCentive directors be removed and be replaced by the individuals proposed by Zimmer, or (ii) all InCentive directors having agreed to resign as of the date our offer is declared unconditional

       (provided that at least one director shall not have resigned and shall have entered into a mandate agreement prior to our offer having been declared unconditional) or having entered into a mandate agreement with Zimmer for the period from the date our offer has been declared unconditional until the shareholders' meeting of InCentive at which the persons proposed by Zimmer shall have been elected as members of the InCentive board of directors;

     - Zimmer and certain shareholders of InCentive having entered into an agreement, which we refer to as the Zimmer-InCentive shareholder agreement, on substantially the same terms and conditions as the Tender Agreement, dated March 20, 2003, between certain shareholders of InCentive, Smith & Nephew and Smith & Nephew Group, and all of the material terms and conditions of the Zimmer-InCentive shareholder agreement having been complied with. Zimmer and InCentive having entered into an agreement, which we refer to as the Zimmer-InCentive agreement, on substantially the same terms and conditions as the Transaction Agreement, dated March 20, 2003, between InCentive, Smith & Nephew and Smith & Nephew Group and all of the material terms and conditions of the Zimmer-InCentive agreement having been complied with;

     - to the extent required, an extraordinary shareholders' meeting of InCentive having been held approving, contingent upon its execution, the Zimmer-InCentive agreement;

     - the registration statement on Form S-4 filed by Zimmer with the SEC in connection with our offer having become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness of the registration statement having been issued by the SEC and no proceedings for that purpose having been initiated by the SEC and not concluded or withdrawn;

     - Zimmer having received valid acceptances for at least 80% of the total number of the InCentive bearer shares outstanding on a fully diluted basis at the expiration of the (possibly extended) offer period;

     - no court or regulatory authority having issued a decision or an order which prohibits our offer or its consummation or renders our offer or its consummation unlawful;

     - InCentive or any of its subsidiaries not having disposed, or agreed to dispose (including acceptance of any offer), of any Centerpulse registered shares held by it or its subsidiaries and not having become obliged to do so, except for any such transfer within the InCentive group; and

     - until the end of the (possibly extended) offer period, no litigation proceedings having been initiated against InCentive and its subsidiaries which are neither insured nor provisioned for in the consolidated balance sheet of InCentive for the fiscal year ended December 31, 2002 and whose amount in dispute is in excess of CHF 35 million in the aggregate.

     For a more detailed description of the conditions to our offer, please read the section captioned "OUR OFFER -- Conditions of Our Offer."

  TIMING OF OUR OFFER

     Our offer will commence at on [--], [--], 2003 and expire at 4:00 p.m., Central European time, 10:00 a.m. New York City time, on [--], [--], 2003, unless we shall have extended the period of time for which our offer is open. When we make reference to the "expiration of our offer" anywhere in this prospectus, this is the time we are referring to, including, when applicable, any extension period that may apply.

  EXTENSION, TERMINATION AND AMENDMENT

     Subject to applicable Swiss law, the SEC's rules and regulations and the conditions of our offer, which, among other things, limit our ability to amend or terminate our offer, we also reserve the right, at any time or from time to time:

     - to extend, for any reason, the period of time during which our offer is open;

     - to delay acceptance for exchange of or, regardless of whether we previously accepted InCentive bearer shares for exchange, exchange of any InCentive bearer shares pursuant to our offer or to terminate our offer and not accept or exchange any InCentive bearer shares not previously accepted or exchanged, upon the failure of any of the conditions of our offer to be satisfied; and

     - to waive any condition or otherwise amend our offer in any respect.

  EXCHANGE OF INCENTIVE BEARER SHARES; DELIVERY OF SHARES OF ZIMMER COMMON STOCK AND CASH

     Subject to the conditions of our offer, we will accept for exchange all InCentive bearer shares validly tendered and not properly withdrawn pursuant to our offer. We shall be deemed to have accepted for exchange tendered InCentive bearer shares when, as and if we shall give oral or written notice to the Swiss offer manager of our acceptance of the tender of such InCentive bearer shares. We expect to exchange Zimmer common stock and pay the applicable cash proceeds and cash instead of fractional shares for the InCentive bearer shares tendered in our offer to the Swiss offer manager no later than 10 Swiss trading days after the expiration of the subsequent offering period. The Swiss offer manager will act as an agent for the tendering holders for the purpose of receiving shares of Zimmer common stock and cash and cash to be paid instead of fractional shares of Zimmer common stock from us and transmitting those shares and cash to tendering InCentive shareholders.

  WITHDRAWAL RIGHTS

     Your tender of InCentive bearer shares pursuant to our offer is irrevocable, except that InCentive bearer shares tendered pursuant to our offer may be withdrawn at any time prior to the expiration of our offer and, unless we previously accepted them pursuant to our offer, may also be withdrawn at any time after [ -- ], [ -- ], 2003.

  PROCEDURES FOR TENDERING SHARES

     The procedure for tendering InCentive bearer shares varies depending on whether a financial intermediary holds your shares for you. We urge you to read the section captioned "OUR OFFER -- Procedures for Tendering InCentive Bearer Shares" as well as the transmittal materials.

  CURRENCY TRANSLATION

     References in this prospectus to "dollars," "$" or "US$" are to the currency of the United States and references to Swiss francs or "CHF" are to the currency of Switzerland. Solely for your convenience, this prospectus contains translations of Swiss franc amounts into U.S. dollars at specified rates. These translations should not be taken as assurances that the Swiss franc amounts currently represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate at any time.

     In this prospectus, unless otherwise stated, Swiss francs have been translated into U.S. dollars at a rate of CHF 1.2945 = US$1.00, which was based on the noon buying rate in New York City for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on May 19, 2003, which we refer to in this prospectus as the "noon buying rate." For historical information regarding rates of exchange between Swiss francs and U.S. dollars, see the section captioned "OUR OFFER -- Currency Exchange Rates."

RISK FACTORS

     Our offer is, and upon the consummation of our offer and our Centerpulse offer, the combined company will be, subject to several risks. In deciding whether to tender your InCentive bearer shares pursuant to our offer, you should carefully read and consider the risk factors contained in the section captioned "RISK FACTORS."

TAXATION

     Because tax matters are complicated, we encourage you to contact your own tax advisor to determine the particular tax consequences to you of our offer. For a discussion of material U.S. federal, Swiss and U.K. tax consequences of our offer, see the description in the section captioned "OUR OFFER -- Taxation."

INDEBTEDNESS AND THE FINANCING OF OUR OFFER

     In connection with the cash portion of the consideration payable pursuant to our offer, Zimmer has entered into a commitment letter with Credit Suisse First Boston, acting through its Cayman Islands branch, JPMorgan Chase Bank, J.P. Morgan Securities Inc., Bank of America, N.A. and Banc of America Securities LLC to obtain senior unsecured credit facilities in an aggregate principal amount of up to US$1,750 million. For further information relating to the terms of this commitment letter, see the section captioned "OUR
OFFER -- Source and Amount of Funds."

COMPARISON OF SHAREHOLDER RIGHTS

     You will receive Zimmer common stock if you tender your InCentive bearer shares in our offer. There are numerous differences between the rights of a shareholder of InCentive, a Swiss company, and the rights of a stockholder of Zimmer, a Delaware corporation. We urge you to review the discussion in the section captioned "COMPARATIVE RIGHTS OF INCENTIVE SHAREHOLDERS AND ZIMMER STOCKHOLDERS IN GENERAL."

OWNERSHIP OF ZIMMER AFTER OUR OFFER AND OUR CENTERPULSE OFFER

     Based on the estimated per share consideration payable in the connection with our offer, we estimate that we will issue approximately 43.8 million shares of Zimmer common stock and that, upon the consummation of our offer, current holders of Zimmer common stock will own approximately 82%, former holders of Centerpulse registered shares (including holders of Centerpulse ADSs) will own approximately 14.6% and InCentive shareholders will own approximately 3.4% of the then outstanding shares of Zimmer common stock.

THE COMPANIES

Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
Telephone: (574) 267-6136

     Zimmer, based in Warsaw, Indiana, is a global leader in the design, development, manufacture and marketing of reconstructive orthopaedic implants and trauma products. Orthopaedic reconstruction implants restore joint function lost due to disease or trauma in joints such as knees, hips, shoulders and elbows. Trauma products are devices used primarily to reattach or stabilize damaged bone and tissue to support the body's natural healing process. Zimmer also manufactures and markets other products related to orthopaedic and general surgery. For the year 2002, Zimmer recorded worldwide revenues of approximately US$1.4 billion. Zimmer was founded in 1927 and has more than 3,600 employees worldwide.

InCentive Capital AG
Baarerstrasse 8
CH-6301 Zug
Telephone: +41 41 712 29 45

     InCentive Capital AG is an investment company domiciled in Zug, Switzerland. Its corporate history began as InCentive Investment AG, which was incorporated in 1985. InCentive Investment AG was merged into India Investment AG at the end of October 2000, and was renamed InCentive Capital AG. It is listed on the investment companies segment of the SWX Swiss Exchange. InCentive beneficially owns approximately 18.9% of the outstanding Centerpulse registered shares. Under the terms of our offer for InCentive bearer shares, by the time our offer is consummated, InCentive will have divested itself of all its assets except for its equity interest in Centerpulse and cash. Incentive has three legal names, each of which identifies the same legal entity: InCentive Capital AG, Incentive Capital Ltd. and InCentive Capital SA.

Centerpulse AG
Andreasstrasse 15
CH-8050 Zurich
Telephone: +41 1 306 96 96

     Centerpulse AG, formerly Sulzer Medica AG, is a leading medical technology group employing over 2,800 employees globally, which serves the reconstructive joint, spinal and dental implant markets. Following divestiture of its Cardiovascular Division, which was concluded in January 2003, Centerpulse is organized into three divisions: orthopaedics, spine-tech and dental. Centerpulse, which is organized and headquartered in Switzerland, has five production facilities in Switzerland, the US and France. For the year 2002, Centerpulse recorded worldwide revenues from continuing operations of approximately CHF 1.2 billion from continuing operations. Centerpulse has three legal names, each of which identifies the same legal entity: Centerpulse AG, Centerpulse Ltd. and Centerpulse SA.

                         COMPARATIVE MARKET PRICE DATA

     Shares of Zimmer common stock are listed on the New York Stock Exchange under the symbol "ZMH" and InCentive bearer shares are listed on the SWX Swiss Exchange under the symbol "INC".

     As reported on their respective exchanges, the following table sets out closing prices per share for shares of Zimmer common stock and InCentive bearer shares and the equivalent basis market value per share of InCentive bearer shares on:

     - May 19, 2003, the last trading day before we announced our intention to commence our offer for all of the outstanding InCentive bearer shares, and

     - [--], 2003, the most recent practicable trading date before the mailing of this prospectus.

     The equivalent basis market value per InCentive bearer share is determined by multiplying the price per share of Zimmer common stock by the exchange ratio and then adding to that amount the per share cash purchase price pursuant to the terms of our offer. For purposes of calculating the per share cash purchase price, the net asset value of InCentive, other than Centerpulse registered shares it holds, is assumed to be CHF 108 million, consisting of cash and cash equivalents.

                                                                                 INCENTIVE
                                                                               BEARER SHARES
                                                                 INCENTIVE      EQUIVALENT
                                                   ZIMMER         BEARER           BASIS
                                                COMMON STOCK      SHARES          MARKET
                                                   (NYSE)          (SWX)           VALUE
                                                ------------   -------------   -------------
May 19, 2003..................................    US$48.28       CHF 330         CHF 414
[--], 2003....................................    US$             CHF             CHF

     In determining the equivalent basis market value per InCentive bearer share, amounts in Swiss francs have been translated into U.S. dollars or Swiss francs, as required, at the noon buying rate in New York City of CHF 1.2945 = US$1.00, and CHF [--] = US$1.00 for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on May 19, 2003 and [--], 2003, respectively. For more information about U.S. dollar and Swiss franc exchange rates, see the section captioned "OUR OFFER -- Currency Exchange Rates."

     The market prices of Zimmer common stock and InCentive bearer shares may fluctuate during the offer period and thereafter, and may be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Zimmer common stock. YOU ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO OUR OFFER.

                    COMPARATIVE AND PRO FORMA PER SHARE DATA

     The table set forth below depicts the earnings per common share, pro forma earnings per common share before cumulative effect of change in accounting principles, the book value per common share and cash dividends declared per common share for (i) Zimmer, Centerpulse and InCentive on a historical basis,
(ii) the combination of Zimmer, Centerpulse and InCentive on a pro forma combined basis and (iii) the combination of Zimmer, Centerpulse and InCentive on a per share equivalent pro forma basis for Centerpulse and InCentive. The pro forma data of the combined company assumes a 100% acquisition of Centerpulse shares (including shares represented by Centerpulse ADSs), including the Centerpulse registered shares held by InCentive and was derived by combining the consolidated financial information of Zimmer and Centerpulse using the purchase method of accounting for business combinations as described elsewhere in this prospectus. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus, see the section captioned "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." The Centerpulse per share equivalent pro forma data shows the effect of the combination of Zimmer, Centerpulse and InCentive from the perspective of an owner of Centerpulse and InCentive registered shares.

     Operating results for InCentive for the year ended December 31, 2002 and for the three months ended March 31, 2003 and its net assets at that date have been excluded from the pro forma financial information. The purchase price for InCentive is inclusive of an offer for Centerpulse registered shares held by InCentive equivalent in all respects to our offer for Centerpulse registered shares plus cash for the value of InCentive's other holdings, which are expected to be monetized prior to completion of our offer for InCentive. Accordingly, at the time of the acquisition, it is expected that the InCentive balance sheet will consist of Centerpulse registered shares already contemplated by our Centerpulse offer and the incremental purchase price to be paid for InCentive should be equal to the net cash acquired with InCentive and there should be no net effect on the net assets of the combined company.

     InCentive's consolidated financial statements are prepared in accordance with International Accounting Standards, or IAS, which differs in certain material respects from U.S. GAAP based financial statements.

     Centerpulse's consolidated financial statements are prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. For a discussion of the significant differences between IFRS and U.S. GAAP, see note 31 to the 2002 audited consolidated financial statements of Centerpulse included elsewhere in this prospectus.

     You should read the information presented in this table below together with the financial statements of Zimmer, Centerpulse and InCentive and the related notes and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this prospectus or incorporated herein by reference. The pro forma data is unaudited and for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of our offer and our Centerpulse offer.

                                                               THREE MONTHS      YEAR ENDED
                                                              ENDED MARCH 31,   DECEMBER 31,
                                                                   2003             2002
                                                              ---------------   ------------
ZIMMER
  Per Share Data:
     Earnings per common share
          Basic.............................................     US$  0.69       US$  1.33
          Diluted...........................................          0.68            1.31
     Pro forma earnings per common share before cumulative
       effect of change in accounting principle(1)
          Basic.............................................          0.41            1.34
          Diluted...........................................          0.41            1.33
     Book value of equity per common share..................          2.76            1.88
     Dividends declared per common share....................            --              --
  Pro Forma Combined:
     Earnings per common share before cumulative effect of
       change in accounting principle(1)
          Basic.............................................     US$  0.41       US$  1.20
          Diluted...........................................          0.40            1.19
     Book value of equity per common share..................         10.49             N/A
     Dividends declared per common share....................            --              --
INCENTIVE
  Per Share Data:
     Earnings per common share..............................         N/A(2)         CHF 85
     Book value of equity per common share..................         N/A(2)         238.94
     Dividends declared per common share....................         N/A(2)             --
  Pro Forma Combined:
     Earnings per equivalent share using a fixed exchange
       ratio of 3.83(3) Zimmer common shares for one
       InCentive bearer share...............................          2.10       CHF  7.11
  Book value of equity per common share.....................         55.14             N/A
  Dividends declared per common share.......................            --              --
CENTERPULSE
  Per Share Data:
     Earnings per common share
          Basic.............................................     CHF  3.72       CHF 33.10
          Diluted...........................................          3.71           32.82
     Book value of equity per common share..................        111.43          107.70
     Dividends declared per common share....................            --              --
  Pro Forma Combined:
     Earnings per equivalent share using a fixed exchange
       ratio of 3.68 shares of Zimmer for one Centerpulse
       share
          Basic.............................................     CHF  2.07       CHF  6.89
          Diluted...........................................          2.02            6.83
     Book value of equity per common share..................         53.27             N/A
     Dividends declared per common share....................            --              --

---------------

(1) Pro forma net earnings in the three months ended March 31, 2003 are before the cumulative effect of an accounting change of $55 million and for the year ended December 31, 2002 reflects the retroactive application of a new accounting method for instruments. Effective January 1, 2003, Zimmer changed its method of accounting for instruments which are owned by Zimmer and used by orthopaedic surgeons during total joint replacement and other surgical procedures. Instruments are recognized as long-lived assets and are included in property, plant and equipment and are depreciated using the straight-line method based on estimated useful lives, determined principally in reference to associated product life cycles, with the majority over five years. In prior periods, undeployed instruments were carried as a prepaid expense at cost and recognized in selling, general and administrative expense in the year in which the instruments were placed into service.

    References to "N/A" mean not applicable.

(2) There is no public interim financial information available for InCentive.

(3) See "OUR OFFER -- Terms of Offer; Expiration Date" for a further discussion of the number of shares of Zimmer common stock that will be exchanged for InCentive bearer shares.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ZIMMER

     The following table sets forth a summary of selected historical financial data of Zimmer for each of the years in the five year period ended December 31, 2002 and for each of the quarters ended March 31, 2003 and March 31, 2002. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of Zimmer and the unaudited consolidated financial statements of Zimmer. Certain of these financial statements also are included elsewhere in this prospectus. The operating results for the quarter ended March 31, 2003 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. Our management believes that its respective unaudited consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented. See the section "WHERE YOU CAN FIND MORE INFORMATION."

                                              THREE MONTHS
                                             ENDED MARCH 31,            YEARS ENDED DECEMBER 31,
                                             ---------------   ------------------------------------------
                                              2003     2002     2002     2001     2000     1999     1998
                                             ------   ------   ------   ------   ------   ------   ------
        STATEMENT OF EARNINGS DATA                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales..................................  $  390   $  319   $1,372   $1,179   $1,041   $  939   $  861
Net earnings...............................     135       55      258      150      176      150      145
Pro forma net earnings before cumulative
  effect of change in accounting
  principle(1).............................      80       56      261      156      177      155      147
Earnings per common share
  Basic....................................  $ 0.69   $ 0.28   $ 1.33   $ 0.77   $ 0.91   $ 0.77   $ 0.75
  Diluted..................................    0.68     0.28     1.31     0.77     0.91     0.77     0.75
Pro forma earnings per common share before
  cumulative effect of change in accounting
  principle(1)
  Basic....................................  $ 0.41   $ 0.29   $ 1.34   $ 0.81   $ 0.91   $ 0.80   $ 0.76
  Diluted..................................    0.41     0.29     1.33     0.80     0.91     0.80     0.76
Average common shares outstanding(2)
  Basic....................................   195.7    194.0    194.5    193.7    193.6    193.6    193.6
  Diluted..................................   198.0    195.7    196.8    194.3    193.6    193.6    193.6

BALANCE SHEET DATA
Total assets...............................  $  979            $  859   $  745   $  597   $  606   $  579
Due to former parent.......................      --                --       --      144       41       50
Short-term debt............................      77               157      150       --       --       --
Long-term debt.............................      --                --      214       --       --       --
Other long-term obligations................      93                92       79        5        4        3
Stockholders' equity.......................     543               366       79      N/A      N/A      N/A

---------------

(1) Pro forma net earnings for the three months ended March 31, 2003 is before the cumulative effect of an accounting change of $55 million and for the three months ended March 31, 2002 and for each of the years in the five year period ended December 31, 2002 reflect the retroactive application of a new accounting method for instruments. Effective January 1, 2003, Zimmer changed its method of accounting for instruments which are owned by Zimmer and used by orthopaedic surgeons during total joint replacement and other surgical procedures. Instruments are recognized as long-lived assets and are included in property, plant and equipment and are depreciated using the straight-line method based on estimated useful lives, determined principally in reference to associated product life cycles, with the majority over five years. In prior periods, undeployed instruments were carried as a prepaid expense at cost and recognized in selling, general and administrative expense in the year in which the instruments were placed into service. Net earnings for 2001 include $70 million ($50 million net of tax) in costs relating to the separation of Zimmer from its former parent, which reduce basic and diluted earnings per share by $0.26. Net earnings for 2001 also includes $7 million ($5 million net of tax) of interest expense for the period from the effective date of the separation of Zimmer from its former parent to December 31, 2001.

(2) For periods ended prior to August 6, 2001, average common shares reflect the number of shares of Zimmer common stock outstanding on August 6, 2001, the date all of the shares of Zimmer common stock were distributed to the stockholders of Zimmer's former parent. For periods subsequent to August 6, 2001, average common shares reflect any new issuances of common stock and the dilutive effect of outstanding common stock equivalents, where appropriate.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INCENTIVE

     The following table sets forth selected historical consolidated financial data of InCentive for each of the years in the five year period ended December 31, 2002. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of InCentive. Certain of these financial statements also are included elsewhere in this proxy statement. Interim financial information for the quarters ended March 31, 2003 and 2002 is not included because InCentive does not prepare quarterly financial statements.

     The selected historical consolidated financial data for each of the years in the five year period ended December 31, 2002 were prepared in Swiss francs. InCentive's consolidated financial statements are prepared in accordance with IAS, which differ in certain material respects from U.S. GAAP.

                                                          YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------
                                               2002       2001      2000      1999     1998(1)
                                              -------   --------   -------   -------   -------
                                                (IN THOUSANDS CHF, EXCEPT PER SHARE AMOUNTS)
Summarized Income Statement Data:
  CHF (in thousands except amounts per
  share)
  Total income/(loss).......................  191,816   (412,257)  (56,224)  166,422       384
  Total expense.............................   13,385     29,079     8,032     3,171     4,737
  Gain/(loss) for the year..................  178,431   (441,336)  (64,266)  163,251    (4,486)
  Per Share Data
  Gain/(loss) per share.....................       85       (206)     (101)      490       (15)
  Weighted Average Number of Shares: (in
     thousands).............................    2,107      2,142       636       333       303
Balance Sheet Data:
  Cash and due from banks...................  181,717    255,236   425,815     3,900     1,286
  Investments long
     Marketable securities..................  488,230    317,076   474,457   264,343   101,760
     Replacement values of derivatives......   33,201      1,973    25,886         0         0
     Private equity.........................   11,547     37,416    33,949         0         0
     Replacement values of forward forex
       contracts............................      420      3,775     2,097         0         0
     Other..................................        0          0         0         0         0
  Total assets..............................  719,519    630,730   987,803   268,292   104,824
  Total current liabilities.................   22,588    118,911    18,700     1,188       970
  Total shareholder's equity................  696,931    511,819   962,550   267,105   108,375

---------------

(1) Financial results as per India Investment AG report 1999. InCentive Capital AG is an investment company, domiciled in Zug Switzerland, which was created in 2000 as a result of the merger between InCentive Investment AG, Zurich and India Investment AG, Zug.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTERPULSE

     The following table sets forth selected historical consolidated financial data of Centerpulse for each of the years in the five year period ended December 31, 2002 and for each of the quarters ended March 31, 2003 and March 31, 2002. This information is extracted from, and should be read in conjunction with, the audited consolidated financial statements of Centerpulse and the unaudited consolidated interim financial statements of Centerpulse. Certain of these financial statements also are included elsewhere in this prospectus. The operating results for the quarter ended March 31, 2003 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. See the section captioned "WHERE YOU CAN FIND MORE INFORMATION."

     The selected historical consolidated financial data for each of the years in the five year period ended December 31, 2002 and the interim periods ended March 31, 2003 and 2002 were prepared in Swiss francs. Centerpulse's consolidated financial statements are prepared in accordance with IFRS, which differ, in certain material respects from U.S. GAAP. See note 31 to the 2002 audited consolidated financial statements of Centerpulse for a discussion of the significant differences between IFRS and U.S. GAAP.

                                      THREE MONTHS
                                         ENDED
                                       MARCH 31,              YEARS ENDED DECEMBER 31,
                                     --------------   -----------------------------------------
                                      2003    2002     2002     2001      2000    1999    1998
                                     ------   -----   ------   -------   ------   -----   -----
                                      (CHF IN MILLIONS, EXCEPT PER SHARE AND PER ADS AMOUNTS)
INCOME STATEMENT DATA
  Net sales........................     318     321    1,470     1,418    1,347   1,182   1,541
  Net income/Net loss..............      44      44      337    (1,193)     190     483     143
  Income/loss per share............    3.72    4.42    33.10   (119.62)   19.01   48.37   14.32
  Diluted income/loss per share....    3.71    4.41    32.82   (119.62)   18.98   48.37   14.20
  Weighted average number of shares
     adjusted for dilutive share
     options (in thousands)........  11,825   9,945   10,268     9,973   10,012   9,986   9,988
  Income/loss per ADS..............    0.37    0.44     3.31    (11.96)    1.90    4.84    1.43
  Diluted income/loss per ADS......    0.37    0.44     3.28    (11.96)    1.90    4.84    1.42
BALANCE SHEET DATA
  Total assets.....................   2,220            2,338     2,871    2,525   2,396   2,299
  Current provisions...............      82               92       223       54      52      29
  Short-term debt..................      72               70        75       86     105     480
  Other non-current provisions.....     159              159     1,468      144     151      49
  Long-term debt...................     353              487        20       19      31     288
  Stockholders' equity.............   1,314            1,270       784    1,993   1,844   1,227

     Exceptional operating items reflected in Net income/Net loss above for the periods presented included:

                                                THREE MONTHS
                                                    ENDED
                                                  MARCH 31,          YEARS ENDED DECEMBER 31,
                                                -------------   ----------------------------------
                                                2003    2002    2002    2001    2000   1999   1998
                                                -----   -----   ----   ------   ----   ----   ----
                                                                        (CHF IN MILLIONS)
Hip and knee settlement.......................   --      --      --    (1,476)   --      --    --
Impairment of intangible assets...............   --      --      28       (91)   --    (240)   --
Other exceptional expenses....................   --      --     (40)     (107)   (1)    (14)   --
Operating income from discontinued
  operations(1)...............................   --       4      --        --    --      --    --
Gain on sale of discontinued operations(2)....   18      --     200        --    --     579    --
Total exceptional operating items.............   --      --     188    (1,674)   (1)    325    --

---------------

(1) Discontinued operations:

     On June 3, 1998 Centerpulse announced its intention to exit the electrophysiology business. This business was sold on February 1, 1999 for US$802 million (including cash on hand of CHF 19 million).

     On June 12, 2002, Centerpulse announced its plans to divest of the cardiovascular division and to focus on its core businesses orthopedics, spine and dental. On November 7, 2002, Centerpulse announced the closing of the sale of IntraTherapeutics, Inc. to ev3 Inc., a portfolio company of private equity firms Warburg Pincus LLC and The Vertical Group. On November 18, 2002, Centerpulse announced the closing of the sale of Vascutek Ltd. to Terumo Corporation of Japan. On January 21, 2003, Centerpulse announced the closing of the sale of Carbomedics, Inc. and Mitroflow Corp. to Italian medical device company Snia S.p.A. With the sale of Carbomedics and Mitroflow the divestiture of the cardiovascular division was completed.

     The impact of the business divested in January 2003 on the consolidated financial statements for the three month period ended March 31, 2003 was as follows: Sales CHF 7 million, Operating income CHF 0 million, Taxes CHF 1 million, Assets CHF 92 million, thereof Cash 1 million, Liabilities CHF 26 million.

(2) Gain on sale of discontinued operations:

     The pre-tax gain on the sale of the Cardiac Care business in January 2003 amounts to CHF 18 million. The US$36 million subordinated loan which was part of the purchase price remains in the balance sheet in other accounts receivable and prepaid expenses.

     The pre-tax gain on the sale of the business unit Vascular Care, consisting of Centerpulse's grafts and stents business amounted to CHF 200 million. This division represented 19% of Centerpulse's consolidated revenues in 2001 with operations primarily in the European Union and North America.

     The pre-tax gain on the sale of the Electrophysiology business amounted to CHF 579 million. The transactions of the discontinuing operations from January 1, 1999, to the date of sale are not considered significant and are included in the gain on sale of discontinued operations.

              SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following table sets forth selected pro forma condensed combined financial data (i) derived from the audited consolidated financial statements of Zimmer for the fiscal year ended December 31, 2002 and the unaudited consolidated interim financial statements of Zimmer for the period ended March 31, 2003 and (ii) derived from the audited consolidated financial statements of Centerpulse for the fiscal year ended December 31, 2002 and the unaudited consolidated interim financial statements of Centerpulse for the period ended March 31, 2003, in each case, included elsewhere in this prospectus.

     Centerpulse's consolidated financial statements are prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. For a discussion of the significant differences between IFRS and U.S. GAAP, see note 31 to the 2002 audited consolidated financial statements of Centerpulse included elsewhere in this prospectus.

     The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) results of operations and financial position that would have been achieved had the consummation of our offer and our Centerpulse offer taken place on the dates indicated or (ii) the future operations of the combined company. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Zimmer and Centerpulse might have looked like had our offer and our Centerpulse offer taken place at an earlier date. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus, see the section captioned "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." You can find more information about our offer in the section captioned "OUR OFFER" and our Centerpulse offer in the section captioned "THE CENTERPULSE OFFER."

     The following pro forma financial information should be read in conjunction with:

     - the Unaudited Pro Forma Condensed Combined Financial Statements and the accompanying notes in the section captioned "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS;"

     - financial statements of Zimmer for the year ended December 31, 2002 and for the three-month period ended March 31, 2003 and the notes relating thereto, included elsewhere in this prospectus; and

     - financial statements of Centerpulse for the fiscal year ended December 31, 2002 and for the three-month period ended March 31, 2003 and the notes relating thereto, included elsewhere in this prospectus.

                                                               THREE MONTHS         YEAR
                                                                  ENDED            ENDED
                                                                MARCH 31,       DECEMBER 31,
                                                                   2003             2002
                                                              --------------   --------------
                                                              (IN MILLIONS, EXCEPT PER SHARE
                                                                         AMOUNTS)
STATEMENTS OF EARNINGS DATA
Net sales...................................................      $  622           $2,168
Net earnings before cumulative effect of change in
  accounting principle......................................          97              287
Earnings per common share
     Basic..................................................      $ 0.41           $ 1.20
     Diluted................................................        0.40             1.19
Average common shares outstanding
     Basic..................................................       239.5            238.3
     Diluted................................................       242.7            241.5

                                                                MARCH 31,
                                                                  2003
                                                              -------------
                                                              (IN MILLIONS)
BALANCE SHEET DATA
Total assets................................................     $ 5,118

Short-term debt.............................................         217
Long-term debt..............................................       1,350
Other long-term obligations.................................         209
Stockholders' equity........................................       2,535

                                  RISK FACTORS

     In deciding whether to tender your InCentive bearer shares pursuant to our offer, you should carefully consider the risks set forth below in addition to the other information contained in this prospectus. Please also refer to the additional risk factors identified in the periodic reports and other documents of Zimmer and Centerpulse incorporated by reference into this prospectus and listed in the section captioned "WHERE YOU CAN FIND MORE INFORMATION."

     As used below, "we" or "us" refers to Zimmer or, after the consummation of our offer and our Centerpulse offer as described in this prospectus, Zimmer, InCentive and Centerpulse, as the context requires.

RISKS RELATING TO OUR PROPOSED OFFER AND CENTERPULSE OFFER

 MARKET FLUCTUATIONS MAY REDUCE THE MARKET VALUE OF THE CONSIDERATION WE ARE OFFERING TO YOU BECAUSE THE EXCHANGE RATIO CONTEMPLATED BY OUR OFFER IS FIXED.

     The consideration in our offer consists in part of a specified number of shares, or a fraction of a share, of Zimmer common stock, subject to election procedures, rather than a number of shares, or a fraction of a share, of Zimmer common stock with a specified value. The exchange ratio is based on US$ 48.28, which is the closing price of a share of Zimmer common stock on May 19, 2003, the day immediately prior to the announcement of our offer. The value of the shares of Zimmer common stock you receive will fluctuate, based on changes in the market price for Zimmer common stock. Any fluctuation in the market price of Zimmer common stock between now and the closing of our offer will change the value of the shares of Zimmer common stock that you will receive. Therefore, the value of the shares of Zimmer common stock that you will receive could be higher or lower than the price on which the exchange ratio was based. In addition, although Zimmer believes that after the acquisitions of InCentive and Centerpulse are consummated Zimmer's common stock will trade on a comparable basis to its trading performance prior the consummation of our offer, this may not be the case. For information regarding the range of trading prices of Zimmer common stock on the New York Stock Exchange, please refer to the section captioned "MARKET PRICE AND DIVIDEND MATTERS."

 IF YOU ELECT THE MIX AND MATCH FEATURE, YOU MAY NOT RECEIVE ALL CONSIDERATION IN THE FORM YOU HAVE ELECTED.

     Our offer will contain a mix and match election feature, whereby tendering InCentive shareholders may elect to receive either more shares of Zimmer common stock or more cash than the standard entitlement. However, this election will be available to InCentive shareholders only to the extent that off-setting elections have been made by other tendering security holders in our offer and the Centerpulse offer. Elections made in our offer will be taken together with elections made under a similar mix and match election feature included in our Centerpulse offer (described in the section captioned "THE CENTERPULSE OFFER") in determining whether mix and match elections under our offer will be fulfilled. In other words, in order for a InCentive shareholder to receive a higher proportion of cash, other security holders will have to elect to receive a higher proportion of shares of Zimmer common stock, and vice versa. To the extent that elections cannot be satisfied as a result of a lack of such off-setting elections, entitlements to shares of Zimmer common stock and cash in excess of the standard entitlement will be reduced on a pro rata basis. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each InCentive shareholder who has been allocated an increased or reduced number of shares of Zimmer common stock. All calculations will be made by reference to the number of acceptances and elections as of the last day of the subsequent offering period and, for the purposes of these calculations, the assumed value per share of Zimmer common stock shall be US$ 48.28, the same as the closing price of a share of Zimmer common stock on May 19, 2003, the day immediately prior to the announcement of our offer and our Centerpulse offer. We describe our procedures for election and proration in the section captioned "OUR OFFER -- Mix and Match Election."

 THIS TRANSACTION MAY ADVERSELY AFFECT THE LIQUIDITY AND VALUE OF NON-TENDERED INCENTIVE BEARER SHARES.

     In the event that not all of the InCentive bearer shares are tendered, the number of security holders and the number of InCentive bearer shares held by individual holders will be greatly reduced. As a result, the closing of our offer would adversely affect the liquidity and may adversely affect the market value of the remaining InCentive bearer shares held by the public. Subject to SWX Swiss Exchange rules, we may delist the InCentive bearer shares on the SWX Swiss Exchange. As a result of the delisting, InCentive bearer shares not tendered pursuant to our offer may become illiquid and may be of reduced value. See the section captioned "OUR OFFER -- Purpose of Our Offer; Plans for InCentive" and "-- Effect of Our Offer on the Market For InCentive Bearer Shares; Registration Under the Exchange Act."

 UPON YOUR RECEIPT OF SHARES OF ZIMMER COMMON STOCK IN OUR OFFER, YOU WILL BECOME A STOCKHOLDER IN A DELAWARE CORPORATION, WHICH MAY CHANGE CERTAIN SHAREHOLDER RIGHTS AND PRIVILEGES YOU HOLD AS A SHAREHOLDER OF A SWISS CORPORATION.

     Zimmer is governed by the laws of the United States, the State of Delaware and by its certificate of incorporation and restated by-laws. The Delaware General Corporation Law, referred to in this prospectus as the DGCL, extends to stockholders certain rights and privileges that may not exist under Swiss law and, conversely, does not extend certain rights and privileges that you may have as a shareholder of a company governed by Swiss law. In addition to our existing rights agreement, or poison pill, the directors of a Delaware corporation may elect to adopt certain provisions that have the effect of discouraging a third party from acquiring control of the corporation. Such provisions could limit the price that some investors might be willing to pay in the future for shares of Zimmer common stock. These Delaware provisions may also have the effect of discouraging or preventing certain types of transactions involving an actual or a threatened change in control of Zimmer, including unsolicited takeover attempts, even though such a transaction may offer Zimmer stockholders the opportunity to sell their shares of Zimmer common stock at a price above the prevailing market price. For a detailed discussion of the rights of Zimmer stockholders versus the rights of InCentive shareholders, see the section captioned "COMPARATIVE RIGHTS OF INCENTIVE SHAREHOLDERS AND ZIMMER STOCKHOLDERS IN GENERAL."

 OUR INDEBTEDNESS FOLLOWING OUR OFFER AND OUR CENTERPULSE OFFER WILL BE HIGHER THAN OUR EXISTING INDEBTEDNESS.

     The indebtedness of Zimmer as of March 31, 2003 was approximately US$77 million. Zimmer's pro forma total and net indebtedness as of March 31, 2003, after giving effect to the acquisition of 100% of the outstanding shares of InCentive and Centerpulse, as described in the section captioned "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS," are approximately US$1,567 million and US$1,423 million, respectively. As a result of the increase in debt, demands on the cash resources of Zimmer will increase after the consummation of our offer and our Centerpulse offer, which could have important effects on an investment in our common stock. For example, the increased levels of indebtedness could:

     - reduce funds available for investment in research and development and capital expenditures; or

     - create competitive disadvantages compared to other companies with lower debt levels.

     Moreover, if one or more rating agencies downgrades our credit rating to below investment grade as a result of the debt incurred to finance our offer and our Centerpulse offer, Zimmer may have difficulty obtaining additional financing and Zimmer's cost of obtaining additional financing or refinancing existing debt may be increased significantly.

 WE HAVE NOT BEEN GIVEN THE OPPORTUNITY TO CONDUCT A DUE DILIGENCE REVIEW OF THE NON-PUBLIC RECORDS OF INCENTIVE OR CENTERPULSE. THEREFORE, WE MAY BE SUBJECT TO UNKNOWN LIABILITIES OF INCENTIVE OR CENTERPULSE WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

     In commencing our offer and our Centerpulse offer and determining their respective terms and conditions, we have relied solely and exclusively upon publicly available information relating to InCentive, including annual and semi-annual reports of InCentive furnished to its shareholders and periodic and other reports for Centerpulse filed with the SEC on Form 20-F and Form 6-K. We have not conducted an independent due diligence review of InCentive's or Centerpulse's non-public corporate records. On May 20, 2003, we sent letters to Dr. Christian Stambach, Chief Legal Counsel and General Secretary of Centerpulse, and Mr. Thomas Wyler, Member of the Managing Board of InCentive, requesting, among other things, information and cooperation with respect to our registration statement, of which this prospectus is a part. However, both InCentive and Centerpulse have declined to assist us as of the date of this prospectus. As of the date of this prospectus, we have not had access to due diligence materials or management or independent public accountants of InCentive or Centerpulse. As a result, after the consummation of our offer and our Centerpulse offer, we may be subject to unknown liabilities of InCentive or Centerpulse, which may have a material adverse effect on our profitability and results of operations, which we might have otherwise discovered if we had been permitted by InCentive and Centerpulse to conduct a complete due diligence review.

 THE MARKET PRICE OF ZIMMER COMMON STOCK MAY DECLINE AS A RESULT OF OUR OFFER AND OUR CENTERPULSE OFFER.

     The market price of Zimmer common stock may decline as a result of our offer and our Centerpulse offer if:

     - the integration of Centerpulse's business is unsuccessful;

     - we do not achieve the expected benefits of our acquisition of Centerpulse and InCentive as rapidly or to the extent anticipated by financial analysts or investors; or

     - the effect of our acquisition of Centerpulse and InCentive on financial results is not consistent with the expectations of financial analysts or investors.

     We are registering with the SEC [--] additional shares of our common stock pursuant to the registration statement, of which this prospectus is a part, and [--] shares of our common stock pursuant to a separate registration statement for our Centerpulse offer. The increase in the number of shares of Zimmer common stock issued may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Zimmer common stock.

     Upon consummation of our offer, InCentive shareholders will become holders of shares of Zimmer common stock. Zimmer's results of operations, as well as the trading price of Zimmer common stock, may be affected by factors different from those affecting InCentive's results of operations and the price of InCentive bearer shares. See the section captioned "COMPARATIVE RIGHTS OF INCENTIVE SHAREHOLDERS AND ZIMMER STOCKHOLDERS IN GENERAL."

 UNCERTAINTIES EXIST IN INTEGRATING THE BUSINESS OPERATIONS OF ZIMMER AND CENTERPULSE.

     We intend, to the extent possible, to integrate our operations with those of Centerpulse. Our goal in integrating these operations is to increase earnings and achieve cost savings by taking advantage of the anticipated synergies of consolidation and enhanced growth opportunities. Although we believe that the integration of Centerpulse's operations into ours will not present any significant difficulties, there can be no assurance that we will not encounter substantial difficulties integrating our operations with Centerpulse's operations, resulting in a delay or the failure to achieve the anticipated synergies and, therefore, the expected increases in earnings and cost savings. The difficulties of combining the operations of the companies include, among other things:

     - possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between Zimmer and Centerpulse;

     - coordinating and consolidating ongoing and future research and development efforts;

     - consolidating sales and marketing operations;

     - retaining existing customers and attracting new customers;

     - retaining strategic partners and attracting new strategic partners;

     - retaining key employees;

     - retaining and integrating distributors and key representatives;

     - consolidating corporate and administrative infrastructures;

     - integrating and managing the technologies and products of the two companies, including consolidating and integrating computer information systems;

     - identifying and eliminating redundant and underperforming operations and assets;

     - using capital assets efficiently to develop the business of the combined company;

     - minimizing the diversion of management's attention from ongoing business concerns;

     - coordinating geographically separate organizations;

     - possible tax costs or inefficiencies associated with integrating the operations of the combined company;

     - possible modification of operating control standards in order to comply with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder;

     - retaining and attracting new designers and surgeons to support new products and new technology development; and

     - limitations on existing plant capacity.

     For these reasons, we may fail to complete successfully the necessary integration of Zimmer and Centerpulse, or to realize any of the anticipated benefits of the integration of the two companies. Actual cost savings and synergies may be lower than we currently expect and may take a longer time to achieve than we currently anticipate.

  FULL INTEGRATION OF OUR OPERATIONS WITH CENTERPULSE'S OPERATIONS MAY NOT BE ACHIEVED IF WE CANNOT COMPULSORILY ACQUIRE ALL OF THE ISSUED AND OUTSTANDING INCENTIVE BEARER SHARES AND CENTERPULSE REGISTERED SHARES (INCLUDING REGISTERED SHARES REPRESENTED BY CENTERPULSE ADSS).

     Our offer is subject to a condition that, before the end of our offer period, there having been validly tendered and not properly withdrawn at least 80% of the InCentive bearer shares on a fully diluted basis. Our Centerpulse offer is subject to a condition that, before the expiration of the Centerpulse offer period, there having been validly tendered and not properly withdrawn at least 66 2/3% of the Centerpulse registered shares (including registered shares represented by Centerpulse ADSs) on a fully diluted basis. To effect the compulsory acquisition of all of the InCentive bearer shares under Swiss law, and all of the registered shares of Centerpulse and the shares represented by Centerpulse ADSs under Swiss law, we are required to have a beneficial interest in at least 98% of all of the bearer shares of InCentive and 98% of all of the registered shares of Centerpulse (which includes for the purposes of this calculation the registered shares represented by Centerpulse ADSs). It is possible that, at the end of our offer period and the Centerpulse offer period, we will not hold a sufficient number of InCentive bearer shares or Centerpulse registered shares (including registered shares represented by Centerpulse ADSs), as the case may be, to effect a compulsory acquisition of the remaining outstanding InCentive bearer shares or Centerpulse registered shares (including registered shares represented by Centerpulse ADSs). This could prevent or delay us from realizing some or all of the anticipated benefits from the integration of our operations with Centerpulse's operations.

  WE WILL BE SUBJECT TO THE LIABILITIES RESULTING FROM CENTERPULSE'S IMPLANT LITIGATION AFTER THE CONSUMMATION OF OUR OFFER.

     According to publicly available information concerning Centerpulse, Centerpulse is currently party to various litigation related to alleged defects in certain of its products, specifically, Inter-Op(TM) shell and tibial base plates. Following Centerpulse's December 5, 2000 recall of various Inter-Op(TM) shells and May 17, 2001 notification regarding the tibial base plates, lawsuits were filed in both state and federal courts throughout the United States against Centerpulse, alleging defective design, marketing and manufacture of these products. Plaintiffs also alleged claims against Centerpulse for breach of express and implied warranties associated with these devices.

     Between June and September 2001, the Judicial Panel on Multi-District Litigation consolidated and transferred all pending federal litigation relating to the Inter-Op(TM) shell and the tibial base plate to the U.S. District Court for the Northern District of Ohio. In addition to the multi-district litigation proceeding in the federal court, a substantial number of lawsuits were filed in state courts around the country. In August 2001, in Nueces County, Texas, Centerpulse defended the only recall-related lawsuit ever to go to trial. The jury in that lawsuit awarded three patients and their spouses a total of approximately US$15 million. Centerpulse subsequently appealed the judgment and later settled the lawsuit for a substantially reduced amount.

     Also in August 2001, the district court conditionally certified a class of affected product recipients and preliminarily approved a class action settlement agreement that resolved all claims related to the affected products. This initial settlement agreement was modified in extensive negotiations over the succeeding seven months culminating in a final agreement reached through the combined efforts of attorneys for Centerpulse and attorneys representing patients in both federal and state courts. The district court granted preliminary approval of the modified settlement agreement on March 13, 2002 and final approval on May 8, 2002. Following the end of the appeal period on July 5, 2002 (by which time no appeals were filed), there should be no further challenges to the settlement agreement.

     The final settlement agreement established a settlement trust in order to pay claims in accordance with the terms of the settlement agreement. The settlement trust was funded with approximately US$1.1 billion, of which Centerpulse contributed US$725 million in cash on November 4, 2002. Centerpulse's insurers and Sulzer AG, Centerpulse's former parent company, funded the balance. The settlement trust is divided into five separate funds: the Medical Research and Monitoring Fund (US$1.0 million); the Unrevised Affected Product Recipient Fund (US$28 million), from which class members who have not undergone a revision surgery are entitled to receive US$1,000; the Affected Product Revision Surgery Fund (US$622.5 million), from which class members who have undergone revision surgery are entitled to receive US$160,000 for each affected product that has been revised; the Extraordinary Injury Fund (US$100 million), from which a class member who has experienced any of several specified complications related to an affected product may apply for benefits; and the Professional Services Fund (US$244 million), which includes two sub-funds: the Subrogation and Uninsured Expenses Sub-Fund (US$60 million), from which third-party payors and uninsured patients may be reimbursed their expenses up to US$15,000 per affected product revision surgery; and the Plaintiffs' Counsel Sub-Fund (US$184 million), from which contingent-fee attorneys representing class members are entitled to receive up to US$46,000 per revision and from which participating attorneys are eligible to be compensated.

     Centerpulse has entered into separate agreements with the Centers for Medicare and Medicaid Services, or Medicare, and approximately 200 private insurers implementing a process for validating and paying claims for reimbursement of expenses from the Subrogation and Uninsured Expenses Sub-Fund. Pursuant to these agreements, Medicare and the private insurers receive a lump sum of no more than US$15,000 for each patient for whom they are the primary payor.

     The settlement agreement specifies certain cut-off dates after which class members who undergo a revision surgery for an affected product are no longer eligible to receive benefits as a consequence of that revision surgery. These dates are June 5, 2003 for class members implanted with an affected Inter-Op(TM) shell; November 17, 2003 for class members implanted with an affected tibial baseplate; and September 8, 2004 for class members implanted with a reprocessed Inter-Op(TM) shell. Patients whose reprocessed Inter-Op(TM) shell, a shell recovered in the voluntary recall and subjected to a newly validated cleaning and Inter-Op(TM) process prior to implantation, is revised prior to the cut-off date are entitled to class revision surgery benefits.

     Notwithstanding the settlement of the matters covered by the settlement agreement, Centerpulse may still have certain further liability in respect thereof because those class plaintiffs who opted out of the settlement agreement class action are entitled to assert, and may continue to assert, their individual claims against Centerpulse. As of April 11, 2003, 36 opt outs had not resolved their individual claims against Centerpulse. One of these is known to have undergone revision surgery, 31 do not appear to have undergone revision surgery and the status of four is unknown.

     In addition, pursuant to the settlement agreement, Centerpulse agreed to fund 50% of the cost of providing benefits for each validated claim for revision surgery benefits in excess of 4,000 and 100% of the cost of providing benefits for each validated claim for reprocessed Inter-Op(TM) shell revision surgery benefits in excess of 64. As of April 11, 2003, the claims administrator for the settlement trust had received 4,362 claim forms in relation to hip implant and tibial base plate revision surgery and 150 claim forms for reprocessed hip implant revision surgery. The claims administrator has determined that for these classes of claims, 3,795 and 119 respectively are likely to be valid. It is not known at present how many more claims will be made or whether the remaining and future claims are valid and hence how many will qualify for settlement. Claims processing will continue throughout 2003, 2004 and 2005. In addition, in the event that the US$60 million Subrogation and Uninsured Expenses Sub-Fund is depleted, the settlement agreement provides that the settlement trust can apply to Centerpulse for additional funding.

     Outside of the United States, the other main litigation associated with the recalls has taken place in Canada. Approximately 780 Inter-Op(TM) shells and 453 reprocessed shells were sold in Canada, all of which were sold in Quebec and all plaintiffs are believed to be residents of Quebec. The total number of cases of revision surgery is approximately 110. On May 7, 2002, Centerpulse agreed to a class action settlement in a lawsuit pending in Quebec Superior Court. The Quebec court granted preliminary approval of the class action settlement on December 20, 2002 and final approval on March 28, 2003, subject to the entry of a written order. The settlement calls for Centerpulse to pay US$1,000 to each class member who has not undergone a revision surgery, US$75,000 to each class member who has undergone a single revision of an affected product, US$100,000 to each class member who has undergone two revisions of an affected product and US$150,000 to each class member who has undergone three or more revisions of an affected product or who experienced any of several specified complications. Following final approval of the settlement, class members have 30 days during which to opt out of the class if they so choose. Prior to preliminary approval of the class settlement, Centerpulse concluded individual settlements with 70 patients, representing what Centerpulse believes is the majority of Canadian patients whose recalled Inter-Op(TM) shell required revision surgery.

     Outside of the United States and Canada, approximately 140 affected recipients in Australia, Austria, Belgium, France, Germany, Italy, Japan, Korea, Sweden and Switzerland had to undergo revision surgery. In some instances, the patients who received affected hip or knee implants have brought claims against Centerpulse. Several of these claims have already been settled.

     Centerpulse has recognized a provision relating to the hip and knee implant litigation of CHF 43 million at December 31, 2002. As indicated in the note 23 of Centerpulse's 2002 audited consolidated financial statements, Centerpulse management has indicated that it believes that the recorded provisions are adequate. After consummation of our Centerpulse offer, Centerpulse will be a subsidiary of Zimmer and, therefore, the financial position, results of operations and cash flows of Zimmer may be affected by any liabilities of Centerpulse relating to the Inter-Op(TM) shells or tibial base plates.

  OUR CENTERPULSE OFFER COULD TRIGGER CERTAIN CHANGE OF CONTROL PAYMENTS IN THE EMPLOYMENT AGREEMENTS OF CERTAIN MEMBERS OF CENTERPULSE'S SENIOR MANAGEMENT.

     The employment agreements of certain members of the Centerpulse senior management may contain change of control clauses providing for compensation (plus, in each case, applicable social security system payments on behalf of such individuals) to be granted in the event the employment agreements of these employees are terminated following the consummation of our offer, either by Centerpulse or by those employees, should their respective position with Centerpulse be materially changed. If successful, our Centerpulse offer would effect such a change of control, thereby giving rise to potential change of control payments.

  ACCORDING TO PUBLICLY AVAILABLE INFORMATION CONCERNING CENTERPULSE, CENTERPULSE RECENTLY DIVESTED SEVERAL BUSINESSES AND OPERATIONS. ZIMMER WILL BE SUBJECT TO CENTERPULSE'S VARIOUS ONGOING OBLIGATIONS RELATING TO THESE RECENT DIVESTITURES.

     As part of its strategy to focus on core businesses, Centerpulse recently divested several businesses and operations, including its cardiovascular division. In connection with these transactions, Centerpulse gave representations, warranties and indemnities relating to the divested businesses to the purchasers, some of which remain in force. Centerpulse has also assumed or retained ongoing potential liabilities with respect to many of these divested businesses. After the consummation of our offer, Centerpulse will be a subsidiary of Zimmer and, therefore, the financial position, results of operations and cash flows of Zimmer may be affected by these ongoing potential liabilities.

  ANTITRUST AND COMPETITION AUTHORITIES IN VARIOUS JURISDICTIONS MAY ATTEMPT TO DELAY OR PREVENT OUR ACQUISITION OF CENTERPULSE VOTING AND CONTROL RIGHTS OR MAY REQUIRE DIVESTITURES.

     We are unaware of any antitrust filings or approvals that are required with respect to our offer. However, we and Centerpulse conduct operations in a number of jurisdictions where antitrust filings or approvals may be required in connection with our Centerpulse offer. We have made or will make antitrust filings with the relevant authorities in the United States, the Czech Republic, France, Germany and Italy. Until the applicable waiting period in the United States under the HSR Act expires or is terminated and we receive the required clearances from other governmental authorities with respect to our Centerpulse offer, either we may not purchase Centerpulse securities under our Centerpulse offer or we may be entitled to acquire the Centerpulse securities but not to exercise the voting or other rights attaching to those securities. We are currently in the process of reviewing whether any other filings will be required or advisable in other jurisdictions, and we intend to make the appropriate regulatory filings and applications if we decide that such filings are necessary or advisable. We are confident that the necessary regulatory approvals will be obtained. Nevertheless, we cannot provide any assurance that the necessary approvals will be obtained or that there will not be any adverse consequences to our or Centerpulse's business resulting from the failure to obtain these regulatory approvals or from conditions that could be imposed in connection with obtaining these approvals, including divestitures or other operating restrictions upon Centerpulse or the combined company. Our Centerpulse offer is conditioned upon the receipt from all European, U.S. and other foreign authorities of approval and/or clearance of our acquisition of Centerpulse without Zimmer, Centerpulse or any of our subsidiaries being required to meet any condition or requirement giving rise to specified adverse financial effects and no court or other authority prohibiting the consummation of our offer and our Centerpulse offer. You should be aware that all required regulatory approvals may not be obtained in time and could result in a significant delay in the consummation of our offer and our Centerpulse offer.

  WE HAVE NOT VERIFIED THE RELIABILITY OF THE INCENTIVE AND CENTERPULSE INFORMATION INCLUDED IN, OR WHICH MAY HAVE BEEN OMITTED FROM, THIS PROSPECTUS.

     In respect of information relating to InCentive and Centerpulse presented in, or omitted from, this prospectus, including all InCentive and Centerpulse financial information, we have relied exclusively upon publicly available information, including annual and semi-annual reports of InCentive furnished to its shareholders and information publicly filed by Centerpulse. Although we have no knowledge that would indicate that any statements contained herein based upon such reports and documents are inaccurate, incomplete or untrue, we were not involved in the preparation of such information and statements and, therefore, cannot verify the accuracy, completeness or truth of such information or any failure by InCentive or Centerpulse to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of any such information. InCentive and Centerpulse have not provided representatives of Zimmer access to any of InCentive's or Centerpulse's accounting records and have not permitted its independent public accountants to provide us with any information, including an independent public accountants' consent. This lack of cooperation has required adjustments and assumptions to be made in preparing the pro forma financial information regarding Centerpulse presented in this prospectus. As a result, the preparation of the pro forma financial information in this prospectus has necessarily involved our estimates with respect to Centerpulse's financial information. Any financial information regarding InCentive and Centerpulse that may be detrimental to the combined company and that has not been publicly disclosed by InCentive or Centerpulse, or errors in our estimates due to the lack of cooperation from InCentive and Centerpulse, may have an adverse effect on the benefits we expect to achieve through the consummation of our offer.

  THE CASH PORTION OF THE CONSIDERATION TO BE PAID IN OUR OFFER TO TENDERING SHAREHOLDERS IS BASED ON A FIXED AMOUNT OF SWISS FRANCS AND, THEREFORE, ZIMMER IS SUBJECT TO CURRENCY FLUCTUATIONS THROUGH THE PAYMENT DATE.

     Because Zimmer will pay all holders of InCentive bearer shares in Swiss francs, Zimmer must buy Swiss francs with U.S. dollars at the prevailing exchange rate on the payment date. As a result, the actual amount of U.S. dollars required to buy a sufficient amount of Swiss francs to pay the cash portion of the consideration to such holders will depend upon the exchange rate prevailing on the business day on which the funds are made available by Zimmer to the Swiss offer manager.

  WHETHER OR NOT OUR OFFER AND OUR CENTERPULSE OFFER ARE SUCCESSFUL, WE WILL INCUR TRANSACTION COSTS.

     Centerpulse and InCentive are currently the subject of competing offers from Smith & Nephew Group plc. Pursuant to agreements relating to the Smith & Nephew Group offers, under certain circumstances, including if our offers for Centerpulse and InCentive are successful, Centerpulse and InCentive will be obligated to pay Smith & Nephew Group CHF 20 million and CHF 4 million, respectively. In addition, whether or not our exchange offers are successful, we will incur fees for professional services rendered in connection with the exchange offers.

  WE COULD INCUR SUBSTANTIAL LIABILITY IF THE ISSUANCE OF ZIMMER COMMON STOCK PURSUANT TO OUR OFFER, OR ANY OTHER FACTOR, CAUSES THE SPIN-OFF OF ZIMMER BY ZIMMER'S FORMER PARENT TO BE TAXABLE FOR U.S. FEDERAL INCOME TAX PURPOSES.

     In connection with the spin-off of Zimmer from Zimmer's former parent on August 6, 2001, Zimmer's former parent received a private letter ruling from the Internal Revenue Service, or IRS, to the effect that the transfer of the orthopaedic business to Zimmer and the subsequent spin-off of Zimmer common stock to Zimmer's former parent stockholders qualified as a tax-free transaction under sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended. The private letter ruling is based on the accuracy of representations as to numerous factual matters, the inaccuracy of which could cause the IRS to revoke all or any part of the private letter ruling retroactively. If the spin-off were to fail to qualify for tax-free treatment, then, in general, additional tax would be payable by the consolidated group of which Zimmer's former parent is the common parent. Each member of Zimmer's former parent's consolidated group at the time of the spin-off, including Zimmer, would be jointly and severally liable for this tax. In addition, we entered into a tax sharing agreement with Zimmer's former parent that prohibits us from taking certain actions that might jeopardize the tax treatment of the spin-off and related transactions, and requires us to indemnify Zimmer's former parent for any taxes that result from such actions. If we are required to make any indemnity payments, or are otherwise liable for additional taxes relating to the spin-off, the amount of such payments or liability could be substantial and our results of operations could be materially adversely affected. In accordance with the tax sharing agreement, we have obtained an opinion of counsel to the effect that the consummation of our offers for Centerpulse and InCentive will not cause the spin-off or related transactions to be taxable to Zimmer's former parent or its stockholders.

  CENTERPULSE COULD INCUR SUBSTANTIAL LIABILITY IF THE ACQUISITION OF CENTERPULSE CAUSES THE SEPARATION OF CENTERPULSE FROM SULZER AG TO BE TAXABLE FOR SWISS TAX PURPOSES.

     In connection with the separation of Centerpulse from Sulzer AG on July 10, 2001, Sulzer AG received private rulings from the applicable Swiss tax authorities regarding the tax-free nature of the separation, including rulings dated February 28, 2001 (Federal Tax Administration/Division Federal District Tax, Withholding Tax and Stamp Duty) and March 2, 2001 (Tax Administration of the Canton of Zurich). Centerpulse entered into a Separation Agreement with Sulzer AG that requires Centerpulse to indemnify Sulzer AG for tax liabilities that result from Centerpulse's noncompliance with the covenants and conditions contained in the tax rulings or deviation from the factual descriptions on which the tax rulings were based. If Centerpulse is required to make any indemnity payments, or is otherwise liable for additional taxes relating to the separation, the amount of such payments or liability could be substantial and Centerpulse's results of operations could be materially adversely affected. One of the conditions to the consummation of our Centerpulse offer is our receipt of a ruling by the competent tax authorities to the effect that the spin-off of Centerpulse from Sulzer AG on July 10, 2001 would not be subject to Swiss corporate income tax as a result of the consummation of our offer and our Centerpulse offer.

RISKS RELATING TO OUR INDUSTRY

  WE FACE INTENSE COMPETITION AND OUR FAILURE TO COMPETE EFFECTIVELY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

     The orthopaedics industry is highly competitive. We compete with many companies ranging from small start-up enterprises to multinational companies that are larger and have access to greater financial, marketing, technical and other resources. Our present or future products could be rendered obsolete or uneconomical by technological advances by one or more of our present or future competitors or by other therapies, including biological therapies. To remain competitive, therefore, we must continue to develop and acquire new products and technologies.

     The orthopaedics industry has undergone significant consolidation over the past few years, as the leading players have sought to build complete product lines and gain economies of scale. Because we only produce and market products in selected product categories of the orthopaedics industry, we may not be able to compete successfully with our competitors in the future, especially those that offer customers a broader range of orthopaedic, as well as other medical equipment and supplies.

     In the global markets for reconstructive implants, trauma products and orthopaedic products, a handful of competitors, including Smith & Nephew plc, Biomet, Inc., J&J DePuy Orthopaedics (a subsidiary of Johnson & Johnson), Stryker Corp. and Synthes-Stratec compete with us for the majority of product sales, particularly in the Americas and the Asia-Pacific region, primarily on the basis of technology, quality, reputation, customer relationships and service. In local markets outside of the United States, other factors, including local distribution systems, complex regulatory environments and differing medical philosophies and product preferences, influence competition as well. Some of our competitors have, and in the future these and other competitors may have, significantly greater financial, marketing and other resources than us. Our competitors may be in a stronger position to respond quickly to new or emerging technologies, may be able to undertake more extensive marketing campaigns, may adopt more aggressive pricing policies and may be more successful in attracting potential customers, employees and strategic partners.

  WE ARE SUBJECT TO COST-CONTAINMENT EFFORTS OF MANAGED CARE AND HOSPITAL BUYING GROUPS IN THE UNITED STATES AND GOVERNMENT ORGANIZATIONS IN EUROPE AND THE ASIA PACIFIC REGION, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

     The development of managed care programs in which health care providers contract to provide comprehensive health care to a patient population at a fixed cost per person has caused, and we expect will continue to cause, pressures on health care providers to lower costs. For example, managed care programs often prescribe only those orthopaedic recovery products that match a patient as to age, need for mobility and other parameters in an effort to provide more cost-effective care. We cannot assure you that such policies will not have a material adverse effect on our operating results.

     Many existing and potential customers for our products have combined to form group purchasing organizations in an effort to lower costs as well. Group purchasing organizations negotiate pricing arrangements with medical supply manufacturers and distributors, and these negotiated prices are made available to a group purchasing organization's affiliated hospitals and other members. Strict compliance arrangements require the affiliated hospitals and other members of the group purchasing organization to purchase specified products from a given manufacturer or distributor. In contrast, voluntary compliance arrangements allow members to choose between the products covered by the arrangement and another manufacturer's products, whether or not purchased under a negotiated arrangement. If we are not one of the providers selected by a group purchasing organization, affiliated hospitals and other members may be less likely to purchase our products, and if the group purchasing organization has negotiated a strict compliance contract for another manufacturer's products, we may be precluded from making sales to members of the group purchasing organization for the duration of the contractual arrangement. Even if we are one of the selected providers, because we only compete in selected product categories of the orthopaedics industry, we may be at a disadvantage relative to other providers that are able to offer volume discounts based on purchases of a broader range of medical equipment and supplies, including from more orthopaedics industry product categories. Further, our failure to offer reduced prices to group purchasing organizations may cause us to lose market share to our competitors and could have a material adverse effect on our sales, business, financial condition and results of operations.

     In international markets, where the movement toward health care reform and the development of managed care is generally not as advanced as in the United States, we have experienced downward pressure on product pricing and other effects of health care reform similar to what we have experienced in the United States. In Japan, for example, in both 1998 and 2000, the Japanese Ministry of Health, Labor and Welfare implemented plans to reduce reconstructive implant and fracture management product prices. We expect health care reform and managed care to continue to develop in our primary international markets, including the Asia Pacific region and Europe, which may result in further downward pressure in product pricing. The timing and the effects on us of health care reform and the development of managed care in international markets cannot currently be predicted.

  IF THIRD-PARTY PAYORS DECLINE TO REIMBURSE OUR CUSTOMERS FOR OUR PRODUCTS OR REDUCE REIMBURSEMENT LEVELS, OUR ABILITY TO SELL OUR PRODUCTS PROFITABLY WILL BE HARMED.

     We sell our products and services to hospitals, doctors and other health care providers, all of which receive reimbursement for the health care services provided to their patients from third-party payors, such as domestic and international government programs, private insurance plans and managed care programs. These third-party payors may deny reimbursement if they determine that a device used in a procedure was not in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors may also decline to reimburse for experimental procedures and devices. If our products are not considered cost-effective by third-party payors, our customers may not be reimbursed for our products.

     In addition, third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for medical products and services. We cannot assure you that levels of reimbursement, if any, will not be decreased in the future, or that future legislation, regulation or reimbursement policies of third-party payors will not otherwise adversely affect the demand for and price levels of our products.

  WE AND OUR CUSTOMERS ARE SUBJECT TO VARIOUS GOVERNMENTAL REGULATIONS AND WE MAY INCUR SIGNIFICANT EXPENSES TO COMPLY WITH THESE REGULATIONS AND DEVELOP PRODUCTS COMPATIBLE WITH THESE REGULATIONS.

     The medical devices we design, develop, manufacture and market are subject to rigorous regulation by the U.S. Food and Drug Administration and numerous other U.S. federal and state and foreign governmental authorities. In the United States, multiple regulations govern the development, testing, manufacturing and marketing of medical devices, including among others, the Federal Food, Drug and Cosmetic Act and regulations issued or proposed thereunder. The process of obtaining regulatory approvals to market a medical device, particularly from the U.S. Food and Drug Administration and certain foreign governmental authorities, can be costly and time consuming and approvals might not be granted for future products on a timely basis, if at all. A few of the devices developed and marketed by us are in a category for which the U.S. Food and Drug Administration has implemented stringent clinical investigation and pre-market approval requirements. The U.S. Food and Drug Administration has the authority to halt the distribution of certain medical devices, detain or seize adulterated or misbranded medical devices or order the repair, replacement or refund of the costs of such devices. Delays in receipt of, or failure to obtain, approvals for future products could result in delayed realization of product revenues or in substantial additional costs which could have a material adverse effect on our business or results of operations.

     In addition, we cannot assure you that we will be or will continue to be in compliance with applicable U.S. Food and Drug Administration and other material regulatory requirements once we have obtained clearance or approval for a product. These requirements include, among other things, the Quality System Regulation, recordkeeping regulations, labeling requirements and adverse event reporting regulations. Failure to comply with applicable U.S. Food and Drug Administration medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the U.S. Food and Drug Administration's refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications and criminal prosecution. Any of these actions, in combination or alone, could have a material adverse effect on our business, financial condition and results of operations.

     In many of the foreign countries in which we market our products, we are subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import/export restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our devices and products in such countries, such as the European Medical Device Directives (which create a single set of medical device regulations for all European Union member states), are similar to those of the U.S. Food and Drug Administration. In addition, in many countries the national health or social security organizations require our products to be qualified before they can be marketed with the benefit of reimbursement eligibility. Failure to receive, or delays in the receipt of, relevant foreign qualifications also could have a material adverse effect on our business, financial condition and results of operations. Due to the movement towards harmonization of standards in the European Union, we expect a changing regulatory environment in Europe characterized by a continuing shift from a country-by-country regulatory system to a single European Union regulatory system. Under the European Medical Device Directives, companies that wish to manufacture and distribute medical devices in European Union member states must obtain Community European marks for their products. The timing of this harmonization and its effect on us cannot currently be predicted. However, any such developments could have a material adverse effect on our business, financial condition and results of operations.

     As both the U.S. Food and Drug Administration and foreign government regulators have become increasingly stringent, we may be subject to more rigorous regulation by governmental authorities in the future. Our products and operations are also often subject to the rules of industrial standards bodies, such as the International Standards Organization. If we fail to adequately address any of these regulations, our business will be harmed.

  WE ARE SUBJECT TO HEALTH CARE FRAUD AND ABUSE REGULATIONS THAT COULD REQUIRE US TO CHANGE OUR BUSINESS PRACTICES AND RESTRICT OUR OPERATIONS IN THE FUTURE.

     Our industry is subject to various U.S. federal and state laws pertaining to health care fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in U.S. federal and state health care programs, including Medicare, Medicaid, Veterans Administration health programs and Civilian Health and Medical Program Uniformed Service (TRICARE/CHAMPUS). The scope and enforcement of these laws and regulations are uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. We believe that our operations are in material compliance with these laws. However, because of the far-reaching and uncertain nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. In addition, we cannot assure you that the occurrence of one or more violations of these laws would not result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, some of our existing business practices could be challenged as unlawful and, as a result, we may have to change those practices, which could have a material adverse effect on our business, financial condition and results of operations.

  WE MAY INCUR PRODUCT LIABILITY LOSSES, AND INSURANCE COVERAGE MAY BE INADEQUATE OR UNAVAILABLE TO COVER THESE LOSSES.

     Our business is subject to potential product liability risks that are inherent in the design, development, manufacture and marketing of medical devices. Our products are often used in surgical and intensive care settings. In addition, some of the medical devices we manufacture and sell are designed to be implanted in the human body for long periods of time. In the ordinary course of business, we are the subject of product liability suits alleging that component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information could result in an unsafe condition or injury to patients. Product liability lawsuits and claims, safety alerts or product recalls, regardless of their ultimate outcome, could have a material adverse effect on our business, financial condition and results of operations.

     As part of our risk management policy, we maintain insurance, subject to self-insured retention limits. We establish accruals for product liability and other claims in conjunction with outside counsel based on current and historical settlement information for open claims, related fees and for claims incurred but not reported. However, product liability claims against us may exceed the coverage limits of any insurance policies or cause us to record a self-insured loss. Even if any product liability loss is covered by an insurance policy, these policies may have substantial retentions or deductibles that provide that we will not receive insurance proceeds until the losses incurred exceed the amount of those retentions or deductibles. To the extent that any losses are below these retentions or deductibles, we will be responsible for paying these losses. A product liability claim in excess of applicable insurance could have a material adverse effect on our business, financial position and results of operations.

RISKS RELATING TO OUR BUSINESS

  AS A RESULT OF THE CONSUMMATION OF OUR OFFER AND OUR CENTERPULSE OFFER, WE WILL BE A LARGER AND BROADER ORGANIZATION, AND IF OUR MANAGEMENT IS UNABLE TO MANAGE THE COMBINED BUSINESSES OF ZIMMER AND CENTERPULSE, OUR OPERATING RESULTS WILL SUFFER.

     As a result of the consummation of our offer and our Centerpulse offer, Zimmer will acquire approximately 2,800 employees of Centerpulse worldwide. Consequently, we will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse and substantially larger combined organization, or any significant delay in achieving successful management, could have a material adverse effect on us after our offer and our Centerpulse offer are consummated and, as a result, on the market price of our common stock.

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

  IF WE FAIL TO ATTRACT, HIRE AND RETAIN QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO DESIGN, DEVELOP, MARKET OR SELL OUR PRODUCTS OR SUCCESSFULLY MANAGE OUR BUSINESS.

     Our ability to attract new customers, retain existing customers and pursue our strategic objectives depends on the continued services of our current management, sales, product development and technical personnel and our ability to identify, attract, train and retain similar personnel. Competition for top management personnel is intense and we may not be able to recruit and retain the personnel we need if we are unable to offer competitive salaries and benefits, or if our stock does not perform well. The loss of any one of our management personnel, or our inability to identify, attract, train, retain and integrate additional qualified management personnel, could make it difficult for us to manage our business successfully and pursue our strategic objectives. We do not carry key person life insurance on any of our employees. Similarly, competition for skilled sales, product development and technical personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of the services of any key sales, product development and technical personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

  IF WE FAIL TO MAINTAIN OUR RELATIONSHIPS WITH, AND THE SUPPORT OF, ORTHOPAEDIC SURGEONS, CUSTOMERS MAY NOT BUY OUR PRODUCTS AND OUR REVENUE AND PROFITABILITY MAY DECLINE.

     We have developed and maintain close relationships with a number of widely recognized orthopaedic surgeons who assist in product research and development and advise us on how to satisfy the full range of surgeon and patient needs. These professionals often become product "champions," speaking about our products at medical seminars, assisting in the training of other professionals in the use of our products and providing us with feedback on the industry's acceptance of our new products. The failure of our products to retain the support of orthopaedic surgeons, who frequently recommend products or influence product selection decisions, or the failure of our new products to secure and retain similar support from leading surgeons, could have a material adverse effect on our business, financial condition and results of operations.

  IF WE FAIL TO RETAIN THE INDEPENDENT AGENTS AND DISTRIBUTORS UPON WHOM WE RELY HEAVILY TO MARKET OUR PRODUCTS, CUSTOMERS MAY NOT BUY OUR PRODUCTS AND OUR REVENUE AND PROFITABILITY MAY DECLINE.

     Our marketing success in the United States and abroad depends largely upon our agents' and distributors' sales and service expertise and relationships with the customers in the marketplace. Many of these agents have developed strong ties to existing and potential customers because of their detailed knowledge of products and instruments and commonly provide operating room personnel with implant and instrument product training as well as product support in the operating room. A significant loss of these agents could have a material adverse effect on our business, financial condition and results of operations.

  IF WE DO NOT INTRODUCE NEW PRODUCTS IN A TIMELY MANNER, OUR PRODUCTS MAY BECOME OBSOLETE OVER TIME, CUSTOMERS MAY NOT BUY OUR PRODUCTS AND OUR REVENUE AND PROFITABILITY MAY DECLINE.

     Demand for our products may change, in certain cases, in ways we may not anticipate because of:

     - evolving customer needs;

     - the introduction of new products and technologies;

     - evolving surgical philosophies; and

     - evolving industry standards.

     Without the timely introduction of new products and enhancements, our products may become obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

     - properly identify and anticipate customer needs;

     - commercialize new products in a timely manner;

     - manufacture and deliver instrumentation and products in sufficient volumes on time;

     - differentiate our offerings from competitors' offerings;

     - achieve positive clinical outcomes for new products;

     - satisfy the increased demands by healthcare payors, providers and patients for shorter hospital stays, faster post-operative recovery and lower-cost procedures;

     - innovate and develop new materials, product designs and surgical techniques; and

     - provide adequate medical education relating to new products and attract key surgeons to advocate these new products.

     In addition, new materials, product designs and surgical techniques that we develop may not be accepted quickly, in some or all markets, because of, among other factors:

     - entrenched patterns of clinical practice;

     - the need for regulatory clearance; and

     - uncertainty with respect to third-party reimbursement.

     Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

  WE CONDUCT A SIGNIFICANT AMOUNT OF OUR SALES ACTIVITY OUTSIDE OF THE UNITED STATES, WHICH SUBJECTS US TO ADDITIONAL BUSINESS RISKS AND MAY CAUSE OUR PROFITABILITY TO DECLINE DUE TO INCREASED COSTS.

     Because we sell our products in a number of foreign countries, our business is subject to risks associated with doing business internationally. In 2002, we derived approximately US$480 million, or 35% of our total revenue, from sales of our products outside of the United States. We intend to continue to pursue growth opportunities in sales internationally, which could expose us to greater risks associated with international sales and operations. In addition, after consummation of our offer and our Centerpulse offer, approximately 41% of our total revenue will be derived from sales outside the United States. Our international operations are, and will continue to be, subject to a number of risks and potential costs, including:

     - changes in foreign medical reimbursement policies and programs;

     - unexpected changes in foreign regulatory requirements;

     - differing local product preferences and product requirements;

     - fluctuations in foreign currency exchange rates;

     - diminished protection of intellectual property in some countries outside of the United States;

     - trade protection measures and import or export licensing requirements;

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

     - difficulty in staffing and managing foreign operations;

     - labor force instability;

     - differing labor regulations;

     - potentially negative consequences from changes in tax laws; and

     - political and economic instability.

     As we expand our international operations, including through the acquisitions of InCentive and Centerpulse, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions.

     Any of these factors may, individually or as a group, have a material adverse effect on our business, financial condition and results of operations.

  WE ARE SUBJECT TO RISKS ARISING FROM CURRENCY EXCHANGE RATE FLUCTUATIONS, WHICH COULD INCREASE OUR COSTS AND MAY CAUSE OUR PROFITABILITY TO DECLINE.

     In 2002, we derived approximately US$480 million, or 35% of our total revenues, from sales of our products outside of the United States. In addition, after consummation of our offer and our Centerpulse offer, approximately 41% of our total revenue will be derived from sales outside the United States. Measured in local currency, a substantial portion of our business' foreign generated revenues were generated in Japan and in Europe. The United States dollar value of our foreign-generated revenues varies with currency exchange rate fluctuations. Significant increases in the value of the United States dollar relative to the Japanese yen or the euro, as well as other currencies, could have a material adverse effect on our results of operations. We address currency risk management through regular operating and financing activities, and on a limited basis, through the use of derivative financial instruments. The derivative financial instruments we enter into are in the form of foreign exchange forward contracts with major financial institutions. The forward contracts are designed to hedge anticipated foreign currency transactions, primarily intercompany sale and purchase transactions, for periods consistent with commitments. Realized and unrealized gains and losses on these contracts that qualify as cash flow hedges are temporarily recorded in other comprehensive income, then recognized in earnings when the hedged item affects net earnings.

  WE MAY ACQUIRE OTHER BUSINESSES OR FORM JOINT VENTURES THAT COULD NEGATIVELY AFFECT OUR PROFITABILITY, DILUTE YOUR OWNERSHIP OF OUR COMPANY, INCREASE OUR DEBT OR CAUSE US TO INCUR SIGNIFICANT EXPENSE.

     As part of our business strategy, we occasionally pursue acquisitions of other complementary businesses and technology licensing arrangements. We also occasionally intend to pursue strategic alliances that leverage our brand name and salesforce to expand our product offerings and geographic presence. As a result, we may enter markets in which we have no or limited prior experience. If we were to make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we could assume unknown or contingent liabilities or experience negative effects on our reported results of operations from acquisition-related charges and the amortization of acquired technology, goodwill and other intangibles. Integration of an acquired company also may require management resources that otherwise would be available for ongoing development of our existing business. We may not identify or complete these transactions in a timely manner, on a cost-effective basis or at all, and we may not realize the benefits of any acquisition, technology license or strategic alliance. In addition, to finance any acquisitions, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders. Furthermore, we may be limited in our ability to issue stock as consideration for future acquisitions in order to ensure the tax-free treatment of the distribution of our stock from our former parent. Any future acquisitions by us could also result in large
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

and immediate write-offs, the incurrence of debt and contingent liabilities or amortization of expenses related to goodwill and other intangibles, any of which could harm our operating results.

  IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS AND PROSPECTS MAY BE HARMED.

     Our failure to protect our intellectual property could seriously harm our business and prospects because we believe that developing new products and technologies that are unique is critical to our success. We will incur substantial costs in obtaining patents and, if necessary, defending our intellectual propriety rights. The patent positions of orthopaedic reconstructive implant and fracture management product companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. We do not know whether we will obtain the patent protection we seek, or that the protection we do obtain will be found valid and enforceable if challenged. Our efforts to protect our intellectual property through patents, trademarks, service marks, domain names, trade secrets, copyrights, confidentiality and nondisclosure agreements and other measures may not be adequate to protect our proprietary rights. Patent filings by third parties, whether made before or after the date of our filings, could render our intellectual property less valuable. Disputes may arise as to ownership of our intellectual property or as to whether products designed by our competitors infringe our intellectual property rights. Employees, consultants and others who participate in developing our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. In addition, intellectual property rights may be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market position. Competitors may also capture market share from us by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be impaired, which would limit our growth and future revenue.

  PUBLIC ANNOUNCEMENTS OF LITIGATION EVENTS MAY CAUSE OUR STOCK PRICE TO
  DECLINE.

     During the course of our administrative proceedings and/or lawsuits, there may be public announcements of the results of hearings, motions, and other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our common stock.

  WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES OR PREVENT US FROM SELLING OUR PRODUCTS.

     A successful claim of patent or other intellectual property infringement against us could adversely affect our growth and profitability, in some cases materially. We cannot assure you that others will not claim that our proprietary or licensed products are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. From time to time, we receive notices from third parties of potential infringement and receive claims of potential infringement. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our products infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction preventing us from manufacturing, selling or using some of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business, financial condition and results of operations.

  WE MAY NOT HAVE FINANCING FOR FUTURE CAPITAL REQUIREMENTS, WHICH MAY PREVENT US FROM ADDRESSING GAPS IN OUR PRODUCT OFFERINGS, IMPROVING OUR TECHNOLOGY OR INCREASING OUR MANUFACTURING CAPACITY.

     If we cannot incur additional debt or issue equity or are limited with respect to incurring additional debt or issuing equity, we may be unable to address gaps in our product offerings, improve our technology or increase our manufacturing capacity, particularly through strategic acquisitions or investments. Although historically our cash flow from operations has been sufficient to satisfy working capital, capital expenditure and research and development requirements, in the future we may need to incur additional debt or issue equity in order to fund these requirements as well as to make acquisitions and other investments. We cannot assure you that debt or equity financing will be available to us on acceptable terms or at all. If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights and preferences and privileges senior to those of holders of our common stock in the event of a liquidation. The terms of the debt securities may impose restrictions on our operations. If we raised funds through the issuance of equity, this issuance would dilute your ownership of us.

     If the price of our equity is low or volatile, we may not be able to issue additional equity to fund future acquisitions. Also, regardless of the volatility of the price of our equity, we may be limited in our ability to issue stock as consideration for future acquisitions in order to ensure the tax-free treatment of the distribution of our stock from our former parent.

     Our ability to make payments on and to refinance our indebtedness, including the debt to be incurred under the credit facilities to be entered into pursuant to the commitment letter, dated May 19, 2003, among Zimmer and Credit Suisse First Boston, through its Cayman Islands branch, JPMorgan Chase Bank, Bank of America, N.A., J.P. Morgan Securities Inc. and Banc of America Securities LLC and future indebtedness, and to fund working capital, capital expenditures and strategic acquisitions and investments, will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

  WE MAY BE AFFECTED BY ENVIRONMENTAL LAWS AND REGULATIONS.

     We are subject to a variety of laws, rules and regulations in the United States relating to discharges of substances in the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties necessitated by pollutants. Any of those regulations could require us to acquire expensive equipment or to incur substantial other expenses to comply with them. If we incur substantial additional expenses, product costs could significantly increase. While we believe we are currently in material compliance, our subsequent failure to comply with present or future environmental laws, rules and regulations could result in fines, suspension of production or cessation of operations.

                                 THE COMPANIES

ZIMMER HOLDINGS, INC.

  GENERAL

     Zimmer Holdings, Inc. is a company incorporated in Delaware with its shares listed on the New York Stock Exchange under the symbol "ZMH." An additional listing application will be submitted to the New York Stock Exchange and a supplemental listing application will be submitted to the SWX Swiss Exchange in order to list the shares issued in connection with our offer and our Centerpulse offer.

     Zimmer was incorporated on January 12, 2001 as a wholly owned subsidiary of our former parent as part of a previously announced plan by Zimmer's former parent to create a separate company relating to the design, development, manufacture and marketing of orthopaedic reconstructive implants, trauma products and other products used for orthopaedic and general surgery. Zimmer, Inc., our predecessor founded in 1927, was acquired by Zimmer's former parent in 1972 and along with its wholly owned subsidiaries and certain other of Zimmer's former parent's operations comprised the orthopaedics business of Zimmer's former parent until Zimmer's incorporation. Unless the context requires otherwise, the term "Zimmer" as used herein refers to Zimmer and all of its subsidiaries and the predecessor orthopaedics business operated thereunder.

     On July 25, 2001, Zimmer's former parent transferred the assets and liabilities of its orthopaedics business to us. On August 6, 2001, Zimmer's former parent distributed all of the shares of Zimmer's common stock to Zimmer's former parent's stockholders in the form of a dividend of one share of Zimmer common stock, and the associated preferred stock purchase right, for every ten shares of Zimmer's former parent's common stock, referred to as the distribution or separation. Zimmer's former parent received a ruling from the IRS that the transfer of the orthopaedics business to Zimmer and the subsequent distribution of all Zimmer common stock to Zimmer's former parent's stockholders qualified as a tax free transaction.

  GEOGRAPHIC SEGMENTS

     We have operations in 20 countries and market our products in more than 70 countries, with headquarters in Warsaw, Indiana, and manufacturing, distribution and warehousing and/or office facilities in more than 50 locations worldwide. Our operations are divided into three major geographic areas -- the Americas, which is comprised principally of the United States and includes other North, Central and South American markets; Asia-Pacific, which is comprised primarily of Japan and includes other Asian and Pacific markets; and Europe, which is comprised principally of Europe and includes the Middle East and Africa.

     Our products are distributed in these regions primarily through networks of agents and distributors who market and sell to orthopaedic surgeons, third party distributors, hospitals and surgery centers, among others.

     Our primary customers include orthopaedic surgeons, hospitals and healthcare purchasing organizations or buying groups. These customers range from large multinational enterprises to independent surgeons. A majority of U.S. hospitals and surgeons belong to at least one group purchasing organization. No individual end user accounted for more than 1.0% of net sales.

     We utilize more than 1,300 sales associates, sales managers and support personnel, some of whom are employed by independent distributors. We invest a significant amount of time and expense in providing training in such areas as product features and benefits, how to use specific products and how to best assist surgeons. The presence of sales representatives is deemed by surgeons and hospitals to be necessary in a high number of procedures and the extensive sales training provided by us enables representatives, when requested, to make meaningful contributions during surgeries. Sales force representatives rely heavily on strong technical selling skills, medical education and in-surgery staff technical support.

     In response to the different healthcare systems throughout the world, our sales and marketing strategies and organizational structures differ by region. We have, however, carefully integrated a global approach to salesforce training, marketing and medical education into each locality to provide consistent, high quality service. We sponsor more than 300 medical education events each year for and with orthopaedic surgeons around the world.

     The Americas is the largest region, accounting for approximately 68% of 2002 sales, with the United States accounting for the vast majority of sales in this region. The U.S. salesforce consists of 26 independent distributors with more than 700 sales associates, sales managers and sales support personnel, all of whom sell our products exclusively. Also, we have concentrated on negotiating contracts with buying groups and managed care accounts and have increased unit growth by linking the level of discount received to sales growth.

     The Asia-Pacific region accounted for approximately 20% of 2002 sales, with Japan being the largest foreign market and accounting for the majority of sales in that region. In Japan and most countries in the Asia-Pacific region, we maintain a network of dealers and approximately 400 sales associates and sales support personnel who build and maintain strong relationships with leading orthopaedic surgeons in their markets.

     The European region accounted for approximately 12% of 2002 sales, with France, Germany, Italy, Spain and the United Kingdom accounting for approximately 75% of sales in that region. In addition, we also operate in other key markets such as the Benelux, Nordic, Switzerland and emerging regions such as Russia, Central Europe, and Mediterranean. Our salesforce in this region is also comprised of independent distributors, commissioned agents, and approximately 200 direct sales associates and sales support personnel.

  PRODUCTS

     We are a global leader in the design, development, manufacture and marketing of reconstructive orthopaedic implants and trauma products. Orthopaedic reconstruction implants restore joint function lost due to disease or trauma in joints such as knees, hips, shoulders and elbows. Trauma products are devices used primarily to reattach or stabilize damaged bone and tissue to support the body's natural healing process. Zimmer also manufactures and markets other products related to orthopaedic and general surgery. For the year 2002, Zimmer recorded worldwide revenues of approximately US$1.4 billion.

     Our principal executive offices are located at 345 East Main Street, Warsaw, Indiana, 46580 and our telephone number is (574) 267-6131.

INCENTIVE CAPITAL AG

     InCentive Capital AG is an investment company domiciled in Zug, Switzerland. Its predecessor corporation was InCentive Investment AG, which was incorporated in 1985. InCentive Investment AG was merged into India Investment AG at the end of October 2000, and was renamed InCentive Capital AG. InCentive is listed on the investment companies segment of the SWX Swiss Exchange. Under its articles of association, InCentive has three legal names, each of which identifies the same legal entity: InCentive Capital AG, InCentive Capital Ltd. and InCentive Capital SA.

     InCentive's principal activities consist in the direct or indirect acquisition, management and disposal of all forms of participations in quoted and unquoted domestic and foreign companies, with no regard to risk diversification. InCentive may actively influence the management of companies in which it is invested. InCentive may enter into all forms of financial transactions, including, but not limited to, the use of derivative instruments, the borrowing of external capital and the extension of financing to other companies.

     InCentive's objective is to provide a vehicle for investors to achieve long-term capital appreciation, primarily through investments in undervalued companies or companies with strategic potential. InCentive aims to catalyze corporate change through such investments. In addition, InCentive invests selectively in high growth industries, such as, but not limited to, quoted and unquoted companies in the global healthcare and technology sectors.

     As of its 2002 Annual Report, InCentive acquired stakes in Swiss or foreign public or private companies. Its primary purpose was to catalyze change in companies which in InCentive's opinion were undervalued or which had strategic potential, primarily through merger and acquisition transactions, restructurings and participation in industry consolidations. InCentive also invested selectively in areas such as healthcare and technology, including its beneficial ownership of approximately 18.9% of the registered shares of Centerpulse.

     The address of InCentive's principal place of business is Baarerstrasse 8, CH-6301, Zug, Switzerland, and InCentive's telephone number is +41 41 712 29 45.

CENTERPULSE AG

     Centerpulse AG, formerly Sulzer Medica AG, is a leading medical technology group employing over 2,800 employees globally, which serves the reconstructive joint, spinal and dental implant markets. Following the divestiture of its cardiovascular division, which was concluded in January 2003, Centerpulse is organized into three divisions: orthopaedics, spine-tech and dental. Centerpulse, which is organized and headquartered in Switzerland, has five production facilities in Switzerland, the United States and France. Under its articles of incorporation, Centerpulse has three legal names, each of which identifies the same legal entity: Centerpulse AG, Centerpulse Ltd. and Centerpulse SA.

     Centerpulse's largest division is orthopaedics, which focuses on joint care and includes the traditionally strong hip and knee implant businesses. Centerpulse estimates that it has a leading share of the European implant market, with an approximate 25% market share. In 2002, the orthopaedics division reported total sales of CHF 923 million, of which CHF 542 million was in Europe. The currency adjusted underlying sales growth for 2002 was 14%.

     Centerpulse's spine-tech division offers a full range of spinal implant systems primarily in the United States. Centerpulse estimates that it has a global market share of approximately 5%. In 2002, the spine-tech division had sales of CHF 179 million, a currency adjusted growth of approximately 12% for 2002.

     Centerpulse's dental division, producing mainly dental implants, serves primarily the United States and European markets. Centerpulse estimates that it occupies the No. 4 position globally, with a market share of approximately 13%. In 2002, the dental division had sales of CHF 131 million, a currency adjusted increase of approximately 18% for 2002.

     The address of Centerpulse's principal place of business is Andreasstrasse 15, CH-8050, Zurich, Switzerland, and Centerpulse's telephone number is +41 1 306 96 96.

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

                      BACKGROUND AND REASONS FOR OUR OFFER

BACKGROUND OF OUR OFFER

     Our strategic objective has been to become the leader in the design, development, manufacturing and marketing of orthopaedic reconstructive implants and fracture management products with future growth emphasis on spine, orthobiologics and minimally invasive surgeries. In this regard, we have attempted to increase our market share and presence worldwide in the geographical areas in which we principally compete, namely the Americas, Asia-Pacific and with a special emphasis on European strategic growth. As a key element of our execution of this strategy, we have from time to time explored possible acquisitions of complementary businesses and technologies to expand our product and service offerings and leverage our brand name and salesforce, including the acquisition of Centerpulse.

     On March 10, 2002, Mr. J. Raymond Elliott, Zimmer's Chairman, President and Chief Executive Officer, and Dr. Max Link, the Chairman of Centerpulse, met in New York to discuss a potential business combination between Zimmer and Centerpulse.

     On March 12, 2002, Zimmer formally engaged Credit Suisse First Boston to act as its exclusive financial advisor in connection with its potential interest in the acquisition of Centerpulse.

     Between March 12, 2002 and June 26, 2002, representatives of Credit Suisse First Boston met several times with representatives of Zimmer to discuss the financial and strategic merits of a potential combination of Zimmer and Centerpulse.

     At a June 26, 2002 meeting of our board of directors, representatives of Credit Suisse First Boston reviewed with the board of directors various strategic acquisition alternatives available to Zimmer, including a possible business combination with Centerpulse. At the conclusion of this meeting, the board of directors determined to further consider a possible business combination between Zimmer and Centerpulse and authorized the management of Zimmer and its financial advisor to contact the management of Centerpulse regarding a possible transaction.

     On June 30, 2002, Mr. Elliott and Mr. Sam R. Leno, the Senior Vice President and Chief Financial Officer of Zimmer, met in Madrid, Spain with Dr. Link to discuss the terms of a potential business combination between Zimmer and Centerpulse.

     In early July 2002, Mr. Elliott and Dr. Link, at the conclusion of a telephone conversation regarding a potential business combination of Zimmer and Centerpulse, determined to discontinue talks regarding combining the two companies because of differences in valuation expectations. On July 15, 2002, Dr. Link assumed the added responsibility of Chief Executive Officer of Centerpulse.

     On August 20, 2002, Mr. Rene Braginsky, Chief Executive Officer of InCentive, and a representative of Credit Suisse First Boston met in Zurich for purposes of a general business discussion. Among other matters, the subject of a potential business combination between Zimmer and Centerpulse was discussed.

     Subsequent to the August 20 meeting, the parties agreed to schedule another meeting between representatives of Zimmer and Centerpulse.

     On September 5, 2002, a representative of Credit Suisse First Boston contacted Prof. Dr. Rolf Watter, a member of Centerpulse's board of directors, to discuss a potential re-initiation of discussions between Zimmer and Centerpulse.

     On September 7, 2002, Dr. Watter communicated to the Credit Suisse First Boston representative that certain members of Centerpulse's board, including Dr. Link, Dr. Watter and Johannes Rendegger, would be willing to meet Mr. Elliot and Mr. Leno in Zurich on September 22, 2002.

     On September 22, 2002, Mr. Elliott and Mr. Leno met in Zurich, Switzerland with Dr. Link, Mr. Urs Kamber, the Chief Financial Officer of Centerpulse, Dr. Johannes Randegger, a member of the Centerpulse board of directors, and Dr. Watter, to discuss the strategic compatibility of Zimmer and Centerpulse. At the conclusion of the meeting, the parties agreed to re-initiate discussions regarding a potential business combination of Zimmer and Centerpulse after Centerpulse had completed a rights offering to its existing shareholders, which offering funded the settlement trust with respect to U.S. litigation related to Inter-Op(TM) shell and tibial base plates.

     On October 9, 2002, after Centerpulse had completed its rights offering, representatives of Zimmer and Centerpulse met in New York City to discuss the terms of a potential transaction between Zimmer and Centerpulse. At this meeting, Dr. Link requested that Zimmer submit a written offer to Centerpulse regarding its interest in a business combination with Centerpulse.

     On October 17, 2002, Zimmer sent the following letter to the Centerpulse board:

                     [LETTERHEAD OF ZIMMER HOLDINGS, INC.]

October 17, 2002

Centerpulse AG
Board of Directors
Andreasstrasse 15
CH-8050 Zurich, Switzerland

Attn: Dr. Max Link
      Chairman of the Board and Chief Executive Officer

Gentlemen:

On behalf of Zimmer Holdings, Inc. ("Zimmer"), I am pleased to submit this preliminary proposal with respect to a strategic transaction between Zimmer and Centerpulse AG ("Centerpulse").

As we have discussed, the combination of our companies would create a leading global reconstructive company with over $2 billion in revenues. Zimmer and Centerpulse have complementary strengths and market positions across the global orthopaedic industry, and our respective strategies are consistent with the objective of becoming the leader in terms of innovation, growth and value. As a result, we believe that our companies are a compelling fit and such a combination would be favorably received by investors and in the best interest of the shareholders of both companies.

Proposed Transaction Structure -- Based on our analysis of the information available to us to date, we would be willing to pursue a transaction whereby Centerpulse shareholders would receive, for each outstanding Centerpulse share, a combination of 3.77 shares of Zimmer common stock and CHF 25 in cash. Based on Zimmer's closing stock price of $40.00 as of October 16th, 2002, and based on the CHF/US$ exchange rate as of the same date, this represents consideration per Centerpulse share of approximately 250 CHF. This consideration represents a meaningful premium to Centerpulse's recent trading levels, and is in line with premiums received in historical comparable transactions. The transaction would result in Centerpulse shareholders owning nearly 20% of the combined company's share capital. Our intention would be to structure a transaction in the form of a public exchange offer. We have noted the recent volatility in Centerpulse's stock price since the announcement of the rights offering, and have developed our proposal based on average trading values over the past several weeks and months.

Our proposal is necessarily based on our current understanding of Centerpulse, without the benefit of due diligence. In determining the terms of this proposal, we have taken into account Centerpulse's financial results published through the second quarter of 2002, Centerpulse's recent rights offering and capital increase completed October 8, 2002 and the resulting financial impact on Centerpulse's per share value, and our understanding of the status of Centerpulse's ongoing litigation, asset sales and overall strategic objectives. Our proposal could have additional limited upside if we are provided with new, positive information.

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

Conditions -- This preliminary proposal is subject to: (i) satisfactory completion of comprehensive due diligence, (ii) Zimmer and Centerpulse Board approvals, (iii) receipt of all necessary regulatory and other approvals, (iv) the negotiation of mutually acceptable definitive documentation, which we expect would include customary representations, covenants and conditions, (v) an undertaking from InCentive Capital in support of the transaction and agreed upon price prior to the initiation of due diligence, and (vii) confirmation of our assumption that there would be no material adverse tax consequences in a transaction. Any final transaction will be subject to any applicable shareholder approval.

Proposed Process -- We are prepared to pursue an expeditious process in order to, among other things, minimize the disruption to our respective businesses. Our plan would be to engage in mutual due diligence, while simultaneously negotiating the definitive documentation.

We would initially expect to hold meetings with our respective management teams (Chairman/CEO, CFO, and other senior level executives) to discuss Centerpulse's and Zimmer's businesses, prospects, financial information including projections, and areas for potential synergies. Concurrent with these meetings, we would envision a period for in-depth, confirmatory due diligence. We would expect to work with you, your legal and financial advisors to negotiate definitive documentation, prepare regulatory filings, draft joint press releases, etc. with the goal of announcing a transaction by mid-December 2002. We would anticipate launching a formal public offer as soon as practicable after the announcement of a transaction.

Exclusivity -- Because of the substantial management time and expense required in order to fully evaluate a potential transaction and formulate definitive terms, our willingness to proceed with the proposed transaction is based on Centerpulse's commitment to pursue a transaction exclusively with Zimmer. We intend to commence our due diligence after the execution of a mutually satisfactory exclusivity agreement, which we believe can and will be achieved rapidly.

Confidentiality -- This letter is being delivered based on our understanding that, unless otherwise mutually agreed by us in writing, its submission and its contents will not be disclosed to any other person other than mutually agreed upon advisors and will otherwise be treated as strictly confidential.

This letter is not intended to be, and is not, a binding contract between us and nothing in this letter should be considered to constitute a binding obligation of Zimmer or Centerpulse with respect to the subject matter of this letter, other than the obligations specified in the paragraph entitled "Confidentiality", but is intended merely as an indication of our continued interest to proceed with the transaction on the terms outlined in this letter.

The proposal provided herein will terminate on the earlier of the close of business on Wednesday, November 6, 2002, or such time that any of the contents of this letter (or its existence) are disclosed to a third party by Centerpulse or its representatives.

Should you wish to discuss this letter or our indication of interest, please do not hesitate to contact me at (574) 372-4313, or, in my absence, Sam Leno at
(574) 372-4790.

We are excited about this opportunity and are prepared to pursue it enthusiastically. We have sent the sole copy of this expression of interest to you and assume you will be responsible for distributing it to your Board. We look forward to working with you toward the completion of a successful transaction.

Sincerely,

/s/ RAY ELLIOTT
Chairman, President and Chief Executive Officer
Zimmer Holdings, Inc.
                                   *  *  *  *

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

     In late October 2002, Dr. Link informed Mr. Elliott that the Centerpulse board of directors had reviewed Zimmer's indication of interest, deemed Zimmer's proposal inadequate and was not prepared at that time to pursue further discussions with Zimmer regarding a potential business combination between Zimmer and Centerpulse. In addition, Dr. Link informed Mr. Elliott that the Centerpulse board of directors had decided to operate their business independently.

     Subsequent to that date, several investment bankers contacted Zimmer's senior executives inquiring about Zimmer's interest in making a proposal to acquire Centerpulse. None of these investment bankers indicated to the senior executives of Zimmer that a confidential memorandum relating to Centerpulse would be made available to parties who executed confidentiality agreements. Thereafter, Zimmer senior executives had no other contact from Centerpulse or its representatives.

     On March 20, 2003, Centerpulse and Smith & Nephew announced they had entered into a transaction agreement pursuant to which the two companies would combine their businesses through two simultaneous exchange offers, one with respect to Centerpulse and one with respect to InCentive, to be commenced by Smith & Nephew Group. The Smith & Nephew Group Offers are more fully described in the section captioned "SMITH & NEPHEW GROUP OFFERS FOR CENTERPULSE AND INCENTIVE."

     Between March 20, 2003 and mid-April 2003, our board of directors met several times, joined by members of management, to consider making an unsolicited competing offer to acquire all issued and outstanding share capital of Centerpulse. During this time, the management of Zimmer held discussions with its financial and legal advisors regarding a possible acquisition of Centerpulse.

     At a board of directors meeting held on April 22, 2003 to discuss a potential acquisition of Centerpulse, Credit Suisse First Boston reviewed with the board of directors the financial aspects of such a business combination. At the conclusion of this meeting, the board of directors approved continuing to proceed with the consideration of an offer for all the issued and outstanding Centerpulse registered shares (including shares represented by Centerpulse
ADSs).

     On April 25, 2003, Smith & Nephew Group commenced its exchange offers for Centerpulse and InCentive.

     On May 13, 2003, Zimmer management provided an update to Zimmer's board of directors regarding the strategic implications of a combination with Centerpulse.

     On May 19, 2003, our board of directors met to discuss the potential acquisition of Centerpulse, the amount and type of consideration to be offered and other matters related to the transaction. Also at this meeting, representatives of Credit Suisse First Boston reviewed financial aspects of our proposed exchange offers with the board of directors, and representatives of Dewey Ballantine LLP reviewed legal aspects of the proposed offer. At the conclusion of this meeting, our board of directors approved Zimmer's exchange offers and the delivery of a proposal to Dr. Link and the board of directors of Centerpulse to acquire Centerpulse and InCentive.

     On May 20, 2003, we delivered the following letter, which was publicly released, to Dr. Link, Centerpulse's board of directors and InCentive's board of directors, setting forth the material terms of our exchange offers for all of the issued and outstanding Centerpulse registered shares and Centerpulse ADSs, pursuant to which we offered 3.68 shares of Zimmer common stock and CHF 120 per Centerpulse registered share and 0.368 of a share of Zimmer common stock and CHF 12 per Centerpulse ADS:

                     [LETTERHEAD OF ZIMMER HOLDINGS, INC.]

                                          May 20, 2003

Dr. Max Link
Chairman of the Board
  and Chief Executive Officer
Centerpulse AG
Andreasstrasse 15
CH-8050 Zurich, Switzerland

Dear Max:

     Over the past few weeks, I have been thinking carefully about the future of our two companies. My colleagues and I are impressed with the business that you, your management team, and the Centerpulse workforce have developed. You will remember that we discussed a potential business combination between Centerpulse and Zimmer several times last year, as recently as October. We discussed the unique, complementary nature of our geographic strengths and product lines. We discussed the compelling strategic benefits of being the #1 global orthopaedics company with our shared vision for the future. We confirmed the geographic fit of our businesses by continent, country, and state, and our long-term commitment to Winterthur. We mutually agreed Centerpulse is the ideal partner for Zimmer and, just as important, that Zimmer is the ideal partner for Centerpulse. We provided you with a preliminary written offer in October that indicated we were prepared to increase our offer based upon new information. We are increasing our offer now.

     I realize that you have already started down the road toward a combination with Smith & Nephew plc. As I am sure you can understand, we were disappointed by that announcement in light of our friendly discussions. We were surprised that your advisors did not give Zimmer the opportunity to receive the confidential memorandum, which would have enabled us to make a superior offer, before proceeding with an agreement with Smith & Nephew. Since October, you have clarified and financed your product liability issues, you successfully divested your cardiovascular businesses, and you have improved your continuing operations. Therefore, we are pleased to make the following offer, which Zimmer's Board of Directors has authorized, regarding a combination between our two companies. One of our goals is to meet with you as soon as possible so that we can discuss the superior merits of our offer.

     We are offering to acquire all of Centerpulse's outstanding registered shares and ADSs in an exchange offer pursuant to which holders of Centerpulse registered shares will receive CHF 120 in cash and 3.68 shares of Zimmer common stock per Centerpulse share. Based on the closing price of Zimmer common stock and the USD/CHF exchange rate as of May 19, 2003, this offer represents approximately CHF 350 per Centerpulse share. Our price is based upon our review of publicly available information regarding Centerpulse, including recent filings by Smith & Nephew.

     We also intend to commence a separate offer to acquire all of the outstanding bearer shares of InCentive Capital AG, which currently has a beneficial interest in approximately 18.9% of the outstanding Centerpulse registered shares. The terms of the InCentive offer will be substantially the same as the offer for Centerpulse registered shares.

     The Centerpulse and InCentive offers will allow shareholders to elect to vary the proportions of the shares of Zimmer common stock and cash received in the offer, subject to offsetting elections of other tendering shareholders.

     We believe our offer is both financially and strategically superior to Smith & Nephew's offer, both immediately and over the long term. It will combine Centerpulse's leadership position in European orthopaedics and platforms in spine and dental with Zimmer's leading positions in the U.S. and Japan in reconstructive products and Minimally Invasive Solutions. Together, Centerpulse and Zimmer will operate as the world's largest and most profitable reconstructive company, providing products to address the complete osteoarthritis "continuum of care" required by an aging but increasingly active population. Moreover, this transaction is clearly in the best interests of your shareholders, employees and surgeons.

     - It will provide the opportunity for your shareholders to realize significantly greater value for their shares than that presented by the current, competing offer. Zimmer's offer represents a 26% premium over the closing price per Centerpulse share on March 19, 2003, the trading day immediately prior to announcement of the Centerpulse-Smith & Nephew transaction, and a 19% premium over the proposed Smith & Nephew transaction, based on the closing share price for Smith & Nephew ordinary shares on May 19, 2003. Our October preliminary offer represented a 26% premium over the one month average share price immediately prior to October 17, 2002. The offer contained in this letter represents a 33% premium over the one month average share price immediately prior to the Smith & Nephew offer of March 20, 2003. These premia are consistent with transactions completed on the SWX Swiss Exchange over the past five years. The current Zimmer offer has a 63% greater cash component than Smith & Nephew's offer. Centerpulse shareholders will receive both greater immediate and long-term value through continuing investment in the best performing company in our industry.

     - It will allow Centerpulse's employees to become part of a fast-growing industry leader with a strong commitment to R&D and significant financial and operational strength. Zimmer has consistently reported superior operating results compared to Smith & Nephew as measured by sales growth, EBITDA growth, and EBITDA margins. In addition, your employees will find that Zimmer's corporate culture is supportive of their individual and collective goals. We encourage a performance-based culture and management by local nationals. Upon our spin-off from our former parent in 2001, we became a focused, independent company with a highly entrepreneurial culture in which all employees can excel.

     - It will allow the surgeons with whom you have established loyal relationships to work with a company dedicated solely to orthopaedics, with the best R&D pipeline in the industry. We are both equally proud of our award-winning sales forces. Partnering with key academic centers around the world, surgeons can take advantage of both of our new, state-of-the-art medical education initiatives. They will benefit from the research of a combined company focused on developing advanced surgical techniques that put confidence in the surgeon's hands. We both invest at the top of our class in R&D as a percentage of sales. Zimmer has been in business for more than 75 years and has a history of innovation -- as does Centerpulse.

     In conclusion, the strategic merit of a Centerpulse/Zimmer combination is compelling. As the #1 pure-play orthopaedics company, we will have leading market positions in every critical product and geographic market -- reconstructive, including hips and knees, as well as Europe, the U.S., and Japan. We will possess leading technologies, including minimally invasive surgery, alternate materials, and biologics. We will have leading global scale, with more than $2 billion in sales, 2,000 sales people, and 1,000 issued patents. Finally, we expect to drive superior sales growth and EBITDA margins in excess of 30%. We will create dual listings on both the New York Stock Exchange and the SWX Swiss Exchange. This is a vision worth realizing!

     Since another offer was commenced for Centerpulse and InCentive Capital, we are advised that, in order to preserve our rights as a competing bidder under Swiss law, we must make our proposal by pre-announcement filings with the Swiss Takeover Board. However, we strongly prefer to work together with you and your Board of Directors to complete this transaction and we are prepared to commit all the necessary resources to do so. We are prepared to begin due diligence immediately as provided by Swiss law.

     I look forward to contacting you in the next few days to discuss our offer.

                                          With personal regards,

                                          /s/ RAY ELLIOTT
                                          Chairman of the Board, President
                                          and Chief Executive Officer

cc: The Board of Directors of Centerpulse
    The Board of Directors of InCentive Capital
    The Swiss Takeover Board

                                    * * * *

     In addition, as indicated in Mr. Elliott's letter, on May 20, 2003, Zimmer made a pre-announcement of its offers for Centerpulse and InCentive shares in accordance with Swiss law.

     On May 21, 2003, Mr. Elliott and other Zimmer representatives met with Dr. Randegger and Dr. Watter to discuss, among other things, the pre-announcement of Zimmer's planned exchange offer for Centerpulse registered shares and the process for the due diligence to be conducted by Zimmer.

     On May 26, 2003, Zimmer and Centerpulse executed a confidentiality agreement relating to information to be provided to Zimmer and its representatives in connection with Zimmer's proposed due diligence review of Centerpulse.

     On [--], 2003, Zimmer commenced parallel exchange offers for all the issued and outstanding registered shares and ADSs of Centerpulse and all the bearer shares of InCentive.

REASONS FOR OUR OFFER

     In reaching its decision to pursue a combination of Zimmer and Centerpulse, Zimmer's board of directors consulted with senior management and Zimmer's financial and legal advisors and considered a number of factors, including those set forth below. We believe that a combination of Zimmer and Centerpulse represents a compelling opportunity to increase value for stockholders of Zimmer, Centerpulse and InCentive by combining Zimmer with a long-term strategic partner that will allow us to realize myriad strategic advantages resulting in growth opportunities within the medical devices industry.

     We believe that the combination will create a global leader in the design, development, manufacture and marketing of orthopaedic reconstructive implants, spine trauma and dental products. For the fiscal year ended December 31, 2002, the pro forma net earnings of the combined company was estimated at US$287 million. We believe that the combination of Zimmer and Centerpulse will (i) generate approximately US$70 to US$90 million in annual operational efficiencies and cost savings by 2006 and (ii) be accretive in 2004 to the consensus earnings per share estimate of US$1.91 as of May 19, 2003, excluding one-time transaction and integration costs. The strategic compatibility of the products and technologies of Zimmer and Centerpulse is expected to provide the combined company with significant earnings power and a strong platform from which it can actively pursue growth opportunities in the industry. For Zimmer, Centerpulse represents a unique platform for growth and diversification in Europe as well as in the spine and dental segments of the medical devices industry.

  MARKET DYNAMICS

     The market for orthopaedic reconstructive implants, trauma products and general orthopaedic surgical products continues to enjoy growth on a global scale. According to publicly available research analyst reports, from 1998 to 2002, the industry grew at annual rates from approximately 6% to 17%, and is forecasted to continue to grow at approximately 12% over the next several years through sales to orthopaedic surgeons, hospitals and healthcare purchasing organizations. Market growth for reconstructive implants, representing approximately 40% of worldwide orthopaedic sales, has been attributed to several factors:

     - An aging population in the United States and around the world: the U.S. Census Bureau estimates that the total number of people age 65 and over in the United States will increase by 4.9 million to 39.7 million between 2000 and 2010, and further estimates that the percentage of the world's population age 65 and over will grow from approximately 6.9% of the total population to approximately 9.5% during the period from 2000 to 2020;

     - Continued technological advances (i) in biological applications, such as bone graft substitutes and bone replacements, and (ii) that make joint replacement a more attractive option for patients and physicians;

     - The use of new implant materials;

     - Reduction in hospitalization, decreased procedural costs and shorter rehabilitation processes resulting from improvements in implant fixation, surgical technique and pre- and post-surgical pathways and care.

     - Increasing incidence of the replacement, repair or enhancement of an existing implant product or component (revision);

     - The general increase in active lifestyles and high-impact recreational activities and sports by the young and old alike;

     - Increases in selling and strategic brand marketing programs, target direct-to-consumer advertising and an overall advancement in patient education and knowledge due to innovations in global dissemination of information via the Internet; and

     - Improved average implant pricing.

  GLOBAL SCALE AND INCREASED GEOGRAPHIC MARKET OF OUR PRODUCTS

     The combination of Zimmer and Centerpulse is expected to significantly expand Zimmer's global reach and enhance its market-leading position in reconstructive implants and trauma products. We believe that the combination will create the opportunity for deeper market and customer penetration in the geographic segments in which Zimmer already operates and expansion into geographic segments in which Zimmer does not possess significant operations, in either case, to the extent the existing customer relationships of the two companies can be leveraged for the benefit of the combined company. The companies have insignificant overlap in virtually all key geographic segments on a by-country basis and have corresponding strengths in each geographic segment.

     For example, we believe Zimmer's sales and marketing efforts in the Americas, Asia-Pacific and Europe will benefit from the addition of Centerpulse's distribution pipeline and customer base in Europe. While the greatest percentage of Zimmer's global sales are in the Americas, principally the United States, accounting for approximately 68% of its 2002 sales and 74% of segment operating profit before global operations and corporate expenses, Centerpulse's particular geographic strength and market position in Europe, based on its reputation and long-term customer relationships developed over many years with surgeons, hospitals and healthcare organizations, will give the combined company an important expanded outlet. Specifically, in Europe, a region that accounted for 12% of our 2002 sales and 6% of Zimmer's segment operating profit before global operations and corporate expenses, the reconstructive implant and trauma products markets are highly fragmented. For example, surgeons hold differing philosophies regarding hip reconstruction and product type. We believe that the combination of Zimmer and Centerpulse will have positive results for sales of products such as the knee prosthesis NexGen Legacy(TM), due to Centerpulse's market position and product mix.

     The combination will further advance Zimmer's presence in the lucrative Japanese market. In 2002, the Asia-Pacific region accounted for approximately 20% of our sales and 20% of our segment operating profit before global operations and corporate expenses. Japan is the largest market for us in Asia-Pacific, accounting for the majority of sales in the region. Zimmer has more than 25 years of experience in the Japanese market and has long been a market leader in hips, knees and trauma devices. We believe that Centerpulse's distribution pipeline for its reconstructive implants, together with an expanded product range sold through a larger sales force, will increase the customer base in the region.

  COMPLEMENTARY PRODUCT LINES

     We believe the acquisition of Centerpulse and its extensive product line will complement our current orthopaedic and reconstructive product offerings. For example, Zimmer's leading market position with respect to knee implant devices and Centerpulse's leading market position in hip implant devices complement the overall product line and offer significant customer synergies. We also believe that the combination will allow us to more easily pursue such technologies as highly cross-linked polyethylene, minimally invasive solutions, high flexion knees, alternate bearing materials, computer assisted surgeries, biologics and open cell metal technologies. We believe that a combination of the technological resources of both companies will allow us to develop more quickly new materials, products and procedures through economies of scale with increased functionality. Consolidation of efforts in the spinal segment and Europe is expected to allow us to capitalize on high growth opportunities. In addition, the combination also provides a unique diversification into dental products. The combination of Zimmer's and Centerpulse's research and development, "sales/distribution" staff, marketing, financial resources and compatible cultures will, we believe, create a business platform upon which new orthopaedic devices can be brought to the market on a more expedited basis and at lower cost.

  FINANCIAL BENEFITS

     We believe that a combination of Zimmer and Centerpulse will enhance our long-term growth prospects and maximize stockholder value. For the past 20 months, our common stock has consistently outperformed the FTSE 100, S&P 500 and an orthopaedics index comprised of Synthes-Stratec, Biomet, Johnson & Johnson, Medtronic and Stryker. Between January 1, 2002 and May 19, 2003, the per share price of our common stock has increased approximately 58% and outperformed Smith & Nephew and the orthopaedic index by approximately 59% and 85%, respectively. We believe that our stock price performance is due primarily to Zimmer's focus of strategically investing in inventory and instruments to support strong sales growth in the Americas and Europe, and to support new products launched in 2002 and expected to be launched in 2003. We believe that the combined company's earnings will enable it to more readily invest in and develop new products.

     Zimmer's product sales grew worldwide by approximately 13% and 16% in 2001 and 2002, respectively, with an operating profit margin of approximately 29% for the fiscal year ended December 31, 2002. Specifically, Zimmer's sales in Europe grew by 28% in 2002. The price of Zimmer's common stock increased 36% in 2002 and 17% through March 2003. Growth in earnings per share was 70% in 2002. Although past performance is not a guarantee of future results, we have consistently achieved superior profitability, market growth, operating results and stockholder returns.

     We believe that the combination of production abilities of Centerpulse with Zimmer's developmental capabilities will result in a combined company with greater profitability and better positioned in the medical devices industry. For the fiscal year ended December 31, 2002, the pro forma net revenue of the combined company was approximately US$2.2 billion. The estimated market share and 2002 pro forma sales of the combined company are:

     - #1 pure play orthopaedic company, with pro forma sales of US$2.2 billion;

     - #1 in served global orthopaedic market, with pro forma sales of US$2.0 billion*;

---------------

     * Served orthopaedic market is comprised of hips, knees, shoulders, elbows, spine, trauma and dental markets

     - #1 in the reconstructive implants market, with pro forma sales of US$1.73 billion;

      -- #1 in hip implants, with pro forma sales of US$753 million;

      -- #1 in knee implants, with pro forma sales of US$811 million;

      -- #1 in extremities implants, with pro forma sales of US$84 million;

     - #5 in the trauma products market, with pro forma sales of US$140 million; and

     - #6 in the spinal implants market, with pro forma sales of US$115 million.

                                   OUR OFFER

OFFER DOCUMENTATION

     This prospectus and the related documents are being used to make our offer to all holders of InCentive bearer shares. A separate Swiss exchange offer prospectus, to which this prospectus is being attached as Exhibit I, also is being delivered to InCentive shareholders located anywhere outside the U.S. in accordance with applicable Swiss law.

     InCentive shareholders located in the United States must follow the procedures set forth in this prospectus to tender InCentive bearer shares pursuant to our offer. InCentive shareholders located anywhere outside the United States must follow the procedures set forth in the Swiss exchange offer prospectus to tender InCentive bearer shares.

     THE DISTRIBUTION OF THIS PROSPECTUS AND THE MAKING OF OUR OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED BY LAW. OUR OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION WHERE THE MAKING OF OUR OFFER OR THE ACCEPTANCE THEREOF WOULD BE CONSIDERED ILLEGAL OR OTHERWISE VIOLATE ANY APPLICABLE LAW OR REGULATION OR WHERE WE WOULD BE OBLIGATED TO CHANGE THE TERMS OF OUR OFFER, TO FILE AN ADDITIONAL APPLICATION WITH ANY AUTHORITIES OR OTHER INSTITUTIONS OR TO UNDERTAKE ADDITIONAL MEASURES IN RELATION TO OUR OFFER. THIS PROSPECTUS AND THE RELATED DOCUMENTS MUST NOT BE DISTRIBUTED IN SUCH JURISDICTIONS OR SENT TO SUCH JURISDICTIONS. PERSONS IN SUCH JURISDICTIONS MUST NOT USE THESE DOCUMENTS FOR MARKETING PURPOSES FOR SALE OF SHARES OF OUR COMMON STOCK. WE DO NOT ASSUME ANY RESPONSIBILITY FOR ANY VIOLATION BY ANY PERSON OF ANY OF THESE RESTRICTIONS.

TERMS OF OUR OFFER; EXPIRATION DATE

     Subject to the terms and conditions set forth in this prospectus, InCentive shareholders who tender their InCentive bearer shares will receive consideration calculated by reference to the formula (A+B)/C, where:

     A = the total number of shares of Zimmer common stock and the amount of cash that would be payable under the terms of our Centerpulse offer for the Centerpulse registered shares held by InCentive;

     B = the adjusted net asset value (positive or negative) of InCentive calculated as at the last day of our offer period but excluding the calculation in "A" above and attributing no value to any InCentive bearer shares held by InCentive or its subsidiaries, as confirmed by InCentive's auditor; and

     C = the total number of InCentive bearer shares outstanding on the last day of our offer period less the number of InCentive bearer shares held by InCentive or its subsidiaries on that date.

     For a discussion of the consideration payable under the terms of the Centerpulse offer, which consideration factors into the calculation above as variable "A," see the section captioned "THE CENTERPULSE OFFER -- Terms of Our Centerpulse Offer."

     As a result, the consideration for each InCentive bearer share will consist of an amount of Zimmer common stock and a portion of cash, which will mirror what InCentive would have received if it had tendered its Centerpulse registered shares in our Centerpulse offer, plus or minus an amount of cash equal to the adjusted net asset value of InCentive excluding its Centerpulse holdings. If the adjusted net asset value is negative, then the cash portion attributable to the consideration received by InCentive in relation to its Centerpulse holdings shall be reduced, by a proportionate degree, and if after such reduction there is still a negative balance, the number of shares of Zimmer common stock to be issued shall be reduced by a corresponding amount calculated by reference to the average closing price of Zimmer common stock from the fifth to third trading day prior to the settlement date of our offer.

     The offer price paid in our offer will be adjusted for any dilutive effects in respect of the InCentive bearer shares or Zimmer common stock (except for shares issued for management options under

InCentive or Zimmer benefit plans and disclosed in InCentive's or Zimmer's financial statements for the fiscal year ended December 31, 2002), including dividend payments, capital increases below market value, or the issuance of options (except for management options issued under InCentive or Zimmer benefit plans in the normal course consistent with past practice), warrants, convertible securities and other rights of any kind to acquire InCentive bearer shares or shares of Zimmer common stock, as the case may be, or any other transaction having a dilutive effect on the value of the Centerpulse offer.

     The number of shares of Zimmer common stock to be issued in exchange for each InCentive bearer share, known as the exchange ratio, is fixed and will not change between now and the time our offer is consummated, subject to the mix and match election feature, as discussed below in the section captioned "-- Mix and Match Election." The value of the shares of Zimmer common stock will fluctuate, based on changes in the market price for Zimmer common stock. Fluctuations in the market price of Zimmer common stock between now and the consummation of our offer will change the value of the shares of Zimmer common stock that you will receive and will depend upon any number of reasons, including those specific to Zimmer as well as those that influence the trading prices of equity securities generally. For information on the range of trading prices of Zimmer common stock on the New York Stock Exchange, please see the table in the section captioned "MARKET PRICE AND DIVIDEND MATTERS."

     Fractional entitlements to shares of Zimmer common stock will not be delivered to holders of InCentive bearer shares validly tendered in our offer. Instead, fractional entitlements to shares of Zimmer common stock will subsequently be combined and sold on the New York Stock Exchange and the net proceeds of the sales will be distributed pro rata to the InCentive shareholders entitled to fractional entitlements. See the section captioned "-- Cash Instead of Fractional Shares of Zimmer Common Stock."

     Our offer will expire at 4:00 p.m., Central European time, 10:00 a.m. New York City time, on [--], [--], 2003, unless we shall have extended the period of time for which our offer is open. When we make reference to the "expiration of our offer" anywhere in this prospectus, this is the time we are referring to, including, when applicable, any extension period that may apply. When we make reference to the "expiration date" anywhere in this prospectus, we are referring to the latest time and date on which our offer, as may be so extended, expires.

     Our offer is also subject to the conditions set forth in the section captioned "-- Conditions of Our Offer." If any of these conditions is not satisfied, we may terminate our offer and return all tendered InCentive bearer shares to tendering holders, extend our offer and, subject to withdrawal rights as set forth in the section captioned "-- Withdrawal Rights," retain all such InCentive bearer shares until the expiration of our offer as so extended, waive such conditions and, subject to any requirement to extend the period of time during which our offer is open, accept all InCentive bearer shares validly tendered by the expiration date and not withdrawn, or delay acceptance of InCentive bearer shares, subject to applicable law, until the satisfaction or waiver of the conditions of our offer. For a description of our right to extend the period of time during which our offer is open and to amend, delay or terminate our offer, see the description in the sections captioned
"-- Extension, Termination and Amendment" and "-- Certain Legal Matters; Regulatory Approvals."

MIX AND MATCH ELECTION

     Our offer will contain a mix and match election, whereby tendering InCentive shareholders may elect to receive either more shares of Zimmer common stock or more cash than the standard entitlement. However, this election will be available to InCentive shareholders only to the extent that off-setting elections have been made by other tendering security holders in our offer and the Centerpulse offer. Elections made in our offer will be taken together with elections made under a similar mix and match election included in our Centerpulse offer (described in the section captioned "THE CENTERPULSE OFFER") in determining whether mix and match elections under our offer will be fulfilled. In other words, in order for a InCentive shareholder to receive a higher proportion of cash, other security holders will have to elect to receive a higher proportion of shares of Zimmer common stock, and vice versa. To

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the extent that elections cannot be satisfied as a result of the lack of such off-setting elections, entitlements to shares of Zimmer common stock and cash in excess of the standard entitlement will be reduced on a pro rata basis. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each InCentive shareholder who has been allocated an increased or reduced number of shares of Zimmer common stock. All calculations will be made by reference to the number of acceptances and elections as of the last day of the subsequent offering period and, for the purposes of these calculations, the assumed value per share of Zimmer common stock shall be US$48.28, the same as the closing price of a share of Zimmer common stock on May 19, 2003, the day immediately prior to the announcement of our offer and our Centerpulse offer.

     If you validly tender your InCentive bearer shares in our offer, you may elect to receive for each InCentive bearer share:

     - the standard entitlement, describe above, in "-- Terms of Our Offer; Expiration Date;"

     - as many shares of Zimmer common stock as possible; or

     - as much cash as possible.

     Tendering InCentive shareholders may submit their mix and match election to the Swiss offer manager until the end of the subsequent offering period applicable to our offer. Tendering InCentive shareholders who have not submitted a mix and match election prior to that time will be deemed to have elected the standard entitlement. InCentive shareholders who make mix and match elections will not know the exact number of shares of Zimmer common stock or the amount of cash they will receive until settlement of the consideration under our offer.

     IF YOU HOLD YOUR INCENTIVE BEARER SHARES IN BOOK-ENTRY (OR UNCERTIFICATED) FORM THROUGH A BROKER, YOU SHOULD INSTRUCT YOUR BROKER TO MAKE A HOLDER ELECTION FOR YOU.

     We will determine all questions as to the validity of any mix and match election, in our sole discretion, which determination will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in any election, whether or not similar defects or irregularities are waived in the case of other InCentive shareholders. No election will be validly made until all defects or irregularities have been cured or waived. Neither we, the Swiss offer manager nor any other person will have any obligation to notify you of any defects or irregularities in elections or incur any liability for failure to notify you.

     YOUR MIX AND MATCH ELECTION WILL NOT BE VALID UNLESS YOU VALIDLY TENDER YOUR INCENTIVE BEARER SHARES PURSUANT TO THE TERMS OF OUR OFFER AND MAKE A VALID ELECTION AS DESCRIBED IN THE INSTRUCTIONS TO THE FORM OF DECLARATION OF ACCEPTANCE AND ASSIGNMENT YOU RECEIVED WITH THIS PROSPECTUS. Please read the discussion in the section captioned "-- Procedures for Tendering InCentive Bearer Shares."

EXTENSION, TERMINATION AND AMENDMENT

     We reserve the right, at any time or from time to time, until all of the conditions specified in the section captioned "-- Conditions of Our Offer" shall have been satisfied, to extend the period of time during which our offer is open and to amend our offer by giving oral or written notice of such extension or amendment to the Swiss offer manager followed by public announcement thereof, subject, in all cases, to applicable Swiss law and the Exchange Act. In the case of an extension, any such announcement will be issued no later than the fourth Swiss trading day following the previously scheduled expiration date. During any such extension, all InCentive bearer shares previously validly tendered and not withdrawn will remain subject to our offer, including the rights of a tendering InCentive shareholder to withdraw its tendered bearer shares in accordance with the procedures set forth in the section captioned "-- Withdrawal Rights."

     Subject to Swiss tender offer regulations and the rules and regulations of the SEC, we also reserve the right, at any time or from time to time,

     - if any of the conditions of our offer are not satisfied, (i) to delay acceptance or exchange of any InCentive bearer shares tendered pursuant to our offer, regardless of whether InCentive bearer shares have previously been accepted or exchanged or (ii) to terminate our offer and not accept or exchange any InCentive bearer shares not previously accepted or exchanged, and

     - to waive any condition or otherwise amend our offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Swiss offer manager and followed as promptly as practicable by public announcement thereof.

     In accordance with Swiss tender offer regulations, Zimmer will not be permitted to extend our offer beyond the date that is 40 Swiss trading days after the commencement of our offer unless Zimmer receives the approval of the Swiss Takeover Board. If Zimmer is required by the rules and regulations of the SEC to extend the expiration date of our offer beyond the date that the expiration date of our offer is permitted to be extended without Swiss Takeover Board approval, including as a result of the waiver of a condition to our offer, Zimmer will seek the approval of the Swiss Takeover Board to allow extension of our offer in order to comply with the rules and regulations of the SEC.

     Subject to applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service and Reuters Economic Services. Zimmer expects to announce by release to the Dow Jones News Service, Bloomberg, and Reuters Economic Services within four Swiss trading days following the expiration date of our offer the percentage of outstanding InCentive bearer shares that have been validly tendered pursuant to our offer and whether our offer will be completed, extended or abandoned.

     If we make a material change in the terms of our offer or the information concerning our offer, or if we waive a condition of our offer, we will extend our offer to the extent required under applicable Swiss law or the Exchange Act. If, prior to the expiration date, we change the percentage of InCentive bearer shares being sought or the type or amount of consideration offered to you, that change will apply to all holders whose InCentive bearer shares are validly tendered and accepted for exchange pursuant to our offer. If, at the time notice of that change is first published, sent or given to you, our offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, we will extend our offer until the expiration of that ten business-day period.

SUBSEQUENT OFFERING PERIOD

     If all of the conditions to our offer are satisfied or waived, and Zimmer accepts for exchange InCentive bearer shares tendered pursuant to our offer, InCentive shareholders who do not accept our offer prior to its expiration will have an opportunity to accept our offer on the same terms during a ten Swiss trading day period after the announcement by Zimmer that our offer will be consummated. There will be no withdrawal rights during the subsequent offer period.

EXCHANGE OF INCENTIVE BEARER SHARES; DELIVERY OF ZIMMER COMMON STOCK AND CASH CONSIDERATION

     Upon the terms and subject to the conditions of our offer, including, if our offer is extended or amended, and the terms and conditions of any such extension or amendment, no later than four Swiss trading days after the expiration of our offer, we will accept for exchange all InCentive bearer shares validly tendered and not withdrawn pursuant to the terms of our offer, with respect to InCentive bearer shares tendered prior to the expiration of our offer, and upon the expiration of the subsequent offering period, with respect to InCentive bearer shares tendered during the subsequent offering period. In addition, we reserve the right, subject to applicable law, to delay the acceptance for exchange or the exchange of InCentive bearer shares in order to comply in whole or in part with any applicable law. For a description of our right to terminate our offer and not accept the InCentive bearer shares for exchange or to delay acceptance of InCentive bearer shares for exchange, see the section captioned "-- Extension, Termination and Amendment."

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

     For purposes of our offer, we shall be deemed to have accepted for exchange tendered InCentive bearer shares, as and if we shall give oral or written notice to the Swiss offer manager of our acceptance of the tender of such InCentive bearer shares. We expect to exchange Zimmer common stock and pay the applicable cash proceeds and cash instead of fractional shares for the InCentive bearer shares tendered in our offer to the Swiss offer manager no later than 10 Swiss trading days after the expiration of the subsequent offering period. The Swiss offer manager will act as agent for the tendering holders for the purpose of receiving shares of Zimmer common stock and cash and cash to be paid instead of fractional shares of Zimmer common stock from us and transmitting such shares and cash to tendering InCentive shareholders. Subject to the timely receipt by the Swiss offer manager of a confirmation of the book-entry transfer of such InCentive bearer shares into the Swiss offer manager's account at SIS, as described in the section captioned "-- Procedures for Tendering InCentive Bearer Shares," and a properly completed and duly executed Form of Declaration and Acceptance of Assignment or a facsimile thereof, and all other required documents, within 10 Swiss trading days after the expiration of the subsequent offering period applicable to our offer, the Swiss offer manager will deliver the applicable number of shares of Zimmer common stock, together with the applicable cash consideration (including cash payments to be made instead of issuing fractional shares of Zimmer common stock) to shareholders who validly tendered their InCentive bearer shares pursuant to our offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY US ON THE CASH PAID FOR YOUR INCENTIVE BEARER SHARES (INCLUDING CASH PAYMENTS WE MAKE INSTEAD OF ISSUING FRACTIONAL SHARES OF ZIMMER COMMON STOCK) EVEN IF THERE IS A DELAY IN MAKING THE EXCHANGE AND PAYMENTS.

     Holders who tender their InCentive bearer shares in our offer may elect in the Form of Declaration of Acceptance and Assignment to have their shares of Zimmer common stock registered in the name of a nominee or registered in their own name in the share register of Zimmer.

     If we increase the value of the consideration to be paid for InCentive bearer shares pursuant to our offer, we will pay such increased consideration for all InCentive bearer shares exchanged pursuant to our offer.

     If any tendered InCentive bearer shares are not accepted for exchange pursuant to our offer for any reason, or if certificates are submitted for more InCentive bearer shares than are tendered, such InCentive bearer shares will be credited to an account such InCentive bearer shares will be credited to an account maintained at the book-entry transfer facility, without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of our offer.

CASH INSTEAD OF FRACTIONAL SHARES OF ZIMMER COMMON STOCK

     Fractional entitlements to shares of Zimmer common stock will not be delivered to InCentive shareholders with respect to the InCentive bearer shares validly tendered in our offer. To the extent that InCentive shareholders are entitled to receive fractions of shares of Zimmer common stock in exchange for their InCentive bearer shares, those fractional entitlements will be combined with the other holders' fractional entitlements and subsequently sold on behalf of such holders on the New York Stock Exchange. Each such holder of InCentive bearer shares who would not receive full consideration as shares of Zimmer common stock will receive cash consideration corresponding to the fraction of the price of the share of Zimmer common stock, which price shall be based on the net per-share sale price (after deduction of related fees and expenses) of all of the shares of Zimmer common stock combined from the fractional entitlements and sold on behalf of those tendering holders.

     By the acceptance of our offer, a tendering InCentive shareholder authorizes the Swiss offer manager to combine such holder's fractional entitlement to a share of Zimmer common stock with other entitlements and sell them on the New York Stock Exchange. The payment of the consideration in cash instead of fractional shares of Zimmer common stock will be made to such holder within 10 Swiss trading days after the expiration of the subsequent offering period applicable to our offer.

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

     YOU WILL NOT RECEIVE ANY INTEREST ON THE CASH TO BE GIVEN FOR FRACTIONAL SHARES OF ZIMMER COMMON STOCK, EVEN IF THERE IS A DELAY IN MAKING THE EXCHANGE AND PAYMENT.

WITHDRAWAL RIGHTS

     Your tender of InCentive bearer shares pursuant to our offer is irrevocable, except that InCentive bearer shares tendered pursuant to our offer may be withdrawn at any time prior to the expiration of our offer and, unless we previously accepted them pursuant to our offer, may also be withdrawn at any time after [--], [--], 2003, except during the subsequent offering period. If we
(i) extend the period of time during which our offer is open, (ii) are delayed in accepting for exchange the InCentive bearer shares, or (iii) are unable to exchange the InCentive bearer shares pursuant to our offer for any reason, then, without prejudice to our rights under our offer, the Swiss offer manager may, on our behalf, retain all InCentive bearer shares tendered and such InCentive bearer shares may not be withdrawn except as otherwise provided in this section. Any such delay will be considered an extension of our offer to the extent required by law.

     The Swiss offer manager will make arrangements on the SWX Swiss Exchange to allow InCentive shareholders who have tendered such shares pursuant to our offer, to withdraw such InCentive bearer shares from our offer and sell those shares pursuant to a separate trading line on the SWX Swiss Exchange only to purchasers who wish to, and simultaneously with such purchase will, tender such shares in our offer. InCentive shareholders who are interested in selling their InCentive bearer shares in this manner should contact their bank, broker or other custodial institution or the Swiss offer manager. In the alternative, InCentive shareholders may withdraw such shares as set forth below and hold such shares or sell such shares without restriction.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Swiss offer manager at its address set forth on the back cover of this prospectus, and must specify the name of the person who tendered the InCentive bearer shares to be withdrawn and the number of InCentive bearer shares to be withdrawn and the name of the holder of the InCentive bearer shares, if different from that of the person who tendered such InCentive bearer shares. If the InCentive bearer shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at SIS to be credited with the withdrawn InCentive bearer shares and otherwise comply with the procedures of such companies. Withdrawals may not be rescinded, and InCentive bearer shares withdrawn will thereafter be deemed not validly tendered for purposes of our offer. However, withdrawn InCentive bearer shares may be tendered again by following one of the procedures described in the section captioned "-- Procedures for Tendering InCentive Bearer Shares" at any time prior to the expiration of our offer.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the Swiss offer manager nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

PROCEDURES FOR TENDERING INCENTIVE BEARER SHARES

     Zimmer has retained Credit Suisse First Boston to act as Swiss offer manager in connection with our offer made to holders of InCentive bearer shares.

  VALID TENDER OF INCENTIVE BEARER SHARES

     To validly tender InCentive bearer shares pursuant to our offer, you must complete the following procedures:

     - If you personally hold InCentive bearer shares, you must comply with the instructions to transfer and deliver your shares as described in the Form of Declaration of Acceptance and Assignment and return the form to the Swiss offer manager before the expiration of our offer.

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

     - If your InCentive bearer shares are held through a financial institution, you must comply with the instructions for acceptance of our offer and delivery of your tendered InCentive bearer shares that you will receive directly from the financial institution or intermediary with which your securities are deposited. If you have not received any instructions from your financial institution or intermediary, you should contact your financial institution or intermediary. Your acceptance of our offer should be received by your financial institution or intermediary, in accordance with its instructions, before the date indicated in its instructions.

  BOOK-ENTRY TRANSFER

     The Swiss offer manager will establish an account through SIS to hold the InCentive bearer shares to be tendered into our offer. Any financial intermediary or institution that is a participant in SIS's systems may make a book-entry transfer of bearer shares by causing SIS to transfer such bearer shares into the SIS account in favor of the Swiss offer manager in accordance with their procedures for transfer. You should, thus, instruct your financial institution or intermediary to tender the number of bearer shares you wish to tender by book-entry transfer to the Swiss offer manager's account.

     If you validly tender your InCentive bearer shares and they are accepted by Zimmer, there will be a binding agreement between you and Zimmer on the terms and subject to the conditions set forth in this prospectus and in the Form of Declaration of Acceptance and Assignment and the instructions to such form.

     Do not send Forms of Declaration of Acceptance and Assignment or other offer documents to Zimmer or InCentive. These materials must be submitted to the Swiss offer manager, by you or by your financial institution or intermediary, at the address set forth on the back cover of this prospectus following the procedures described above and in the instructions to the Form of Declaration of Acceptance and Assignment in order for you to participate in our offer.

     IT IS UP TO YOU TO DECIDE HOW TO DELIVER YOUR INCENTIVE BEARER SHARES AND ALL OTHER REQUIRED DOCUMENTS TO THE SWISS OFFER MANAGER. IT IS YOUR RESPONSIBILITY TO ENSURE THAT ALL NECESSARY MATERIALS IN THE PROPER FORM ARE RECEIVED BY THE SWISS OFFER MANAGER BEFORE THE EXPIRATION DATE. WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED, INSTEAD OF MAIL. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE SWISS OFFER MANAGER BEFORE THE EXPIRATION OF OUR OFFER. IF THE SWISS OFFER MANAGER DOES NOT RECEIVE ALL OF THE MATERIALS IN THE PROPER FORM REQUIRED BY THIS SECTION AT ITS ADDRESS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS BEFORE THE EXPIRATION DATE, YOUR INCENTIVE BEARER SHARES WILL NOT BE VALIDLY TENDERED IN OUR OFFER.

  OTHER REQUIREMENTS

     Notwithstanding any other provision, the exchange of InCentive bearer shares accepted pursuant to our offer will in all cases be made only after proper and timely delivery to, and receipt by, the Swiss offer manager of the tendered InCentive bearer shares, in accordance with the instructions in the Form of Declaration of Acceptance and Assignment or that you receive from your financial intermediary or institution, as the case may be. If you wish to accept our offer, you have to complete, sign and return the Form of Declaration of Acceptance and Assignment on or before 4:00 p.m., Central European time, 10:00 a.m., New York City time, [--], [--], 2003 or, if our offer has been extended, before the expiration of our offer, as extended.

  EFFECT OF TENDER

     If you tender your InCentive bearer shares in our offer, you agree to sell, assign and transfer to Zimmer all right, title and interest in and to all of the InCentive bearer shares tendered and any and all cash dividends, distributions, rights, other shares or other securities issued or issuable in respect of such bearer shares on or after the date of this prospectus.

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

     By tendering your InCentive bearer shares, you represent and warrant that you have the full power and authority to validly tender, exchange, assign and transfer the InCentive bearer shares tendered and to acquire shares of Zimmer common stock and receive payment of cash issuable or payable upon the exchange of such tendered InCentive bearer shares, and that, when and if the tendered InCentive bearer shares are accepted for exchange, Zimmer will acquire good, marketable and unencumbered title to the tendered InCentive bearer shares, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claim or right. You also warrant that you will, upon request, execute and deliver any additional documents deemed by Zimmer or the Swiss offer manager to be necessary or desirable to complete the exchange, sale, assignment and transfer of the tendered InCentive bearer shares.

     The tendering holder irrevocably appoints designees of Zimmer as the holder's proxies, each with full power of substitution, to the full extent of the holder's rights with respect to the InCentive bearer shares tendered by the holder and accepted for exchange by Zimmer and with respect to any and all distributions in respect of the tendered InCentive bearer shares on or after the date of this prospectus. All such proxies will be considered coupled with an interest in the tendered InCentive bearer shares. This appointment is effective when, and only to the extent that, Zimmer accepts for exchange InCentive bearer shares tendered by the holder as provided in this prospectus. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by the holder with respect to the tendered InCentive bearer shares (and with respect to any and all distributions) will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Zimmer's designees will, with respect to the InCentive bearer shares and related distributions for which the appointment is effective, be empowered to exercise all voting and other rights of the holder as they, in their sole discretion, may deem proper. Zimmer reserves the right to require that, in order for the InCentive bearer shares to be deemed validly tendered, immediately upon Zimmer's exchange of Zimmer common stock and payment of cash for the tendered InCentive bearer shares, Zimmer must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to the tendered InCentive bearer shares and distributions, including voting at any meeting of InCentive shareholders.

TRANSFER AND WITHHOLDING TAXES

  SWISS TRANSFER AND WITHHOLDING TAXES

     In the case of a tendering holder that is a Swiss holder, Swiss federal securities transfer tax is payable with respect to the exchange of InCentive bearer shares pursuant to our offer if such holder is a securities dealer as defined under the Swiss stamp tax act, referred to as a Swiss securities dealer, or if a Swiss securities dealer acts as an intermediary to the transaction. In the case of a tendering holder that is not a Swiss holder, there is no Swiss securities transfer tax consequence of our offer unless a Swiss securities dealer acts as an intermediary to the transaction. Zimmer will pay any applicable Swiss federal securities transfer tax with respect to the exchange of InCentive bearer shares pursuant to our offer. Neither the exchange of InCentive bearer shares for Zimmer common stock nor the entitlement for cash pursuant to our offer is subject to Swiss withholding tax or Swiss value added tax ("VAT") with respect to any tendering holder. For a more complete discussion of Swiss transfer and withholding taxes, see the discussion in the section captioned
"-- OUR OFFER -- Taxation -- Material Swiss Tax Consequences" below.

  U.K. TRANSFER AND WITHHOLDING TAXES

     There should be no U.K. stamp duty or stamp duty reserve tax implications arising with respect to the exchange of InCentive bearer shares pursuant to our offer. The exchange of InCentive bearer shares for Zimmer common stock and/or cash pursuant to our offer is not subject to U.K. withholding tax or U.K. VAT. For a more complete discussion of U.K. transfer and withholding taxes, see the discussion in the section captioned "-- OUR OFFER -- Taxation -- Material U.K. Tax Consequences" below.

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

  U.S. FEDERAL TRANSFER AND WITHHOLDING TAXES

     There is no U.S. federal transfer tax or VAT. Tendering U.S. holders, and in some cases, tendering non-U.S. holders, may be subject to U.S. federal backup withholding tax with respect to proceeds from the exchange of InCentive bearer shares pursuant to our offer unless such holders comply with certain certification procedures or otherwise establish an exemption from backup withholding. For a more complete discussion of U.S. federal withholding taxes, see the discussion in the section captioned "-- OUR
OFFER -- Taxation -- Material U.S. Federal Tax Consequences" below.

MATTERS CONCERNING VALIDITY AND ELIGIBILITY

     We will determine all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of InCentive bearer shares in our sole discretion. All our determinations in these matters will be final and binding. We reserve the absolute right to reject any or all tenders of InCentive bearer shares determined by us not to be in proper form or the acceptance for exchange of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of InCentive bearer shares. Neither we, the Swiss offer manager nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Any InCentive bearer shares withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, at any time prior to expiration of our offer, you may re-tender withdrawn InCentive bearer shares by following the procedures discussed above in the section captioned "-- Procedures for Tendering InCentive Bearer Shares."

     IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING INCENTIVE BEARER SHARES, PLEASE CONTACT THE SWISS OFFER MANAGER AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS.

ANNOUNCEMENT OF RESULTS OF OUR OFFER

     Zimmer will announce the final results of our offer and whether all of the conditions to our offer have been fulfilled or waived and whether Zimmer will accept the tendered InCentive bearer shares for exchange no later than four Swiss trading days after expiration of our offer. The announcement will be made by a release to the Dow Jones News Service, Bloomberg and Reuters Economic Services.

OWNERSHIP OF FORMER INCENTIVE SHAREHOLDERS IN ZIMMER

     Based on the estimated per share consideration payable in the connection with our offer and our Centerpulse offer, we estimate that, we will issue approximately 43.8 million shares of Zimmer common stock and that, upon the consummation of our offer and our Centerpulse offer, current holders of Zimmer common stock will own approximately 82%, former holders of Centerpulse registered shares (including holders of Centerpulse ADSs) will own approximately 14.6% and InCentive shareholders will own approximately 3.4% of the then outstanding shares of Zimmer common stock.

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CURRENCY EXCHANGE RATES

     The following table sets forth, for the periods indicated, certain exchange rates between U.S. dollars and Swiss francs based on the Federal Reserve Bank of New York noon buying rate:

                                                 THREE MONTHS
                                                     ENDED
                                                   MARCH 31,         YEARS ENDED DECEMBER 31,
                                                 -------------   --------------------------------
                                                 2003    2002    2002   2001   2000   1999   1998
                                                 -----   -----   ----   ----   ----   ----   ----
                                                                 (CHF = US$1.00)
High...........................................  1.40    1.72    1.72   1.82   1.83   1.60   1.54
Low............................................  1.33    1.64    1.38   1.59   1.55   1.36   1.29
Average(1).....................................  1.36    1.70    1.55   1.69   1.69   1.51   1.45
Period Ended...................................  1.35    1.68    1.38   1.66   1.62   1.59   1.37

---------------

(1) The average of the noon buying rates on the last day of each month during the period.

No representation is made that the Swiss franc or U.S. dollar amounts could have been or could in the future be so converted at any particular rate.

TAXATION

     The following is a general summary of material U.S. federal, Swiss, and U.K. tax consequences of our offer and the ownership of Zimmer common stock received pursuant to our offer. Beneficial owners of InCentive bearer shares that are subject to tax in jurisdictions other than the United States, Switzerland and the United Kingdom should consult their own tax advisors regarding the tax consequences to them of our offer and the ownership of Zimmer common stock received pursuant to our offer.

     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ALL BENEFICIAL OWNERS OF INCENTIVE BEARER SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF OUR OFFER AND THE OWNERSHIP OF ZIMMER COMMON STOCK RECEIVED PURSUANT TO OUR OFFER.

 MATERIAL U.S. FEDERAL TAX CONSEQUENCES

     The following is a summary of material U.S. federal income tax consequences to "U.S. holders," as defined below, and material U.S. federal income and estate tax consequences to "non-U.S. holders," as defined below, of our offer and the ownership of Zimmer common stock received pursuant to our offer. This summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This discussion does not address any aspect of state or local tax law.

     This summary is limited to beneficial owners that hold InCentive bearer shares, or that will hold Zimmer common stock received pursuant to our offer, as "capital assets" (generally, property held for investment). Moreover, this summary does not discuss all aspects of U.S. federal taxation that may be important to beneficial owners in light of their particular circumstances or the U.S. federal tax consequences to beneficial owners subject to special treatment under U.S. federal tax law, such as banks and other financial institutions, insurance companies, dealers in securities, traders who have elected mark-to-market accounting, tax-exempt organizations, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, persons that hold or will hold InCentive bearer shares or Zimmer common stock as part of a "straddle," "hedging," "conversion," or other risk reduction transaction for U.S. federal income tax purposes, persons who acquired their shares upon the exercise of employee stock options or otherwise as compensation, persons that actually or constructively own 10% or more of the voting shares of InCentive or Zimmer, or U.S. holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below.

     As used herein, the term "U.S. holder" means a person that beneficially owns InCentive bearer shares, or that will beneficially own Zimmer common stock received pursuant to our offer, and that is, for U.S. federal income tax purposes:

     - an individual who is a citizen or resident of the United States;

     - a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust (a) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (b) if, in general, it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day, and elected under applicable treasury regulations to continue to so be treated.

     As used herein, the term "non-U.S. holder" means a beneficial owner that is not a partnership and is not a U.S. holder.

     If a partnership is a beneficial owner of InCentive bearer shares or of Zimmer common stock received pursuant to our offer, the U.S. federal tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership that is a beneficial owner of InCentive bearer shares or of Zimmer common stock received pursuant to our offer and partners in such a partnership should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences to them of our offer and the ownership of Zimmer common stock received pursuant to our offer.

U.S. HOLDERS

  Exchange of InCentive Bearer Shares for Zimmer Common Stock and/or Cash Pursuant to Our Offer

     A U.S. holder that exchanges InCentive bearer shares for Zimmer common stock and/or cash (including cash instead of fractional shares) pursuant to our offer generally will recognize taxable gain or loss equal to the difference between (1) the amount of cash plus the fair market value of Zimmer common stock received pursuant to our offer, (referred to as the amount realized) and (2) such U.S. holder's adjusted tax basis in the InCentive bearer shares exchanged therefor. For purposes of determining a U.S. holder's amount realized, it appears that the fair market value of the Zimmer common stock should be determined as of the date we accept such U.S. holder's tender of InCentive bearer shares, (referred to as the acceptance date) and that the amount of cash should be determined, depending on the U.S. holder's method of accounting and foreign currency elections in effect, by reference to the U.S. dollar value of the Swiss francs received pursuant to our offer on either the acceptance date or the date the Swiss francs are received. Each U.S. holder is urged to consult its own tax advisor as to the determination of its amount realized in its particular circumstances. Gain or loss recognized generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held its InCentive bearer shares for more than one year on the date of the exchange. Long-term capital gains of a non-corporate U.S. holder generally are subject to a maximum tax rate of 20%. The deduction of capital loss is subject to limitations.

     A U.S. holder's tax basis in Zimmer common stock received pursuant to our offer should be equal to the fair market value of such stock, as taken into account in determining the U.S. holder's amount realized, and the U.S. holder's holding period for such Zimmer common stock should begin on the day following the date the Zimmer common stock is so taken into account.

     Special U.S. federal income tax rules would apply to U.S. holders if InCentive were a passive foreign investment company, or PFIC. InCentive will be a PFIC if 75% or more of its gross income in a taxable year, including the pro rata share of the gross income of any company (U.S. or non-U.S.) in which InCentive is considered to own 25% or more of the shares by value, is passive income. Alternatively, InCentive will be a PFIC if 50% or more of its assets in a taxable year, averaged over the year (determined by averaging the percentages at the end of each quarter of the taxable year) and ordinarily determined based on fair market value and including the pro rata share of the assets of any company (U.S. or non-U.S.) in which InCentive is considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income. If InCentive were or were to become a PFIC prior to the consummation of our offer, U.S. holders could become subject to adverse U.S. federal income tax consequences. Accordingly, U.S. holders are urged to consult their own tax advisors regarding the PFIC rules.

  Currency Exchange Gain or Loss

     If the U.S. dollar value of the Swiss francs taken into account by a U.S. holder in determining its amount realized as a result of our offer differs from the U.S. dollar value of the Swiss francs received by the U.S. holder, such U.S. holder will recognize ordinary income or loss, as the case may be, measured by the difference between the amount so taken into account and the U.S. dollar value of the Swiss francs actually received. The U.S. holder may recognize additional ordinary income or loss, as the case may be, when its Swiss francs are converted into U.S. dollars or otherwise disposed of, to the extent there has been a change in the exchange rate between the Swiss franc and the U.S. dollar during the period the U.S. holder holds the Swiss francs. Each U.S. holder is urged to consult its own tax advisor regarding the application of the currency exchange gain and loss rules in its particular circumstances.

  Distributions on Zimmer Common Stock

     We do not currently anticipate making distributions on our common stock. If, however, after consummation of our offer, we do make distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the U.S. holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described in the section captioned "-- OUR OFFER -- Taxation -- U.S.
Holders -- Disposition of Zimmer Common Stock" below.

  Disposition of Zimmer Common Stock

     A U.S. holder that sells or otherwise disposes of Zimmer common stock received pursuant to our offer generally will recognize taxable gain or loss equal to the difference between (i) the holder's amount realized (generally, the sum of the cash plus the fair market value of any property received) and (ii) the holder's adjusted tax basis in such Zimmer common stock. Gain or loss recognized generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the Zimmer common stock for more than one year on the date of disposition. Long-term capital gains of a non-corporate U.S. holder generally are subject to a maximum tax rate of 20%. The deduction of capital loss is subject to limitations.

  Pending Legislation

     The U.S. House of Representatives and the U.S. Senate have passed a bill that, if signed into law, generally would, for a period of time, reduce the rate of U.S. federal income tax imposed on dividends and capital gains earned by individuals. Although this legislation is expected to be signed into law, no assurance can be given that it will be signed or that changes will not be made to the legislation prior to its signing. Accordingly, U.S. holders are urged to consult their tax advisors regarding this and any other proposed tax legislation.

  Information Reporting and Backup Withholding

     Proceeds from the exchange of InCentive bearer shares pursuant to our offer, the sale or other disposition of Zimmer common stock, and distributions on Zimmer common stock that are paid to a U.S. holder (other than certain exempt recipients, such as corporations) generally are subject to information reporting, and are subject to backup withholding at the applicable rate (currently 30%) if the U.S. holder fails to provide a valid taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. To avoid backup withholding with respect to proceeds from the exchange of InCentive bearer shares pursuant to our offer, U.S. holders should complete the Substitute Form W-9 included in the Form of Declaration of Acceptance and Assignment.

     Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided the holder furnishes certain required information to the IRS in a timely manner.

NON-U.S. HOLDERS

  Exchange of InCentive Bearer Shares for Zimmer Common Stock and/or Cash Pursuant to Our Offer

     A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized upon the exchange of InCentive bearer shares for Zimmer common stock and/or cash pursuant to our offer, unless (i) such gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, or (ii) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the exchange and certain other conditions are met.

     The potential application of information reporting and backup withholding with respect to the consideration payable to a non-U.S. holder pursuant to our offer is described in the section captioned "-- OUR
OFFER -- Taxation -- Non-U.S. Holders -- Information Reporting and Backup Withholding," below.

  Distributions on Zimmer Common Stock

     We do not currently anticipate making distributions on our common stock. If, however, after consummation of our offer, we do make distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described in the section captioned "-- OUR OFFER -- Taxation -- Non-U.S.
Holders -- Disposition of Zimmer Common Stock" below.

     Dividends that are not effectively connected with a non-U.S. holder's conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or if a tax treaty applies, a lower rate specified by the treaty. non-U.S. holders should consult their own tax advisors regarding their entitlement and benefits under a relevant income tax treaty.

     Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, generally will not be subject to withholding (provided certain certification requirements are met) but will be subject to U.S. federal income tax imposed on net income at the regular graduated U.S. federal income tax rates and in the manner generally applicable to

U.S. persons, and, for corporate holders, under certain circumstances, will be subject to the U.S. "branch profits tax" at the rate of 30%.

  Disposition of Zimmer Common Stock

     A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of Zimmer common stock received pursuant to our offer unless any one of the following is true:

     - such gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a permanent establishment maintained by such non-U.S. holder in the United States;

     - the non-U.S. holder is a nonresident alien individual present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met; or

     - the Zimmer common stock constitutes a "U.S. real property interest" by reason of our status as a "U.S. real property holding corporation," or a "USRPHC," for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the non-U.S. holder holds its Zimmer common stock or (ii) the 5-year period ending on the date the non-U.S. holder disposes of its Zimmer common stock. In general, we would be a USRPHC if interests in U.S. real estate comprised the majority of our assets. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or were to become a USRPHC, so long as the Zimmer common stock is "regularly traded on an established securities market" within the meaning of Section 897(c)(3) of the Code, such common stock will be treated as U.S. real property interests only in the hands of a non-U.S. holder that owns, or has owned, directly or indirectly, within the five years preceding the sale or disposition of such common stock, more than 5% of the Zimmer common stock. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5% of the Zimmer common stock during the period described above or the Zimmer common stock were not "regularly traded on an established securities market," the non-U.S. holder generally would be subject to U.S. federal income tax on its net gain derived from the disposition of its Zimmer common stock as though the non-U.S. holder was engaged in a business in the United States and the gain or loss was effectively connected with such business.

  U.S. Federal Estate Tax

     Zimmer common stock that is owned or treated as owned by an individual who at the time of death is a non-U.S. person (as specifically defined for U.S. federal estate tax purposes) will be included in his or her gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

  Information Reporting and Backup Withholding

     A non-U.S. holder may be subject to backup withholding and information reporting with respect to proceeds from the exchange of InCentive bearer shares pursuant to our offer or with respect to proceeds from the sale or other disposition of Zimmer common stock received pursuant to our offer. If a non-U.S. holder exchanges its InCentive bearer shares or disposes of its Zimmer common stock outside the United States through a non-U.S. office of a broker, then the backup withholding and information reporting requirements generally will not apply to the proceeds. However, information reporting, but not backup withholding, will apply to a payment of proceeds, if a non-U.S. holder exchanges its InCentive bearer shares or sells its Zimmer common stock through a non-U.S. office of a broker that is, for U.S. federal income tax purposes, a U.S. person or has certain other enumerated connections with the

United States unless the broker has documentary evidence in its files that such holder is a non-U.S. person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

     If a non-U.S. holder receives proceeds from the exchange of InCentive bearer shares pursuant to our offer or receives proceeds from the sale or other disposition of Zimmer common stock through a U.S. office of a broker, such payment is subject to both backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN certifying that it is a non-U.S. person or otherwise establishes an exemption.

     If we make distributions on our common stock, we and other payors will be required to report such distributions to the IRS on IRS Form 1042-S even if the payments are not otherwise subject to information reporting. The portion of a distribution that constitutes a dividend may be subject to backup withholding at the applicable rate and additional information reporting unless the non-U.S. holder provides an IRS Form W-8BEN certifying that it is a non-U.S. holder (or otherwise meets the documentary evidence requirements for establishing that it is a non-U.S. holder) or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current treasury regulations.

  MATERIAL SWISS TAX CONSEQUENCES

     This discussion summarizes the material Swiss tax consequences of our offer and the ownership of Zimmer common stock received pursuant to our offer. This discussion is not exhaustive and is intended only as a general guide for beneficial owners that hold their InCentive bearer shares (and that will hold Zimmer common stock received pursuant to our offer) as investments and that are not subject to special rules under Swiss tax law. Beneficial owners are urged to consult their own tax advisors regarding the Swiss tax consequences of our offer and the ownership of Zimmer common stock received pursuant to our offer in light of their particular circumstances.

     As used herein, the term "Swiss holder" means a person that beneficially owns InCentive bearer shares, or that will beneficially own Zimmer common stock received pursuant to our offer, and that is, for Swiss tax purposes, (a) a resident or domiciliary of Switzerland, or (b) a non-resident and non-domiciliary of Switzerland that holds InCentive bearer shares or Zimmer common stock in connection with the conduct of a trade or business in Switzerland through a permanent establishment or a fixed place of business maintained by such person within Switzerland. A "non-Swiss holder" is a person (including an offshore vehicle) that beneficially owns InCentive bearer shares, or that will beneficially own Zimmer common stock received pursuant to our offer, and that is not a Swiss holder.

     This summary is based on current law and practice, which is subject to change possibly with retroactive effect.

SWISS HOLDERS

  Exchange of InCentive Bearer Shares for Zimmer Common Stock and/or Cash Pursuant to Our Offer

     A Swiss resident individual who holds InCentive bearer shares as part of such holder's private assets generally will not be subject to any Swiss income taxation on gains realized upon the exchange of InCentive bearer shares for Zimmer common stock and/or cash pursuant to our offer.

     For Swiss holders other than Swiss resident individuals who hold their InCentive bearer shares as part of their private assets, the exchange of InCentive bearer shares for Zimmer common stock and/or cash generally will give rise to a taxable gain or allowable loss for purposes of Swiss taxation on capital gains. Such gain or loss will be equal to the difference between (a) the fair market value of Zimmer common stock plus the amount of cash received by a holder pursuant to our offer and (b) the book value of the InCentive bearer shares exchanged therefor. A Swiss holder that is a corporation may, under certain circumstances, be eligible for relief from taxation with respect to capital gains.

     Swiss federal securities transfer tax is payable if a Swiss securities dealer exchanges InCentive bearer shares for Zimmer common stock or if a Swiss securities dealer acts as an intermediary to the transaction. Zimmer will pay any applicable Swiss federal securities transfer tax payable with respect to the exchange of InCentive bearer shares pursuant to our offer.

     Neither the exchange of InCentive bearer shares for Zimmer common stock nor the entitlement for cash pursuant to our offer is subject to Swiss withholding tax or VAT.

  Distributions on Zimmer Common Stock

     We do not currently anticipate making distributions on our common stock. If, however, after consummation of our offer, we do make distributions on our common stock, such distributions will be treated as dividends and subject to Swiss income tax on the gross amount of such distributions, to the extent paid out of our current or accumulated earnings and profits. Dividends paid on Zimmer common stock will be subject to U.S. withholding taxes, at a reduced rate under the U.S. - Switzerland income tax treaty, if applicable. Part of such U.S. withholding tax may be refunded to a Swiss holder if the dividend income is duly declared in such holder's income tax return respectively in its books, and part may, to a certain extent, be credited against the holder's Swiss income tax liability.

  Disposition of Zimmer Common Stock

     A Swiss resident individual who holds Zimmer common stock as a private asset generally will not be subject to Swiss income taxation on gains realized upon a disposition of Zimmer common stock. A disposition of Zimmer common stock by a Swiss holder other than a Swiss resident individual holding Zimmer common stock as a private asset may give rise to a taxable gain or allowable loss for purposes of Swiss taxation on capital gains, subject to any available exemption or relief.

     A disposition of Zimmer common stock will be subject to Swiss federal securities transfer tax if either of the parties to the transaction qualifies as a securities dealer or if a Swiss securities dealer acts as an intermediary to the transaction.

NON-SWISS HOLDERS

     There should be no Swiss tax consequences of our offer to non-Swiss holders of InCentive bearer shares unless a Swiss securities dealer acts as an intermediary to the transaction, in which case Swiss federal securities transfer tax will be payable by the Swiss securities dealer and may be charged to the holder. Zimmer will pay any applicable Swiss federal securities transfer tax with respect to the exchange of InCentive bearer shares pursuant to our offer. There should be no Swiss tax consequences to non-Swiss holders of owning Zimmer common stock received pursuant to our offer. However, if a holder of Zimmer common stock disposes of such stock to a Swiss securities dealer, or if a Swiss securities dealer acts as an intermediary to the transaction, Swiss federal securities tax will be payable by the Swiss securities dealer and may be charged to the holder.

 MATERIAL U.K. TAX CONSEQUENCES

     This discussion summarizes the material U.K. tax consequences of our offer and the ownership of Zimmer common stock received pursuant to our offer. This discussion is not exhaustive and is intended only as a general guide for beneficial owners that hold their InCentive bearer shares (and that will hold Zimmer common stock received pursuant to our offer) as investments and that are not subject to special rules under U.K. tax law. For example, this prospectus does not summarize the U.K. tax consequences for U.K. Pension Funds, U.K. Authorized Units Trusts (Mutual Funds) or certain non-domiciled individuals. Beneficial owners are urged to consult their own tax advisors regarding the U.K. tax consequences of our offer and the ownership of Zimmer common stock received pursuant to our offer in light of their particular circumstances.

     As used herein, the term "U.K. holder" means a person that beneficially owns InCentive bearer shares, or that will beneficially own Zimmer common stock received pursuant to our offer, and that is, for U.K. tax purposes, (a) a resident of the United Kingdom, or (b) a non-resident that holds InCentive bearer shares or Zimmer common stock in connection with the conduct of a trade in the United Kingdom through a branch, agency or permanent establishment maintained by such person within the United Kingdom.

     This summary is based on current law, which is subject to change possibly with retroactive effect.

U.K. HOLDERS

  Exchange of InCentive Bearer Shares for Zimmer Common Stock and/or Cash Pursuant to Our Offer

     The following comments apply to a U.K. holder that receives Zimmer common stock from Zimmer pursuant to our offer.

     A U.K. holder that does not hold more than 5% of the InCentive bearer shares or any other class of shares in InCentive should not recognize a chargeable gain or allowable loss for U.K. tax purposes upon the exchange of InCentive bearer shares pursuant to our offer, except to the extent of cash received in exchange therefor. Any chargeable gain or allowable loss that otherwise would have arisen on a disposal by the U.K. holder of InCentive bearer shares will be "rolled-over" into the Zimmer common stock received pursuant to our offer. The U.K. holder will take the same base cost in the Zimmer common stock received pursuant to our offer as such holder had in the InCentive bearer shares exchanged therefor. For these purposes, the base cost of a holder's InCentive bearer shares will be allocated between the Zimmer common stock and cash received pursuant to our offer by reference to the market value of the Zimmer common stock and the sterling equivalent of the cash received on the date of the disposal. The U.K. holder's holding period (where relevant) for Zimmer common stock received pursuant to our offer will include the period such holder held the InCentive bearer shares exchanged therefor.

     A U.K. holder that holds (either alone or together with persons connected with such holder) more than 5% of the InCentive bearer shares or any other class of shares in InCentive is advised that an application for clearance (that the transaction is for a bona fide commercial purpose) will be made to the Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the exchange, although receipt of such clearance is not a condition of our offer. Provided such clearance is given, any such U.K. holder should be treated in the manner described above with respect to U.K. holders who do not hold more than 5% of the InCentive bearer shares.

     A U.K. holder that receives cash in the exchange (including cash in respect of fractional entitlements to Zimmer common stock) pursuant to our offer generally will be treated as effecting a disposal or part disposal of InCentive bearer shares to the extent of the cash received and may, depending on the U.K. holder's particular circumstances, incur a liability to U.K. tax on capital gains. For these purposes, the base cost of a U.K. holder's InCentive bearer shares will be allocated between the Zimmer common stock and cash received pursuant to our offer by reference to the market value of the Zimmer common stock and the sterling equivalent of the cash received on the date of the disposal. Any cash received in Swiss francs or US dollars will be converted into sterling by reference to the exchange rate prevailing at the date of disposal, from which the relevant proportion of a U.K. holder's base cost will be deducted to determine the amount of any chargeable gain or allowable loss. No charge to U.K. tax should arise in relation to any exchange movements arising after this date except where the shareholder is within the charge to U.K. corporation tax.

     A U.K. holder who is an individual higher rate taxpayer will be chargeable to U.K. tax on capital gains at 40%, subject to U.K. taper relief, which can reduce the tax rate on chargeable gains, depending on the period of ownership of the shares, to 24 percent after 10 years of qualifying ownership.

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     Special rules apply for the purposes of U.K. tax on capital gains where a
U.K. holder that receives cash (including cash in respect of fractional entitlements to Zimmer common stock) pursuant to our offer also receives Zimmer common stock and the amount of cash received is "small" compared with the value of the InCentive bearer shares exchanged therefor. For these purposes, the receipt of an amount of cash equal to 5% or less of the market value of the U.K. holder's InCentive bearer shares will be treated as "small." The Inland Revenue will also accept that an amount in cash is "small" if its equivalent is equal to or less than 3,000 British pounds even if the amount of such cash exceeds 5% of the market value of the U.K. holder's InCentive bearer shares in respect of which it is received. In such cases, there generally will be no disposal or part disposal of the U.K. holder's InCentive bearer shares in respect of the receipt of cash. The amount of the cash received will instead be deducted from the U.K. holder's allowable expenditure in computing the U.K. tax on capital gains or any allowable loss on a subsequent disposal of the Zimmer common stock received in the exchange.

     U.K. corporations that own more than 10% of the shares in InCentive may be entitled to a full capital gains tax exemption under the U.K. substantial shareholders regime. However, we are not aware of any corporate holders that own more than 10% of the InCentive bearer shares.

  Distributions on Zimmer Common Stock

     We do not currently anticipate making distributions on our common stock. If, however, after consummation of our offer, we do make distributions on our common stock, U.K. holders will, in general, be subject to U.K. income tax or corporation tax on the gross amount of the dividends paid on the Zimmer common stock. A U.K. holder who is an individual generally will be chargeable to income tax in the U.K. on such dividends at the Schedule F ordinary rate (currently 10%) or, to the extent that his or her income exceeds the threshold for higher rate tax, at the Schedule F upper rate (currently 32.5%). Dividends paid on Zimmer common stock will be subject to U.S. withholding taxes, at a reduced rate under the U.S.-U.K. income tax treaty, if applicable. Credit should be available against U.K. income tax or corporation tax for any U.S. withholding tax, provided that such credit will not exceed the credit which would have been allowed had all reasonable steps been taken (including any claims which could be made by the holder under the U.S.-U.K. income tax treaty) to minimize such U.S. tax.

     A U.K. holder that is a corporation generally will be charged corporation tax on dividends received from Zimmer under Schedule D Case V at the U.K. corporation tax rate of 30% (subject to credit for any U.S. withholding tax). In addition, it should be possible for U.K. corporate holders that own more than 10% of the voting rights in Zimmer to claim tax credits for underlying tax (deemed paid credits) on the relevant profits out of which the dividends were paid.

  Disposition of Zimmer Common Stock

     A U.K. holder generally will recognize a chargeable gain or allowable loss upon the disposition of Zimmer common stock received pursuant to our offer. The gain or loss, as the case may be, will be for an amount equal to the difference between (a) the sum of the fair market value of any cash and property received upon disposition of the Zimmer common stock and (b) the U.K. holder's base cost in the Zimmer common stock.

  Stamp Duty

     The sale of shares in a non-U.K. company, including the exchange of InCentive bearer shares pursuant to our offer or the disposition of Zimmer common stock received pursuant to our offer, should not be subject to U.K. stamp duty reserve tax, and should not be subject to stamp duty provided the transfer is not executed in the United Kingdom. Accordingly, there should be no U.K. stamp duty or stamp duty reserve tax implications arising from our offer. Stamp duty may apply to a disposition of Zimmer common stock received pursuant to our offer if the transfer is executed in the United Kingdom.

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  VAT

     The sale of shares is an exempt supply for U.K. VAT purposes. Accordingly, there should be no material U.K. VAT implications to holders as a result of our offer or a holder's subsequent disposition of Zimmer common stock received pursuant to our offer.

NON-U.K. HOLDERS

     There generally should be no U.K. tax consequences of our offer or the ownership of Zimmer common stock to non-U.K. holders of InCentive bearer shares or Zimmer common stock. However, stamp duty may apply to a disposition of Zimmer common stock received pursuant to our offer if the transfer is executed in the United Kingdom.

PURPOSE OF OUR OFFER; PLANS FOR INCENTIVE

     We are making our offer in order to acquire control of, and ultimately the entire common equity interest in, InCentive, which currently beneficially owns approximately 18.9% of the outstanding Centerpulse registered shares. Our offer is intended to facilitate our acquisition of Centerpulse, which we plan to effect through our Centerpulse offer. Promptly following our offer, if Zimmer acquires that number of bearer shares representing more than 98% of the voting power of InCentive, Zimmer intends to request the cancellation of the remaining share certificates of InCentive in accordance with the compulsory process under Swiss law. You will not have appraisal rights as a result of the consummation of our offer.

     If we gain control of InCentive but are not entitled to acquire compulsorily all of the outstanding InCentive bearer shares, then we currently intend to, subject to applicable Swiss law and constitution documents of InCentive, reconstitute the board of directors of InCentive to reflect our majority ownership interest in InCentive. Replacement board members have not yet been identified and their number and identity will depend on the circumstances at the relevant time. We also currently intend to, subject to the SWX Swiss Exchange listing rules, request that the board of directors of InCentive review whether the InCentive bearer shares should continue to be listed on the SWX Swiss Exchange and, to the extent possible, implement the intentions outlined above, which are consistent with gaining control of InCentive.

     We would only make decisions on these courses of action following receipt of legal, taxation and financial advice, and our intentions must be read as subject to the legal obligation of the InCentive board of directors to comply with all legal and regulatory requirements and their fiduciary and statutory duties.

EFFECT OF OUR OFFER ON THE MARKET FOR INCENTIVE BEARER SHARES; REGISTRATION UNDER THE EXCHANGE ACT

  REDUCED LIQUIDITY; POSSIBLE DELISTING

     The tender of InCentive bearer shares pursuant to our offer will reduce the number of InCentive bearer shares that might otherwise trade publicly and may adversely affect the liquidity and market value of the remaining InCentive bearer shares held by the public. InCentive bearer shares are listed and principally traded on the SWX Swiss Exchange. Depending on the number of InCentive bearer shares acquired pursuant to our offer, following consummation of our offer, InCentive bearer shares may no longer meet the requirements of the SWX Swiss Exchange for continued listing.

     If the SWX Swiss Exchange were to delist InCentive bearer shares following the exchange of those securities in our offer, the market for them may be adversely affected. It is possible that InCentive bearer shares would be traded on other securities exchanges and that price quotations would be reported by such exchanges or by other sources. The extent of the public market for the InCentive bearer shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the InCentive bearer shares remaining at such time, the interest in maintaining a market in the InCentive bearer shares on the part of securities firms and other factors.

     If, after the consummation of our offer, Zimmer holds more than 98% of the InCentive bearer shares, then Zimmer intends to seek cancellation of the remaining InCentive share certificates in accordance with

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the compulsory process under Swiss law. InCentive shareholders whose InCentive bearer shares are cancelled in such a proceeding will receive the offer consideration for their shares.

  STATUS AS "MARGIN SECURITIES"

     The InCentive bearer shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of InCentive bearer shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of our offer, the InCentive bearer shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the InCentive bearer shares would be ineligible as collateral for margin loans made by brokers.

CONDITIONS OF OUR OFFER

     Notwithstanding any other provisions of our offer, we will not be required to accept for exchange and, subject to any applicable Swiss law and rules and regulations of the SEC, we may postpone the acceptance for exchange of, or exchange for, tendered InCentive bearer shares, and may, in our reasonable judgment, extend, terminate or amend our offer as to any InCentive bearer share not then accepted for exchange if in our reasonable judgment the following conditions have not been satisfied on or before the date of expiration of our offer.

  CENTERPULSE EXCHANGE OFFER CONDITIONS SATISFIED CONDITION

     All conditions of our Centerpulse offer having been satisfied or waived by Zimmer.

  REMOVAL OF INCENTIVE BOARD CONDITION

     Either (i) an extraordinary shareholders meeting to be called by the InCentive board of directors having resolved that contingent upon our offer having been declared unconditional, all incumbent InCentive directors be removed and be replaced by the individuals proposed by Zimmer, or (ii) all InCentive directors having agreed to resign as of the date our offer is declared unconditional (provided that at least one director shall not have resigned and shall have entered into a mandate agreement prior to our offer having been declared unconditional) or having entered into a mandate agreement with Zimmer for the period from the date our offer has been declared unconditional until the shareholders' meeting of InCentive at which the persons proposed by Zimmer shall have been elected as members of the InCentive board of directors.

     For purposes of this condition, the term "declared unconditional" shall mean that Zimmer shall have announced that all conditions to our offer are satisfied or have been waived.

  ZIMMER AGREEMENT CONDITION

     Zimmer and certain shareholders of InCentive having entered into an agreement, which we refer to as the Zimmer-InCentive shareholder agreement, on substantially the same terms and conditions as the Tender Agreement, dated March 20, 2003, between certain shareholders of InCentive, Smith & Nephew and Smith & Nephew Group, and all of the material terms and conditions of the Zimmer-InCentive shareholder agreement having been complied with. Zimmer and InCentive having entered into an agreement, which we refer to as the Zimmer-InCentive agreement, on substantially the same terms and conditions as the Transaction Agreement, dated March 20, 2003, between InCentive, Smith & Nephew and Smith & Nephew Group and all of the material terms and conditions of the Zimmer-InCentive agreement having been complied with.

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  SHAREHOLDER APPROVAL CONDITION

     To the extent required, an extraordinary shareholders' meeting of InCentive having been held approving, contingent upon its execution, the Zimmer-InCentive agreement.

  REGISTRATION EFFECTIVENESS CONDITION

     The registration statement on Form S-4 filed by Zimmer with the SEC in connection with our offer having become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness of the registration statement having been issued by the SEC and no proceedings for that purpose having been initiated by the SEC and not concluded or withdrawn.

  MINIMUM TENDER CONDITION

     Zimmer having received valid acceptances for at least 80% of the total number of the InCentive bearer shares outstanding on a fully diluted basis at the expiration of the (possibly extended) offer period.

  NO REGULATORY AUTHORITY PROHIBITION CONDITION

     No court or regulatory authority having issued a decision or an order which prohibits our offer or its consummation or renders our offer or its consummation unlawful.

  NON-DISPOSAL OF CENTERPULSE REGISTERED SHARES CONDITION

     InCentive or any of its subsidiaries not having disposed, or agreed to dispose (including acceptance of any offer), of any Centerpulse registered shares held by it or its subsidiaries and not having become obliged to do so, except for any such transfer within the InCentive group.

  LITIGATION CONDITION

     Until the end of the (possibly extended) offer period, no litigation proceedings having been initiated against InCentive and its subsidiaries which have not been made public prior to the date of the pre-announcement filed in accordance with Swiss law and which are neither insured nor provisioned for in the consolidated balance sheet of InCentive for the fiscal year ended December 31, 2002 and whose amount in dispute is in excess of CHF 35 million in the aggregate.

     We reserve the right to waive one or more of the conditions set forth above, either in whole or in part, and to withdraw our offer if one or more of the above conditions is not met.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     While we expect that there will be no requirement to file any antitrust notification or report with respect to our offer, we expect that we will be required to make such filings in connection with our Centerpulse offer. Based on an examination of publicly available information relating to the businesses in which Zimmer and Centerpulse and our respective subsidiaries are engaged, we believe that the consummation of our offer and our Centerpulse offer should not violate the applicable antitrust and competition laws. Nevertheless, we cannot be certain that a challenge to our offer and our Centerpulse offer on antitrust or competition grounds will not be made, or, if such a challenge is made, what the result will be.

  HART-SCOTT-RODINO

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, a share exchange offer may not be completed until notification has been filed with the FTC and the Antitrust Division of the Department of Justice and a thirty (30) day waiting period has been observed. This waiting period may be terminated by the FTC and the Antitrust Division before its expiration. While there will be no requirement to make such a filing in connection with our offer, we will be required to

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make such a filing in connection with our Centerpulse offer. Zimmer intends to file a notification and report form under the HSR Act with the FTC and the Antitrust Division on or about [--], 2003. Accordingly, the waiting period under the HSR Act applicable to our Centerpulse offer will expire at 11:59 p.m., New York City time on or about [--], 2003, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information and documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, we have requested early termination of the waiting period applicable to our Centerpulse offer. There can be no assurance, however, that the 30-day HSR Act waiting period will be terminated early.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our Centerpulse offer. At any time before or after delivery of shares of Zimmer common stock under our Centerpulse offer, the Antitrust Division or the FTC could take whatever action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the delivery of such shares pursuant to our Centerpulse offer, seeking the divestiture of Centerpulse registered shares and Centerpulse ADSs acquired by us pursuant to our Centerpulse offer or seeking the divestiture of substantial assets of us and Centerpulse. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under some circumstances.

  ANTITRUST LAWS IN SWITZERLAND

     Under Swiss antitrust laws, mergers or acquisitions involving parties with certain aggregate sales and with individual sales within Switzerland exceeding certain thresholds require notification to, and approval by, the Swiss authorities before such mergers or acquisitions are implemented. In this case, no notification to, or approval by, the Swiss antitrust authorities is required.

  ANTITRUST LAWS IN EUROPEAN UNION COUNTRIES

     Zimmer and Centerpulse each conduct business in member states of the European Union, or EU. Council Regulation 4064/89, as amended, requires that the European Commission be notified and approve certain mergers or acquisitions involving parties with aggregate worldwide sales and individual EU sales exceeding certain thresholds before such mergers or acquisitions are implemented. In this case, no notification to, or approval by, the European Commission is required in connection with our offer and our Centerpulse offer as the parties' aggregate worldwide sales do not exceed the thresholds specified in EU Council Regulation 4064/89, as amended.

     Accordingly, the antitrust authorities of certain EU member states may have jurisdiction to review the proposed transaction. Based upon our examination of publicly available information concerning Centerpulse, we believe that, within the EU, the antitrust authorities in France, Germany and Italy have jurisdiction to examine the proposed transaction. In France and Germany, notice of mergers or acquisitions must be given to the relevant national authorities when the parties have worldwide and national sales exceeding specified thresholds. In Italy, notice of mergers or acquisitions must be given to the competent national authority when the parties, alone and together, have sales in Italy exceeding specified thresholds. In these three countries, the relevant thresholds for the proposed transaction have been met and the appropriate notifications have been or will be filed.

  France

     As a general rule, transactions subject to antitrust notification in France are suspended automatically and may not be put into effect until they have been approved by the national antitrust authorities. The national antitrust authorities of France have five weeks from the date they receive a complete notification to approve the proposed transaction or to refer the case for further review. The five week deadline may be extended by up to three weeks in cases where the parties offer commitments to address competition concerns identified by the French authorities, with a view to securing the antitrust authorities' approval of

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the proposed transaction. In the event that the case is referred for further review, a final decision on the proposed transaction must be made within 19 to 20 weeks following referral of the case for further review.

     The national antitrust authorities in France examine notified transactions and may prohibit mergers and acquisitions that create or strengthen a dominant position and therefore impede effective competition in the relevant market in France. As part of this examination, the national antitrust authorities consider whether any contribution to economic progress outweighs the negative effects of the merger or acquisition on competition.

  Germany

     Transactions subject to antitrust notification in Germany are suspended automatically and may not be put into effect until they have been approved by the national antitrust authority. The national antitrust authority has one month from the receipt of notification to approve the proposed transaction or to indicate to the parties that the proposed transaction requires further review. In cases requiring further review, the national antitrust authority has three additional months to make a final decision. At the request of the national antitrust authority and with the parties' consent, the one month and four month deadlines provided by German antitrust law may be extended by short periods of time. The national antitrust authority in Germany examines notified transactions and has the power to prohibit mergers or acquisitions that create or strengthen a dominant position, unless the parties can demonstrate that the merger or acquisition also will result in an improvement in market conditions that outweighs the disadvantages of market dominance.

  Italy

     There is no obligation to suspend a transaction subject to notification in Italy, provided that notice of the proposed transaction has first been given to the national antitrust authority. If a transaction that is subject to notification in Italy is implemented and the transaction is later prohibited, the national antitrust authorities may require that measures be taken in order to restore conditions of effective competition (including, for example, the sale of shares in the target and the sale of businesses owned and operated by the target). In Italy, the national antitrust authority has 30 days from the date of its receipt of a complete notification to approve the proposed transaction or to initiate a second-phase review. In the case of a second-phase review, the national antitrust authority has 45 days to make a final decision. This 45 day period may be extended by up to 30 days if the parties fail to supply data and information in their possession upon the national antitrust authority's request. In the event that the national antitrust authority decides to initiate a second-phase review, it also has power to order the parties not to proceed with the merger or acquisition until such time as the second-phase review is completed.

     The national antitrust authority in Italy examines notified transactions and has power to prohibit mergers or acquisitions that create or strengthen a dominant position on the Italian market with the effect of eliminating or restricting competition appreciably and on a lasting basis.

  OTHER JURISDICTIONS

     Based upon our examination of publicly available information concerning Centerpulse, it appears that Zimmer and Centerpulse and their subsidiaries own property and/or conduct business in a number of foreign countries (including other countries in the EU) in addition to those described above. In connection with the acquisition of Centerpulse securities pursuant to our Centerpulse offer, the laws of certain of these foreign countries require or advise the filing of information with, or the obtaining of approval of, their respective governmental authorities. In this regard, Zimmer intends to make filings with the national competition authorities in the Czech Republic.

  Czech Republic

     Under Czech antitrust laws, in the case of a public bid, it is lawful to acquire shares in the target before a final decision approving the transaction is made. It is unlawful, however, for the purchaser to
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determine or influence the competitive behavior of the target, in particular by exercising voting rights attaching to any shares acquired before the transaction has been approved by the national antitrust authority. In the Czech Republic, in the case of a public bid, the notification must be filed before the offer is published. The national antitrust authority has 30 days from its receipt of the notification to approve the proposed transaction or to initiate a second-phase inquiry. In the event that a second-phase inquiry is initiated, and in the case of a public bid, a final decision must be made within two months of receipt of the original notification. The national antitrust authority in the Czech Republic examines notified transactions and may prohibit mergers or acquisitions that significantly impede competition in the relevant market.

     In addition, antitrust enforcement and other regulatory agencies frequently scrutinize transactions such as our Centerpulse offer. At any time before or after we acquire Centerpulse registered shares and Centerpulse ADSs, any antitrust or other regulatory enforcement agency in a jurisdiction where we have not filed documentation could take whatever action under the applicable law of the jurisdiction as it deems necessary or desirable in the public interest, including seeking to enjoin our acquisition of Centerpulse registered shares and Centerpulse ADSs pursuant to our Centerpulse offer or our ability to vote or otherwise exercise rights of ownership over the Centerpulse registered shares and Centerpulse ADSs that we acquire under our Centerpulse offer, seeking divestiture of Centerpulse registered shares and Centerpulse ADSs acquired by us or divestiture of assets of us or Centerpulse, or seeking to impose conditions on the operation of our or Centerpulse's businesses. Private parties may also bring legal action under the antitrust laws under some circumstances.

  GENERAL

     Based on our examination of publicly available information concerning InCentive, we are not aware of:

     - any governmental license or regulatory permit that appears to be material to InCentive's business that might be adversely affected by our acquisition of InCentive bearer shares contemplated in our offer;

     - any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of InCentive bearer shares by us as contemplated in our offer; or

     - any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with our offer.

     Should any such approval or other action be required, we currently intend to seek such approval or take such other action. However, any such required approval or other action could impose conditions on the consummation of our offer or otherwise require changes to the terms of our offer, which could result in conditions to our offer not being satisfied. See the section captioned
"-- Conditions of Our Offer." We cannot predict whether we would be required to delay the acceptance for payment of, or payment for, InCentive bearer shares tendered pursuant to our offer pending the outcome of any such matter. We can give no assurance that we would be able to obtain any such approval or take other action, if needed.

ACTIONS OF ZIMMER STOCKHOLDERS

     The issuance of shares of our common stock in connection with our offer and our Centerpulse offer is subject to the approval of our stockholders. A special meeting of our stockholders is scheduled to be held on or about [--], 2003 to vote on this matter. Our stockholder approval on this matter is a condition to our obligation to consummate our Centerpulse offer. There can be no assurance that this approval will be obtained. If our stockholders approve the issuance of our common stock, no further stockholder approval will be required in relation to our offer or our Centerpulse offer.

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RELATIONSHIPS WITH INCENTIVE

     Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of InCentive, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus, there have been no contacts, negotiations or transactions since May 27, 2001, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and InCentive or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since May 27, 2001, had any transaction with InCentive or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to our offer.

     As of the date of this prospectus, we do not beneficially own any InCentive bearer shares and, to the best of our knowledge, no director or executive officer of Zimmer owns any InCentive bearer shares.

SOURCE AND AMOUNT OF FUNDS

     In connection with the cash portion of the consideration payable pursuant to our offer and our Centerpulse offer, Zimmer has entered into a commitment letter with Credit Suisse First Boston, acting through its Cayman Islands branch, JPMorgan Chase Bank, Bank of America, N.A., who we collectively refer to as the credit facility parties, J.P. Morgan Securities Inc. and Banc of America Securities LLC, pursuant to which the credit facility parties have committed to provide Zimmer with senior unsecured credit facilities, or the facilities, in an aggregate principal amount of up to US$1,750 million. It is currently anticipated that the facilities will be comprised of (i) a 364-day revolving credit and competitive advance facility in an aggregate principal amount of US$400 million, (ii) a three-year revolving credit and competitive advance facility in an aggregate principal amount of US$800 million and (iii) a five-year term loan facility in an aggregate principal amount of US$550 million.

     The lenders' commitments under the 364-day facility will expire and the borrowings thereunder will mature 364 days after the date of the signing of such facility. Zimmer may elect to convert revolving credit loans outstanding under the 364-day facility on the termination thereof to a term loan which will be repayable in a single payment one year after the termination of the 364-day facility. The lenders' commitments under the three-year facility expire and the borrowings thereunder will mature on the third anniversary of the signing thereof. The full amount of the five-year term facility must be drawn in a single drawing on the date of the initial borrowing thereunder. The five-year term facility matures on the fifth anniversary of the signing of such facility and amortizes in equal quarterly installments in aggregate annual amounts equal to US$50 million, US$150 million and US$350 million payable in the third, fourth and fifth years of the term, respectively.

     The proceeds of loans under the facilities will be used by Zimmer, on the date of the initial borrowing thereunder, to pay the cash consideration payable in our offer and our Centerpulse offer, to refinance the existing debt of Centerpulse, to repay in full all amounts under the existing Zimmer credit agreement and to pay transaction costs. Thereafter, the proceeds of loans under the revolving credit facilities may be used for working capital and other general corporate purposes.

FEES AND EXPENSES

     Except as set forth in this section, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of InCentive bearer shares pursuant to our offer.

     Credit Suisse First Boston, a Swiss bank, is acting as Swiss offer manager in connection with our offer and our Centerpulse offer. Credit Suisse First Boston LLC, an affiliate of Credit Suisse First Boston, is

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acting as a dealer manager in connection with our Centerpulse offer and as financial advisor to us in connection with our proposed acquisitions of Centerpulse and InCentive. Credit Suisse First Boston also is acting as a lender to Zimmer in connection with the financing of the cash portion of the consideration to be paid in our offer and our Centerpulse offer. Credit Suisse First Boston and its affiliate will receive customary compensation for acting in the foregoing capacities. We also have agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of InCentive for their own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

ACCOUNTING TREATMENT

     The acquisition of InCentive bearer shares acquired in our offer will be accounted for under the purchase method of accounting under U.S. GAAP, which means that InCentive's results of operations will effectively be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same time (except for the minority interest, if any, in the assets and liabilities which will remain at historical cost) with the excess, if any, allocated to goodwill.

     Operating results for InCentive for the year ended December 31, 2002 and for the three months ended March 31, 2003 and its net assets at that date have been excluded from the pro forma financial information. The purchase price for InCentive is inclusive of an offer for Centerpulse registered shares held by InCentive equivalent in all respects to our offer for Centerpulse registered shares plus cash for the value of InCentive's other holdings, which are expected to be monetized prior to completion of our offer for InCentive. Accordingly, at the time of the acquisition it is expected that the InCentive balance sheet will consist of Centerpulse shares already contemplated by the Centerpulse offer and the incremental purchase price to be paid for InCentive should be equal to the net cash acquired with InCentive and there should be no net effect on the net assets of the combined company.

STOCK EXCHANGE LISTING

     Shares of Zimmer common stock are listed on the New York Stock Exchange. We intend to make an application as necessary to list on the SWX Swiss Exchange and New York Stock Exchange the shares that we will issue and exchange pursuant to our offer and our Centerpulse offer.

                             THE CENTERPULSE OFFER

TERMS OF OUR CENTERPULSE OFFER

     In our Centerpulse offer, we will offer to exchange:

     - In respect of each Centerpulse registered share that is validly tendered and not properly withdrawn:

       -- 3.68 shares of Zimmer common stock; and

       -- CHF 120 in cash, without interest; and

     - In respect of each Centerpulse ADS that is validly tendered and not properly withdrawn:

       -- 0.368 of a share of Zimmer common stock; and

       -- the U.S. dollar equivalent of CHF 12 in cash, without interest.

     The offer price paid in our Centerpulse offer will be adjusted for any dilutive effects in respect of the Centerpulse registered shares or Centerpulse ADSs or the Zimmer common stock (except for shares issued for management options issued under Centerpulse or Zimmer benefit plans and disclosed in Centerpulse's or Zimmer's financial statements for the fiscal year ended December 31, 2002), including dividend payments, capital increases below market value, or the issuance of options (except for management options issued under Centerpulse or Zimmer benefit plans in the normal course consistent with past practice), warrants, convertible securities and other rights of any kind to acquire Centerpulse registered shares or shares of Zimmer common stock, as the case may be, or any other transaction having a dilutive effect on the value of our Centerpulse offer.

CONDITIONS OF OUR CENTERPULSE OFFER

     Notwithstanding any other provisions of our Centerpulse offer, we will not be required to accept for exchange and, subject to any applicable Swiss law and rules and regulations of the SEC, we may postpone the acceptance for exchange of, or exchange for, tendered Centerpulse registered shares and Centerpulse ADSs, and may, in our reasonable judgment, extend, terminate or amend our Centerpulse offer as to any Centerpulse registered shares or Centerpulse ADSs not then accepted for exchange if in our reasonable judgment the following conditions have not been satisfied on or before the date of expiration of our Centerpulse offer.

  STOCKHOLDER APPROVAL CONDITION

     Zimmer must have received the requisite vote of its stockholders to approve the issuance of the shares of Zimmer common stock pursuant to our Centerpulse offer and our offer.

  STOCK EXCHANGE LISTING CONDITION

     The shares of Zimmer common stock issuable upon consummation of our Centerpulse offer and our offer must have been approved for listing on the New York Stock Exchange.

  ANTITRUST CONDITION

     All competent European Union, U.S. and other foreign authorities must have approved and/or granted clearance of the acquisition of Centerpulse without a party being required to meet any condition or requirement giving rise to: (i) costs and/or loss of earnings before interest, tax and amortization, or EBITA, in excess of CHF 23 million in the aggregate; or (ii) a decrease in consolidated turnover of CHF 75 million in the aggregate of Zimmer, after giving effect to our Centerpulse offer and our offer. In addition, no other orders or directions by any court or other authority prohibiting the consummation of our Centerpulse offer and our offer will have been issued.

  REGISTRATION EFFECTIVENESS CONDITION

     The registration statement on Form S-4 filed by Zimmer with the SEC in connection with our Centerpulse offer having become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness of the registration statement having been issued by the SEC and no proceedings for that purpose having been initiated by the SEC and not concluded or withdrawn.

  MINIMUM TENDER CONDITION

     Zimmer having received valid acceptances for at least 66 2/3% of the total number of the Centerpulse registered shares outstanding (including Centerpulse registered shares represented by Centerpulse ADSs and, provided our offer for all the issued and outstanding InCentive bearer has become unconditional, Centerpulse registered shares held by InCentive) on a fully diluted basis at the expiration of the (possibly extended) offer period.

  REMOVAL OF CENTERPULSE BOARD CONDITION

     Either (i) an extraordinary shareholders' meeting to be called by the Centerpulse board of directors having resolved that contingent upon our Centerpulse offer having been declared unconditional, all incumbent Centerpulse directors be removed and be replaced by the individuals proposed by Zimmer, or
(ii) all Centerpulse directors having agreed to resign from the board of directors as of the date our Centerpulse offer is declared unconditional (provided that at least one director shall not have resigned and shall have entered into a mandate agreement prior to our Centerpulse offer having been declared unconditional) or having entered into a mandate agreement with Zimmer for the period from the date our Centerpulse offer has been declared unconditional until the shareholders' meeting of Centerpulse at which the persons proposed by Zimmer shall have been elected as members of the Centerpulse board of directors.

     For purposes of this condition, the term "declared unconditional" shall mean that Zimmer shall have announced that all conditions to our Centerpulse offer are satisfied or have been waived.

  NO MATERIAL ADVERSE CHANGE CONDITION

     Centerpulse, until the end of the (possibly extended) offer period for our Centerpulse offer, not having:

     - become subject to a mandated recall for a product, the consolidated turnover of which product family exceeded CHF 75 million in Centerpulse's consolidated prior year results and the recall having resulted, or, according to the opinion of an investment bank or accounting firm of international repute to be appointed by Zimmer, referred to as the expert, likely to result, in costs and/or loss of EBITA (after insurance payable to Centerpulse) in excess of CHF 23 million;

     - suffered a disablement of its manufacturing facilities in Winterthur, Switzerland or Austin, Texas, having resulted, or, according to the opinion of the expert, likely to result, in costs and/or loss of EBITA (after insurance payable to Centerpulse) in excess of CHF 23 million; or

     - become subject to losses, costs or liabilities, whether contingent or otherwise, in respect of any claim against Centerpulse or any of its subsidiaries relating to, or arising out of, defects in Centerpulse's or its subsidiaries' Inter-Op shell and tibial base plates, that resulted, or according to the opinion of the expert, are likely to result, in losses, costs or liabilities that exceed the amount reserved against such losses, costs or liabilities on Centerpulse's consolidated balance sheet for the fiscal year ended December 31, 2002 by more than CHF 43 million in the aggregate.

  NO SWISS TAX CONSEQUENCES CONDITION

     Zimmer having obtained a ruling by the competent tax authorities to the effect that the spin-off of Centerpulse from Sulzer AG on July 10, 2001 would not be subject to Swiss corporate income tax as a result of the consummation of our offers for Centerpulse and InCentive.

     We reserve the right to waive one or more of the conditions set forth above, either in whole or in part, and to withdraw our Centerpulse offer if one or more of the above conditions is not met.

           SMITH & NEPHEW GROUP OFFERS FOR INCENTIVE AND CENTERPULSE

     On April 25, 2003, Smith & Nephew Group plc, parent of Smith & Nephew plc, a company incorporated under the laws of England and Wales, commenced exchange offers to acquire all of the outstanding share capital of InCentive and Centerpulse, referred to as the Smith & Nephew Group offers. Our offers to acquire all of the outstanding share capital of Centerpulse and InCentive constitute competing offers. The terms of the Smith & Nephew Group offers permit holders of InCentive bearer shares, Centerpulse registered shares and Centerpulse ADSs to withdraw their shares or ADSs from the Smith & Nephew Group offers, if already tendered, and tender into our offer and our Centerpulse offer, as the case may be. Pursuant to agreements relating to the Smith & Nephew Group offers, under certain circumstances, including if our offer and our Centerpulse offer are successful, Centerpulse and InCentive could be obligated to pay Smith & Nephew Group CHF 20.0 million and CHF 4.0 million, respectively. In connection with its parallel offers, Smith & Nephew entered into the following agreements:

COMBINATION AGREEMENT

     On March 20, 2003, Smith & Nephew Group and Smith & Nephew entered into a combination agreement with Centerpulse whereby the parties made certain arrangements in connection with the Smith & Nephew Group offer for all outstanding registered shares of Centerpulse. Pursuant to the terms of the combination agreement, Centerpulse agreed to, among other things, immediately cease, and not to solicit or initiate, any discussions or negotiations with any entity (other than Smith & Nephew or its affiliates) concerning any merger, consolidation, business combination, liquidation, reorganization or sale of assets or shares or similar transaction involving Centerpulse or any subsidiary of Centerpulse, other than the taking of a position by Centerpulse's board of directors and disclosing such position to its shareholders, third parties or governmental or regulatory bodies in respect of transactions initiated by third parties or such disclosure to Centerpulse's shareholders or any third party or governmental or regulatory bodies, which, as advised by outside counsel, is advisable under applicable law.

TRANSACTION AGREEMENT

     On March 20, 2003, InCentive entered into a transaction agreement with Smith & Nephew Group and Smith & Nephew. Under the terms of that transaction agreement, InCentive is obligated to dispose of its investments other than Centerpulse registered shares, so that, were Smith & Nephew Group's offer for InCentive bearer shares to reach completion, InCentive's assets at that time would consist only of Centerpulse registered shares and cash. Pursuant to the terms of the transaction agreement, InCentive agreed to, among other things, immediately cease, and not to solicit or initiate, any discussions or negotiations with any entity (other than Smith & Nephew or its affiliates) concerning any merger, consolidation, business combination, liquidation, reorganization or sale of assets or shares or similar transaction involving InCentive or any subsidiary of InCentive, other than the taking of a position by InCentive's board of directors and disclosing such position to its shareholders, third parties or governmental or regulatory bodies in respect of transactions initiated by third parties or such disclosures to InCentive's shareholders or any third party or governmental or regulatory bodies which, as advised by outside counsel, is advisable under applicable law.

TENDER AGREEMENT

     On March 20, 2003, Smith & Nephew Group and Smith & Nephew also entered into a tender agreement with Rene Braginsky, Hans Kaiser, "Zurich" Versicherungs-Gesellschaft and III Institutional Investors International Corp., who collectively hold approximately 77% of InCentive's issued share capital. Pursuant to that tender agreement, InCentive shareholders party to the tender agreement agreed, among other things:

     - not to acquire any Smith & Nephew Group shares or Smith & Nephew shares or rights to acquire Smith & Nephew Group shares or Smith & Nephew shares until six months after the end of the subsequent offering period without Smith & Nephew Group or Smith & Nephew's consent, unless

       Smith & Nephew Group's offer for InCentive bearer shares has previously failed, except that acquisitions or sales on account of third parties in respect of asset management agreements shall be permitted;

     - to cease, and not to solicit or initiate, any discussions or negotiations with any entity (other than Smith & Nephew or its affiliates) concerning any merger, consolidation, business combination, liquidation, reorganization or sale of assets or shares or similar transaction involving InCentive or any subsidiary of InCentive other than the taking of a position by InCentive's board of directors and disclosing such position to its shareholders, third parties or governmental or regulatory bodies in respect of transactions initiated by third parties or such disclosures to InCentive's shareholders or any third party or governmental or regulatory bodies which, as advised by outside counsel, is advisable under applicable law;

     - to indemnify Smith & Nephew Group or Smith & Nephew for any loss resulting from an acquisition by InCentive shareholders party to the tender agreement of InCentive bearer shares or Centerpulse registered shares which would cause Smith & Nephew Group or Smith & Nephew to be obligated under Swiss law to increase the offer price under Smith & Nephew Group's offer for InCentive bearer shares or its offer for Centerpulse registered shares and Centerpulse ADSs; and

     - to not be entitled to withdraw any InCentive bearer shares tendered by them in Smith & Nephew Group's offer for InCentive bearer shares, unless Smith & Nephew announces its offer for InCentive bearer shares or Centerpulse registered shares and Centerpulse ADSs has failed for reasons other than a competing offer for InCentive bearer shares or Centerpulse registered shares and Centerpulse ADSs.

     The tender agreement further provides in the event that a competing offer for InCentive bearer shares and/or Centerpulse registered shares and Centerpulse ADSs is made which has a higher economic value than the consideration offered by Smith & Nephew, and the competing offer has become or been declared unconditional, the tender agreement provides that Smith & Nephew may (i) declare its exchange offer for InCentive unconditional (in which case InCentive's net asset value shall be calculated on the basis of the consideration offered by the competing offer) or (ii) permit InCentive to tender its Centerpulse registered shares into the competing offer for Centerpulse registered shares and Centerpulse ADSs during the statutory extension period.

COMMENCEMENT OF SMITH & NEPHEW GROUP OFFERS

     On April 25, 2003, Smith & Nephew Group commenced a public tender offer for all of the outstanding Centerpulse registered shares and Centerpulse ADSs pursuant to which Smith & Nephew Group has offered 25.15 new Smith & Nephew Group shares and CHF 73.42 in cash in respect of each Centerpulse registered share (or 0.2515 new Smith & Nephew Group ADSs and the U.S. dollar equivalent of CHF 7.34 in cash for each Centerpulse ADS). Based on the closing prices of Smith & Nephew ordinary shares on the London Stock Exchange on March 19, 2003 (the date immediately prior to the announcement of the Smith & Nephew Group offer) and May 19, 2003 and the exchange rates on such dates of CHF 2.1756 = L1.00 and CHF 2.1168 = L1.00, respectively, the Smith & Nephew Group exchange offer values each Centerpulse registered share at CHF 282.37 and CHF 293.02, respectively. In parallel, Smith & Nephew Group commenced a public tender offer for all outstanding bearer shares of InCentive whereby Smith & Nephew Group offered that fraction of consideration equal to the corresponding economic value that one InCentive bearer share represents relative to one Centerpulse registered share, plus or minus the per share value of net cash left in InCentive.

                       MARKET PRICE AND DIVIDEND MATTERS

MARKET PRICE HISTORY

     Zimmer common stock is listed and traded on the New York Stock Exchange and is quoted under the symbol "ZMH", InCentive bearer shares are listed and traded on the SWX Swiss Exchange and are quoted under the symbol "INC." The following table sets forth, for the periods indicated, as reported by the New York Stock Exchange and SWX Swiss Exchange, the high and low last reported closing prices per share of each company's security as reported and the per share cash dividends declared for such securities.

                                         ZIMMER COMMON STOCK            INCENTIVE BEARER SHARES
                                             SALES PRICE                      SALES PRICE
                                     ---------------------------   ----------------------------------
                                      HIGH     LOW     DIVIDENDS     HIGH         LOW       DIVIDENDS
                                     ------   ------   ---------   --------   -----------   ---------
                                      US$      US$        US$        CHF          CHF          CHF
2001
First Quarter......................     N/A      N/A       --           489         455         --
Second Quarter.....................     N/A      N/A       --           465         340         --
Third Quarter......................  $30.50   $24.70       --           351         240         --
Fourth Quarter.....................   33.30    27.50       --           266         232         --
2002
First Quarter......................  $36.36   $29.55       --           300         260         --
Second Quarter.....................   36.34    30.90       --           330         285         --
Third Quarter......................   39.46    29.37       --           310         250         --
Fourth Quarter.....................   42.60    37.46       --           340         280         --
2003
First Quarter......................   49.90    38.02       --           340         300         --
Second Quarter (through May 19,
  2003)............................   49.58    44.60       --           350         300         --

     On May 19, 2003, which was the last trading day in the United States prior to our announcement of our intention to commence with our offer, the per share closing price of our common stock was US$48.28 per share and the per share closing price of InCentive bearer shares was CHF 292 per share. On [--], 2003, the most recent practicable date prior to the mailing of this prospectus to you, the per share closing price of our common stock was US$[--] per share and the per share closing price of InCentive bearer shares was CHF [--] per share.

     We encourage you to obtain current market quotations for Zimmer common stock and InCentive bearer shares. For information about U.S. dollar / Swiss franc exchange rates, see the section captioned "OUR OFFER -- Currency Exchange Rates."

     We intend to make an application as necessary to list on the SWX Swiss Exchange and New York Stock Exchange the shares that we will issue and exchange pursuant to our offer.

DIVIDEND INFORMATION

  ZIMMER

     Zimmer has not declared or paid dividends on its common stock since becoming a public company on August 6, 2001. Currently, Zimmer does not anticipate paying any cash dividends on its common stock in the foreseeable future. Zimmer's new credit facility to be entered into pursuant to the commitment letter described in this prospectus is expected to contain restrictions on Zimmer's ability to make dividend payments under certain circumstances. On May 19, 2003 there were approximately 54,576 holders of record of Zimmer common stock, including brokerage firms holding Zimmer common stock in "street name" and other nominees.

  INCENTIVE

     InCentive bearer shares began trading on the SWX Swiss Exchange in November 2000. Because InCentive has not provided Zimmer or its representatives access to any of its business or financial information and InCentive's publicly available information contains no data regarding InCentive's dividend policy, no InCentive dividend information is provided herein.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following sets forth pro forma consolidated financial information (i) derived from the audited consolidated financial statements of Zimmer for the fiscal year ended December 31, 2002 and the unaudited consolidated financial statements of Zimmer for the period ended March 31, 2003 and (ii) derived from the audited consolidated financial statements of Centerpulse for the fiscal year ended December 31, 2002 and the unaudited interim financial statements of Centerpulse for the period ended March 31, 2003, in each case included elsewhere in this prospectus and is qualified in its entirety by such documents. These financial statements are also included elsewhere in this prospectus. Certain amounts in Centerpulse's financial statements have been reclassified to conform to the presentation in Zimmer's financial statements.

     Centerpulse's consolidated financial statements from which these pro forma financial statements are derived are prepared in accordance with IFRS, which differ, in certain material respects from U.S. GAAP. In preparing the pro forma information for the year ended December 31, 2002, Zimmer relied upon the reconciliation from IFRS to U.S. GAAP that was included in note 31 of Centerpulse's 2002 audited consolidated financial statements. Centerpulse issued financial information for the period ended March 31, 2003 under IFRS, which was included on Form 6-K. However, this quarterly information did not include information relating to U.S. GAAP. To present pro forma information for the period ended March 31, 2003, Zimmer estimated the adjustments that would be necessary to convert the financial information of Centerpulse from IFRS to U.S. GAAP based on the information that was included in the financial statements for the year ended December 31, 2002. Due to these circumstances, Zimmer had no basis to determine, as of and for the period ended March 31, 2003, (i) if other adjustments may be necessary to reconcile from IFRS to U.S. GAAP, or (ii) what modifications may need to be made to the estimated U.S. GAAP adjustments recorded -- any such additional adjustments or modifications to adjustments made as of and for the period ended March 31, 2003 could be material to the Centerpulse U.S. GAAP or combined pro forma financial information.

     The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) results of operations and financial position that would have been achieved had the consummation of Zimmer's offers for Centerpulse registered shares (including registered shares represented by Centerpulse ADSs) and InCentive bearer shares taken place on the dates indicated or (ii) the future operations of the combined company. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Zimmer and Centerpulse might have looked like had our offers for Centerpulse and InCentive taken place at an earlier date. You can find more information about the exchange offers under the caption "OUR OFFER" and "THE CENTERPULSE OFFER."

     The acquisition of Centerpulse will be accounted for as a purchase under U.S. GAAP. Cost will be determined on the basis of cash paid plus the fair value of Zimmer shares exchanged and stock options assumed. With respect to the latter, this will be determined on the acquisition date. For the purpose of determining cost for the pro forma information below, we have used the closing price of Zimmer common stock on the NYSE on May 19, 2003 of $48.28 and the noon buying rate for Swiss francs on such date of CHF 1.2945 = US$1.00.

     The cost of an acquired entity in a purchase business combination is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition under U.S. GAAP. The following pro forma financial information includes a preliminary allocation of the estimated purchase price to the net assets of Centerpulse based on publicly available information and management's general knowledge of Centerpulse's business and the orthopaedic market. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below.

     The costs and related synergistic effect of integrating Zimmer and Centerpulse's businesses are not reflected in the pro forma financial information below. The timing and effect of actions associated with integration are as yet uncertain. However, costs as further described in the Notes to the Unaudited Pro Forma Condensed Combined Statement of Earnings and related savings are expected to be significant.

     Operating results for InCentive for the year ended December 31, 2002 and for the three months ended March 31, 2003 and its net assets at that date have been excluded from the pro forma financial information. The purchase price for InCentive is inclusive of an offer for Centerpulse shares held by InCentive equivalent in all respects to our offer for Centerpulse shares plus cash for the value of InCentive's other holdings, which are expected to be monetized prior to completion of our tender for InCentive. Accordingly, at the time of the acquisition, it is expected that the InCentive balance sheet will consist of Centerpulse shares already contemplated by our Centerpulse offer and the incremental purchase price to be paid for InCentive will be equal to the cash acquired with InCentive and there will be no net effect on the net assets of the combined companies.

     The following pro forma financial information should be read in conjunction with:

     - the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

     - financial statements of Zimmer for the year ended December 31, 2002 and for the three-month period ended March 31, 2003 and the notes relating thereto, included elsewhere in this prospectus; and

     - financial statements of Centerpulse for the fiscal year ended December 31, 2002 and for the three-month period ended March 31, 2003 and the notes relating thereto, included elsewhere in this prospectus.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                            ZIMMER AND CENTERPULSE
                                                                           -------------------------
                                                                                          PRO FORMA
                                                 ZIMMER   CENTERPULSE(A)   ADJUSTMENTS   COMBINED(G)
                                                 ------   --------------   -----------   -----------
NET SALES......................................  $1,372        $796           $  --        $2,168
Cost of products sold..........................     344         231              32(b)        607
                                                 ------        ----           -----        ------
GROSS PROFIT...................................   1,028         565             (32)        1,561
Research and development.......................      81          47              --           128
Selling, general and administrative............     546         407              (5)(c)       948
                                                 ------        ----           -----        ------
Operating expenses.............................     627         454              (5)        1,076
OPERATING PROFIT...............................     401         111             (27)          485
Interest expense, net..........................      12          16              44(d)         72
                                                 ------        ----           -----        ------
Earnings before income taxes and minority
  interests....................................     389          95             (71)          413
Provision for income taxes.....................     131          17             (23)(e)       125
                                                 ------        ----           -----        ------
Net earnings before minority interests.........     258          78             (48)          288
Minority interests.............................      --           1              --             1
                                                 ------        ----           -----        ------
NET EARNINGS...................................  $  258        $ 77           $ (48)       $  287
                                                 ======        ====           =====        ======
EARNINGS PER COMMON SHARE
  Basic........................................  $ 1.33                                    $ 1.20
  Diluted......................................  $ 1.31                                    $ 1.19
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  Basic........................................   194.5                        43.8(f)      238.3
  Diluted......................................   196.8                        44.7(f)      241.5

   See notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

Centerpulse amounts have been translated into U.S. dollars at a rate of CHF 1.56 = US$1.00, the average exchange rate for the year ended December 31, 2002, as disclosed in the explanatory notes to Centerpulse's Annual Report on Form 20-F for the fiscal year ended December 31, 2002.

U.S. GAAP AND CONFORMING ACCOUNTING POLICY ADJUSTMENTS

     (a) Centerpulse's consolidated financial statements are prepared in accordance with IFRS, which differ, in certain material respects from U.S. GAAP. In addition, Centerpulse has adopted certain accounting policies that differ from Zimmer. The following schedule summarizes the necessary adjustments which were estimated based upon information obtained from the audited consolidated financial statements of Centerpulse contained in the Annual Report on Form 20-F for the fiscal year ended December 31, 2002 and other publicly available information. See note 31 to the audited consolidated 2002 financial statements of Centerpulse for a discussion of the significant differences between IFRS and U.S. GAAP. Certain of the conforming reclassification adjustments were derived from Centerpulse's disclosure of significant accounting policies, related notes and transcripts of quarterly conference calls. Other conforming adjustments may be necessary after Zimmer is able to gain access to the detailed accounting records of Centerpulse.

                                                          CENTERPULSE
                                                          CONFORMING
                                          CENTERPULSE     ACCOUNTING
                                          CONTINUING     AND U.S. GAAP   CENTERPULSE      CENTERPULSE
                                         OPERATIONS(I)    ADJUSTMENTS     ADJUSTED          ADJUSTED
                                         -------------------------------------------   ------------------
                                                      (IN MILLIONS CHF)                (IN MILLIONS US$)
Net sales..............................      1,241             --           1,241             $796
Cost of product sold...................        402            (42)(ii)        360              231
                                             -----            ---           -----             ----
Gross profit...........................        839             42             881              565
Research and development...............         73             --              73               47
Selling, general and administrative....        539             96 (iii        635              407
Other operating income.................          1             (1)(iii)        --               --
Goodwill amortization..................         43            (43)(iii)        --               --
Exceptional operating items............          9             (9)(iii)        --               --
                                             -----            ---           -----             ----
Operating income.......................        176             (3)            173              111
Interest expense, net..................         24              1(iv)          25               16
Other non-operating expense............          1             (1)(iv)         --               --
                                             -----            ---           -----             ----
Income before taxes....................        151             (3)            148               95
Income taxes...........................         27             --(v)           27               17
                                             -----            ---           -----             ----
Net income before minority interests...        124             (3)            121               78
Minority interests.....................          2             --               2                1
                                             -----            ---           -----             ----
Net income.............................        122             (3)            119             $ 77
                                             =====            ===           =====             ====

---------------

Unless otherwise indicated, the following adjustments were extracted from note 31 of Centerpulse's 2002 audited consolidated financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF EARNINGS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 2002


(i)    Centerpulse consolidated net income from continuing operations obtained from note 11 of Centerpulse's 2002 audited consolidated financial statements.
                                                                     (IN MILLIONS CHF)
                                                                     -----------------
(ii)   Approximately one-half employee benefit expense U.S. GAAP
       adjustment (allocation based on estimated headcount
       split)......................................................          12
       Approximately one-half option re-pricing expense U.S. GAAP adjustment (allocation based on estimated headcount
       split)......................................................           8
       Re-classification of insurance expense to SG&A to conform
       with Zimmer statement of earnings classification (based upon review of Centerpulse's MD&A and quarterly transcript
       disclosures)................................................         (18)
       Re-classification of instrument expense to SG&A to conform with Zimmer statement of earnings classification (based upon review of Centerpulse's accounting policies and related note
       disclosures)................................................         (44)
                                                                            ---
                                                                            (42)
                                                                            ---
(iii)  Reduce goodwill amortization to reflect U.S. GAAP write-off
       of in-process research and development......................         (11)
       Eliminate remaining non-U.S. GAAP goodwill amortization.....         (43)
       Approximately one-half employee benefit expense U.S. GAAP
       adjustment (allocation based on estimated headcount
       split)......................................................          12
       Approximately one-half option re-pricing expense U.S. GAAP adjustment (allocation based on estimated headcount
       split)......................................................           9
       Re-classification of insurance expense to SG&A to conform
       with Zimmer statements of earnings classification (based
       upon review of Centerpulse's MD&A and quarterly transcript
       disclosures)................................................          18
       Re-classification of instrument expense to SG&A to conform with Zimmer statement of earnings classification (based upon review of Centerpulse's accounting policies and related note
       disclosures)................................................          44
       U.S. GAAP adjustment for impairment charge on intangible
       assets......................................................           3
       Reversal of non-U.S. GAAP impairment recovery on
       investments.................................................          13
       Goodwill amortization reclassified to SG&A to conform to
       Zimmer statement of earnings presentation...................          43
       Exceptional operating items reclassified to SG&A to conform
       to Zimmer statement of earnings presentation................           9
       Other operating income reclassified to SG&A to conform to
       Zimmer statement of earnings presentation...................          (1)
                                                                            ---
                                                                             96
                                                                            ---
(iv)   Other non-operating expense reclassified to interest
       expense, net................................................           1
(v)    Income tax effect on U.S. GAAP adjustments (less than $1
       million)....................................................          --

OTHER ADJUSTMENTS

     (b) Reflects an increase of $3 million in depreciation expense resulting from the step-up of property, plant and equipment to their respective fair values, as required by Statement of Financial Accounting Standards No. 141, assuming estimated remaining useful lives of ten years. Also reflects an estimated $29 million of amortization expense related to technology-based intangible assets over periods ranging from seven to twenty years. Valuation of specific identifiable intangible assets requires knowledge of certain

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF EARNINGS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 2002

product revenue and cash flow projections and other information to which Zimmer has not had access. In the absence of specific knowledge, the amount of purchase price allocated to technology-based intangibles represents Zimmer's estimates based on standard valuation methodologies and management's general knowledge of Centerpulse's business and the orthopaedic market. Actual amounts, determined on the basis of more detailed information, will differ from the preliminary amounts.

     (c) Effective January 1, 2003 Zimmer changed its accounting policy for loaner instruments from an expense based method to an asset based method. See note 2 to Zimmer's March 31, 2003 Quarterly Report on Form 10-Q for a detailed discussion of the accounting change. The adjustment reflects Zimmer's instrument expense assuming the new asset-based accounting policy had been applied from the beginning of the period.

     (d) Reflects the elimination of interest expense on existing borrowings replaced by estimated interest expense on approximately $1,567 million in total debt we expect to incur under the facilities described in the section captioned "OUR OFFER -- Source and Amount of Funds." Based on our current investment grade rating from Standard and Poor's and from Moody's, the applicable interest rate under the revolving facilities is expected to be the applicable LIBOR rate plus 125 basis points, and under the term loan, is expected to be the applicable LIBOR rate plus 150 basis points. Interest expense was calculated using an estimated weighted average annual interest rate of 4.0%, calculated on constant debt levels throughout the year and also includes estimated amortization of debt issuance cost. Our annual interest expense may be lower or higher if LIBOR rates or our credit rating changes. A 1/8% change in the annual interest rate would increase or decrease interest expense by approximately $2 million. A summary of the various elements comprising the interest adjustment follows:

Elimination of net interest expense on existing Centerpulse
  borrowings to be replaced by Zimmer borrowings under the
  facilities................................................   $(16)
Elimination of net interest expense on existing Zimmer
  borrowings to be replaced by Zimmer borrowings under the
  facilities................................................    (12)
Interest expense under the facilities on the basis described
  above.....................................................     63
Amortization of debt issuance costs over the life of the
  facilities (calculated on a straight-line basis in
  proportion to the value of the respective one, three and
  five year facilities).....................................      9
                                                               ----
                                                               $ 44
                                                               ====

     (e) Reflects the income tax effects of adjustments based upon the average of the respective company's effective tax rates for the year ended December 31, 2002.

     (f) The increase in weighted average common shares outstanding for the basic earnings per share calculation reflects the issuance of 3.68 shares of Zimmer common stock for each of the 11,892,518 outstanding registered shares of Centerpulse, as of March 26, 2003 as disclosed in Centerpulse's 2002 Form 20-F, while the increase for the diluted earnings per share calculation also includes an additional 0.9 million shares to account for the dilutive effect of outstanding Centerpulse stock options expected to be converted into Zimmer stock options. The increase in dilutive shares was calculated on the basis of an estimated 347,000 outstanding Centerpulse stock options, as disclosed in note 2 to the Smith & Nephew pro forma financial statements included in Smith & Nephew's registration statement on Form F-4 filed on April 25, 2003, converted based on the ratio of the Centerpulse offer price (translated into U.S. dollars at the May 19, 2003 noon buying rate for Swiss francs of CHF 1.2945 = US$1.00) to Zimmer's closing stock price of $48.28 as quoted on the NYSE on such date.

     (g) The pro forma statement of net earnings assumes a 100% tender of Centerpulse registered shares, the maximum amount of shares subject to tender. However, the transaction could be consummated with

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF EARNINGS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 2002

less than a 100% tender of Centerpulse registered shares. Assuming a 66.7% tender of Centerpulse registered shares, the minimum amount that must be tendered for Zimmer to obtain control pursuant to Swiss law, pro forma net earnings would differ from the reported pro forma net earnings as follows:

Net earnings assuming a 100% tender of Centerpulse shares...  $ 287
Adjustments:
  Record 33.3% minority interest in earnings of
     Centerpulse............................................    (26)
  Record lower depreciation and amortization expense to
     account for differences in basis of PP&E and intangible
     assets.................................................     11
  Record lower interest expense to account for reduced
     debt...................................................     15
  Tax effect of adjustments.................................     (9)
                                                              -----
Net earnings assuming a 66.7% tender of Centerpulse
  shares....................................................  $ 278
                                                              =====
Earnings per common share assuming a 66.7% tender of
  Centerpulse shares:
  Basic.....................................................  $1.24
  Diluted...................................................  $1.23
Weighted Average Common Shares Outstanding

                                                 HISTORICAL   ADJUSTED   PRO FORMA
                                                 ----------   --------   ---------
Basic..........................................    194.5        29.2       223.7
Diluted........................................    196.8        30.1       226.9

The increase in weighted average common shares outstanding for the basic earnings per share calculation reflects the issuance of 3.68 shares of Zimmer common stock for each of the 7,932,309 tendered registered shares of Centerpulse (representing 66.7% of the outstanding Centerpulse registered shares as of March 26, 2003) while the increase for the diluted earnings per share calculation also includes an additional 0.9 million shares to account for the dilutive effect of outstanding Centerpulse stock options expected to be converted into Zimmer stock options. The increase in dilutive shares was calculated on the basis of an estimated 347,000 outstanding Centerpulse stock options, as disclosed in note 2 to the Smith & Nephew pro forma financial statements, converted based on the ratio of the Centerpulse offer price (translated into U.S. dollars at CHF 1.2945 = US$1.00) to Zimmer's closing stock price of $48.28 as quoted on the NYSE on such date.

NONRECURRING

     The objective of the pro forma information provided herein is to provide information about the continuing impact of the proposed transaction by showing how it might have affected operating results if the transaction had been consummated at the beginning of the most recent full fiscal year. As such, nonrecurring charges are necessarily excluded from the unaudited pro forma condensed combined statement of earnings. Zimmer expects to incur nonrecurring charges as of and within the twelve month period succeeding the transaction, estimated as follows:

In-process research and development.........................  $166
Inventory step-up...........................................    80
                                                              ----
  Total non-cash charges....................................  $246
                                                              ====

     Refer to note(k) under Notes to Unaudited Pro forma Condensed Combined Balance Sheet for further description of in-process research and development.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF EARNINGS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 2002

     The step-up of inventories to their respective fair values, as required by Statement of Financial Accounting Standards No. 141, results in an increase in cost of products sold as the inventory is sold to third party customers, which is expected to occur within the twelve month period succeeding the transaction.

     Retention payments and other employee related costs, costs for lease terminations, meetings, training, re-branding, integration of information technology systems, and other cash costs are anticipated in connection with the integration of Zimmer and Centerpulse. Such costs are preliminarily estimated to amount to $160 million within the twelve months succeeding the transaction. Actual costs may vary from the preliminary estimates.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 2003

                                                                             ZIMMER AND CENTERPULSE
                                                                           ---------------------------
                                                                                            PRO FORMA
                                                 ZIMMER   CENTERPULSE(A)   ADJUSTMENTS     COMBINED(L)
                                                 ------   --------------   -----------     -----------
                                                                   (IN MILLIONS US$)
ASSETS
CURRENT ASSETS:
Cash and equivalents...........................   $ 33        $  111         $   --          $  144
Accounts receivable, less allowance for
  doubtful accounts............................    237           222             --             459
Inventories, net...............................    266           222             80(b)          568
Prepaid expenses...............................     18            82             (6)(c)          94
Deferred income taxes..........................     21             1             --              22
                                                  ----        ------         ------          ------
  Total Current Assets.........................    575           638             74           1,287
Property, Plant and Equipment, net.............    311           133             30(d)          474
Intangible Assets..............................     --            --            960(e)          960
Goodwill.......................................     --           474          1,438(f)        1,912
Investments....................................     --            33             --              33
Deferred Income Taxes..........................     75           389            (42)(g)         422
Other Assets...................................     18            --             12(c)           30
                                                  ----        ------         ------          ------
  TOTAL ASSETS.................................   $979        $1,667         $2,472          $5,118
                                                  ====        ======         ======          ======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable...............................   $ 65        $   38         $   --          $  103
Income taxes payable...........................     42            22             --              64
Other current liabilities......................    159           153             --             312
Short term debt................................     77            52             88(h)          217
                                                  ----        ------         ------          ------
  Total Current Liabilities....................    343           265             88             696
Other Long-term Liabilities....................     93           116             --             209
Deferred Income Taxes..........................     --            13            309(g)          322
Long-Term Debt.................................     --           256          1,094(h)        1,350
                                                  ----        ------         ------          ------
  TOTAL LIABILITIES............................    436           650          1,491           2,577
                                                  ----        ------         ------          ------
Minority Interest..............................     --             6             --               6
STOCKHOLDERS' EQUITY
Common stock...................................      2           259           (259)(i)           2
Paid in capital................................     76           694          1,464(j)        2,234
Retained earnings (deficit)....................    449            25           (191)(k)         283
Accumulated other comprehensive income.........     16            45            (45)(i)          16
Treasury stock.................................     --           (12)            12(i)           --
                                                  ----        ------         ------          ------
TOTAL STOCKHOLDERS' EQUITY.....................    543         1,011            981           2,535
                                                  ----        ------         ------          ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....   $979        $1,667         $2,472          $5,118
                                                  ====        ======         ======          ======

   See notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                                 MARCH 31, 2003

Centerpulse amounts have been translated into U.S. dollars at a rate of CHF 1.38 = US$1.00, the exchange rate disclosed in the overview to Centerpulse's First Quarter 2003 Interim Report filed on Form 6-K.

U.S. GAAP AND CONFORMING ACCOUNTING POLICY ADJUSTMENTS

     (a) Centerpulse's consolidated financial statements from which these pro forma financial statements are derived are prepared in accordance with International Financial Reporting Standards (IFRS), which differ, in certain material respects from accounting principles generally accepted in the United States of America (U.S. GAAP). In preparing the pro forma information for the year ended December 31, 2002, Zimmer relied upon the reconciliation from IFRS to U.S. GAAP that was included in note 31 of Centerpulse's 2002 audited consolidated financial statements. Centerpulse issued financial information for the period ended March 31, 2003 under IFRS, which was included on Form 6-K. However, this quarterly information did not include information relating to U.S. GAAP. To present pro forma information for the period ended March 31, 2003, Zimmer estimated the adjustments that would be necessary to convert the financial information of Centerpulse from IFRS to U.S. GAAP based on the information that was included in the financial statements for the year ended December 31, 2002. Due to these circumstances, Zimmer had no basis to determine, as of and for the quarter ended March 31, 2003, (i) if other adjustments may be necessary to reconcile from IFRS to U.S. GAAP, or (ii) what modifications may need to be made to the estimated U.S. GAAP adjustments recorded -- any such additional adjustments or modifications to adjustments made as of and for the period ended March 31, 2003 could be material to the Centerpulse U.S. GAAP or combined pro forma financial information.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                          BALANCE SHEET -- (CONTINUED)
                                 MARCH 31, 2003

                                                                CENTERPULSE
                                                                CONFORMING
                                                              ACCOUNTING AND
                                                                 U.S. GAAP       CENTERPULSE      CENTERPULSE
                                            CENTERPULSE(I)      ADJUSTMENTS       ADJUSTED         ADJUSTED
                                            ------------------------------------------------   -----------------
                                                             (IN MILLIONS CHF)                 (IN MILLIONS US$)
ASSETS
CURRENT ASSETS:
Cash and equivalents......................        153                   --            153           $  111
Accounts receivable, less allowance for
  doubtful accounts.......................        306                   --            306              222
Inventories, net..........................        306                   --            306              222
Prepaid expenses..........................        113                   --            113               82
Deferred income taxes.....................         --                    2(ii)          2                1
                                                -----            ---------          -----           ------
  Total Current Assets....................        878                    2            880              638
Property, Plant and Equipment, net........        184                   --            184              133
Intangible Assets.........................        562                 (562)(iii)       --               --
Goodwill..................................         --                  654(iii)       654              474
Investments...............................         59                  (13)(iv)        46               33
Deferred Income Taxes.....................        537                   --            537              389
                                                -----            ---------          -----           ------
TOTAL ASSETS..............................      2,220                   81          2,301           $1,667
                                                =====            =========          =====           ======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable..........................         52                   --             52           $   38
Income taxes payable......................         --                   31(v)          31               22
Current provisions........................         82                  (82)(v)         --               --
Other current liabilities.................        160                   51(v)         211              153
Short term debt...........................         72                   --             72               52
                                                -----            ---------          -----           ------
  Total Current Liabilities...............        366                   --            366              265
Other Long-term Liabilities...............          1                  159(v)         160              116
Other Non-current Provisions..............        159                 (159)(v)         --               --
Deferred Income Taxes.....................         18                   --             18               13
Long-term Debt............................        353                   --            353              256
                                                -----            ---------          -----           ------
  TOTAL LIABILITIES.......................        897                   --            897              650
Minority Interest.........................          9                   --              9                6
STOCKHOLDERS' EQUITY
Common stock..............................        357                   --            357              259
Paid-in capital...........................        957                   --            957              694
Retained earnings (deficit)...............        (46)                  81(vi)         35               25
Currency translation adjustments..........         62                  (62)(v)         --               --
Accumulated other comprehensive income....         --                   62(v)          62               45
Treasury stock............................        (16)                  --            (16)             (12)
                                                -----            ---------          -----           ------
TOTAL STOCKHOLDERS' EQUITY................      1,314                   81          1,395            1,011
                                                -----            ---------          -----           ------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY..................................      2,220                   81          2,301           $1,667
                                                =====            =========          =====           ======

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                          BALANCE SHEET -- (CONTINUED)
                                 MARCH 31, 2003

     Unless otherwise indicated, the following adjustments were extracted from note 31 of Centerpulse's 2002 audited consolidated financial statements. Centerpulse's interim quarterly report on Form 6-K for the period ended March 31, 2003 does not contain specific information relating to U.S. GAAP adjustments. The first quarter adjustments therefore represent Zimmer estimates of required U.S. GAAP adjustments based on the nature of the U.S. GAAP adjustments identified in Centerpulse's annual financial statements. Actual amounts may vary from Zimmers estimates.

                                                                      (IN MILLIONS CHF)
                                                                      -----------------
(i)    Amounts obtained from Centerpulse's First Quarter 2003
         Interim Report filed on Form 6-K
(ii)   Income tax effects on U.S. GAAP adjustments.................            5
       Estimated income tax effects of estimated first quarter U.S.
         GAAP income statement adjustments.........................           (3)
                                                                            ----
                                                                               2
                                                                            ====
(iii)  Reduce goodwill to reflect the U.S. GAAP write-off of
         in-process research and development (IPR&D)...............         (138)
       Reverse non-U.S. GAAP intangible impairment charge..........          175
       Eliminate non-U.S. GAAP goodwill amortization...............           43
       Estimated non-U.S. GAAP IPR&D, intangible impairment and
         goodwill adjustments for the first quarter 2003...........           12
       Goodwill reclassified from intangibles to a separate balance
         sheet line item...........................................          562
                                                                            ----
                                                                             654
                                                                            ----
(iv)   Reversal of non-U.S.-GAAP impairment recovery on
         investments...............................................          (13)
(v)    Reclassify various line items to conform to Zimmer balance sheet presentation
(vi)   Effect of above adjustments on stockholders' equity.........           81

OTHER ADJUSTMENTS

     (b) Inventory is adjusted to record its estimated fair market value as of the acquisition date based on Centerpulse's margins less estimated selling and distribution cost and an allowance for a distributor profit, assumed as one-half of the remaining profit.

     (c) Reflects the capitalization of an estimated $20 million of financing costs ($8 million current and $12 million non-current) that will be amortized over the life of the new credit facilities offset by the write-off of $(14) million of unamortized debt issuance costs for Centerpulse's credit facilities, which are expected to be refinanced as part of the transaction.

     (d) Property, plant and equipment is adjusted to record its estimated fair market value as of the acquisition date based on replacement cost, which is assumed to equate to "Fire insurance value" disclosed in note 16 to Centerpulse's 2002 audited consolidated financial statements less estimated accumulated depreciation.

     (e) Intangible assets are adjusted to reflect the allocation of: (i) $690 million to brand assets encompassing the trade names, long standing reputation, know-how and base technology of Centerpulse which are considered to have an indefinite useful life and, (ii) $270 million to technology assets comprised of current product technology with an expected useful life of seven years and other technology-based assets that are expected to have useful lives of twenty years. Valuation of specific identifiable intangible assets requires knowledge of certain product revenue and cash flow projections and other information to which

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                          BALANCE SHEET -- (CONTINUED)
                                 MARCH 31, 2003

Zimmer has not had access. In the absence of specific knowledge, the amount of purchase price allocated to brand and technology-based intangibles represents Zimmer estimates based on standard valuation methodologies and management's general knowledge of Centerpulse's business and the orthopaedic market. Actual amounts, determined on the basis of more detailed information, will differ from the preliminary amounts.

     (f) These amounts reflect the preliminary estimates of the adjustments necessary to record the Centerpulse assets acquired and liabilities assumed at their respective fair values. The allocation is based solely on publicly available information and necessarily involved our reasonable estimates. Actual amounts, determined on the basis of more detailed information, will differ from the preliminary amounts. The total purchase price was determined and allocated as follows:

Cash to be paid in exchange for 11,892,518 Centerpulse
  shares at CHF 120
  per Centerpulse share translated at CHF 1.2945 = US $1.00, the noon buying rate for Swiss francs on May 19, 2003.....  $1,102
Zimmer shares to be exchanged for 11,892,518 Centerpulse
  shares at an exchange ratio of 3.68 shares of Zimmer
  common stock at a market price of US$48.28 per share, the
  NYSE closing price on May 19, 2003........................   2,113
Fair value of an estimated 347,000 outstanding Centerpulse
  stock options, as disclosed in note 2 to the Smith &
  Nephew's pro forma financial statements with an average
  intrinsic value of CHF 169 per share, based on a weighted
  average exercise price of CHF 181 per share as reported by
  Centerpulse in note 30 to its consolidated 2002 financial
  statements, which are assumed to have no service
  requirement beyond the transaction date, translated at CHF
  1.2945 = US$1.00, the noon buying rate for Swiss francs on
  May 19, 2003..............................................      45
Plus direct acquisition costs ($20 million Smith & Nephew
  break up fee and $40 million transaction fees)............      60
                                                              ------
Total purchase price........................................  $3,320
                                                              ======
Purchase price allocated to:
  Net assets of Centerpulse adjusted to U.S. GAAP at March
     31, 2003...............................................  $1,011
  Less elimination of goodwill..............................    (474)
  Less elimination of unamortized debt issuance costs.......     (14)
  Less elimination of certain NOL deferred tax assets.......     (17)
Add (subtract) fair value adjustments:
  Inventory step-up.........................................      80
  Property, plant and equipment step-up.....................      30
  Brand -- indefinite life intangible asset.................     690
  Technology -- intangible asset............................     270
  In-process research and development.......................     166
  Deferred taxes............................................    (334)
  Goodwill..................................................   1,912
                                                              ------
                                                              $3,320
                                                              ======

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                          BALANCE SHEET -- (CONTINUED)
                                 MARCH 31, 2003

     (g) Reflects the income tax effects of the purchase price allocation to certain tangible and intangible assets, as follows:

Deferred tax liability related to PP&E step-up..............  $    9
Deferred tax liability related to inventory step-up.........      25
Write off certain NOL deferred tax assets...................      17
Deferred tax liability related to brand and technology
  intangible assets.........................................     300
                                                              ------
Total.......................................................     351
                                                              ======

     The Centerpulse deferred tax asset relating to net operating losses in the U.S. has been reduced to reflect Zimmer estimates of its use taking into account the statutory limitation that will apply to the acquisition of Centerpulse stock. Deferred tax liabilities have been estimated related to the difference in book and tax basis in assets created or re-valued in relation to the acquisition of Centerpulse. A blended statutory tax rate was used based on a historic split of sales and assets among specific geographic markets, as reported by Centerpulse. Actual amounts, determined on the basis of more detailed information, will differ from the preliminary amounts.

     (h) Reflects the following sources and uses of funds:

Sources:
Borrowings under term loan..................................  $  550
Borrowings under three-year revolving facility..............     800
Borrowings under new 364-day revolving facility.............     217
                                                              ------
Total borrowings............................................  $1,567
                                                              ======
Uses:
Cash to be paid in exchange for 11,892,518 Centerpulse
  shares at CHF 120 per Centerpulse share translated at CHF
  1.2945 = US$1.00, the noon buying rate for Swiss francs on
  May 19, 2003..............................................  $1,102
Acquisition costs ($20 million Smith & Nephew break up fee
  and $40 million transaction fees).........................      60
Financing fees..............................................      20
Repayment of existing Centerpulse borrowings................     308
Repayment of existing Zimmer borrowings.....................      77
                                                              ------
                                                              $1,567
                                                              ======

     (i) Reflects the elimination of stockholders' equity in Centerpulse.

     (j) Reflects an increase in equity of $2,158 million for Zimmer shares issued in exchange for Centerpulse shares, offset by the elimination of $(694) of Centerpulse paid in capital.

     (k) Reflects the elimination of Centerpulse's retained earnings of $(25) million and the allocation of $(166) million to in-process research and development, defined as the value assigned to projects for which the related products have not received regulatory approval and have no alternative future use. The amount was determined assuming a certain percentage of estimated future cash flows would pertain to projects in development. Estimated cash flows are discounted back to their present value using a discount rate that takes into account an assumed level of risk of projects not being developed to a stage of commercial feasibility.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                          BALANCE SHEET -- (CONTINUED)
                                 MARCH 31, 2003

     (l) The unaudited pro forma condensed combined balance sheet assumes a 100% tender of Centerpulse shares, the maximum amount of shares subject to tender. However, the transaction could be consummated with less than a 100% tender of Centerpulse shares. Assuming a 66.7% tender of Centerpulse shares, the minimum amount that must be tendered for Zimmer to obtain control pursuant to Swiss law, pro forma net assets would differ from reported pro forma net assets as follows:

Net assets assuming a 100% tender of Centerpulse shares.....  $2,535
Adjustments to reduce fair value attributed to net assets of
  Centerpulse on a pro rata basis (33.3%):
Inventory step-up...........................................     (27)
PP&E step-up................................................     (10)
Intangible assets including brand and technology assets.....    (320)
Goodwill....................................................    (432)
Less debt required to finance acquisition...................     367
Record minority interest in book value of Centerpulse net
  assets....................................................    (337)
Tax effect of adjustments...................................     111
                                                              ------
Net assets assuming a 66.7% tender of Centerpulse shares....  $1,887
                                                              ======

     In the event of a 66.7% tender of Centerpulse shares, the purchase price and estimated purchase price allocation would be as follows:

Cash to be paid in exchange for 7,932,309 Centerpulse shares at CHF 120 per Centerpulse share translated at CHF 1.2945
  = US$1.00, the noon buying rate for Swiss francs on May
  19, 2003..................................................   $  735
Zimmer shares to be exchanged for 7,932,309 Centerpulse
  shares at an exchange ratio of 3.68 shares of Zimmer
  common stock at a market price of US$48.28 per share, the
  NYSE closing price on May 19, 2003........................    1,409
Fair value of an estimated 347,000 outstanding Centerpulse
  stock options, based upon note 2 to the Smith & Nephew pro forma financial statements, with an average intrinsic
  value of CHF 169 per share, based on a weighted average
  exercise price of CHF 181 per share as reported by
  Centerpulse in note 30 to its consolidated 2002 financial
  statements, which are assumed to have no service
  requirement beyond the transaction date, translated at CHF
  1.2945 = US$1.00, the noon buying rate for Swiss francs on
  May 19, 2003..............................................       45
Plus direct acquisition costs ($20 million Smith & Nephew
  break up fee and $40 million transaction fees)............       60
                                                               ------
Total purchase price........................................   $2,249
                                                               ======
Purchase price allocated to:
  Net assets of Centerpulse adjusted to U.S. GAAP at March
     31, 2003...............................................      674
  Less elimination of historical Goodwill...................     (474)
  Less elimination of unamortized debt issuance costs.......      (14)
  Less elimination of certain NOL deferred tax assets.......      (17)

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                          BALANCE SHEET -- (CONTINUED)
                                 MARCH 31, 2003

Add (subtract) fair value adjustments:
  Inventory step up.........................................       53
  Property, plant and equipment step up.....................       20
  Brand -- indefinite life intangible asset.................      460
  Technology -- intangible asset............................      180
  In-process research and development.......................      110
  Deferred taxes............................................     (223)
  Goodwill..................................................    1,480
                                                               ------
                                                               $2,249
                                                               ======

     The following reflects sources and uses of funds assuming a 66.7% tender of Centerpulse shares:

Sources:
  Borrowings under term loan................................  $  550
  Borrowings under three-year revolving facility............     650
                                                              ------
Total Borrowings............................................  $1,200
                                                              ======
Uses:
Cash to be paid in exchange or 7,932,309 Centerpulse shares
  at CHF 120 per Centerpulse share translated at CHF 1.2945
  = US$1.00, the noon buying rate for Swiss francs on May
  19, 2003..................................................  $  735
Acquisition costs ($20 million Smith & Nephew break up fee
  and $40 million transaction fees).........................      60
Financing fees..............................................      20
Repayment of existing Centerpulse borrowings................     308
Repayment of existing Zimmer borrowings.....................      77
                                                              ------
                                                              $1,200
                                                              ======

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2003
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                            ZIMMER AND CENTERPULSE
                                                                           -------------------------
                                                                                          PRO FORMA
                                                 ZIMMER   CENTERPULSE(A)   ADJUSTMENTS   COMBINED(F)
                                                 ------   --------------   -----------   -----------
NET SALES......................................  $  390        $232           $  --         $ 622
Cost of products sold..........................      97          60               8(b)        165
                                                 ------        ----           -----         -----
GROSS PROFIT...................................     293         172              (8)          457
Research and development.......................      21          14              --            35
Selling, general and administrative............     150         112              --           262
                                                 ------        ----           -----         -----
Operating expenses.............................     171         126              --           297
OPERATING PROFIT...............................     122          46              (8)          160
Interest expense, net..........................       1           6              10(c)         17
                                                 ------        ----           -----         -----
Earnings before income taxes, minority
  interests and cumulative effect of a change
  in accounting principle......................     121          40             (18)          143
Provision for income taxes.....................      40          10              (5)(d)        45
                                                 ------        ----           -----         -----
Net earnings before minority interests and
  cumulative effect of a change in accounting
  principle....................................      81          30             (13)           98
Minority interests.............................      --           1              --             1
                                                 ------        ----           -----         -----
NET EARNINGS BEFORE CUMULATIVE EFFECT OF A
  CHANGE IN ACCOUNTING PRINCIPLE...............  $   81        $ 29           $ (13)        $  97
                                                 ======        ====           =====         =====
EARNINGS PER COMMON SHARE BEFORE CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE
  Basic........................................  $ 0.41                                     $0.41
  Diluted......................................  $ 0.41                                     $0.40
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  Basic........................................   195.7                        43.8(e)      239.5
  Diluted......................................   198.0                        44.7(e)      242.7

      See notes to unaudited consolidated pro forma financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             STATEMENT OF EARNINGS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2003

Centerpulse amounts have been translated into U.S. dollars at a rate of CHF 1.37 = US$1.00, the average exchange rate for the quarter ended March 31, 2003 as disclosed in the overview to Centerpulse's First Quarter 2003 Interim Report filed on Form 6-K.

U.S. GAAP AND CONFORMING ACCOUNTING POLICY ADJUSTMENTS

(a) Centerpulse's consolidated financial statements from which these pro forma financial statements are derived are prepared in accordance with International Financial Reporting Standards (IFRS), which differ, in certain material respects from accounting principles generally accepted in the United States of America (U.S. GAAP). In preparing the pro forma information for the year ended December 31, 2002, Zimmer relied upon the reconciliation from IFRS to U.S. GAAP that was included in note 31 of Centerpulse's 2002 audited consolidated financial statements. Centerpulse issued financial information for the period ended March 31, 2003 under IFRS, which was included on Form 6-K. However, this quarterly information did not include information relating to U.S. GAAP. To present pro forma information for the period ended March 31, 2003, Zimmer estimated the adjustments that would be necessary to convert the financial information of Centerpulse from IFRS to U.S. GAAP based on the information that was included in the financial statements for the year ended December 31, 2002. Due to these circumstances, Zimmer had no basis to determine, as of and for the quarter ended March 31, 2003, (i) if other adjustments may be necessary to reconcile from IFRS to U.S. GAAP, or (ii) what modifications may need to be made to the estimated U.S. GAAP adjustments recorded -- any such additional adjustments or modifications to adjustments made as of and for the period ended March 31, 2003 could be material to the Centerpulse U.S. GAAP or combined pro forma financial information.

                                                               CENTERPULSE
                                              CENTERPULSE     CONFORMING AND
                                               CONTINUING       U.S. GAAP      CENTERPULSE      CENTERPULSE
                                             OPERATIONS(I)     ADJUSTMENTS      ADJUSTED         ADJUSTED
                                             ---------------------------------------------   -----------------
                                                           (IN MILLIONS CHF)                 (IN MILLIONS US$)
Net sales..................................       318                --            318             $232
Cost of product sold.......................       104               (21)(ii)        83               60
                                                  ---              ----            ---             ----
Gross profit...............................       214                21            235              172
Research and development...................        19                --             19               14
Selling, general and administrative........       131                23 (iii)      154              112
Other operating income.....................         1                (1)(iii)       --               --
Goodwill amortization......................        10               (10)(iii)       --               --
                                                  ---              ----            ---             ----
Operating income...........................        55                 7             62               46
Interest expense...........................         9                --              9                6
Other non-operating expense................         5                (5)(iii)       --               --
                                                  ---              ----            ---             ----
Income before taxes........................        41                12             53               40
Income taxes...............................        10                 3 (iv)        13               10
                                                  ---              ----            ---             ----
Net income before minority interests.......        31                 9             40               30
Minority interests.........................         1                --              1                1
                                                  ---              ----            ---             ----
Net income.................................        30                 9             39             $ 29
                                                  ===              ====            ===             ====

     Unless otherwise indicated, the following adjustments were extracted from note 31 of Centerpulse's 2002 audited consolidated financial statements. Centerpulse's First Quarter 2003 Interim Report filed on Form 6-K for the period ended March 31, 2003 does not contain specific information relating to U.S. GAAP adjustments. The first quarter adjustments represent Zimmer estimates of required U.S. GAAP adjustments based on the nature of the U.S. GAAP adjustments identified in Centerpulse's annual financial statements. Actual amounts may vary from Zimmer estimates.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF EARNINGS -- (CONTINUED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 2003
                             (DOLLARS IN MILLIONS)

(i) Centerpulse statement of earnings obtained from Centerpulse's interim quarterly report on Form 6-K for the period ended March 31, 2003 (excludes CHF 18 million gain on sale of discontinued operations less estimated tax effect of CHF 4 million).

                                                                     (IN MILLIONS CHF)
                                                                     -----------------
(ii)   Re-classification of insurance expense to SG&A to conform
         with Zimmer statement of earnings classification (based
         upon review of Centerpulse's MD&A and quarterly transcript
         disclosures)..............................................         (11)
       Re-classification of instrument expense to SG&A to conform with Zimmer statement of earnings classification (based
         upon review of Centerpulse's accounting policies and
         related note disclosures).................................         (10)
                                                                            ---
                                                                            (21)
                                                                            ===
(iii)  Reduce goodwill amortization to reflect U.S. GAAP write-off
         of in-process research and development....................          (3)
       Eliminate remaining non-U.S. GAAP goodwill amortization.....         (10)
       Re-classification of insurance expense to SG&A to conform
         with Zimmer statement of earnings classification (based
         upon review of Centerpulse's MD&A and quarterly transcript
         disclosures)..............................................          11
       Re-classification of instrument expense to SG&A to conform with Zimmer statement of earnings classification (based
         upon review of Centerpulse's accounting policies and
         related note disclosures).................................          10
       Goodwill amortization, other operating income and other
         non-operating expense reclassified to SG&A to conform to
         Zimmer statement of earnings presentation.................          14
       U.S. GAAP adjustment for impairment charge on intangible
         assets....................................................           1
                                                                            ---
                                                                             23
                                                                            ===
(iv)   Estimated income tax effects of estimated first quarter U.S.
         GAAP adjustments..........................................           3

OTHER ADJUSTMENTS

     (b) Reflects an increase of $1 million in depreciation expense resulting from the step-up of property, plant and equipment to their respective fair values, as required by Statement of Financial Accounting Standards No. 141, assuming estimated remaining useful lives of ten years. Also reflects an estimated $7 million of amortization expense related to technology-based intangible assets over periods ranging from seven to twenty years.

     (c) Reflects the elimination of interest expense on existing borrowings replaced by estimated interest expense on approximately $1,567 million in debt under the facilities described in the section captioned "OUR OFFER -- Source and Amount of Funds." Based on our current investment grade rating from Standard and Poor's and from Moody's, the applicable interest rate under the revolving facilities is expected to be the applicable LIBOR rate plus 125 basis points, and under the term loan, is expected to be the applicable LIBOR rate plus 150 basis points. Interest expense was calculated using an estimated weighted average annual interest rate of 4.0%, calculated on constant debt levels throughout the year and also includes amortization of debt issuance cost. Our annual interest expense may be lower or higher if LIBOR rates or our credit rating changes. A 1/8% change in the annual interest rate would increase or

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF EARNINGS -- (CONTINUED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 2003
                             (DOLLARS IN MILLIONS)

decrease interest expense by approximately $2 million. A summary of the various elements comprising the interest adjustment follows:

Elimination of interest expense on Centerpulse borrowings to be replaced by Zimmer borrowings..........................  $(6)
Elimination of interest expense on existing Zimmer
  borrowings to be replaced by Zimmer borrowings under the
  facilities................................................   (1)
Interest expense under the facilities on the basis described
  above.....................................................   15
Amortization of debt issuance costs over the life of the
  facilities borrowings (calculated on a straight-line basis in proportion to the value of the respective one, three
  and five year facilities).................................    2
                                                              ---
                                                              $10
                                                              ---

     (d) Reflects the income tax effects of adjustments based upon the average of the respective company's effective tax rates for the quarter ended March 31, 2003.

     (e) The increase in weighted average common shares outstanding for the basic earnings per share calculation reflects the issuance of 3.68 shares of Zimmer common stock for each of the 11,892,518 outstanding registered shares of Centerpulse while the increase for the diluted earnings per share calculation also includes an additional 0.9 million shares to account for the dilutive effect of outstanding Centerpulse stock options expected to be converted into Zimmer stock options. The increase in dilutive shares equivalents was calculated on the basis of an estimated 347,000 outstanding Centerpulse stock options as disclosed in note 2 to the Smith & Nephew pro forma financial statements, converted based on the ratio of the Centerpulse offer price (translated into U.S. dollars at the May 19, 2003 noon buying rate for Swiss francs of CHF 1.2945 = US$1.00) to Zimmer's closing stock price of $48.28 as quoted on the NYSE on such date.

     (f) The pro forma statement of net earnings assumes a 100% tender of Centerpulse shares, the maximum amount of shares subject to tender. However, the transaction could be consummated with less than a 100% tender of Centerpulse shares. Assuming a 66.7% tender of Centerpulse shares, the minimum amount that must be tendered for Zimmer to obtain control pursuant to Swiss law, pro forma net earnings would differ from the reported pro forma net earnings as follows:

Net earnings assuming a 100% tender of Centerpulse shares...     $  97
Adjustments:
  Record 33.3% minority interest in earnings of
     Centerpulse............................................       (10)
  Record lower depreciation and amortization expense to
     account for difference in basis of PP&E and intangible
     assets.................................................         2
  Record lower interest expense to account for reduced
     debt...................................................         3
Tax effect of adjustments...................................        (1)
                                                                 -----
Net earnings assuming a 66.7% tender of Centerpulse
  shares....................................................     $  91
                                                                 =====
Earnings per common share assuming a 66.7% tender of
  Centerpulse shares:
     Basic..................................................     $0.40
     Diluted................................................     $0.40
Weighted Average Common Shares Outstanding

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF EARNINGS -- (CONTINUED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 2003
                             (DOLLARS IN MILLIONS)

                                                         HISTORICAL   ADJUSTED   PRO FORMA
                                                         ----------   --------   ---------
Basic..................................................    195.7        29.2       224.9
Diluted................................................    198.0        30.1       228.1

     The increase in weighted average common shares outstanding for the basic earnings per share calculation reflects the issuance of 3.68 shares of Zimmer common stock for each of the 7,932,309 tendered registered shares of Centerpulse (66.7% of total Centerpulse registered shares) while the increase for the diluted earnings per share calculation also includes an additional 0.9 million shares to account for the dilutive effect of outstanding Centerpulse stock options expected to be converted into Zimmer stock options. The increase in dilutive shares was calculated on the basis of an estimated 347,000 outstanding Centerpulse stock options, as disclosed in note 2 to the Smith & Nephew pro forma financial statements, converted based on the ratio of the Centerpulse offer price (translated into U.S. dollars at the May 19, 2003 noon buying rate for Swiss francs of CHF 1.2945 = US$1.00) to Zimmer's closing stock price of $48.28 as quoted on the NYSE on such date.

NONRECURRING

     The objective of the pro forma information provided herein is to provide information about the continuing impact of the proposed transaction by showing how it might have affected operating results if the transaction had been consummated at the beginning of the most recent full fiscal year. As such, nonrecurring charges are necessarily excluded from the unaudited pro forma consolidated statement of earnings. Zimmer expects to incur nonrecurring charges as of and within the twelve month period succeeding the transaction, estimated as follows:

In-process research and development.........................  $166
Inventory step-up...........................................    80
                                                              ----
  Total non-cash charges....................................  $246
                                                              ====

     Refer to note (k) under Notes to Unaudited Pro forma Condensed Combined Balance Sheet for further description of in-process research and development.

     The step-up of inventories to their respective fair values, as required by Statement of Financial Accounting Standards No. 141, results in an increase in cost of products sold as the inventory is sold to third party customers, which is expected to occur within the twelve month period succeeding the transaction.

     Retention payments and other employee related costs, costs for lease terminations, meetings, training, re-branding, integration of information technology systems, and other cash costs are anticipated in connection with the integration of Zimmer and Centerpulse. Such costs are preliminarily estimated to amount to $160 million within the twelve months succeeding the transaction. Actual costs may vary from the preliminary estimates.

                      DESCRIPTION OF ZIMMER CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Under our restated certificate of incorporation and restated by-laws, each, as amended, we are authorized to issue 1,250,000,000 shares of capital stock, of which 1,000,000,000 shares are common stock, US$0.01 par value per share, and 250,000,000 shares are preferred stock, US$0.01 par value per share.

COMMON STOCK

     As of May 19, 2003, there were 196,624,148 shares of common stock outstanding. The holders of our common stock are entitled to one vote per share on all matters presented to the stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, the holders of such shares will possess all voting power afforded to holders of common stock. Our restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock will be entitled to receive ratably dividends as may be declared from time to time by our board from funds legally available therefor. If the corporation liquidates its business, the holders of common stock are entitled to share ratably in all assets available for distribution to such holders after the corporation pays its liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     Our restated certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of such series, including:

     - the designation of the series;

     - the number of shares of the series, which number our board may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding;

     - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

     - the rate of any dividends, or method of determining such dividends, payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable;

     - the redemption rights and price or prices, if any, for shares of the series;

     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

     - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of corporate affairs;

     - the provisions, if any, for the conversion or exchange of the shares, at any time at the option of the holder or the corporation or upon the happening of a specified event, into shares of any other class or series, or any other security, of the corporation or any other corporation, and the specification of such other class or the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

     - restrictions on the issuance of shares of the same series or of any other class or series, if any; and

     - the voting rights, if any, of the holders of the shares of the series.

     We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including the issuance of common stock or securities convertible into or exercisable for common stock if the common stock has or will have voting power equal to, or the number of shares to be issued is or will be, at least 20% of the voting power or number of shares of common stock outstanding prior to issuance. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board may determine not to seek stockholder approval.

SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

     As of May 19, 2003, 2,000,000 shares of our Series A Participating Cumulative Preferred Stock have been reserved for issuance upon exercise of rights under our rights agreement. For a more detailed discussion of our rights agreement and our Series A Participating Cumulative Preferred Stock, see the section captioned "-- Rights Agreement."

CERTAIN ANTI-TAKEOVER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BY-LAWS

 BOARD OF DIRECTORS

     Our restated certificate of incorporation provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies or unfilled newly-created directorships, but shall not be less than three. Our board of directors is divided into three classes. Our directors, other than those who may be elected by the holders of our preferred stock, are elected by classes to three year terms, with each class being as nearly equal in number as possible, so that approximately one-third of the directors are elected at each annual meeting of stockholders.

     Our restated certificate of incorporation provides that, except as otherwise provided for, fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the term and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board will shorten the term of any incumbent director. Subject to the rights of holders of our preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all our voting stock then outstanding, voting together as a single class.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

 NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors which we would have if there were no vacancies or unfilled newly-created directorships or by our chairman of the board. Any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board.

 ADVANCE NOTICE PROCEDURES

     Our restated by-laws establish an advance notice procedure which requires us to provide notice to each stockholder of record entitled to vote at such meeting stating the place, day and hour of an annual or special meeting of our stockholders and the purpose or purposes for which the meeting is called. We must deliver notice not less than 10 calendar days nor more than 60 calendar days before the date of such meeting, either personally, by mail or by other lawful means, except where further notice may be required by law. If mailed, such notice will be deemed delivered when deposited in the United States mail with postage paid and addressed to the stockholder at such person's address as appears on our stock transfer books. Meetings may be held without notice if all of the stockholders entitled to vote are present, except in certain circumstances, or if notice has been effectively waived by those stockholders not present in accordance with our restated by-laws. Any scheduled meeting may be postponed and any special meeting cancelled by resolution of our board of directors, upon public notice given prior to the date of the scheduled meeting. Only such business shall be conducted at a special meeting of the stockholders as shall have been brought before the meeting pursuant to our notice requirement.

     Our advance notice procedure further provides for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our chairman of the board, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our chairman of the board, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be timely made at an annual meeting, such written notice must be received by our secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting, provided, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by us. In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period or extend any time period for the giving of notice as described above.

     Notwithstanding the foregoing, in the event that the number of directors to be elected to our board is increased and there is no public announcement by us naming all of the nominees for director or specifying
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the size of our increased board at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our secretary at our principal executive offices not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under our stockholder notice procedure, for notice of a stockholder nomination to be timely made at a special meeting which may be called, except as otherwise required by law or the holders of preferred stock, by our board of directors or chairman of the board, at which directors are to be elected, such notice must be received by our secretary at our principal executive offices not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board to be elected at such meeting. In no event will the public announcement of an adjournment or postponement of a special meeting commence a new time period or extend any time period for the giving of notice as described above.

     In addition, under our stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our restated certificate of incorporation and restated by-laws. Except as provided by law, our restated certificate of incorporation or restated by-laws, if the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be. Notwithstanding the foregoing, if the stockholder or qualified representative does not appear at the meeting to present a nomination or business, such nomination will be disregarded and such business will not be transacted.

 AMENDMENT OF ZIMMER RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BY-LAWS

     Our restated certificate of incorporation provides that the certificate generally may be amended by a majority of the outstanding shares of Zimmer common stock; provided, however, that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to remove directors (which can only be done for cause) and to amend provisions of the restated certificate of incorporation relating to the inability of stockholders to act by written consent or call a special meeting, the number, election, removal and term of our directors and the filling of vacancies. Our restated certificate of incorporation further provides that the restated by-laws may be altered, repealed and adopted by (i) an affirmative vote of the majority of stockholders entitled to vote, voting as a single case; provided, however, that the amendment of provisions of the restated by-laws relating to the ability to call a special meeting and notice of stockholder business and nominations shall require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class, or (ii) an affirmative vote of the majority of the whole board of directors.

 INDEMNIFICATION

     Our restated certificate of incorporation requires indemnification of our past and present directors, officers, employees and agents to the fullest extent permitted under Delaware law. Under Delaware law, a corporation may indemnify any director, officer, employee or agent involved in a third party action by reason of his agreeing to serve, serving or formerly serving as an officer, director, employee or agent of the corporation, against all expenses, judgments, fines and settlement amounts paid in the third party action, if the director, officer, employee or agent acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, a corporation may indemnify any director, officer, employee or agent involved in a derivative action brought by or on behalf of the corporation against expenses incurred in the derivative action, if the director, officer, employee or agent acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of

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the corporation. If a person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under Delaware law.

     The statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Furthermore, under Delaware law a corporation may advance expenses incurred by officers, directors, employees and agents in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

     In addition, under our restated certificate of incorporation, we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of our corporation or of another corporation against any liability arising out of the person's status as a director, officer, employee or agent of our corporation whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware law.

RIGHTS AGREEMENT

     On July 30, 2001, we entered into a Rights Agreement with Mellon Investor Services LLC, referred to throughout this prospectus as the rights agreement, which was amended on June 15, 2002. For information regarding how to receive the rights agreement and amendment, see the section captioned "WHERE YOU CAN FIND MORE INFORMATION."

  ANTI-TAKEOVER EFFECTS

     The rights are intended to have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors because we may redeem the rights as described below and because our board of directors can amend the rights agreement to exempt a transaction approved by our board of directors so as to cause the rights to not become exercisable.

  EXERCISABILITY OF RIGHTS

     Under the rights agreement, one right attaches to each share of our common stock outstanding and, when exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Cumulative Preferred Stock, par value US$0.01 per share, issuable in fractions, at an initial purchase price of US$140.

     The rights will not become exercisable until the earlier of:

     - such time as we learn that a person or group acquired, or obtained the right to acquire, beneficial ownership of securities representing more than 20% of the shares of our common stock then outstanding; and

     - such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intention to commence, a tender offer or exchange offer for shares of our common stock then outstanding that could result in a person or group acquiring, or obtaining the right to acquire, beneficial ownership of securities representing more than 20% of the shares of our common stock then outstanding.

     Additionally, at any time a person or a group acquires, or obtains the right to acquire, beneficial ownership of securities representing more than 20% of the shares of our common stock then outstanding, the flip-in or flip-over features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group. Until a right is exercised, the holder thereof will have no rights as a stockholder of our company, including, but not limited to, the right to vote or receive dividends.

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  "FLIP IN" FEATURE

     In the event a person or group acquires, or obtains the right to acquire, beneficial ownership of securities representing more than 20% of the shares of our common stock then outstanding, the holder of each right, except for such person or group, will have the right to receive, upon exercise of the right, that number of one one-thousandths of a share of our Series A Participating Cumulative Preferred Stock equal to the number of our shares of common stock which at the time of such transaction would have a market value of twice the exercise price of the right. For example, if we assume that the initial purchase price of US$140 is still in effect on the date that the flip-in feature of the right is exercised, any holder of a right, except for the person or group that acquired, or obtained the right to acquire, beneficial ownership of securities representing more than 20% of the shares of our common stock then outstanding, can exercise his or her right by paying us US$140 in order to receive from us shares of Series A Participating Cumulative Preferred Stock having a value equal to US$280.

  "EXCHANGE" FEATURE

     At any time after a person or group acquires, or obtains the right to acquire, beneficial ownership of securities representing more than 20%, but less than 50%, of the shares of our common stock then outstanding, our board of directors may, at its option, exchange all or some of the rights, except for those held by such person or group, for:

     - shares of our Series A Participating Cumulative Preferred Stock, shares of our common stock or a combination of cash, stock and debt securities having an aggregate value equal to one half the value of the Series A Participating Cumulative Preferred Stock issuable upon exercise of a right, or

     - cash equal to the exercise price of a right.

Use of this exchange feature means that eligible rights holders would not have to pay a purchase price to receive the cash, stock or debt securities we distribute to them.

  "FLIP OVER" FEATURE

     In the event we are acquired in a merger or other business combination transaction by a publicly traded company or 50% or more of our assets or our earning power and our subsidiaries, taken as a whole, are sold or otherwise transferred to a publicly traded company, each holder of a right, except for a person or group that acquires, or obtains the right to acquire, beneficial ownership of securities representing more than 20% of the shares of our common stock then outstanding, will have the right to receive, upon exercise of the right, that number of shares of common stock of such acquiring company which at the time of such transaction would have a market value of twice the exercise price of the right. In the event we are acquired in a merger or other business combination transaction by a company that is not publicly traded or 50% or more of our assets or our earning power and our subsidiaries, taken as a whole, are sold or otherwise transferred to a company that is not publicly traded, each holder of a right, except for a person or group that acquires, or obtains the right to acquire, beneficial ownership of securities representing more than 20% of the shares of our common stock then outstanding will have the right to receive, upon exercise of the right, at the holders option, that number of shares of the acquiring company or common stock of the surviving company which at the time of such transaction would have a book value of twice the exercise price of the right, or if the acquiring company has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value equal to twice the exercise price of the right.

  REDEMPTION OF RIGHTS

     At any time before the earlier to occur of:

     - the time that a person or group acquires, or obtains the right to acquire, beneficial ownership of securities representing more than 20% of the shares of our common stock then outstanding, or

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     - August 5, 2011,

our board of directors may redeem all of the rights at a redemption price of US$0.01 per right, subject to certain adjustments. The right to exercise the rights, as described above under "Exercisability of Rights," will terminate upon the action of our board of directors electing to redeem the rights, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

  ADJUSTMENT AND AMENDMENT OF RIGHTS

     The number of preferred shares or other securities issuable upon exercise of the rights is subject to adjustment by our board of directors in the event of any change in our capital stock, whether by reason of changes in capitalization, any distribution, evidences of indebtedness, options or warrants to holders of capital stock or otherwise. The purchase price and the number of preferred shares or other securities issuable upon exercise of the rights are subject to adjustment in the event of a declaration of a stock dividend on the common shares or a subdivision or combination of the common shares prior to an exchange of the rights. At any time before a person or group acquires, or obtains the right to acquire, beneficial ownership of securities representing more than 20% of the shares of our common stock then outstanding, our board of directors may, without the approval of any holders of the rights, amend or supplement the terms of the existing rights agreement, except that no amendment or supplement may be made that reduces the redemption price of the rights. However, if at any time after a person or group acquires, or obtains the right to acquire, beneficial ownership of securities representing more than 20%, or such lower percentage as may be amended in the existing rights agreement, of the shares of our common stock then outstanding, our board of directors may not adopt amendments to the existing rights agreement that adversely affect the interests of holders of the rights.

  TERMINATION OF RIGHTS

     If not previously exercised, the rights will expire at August 5, 2011, unless we earlier redeem or exchange the rights or extend the final expiration date.

  SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

     In connection with the creation of the rights, as described above, our board of directors has authorized the issuance of shares of Series A Participating Cumulative Preferred Stock.

     We have designed the dividend, liquidation, voting and redemption features of our Series A Participating Cumulative Preferred Stock so that the value of one one-thousandth of a share of our Series A Participating Cumulative Preferred Stock approximates the value of one share of our common stock. Shares of our Series A Participating Cumulative Preferred Stock may only be purchased after the rights have become exercisable, and each share of the Series A Participating Cumulative Preferred Stock:

     - will be neither redeemable nor entitled to the operation of a retirement or sinking fund and will rank junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

     - will have a preferential quarterly dividend in an amount equal to the greater of:

       -- 1,000 times any dividend declared on each share of common stock, such number to adjusted pursuant to the certificate of designations if our company makes certain stock distributions, or

       -- US$0.05 per share less any amounts paid as a result of dividends on our common stock since the end of the last fiscal quarter;

     - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of US$1,000 per share and 1,000 times, as adjustable pursuant to the certificate of designations, the payment made per share of common stock, in addition to any accrued and unpaid dividends or distributions on the preferred stock;

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     - will have 1,000 votes, as adjustable pursuant to the certificate of designations, for each share of Series A Participating Cumulative Preferred Stock held of record, voting together as one class with the common stock and any other capital stock with general voting rights, and if at the time of an annual meeting for the election of directors, six quarterly dividends payable on the Series A Participating Cumulative Preferred Stock are in default, the number of directors constituting the board will be increased by two which seats will be voted on by the holders of Series A Participating Cumulative Preferred Stock voting as a separate class; and

     - in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times, as adjustable pursuant to the certificate of designations, the amount and type of consideration received per share of common stock.

     The rights of our Series A Participating Cumulative Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by certain antidilution provisions. Whenever dividends payable on the Series A Participating Cumulative Preferred Stock are in default, until all accrued and unpaid dividends and distributions have been paid in full, we will not, and will not permit any subsidiary to:

     - declare or pay any dividend, make any distribution on, or redeem or purchase any common stock;

     - declare or pay any dividend or make any distribution on any stock ranking equal to the Series A Participating Cumulative Preferred Stock except dividends paid ratably on such stock;

     - redeem or purchase or otherwise acquire for consideration any stock ranking equal to the Series A Participating Cumulative Preferred Stock except for a redemption or acquisition by us of such stock in exchange for capital stock ranking junior to the Series A Participating Cumulative Preferred Stock; and

     - purchase or otherwise acquire for consideration any shares of Series A Participating Cumulative Preferred Stock or any stock ranking equal to it except in accordance with a purchase offer made in writing or made public to all holders of such shares upon such terms as our board of directors determines are fair and equitable to the stockholders.

     Any amendment adversely affecting the rights of the Series A Participating Cumulative Preferred Stock is subject to the approval of at least 66 2/3% of such outstanding stock, voting as a separate class.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203(a) of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers, consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

     - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

     - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
       66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

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     Except as otherwise set forth in Section 203(c)(5) of the DGCL, an interested stockholder is defined to include:

     - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determining whether the person is interested or not; and

     - the affiliates and associates of any such person.

     Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

     We have appointed Mellon Investor Services LLC as our Transfer Agent and registrar for our common stock. The Transfer Agent's telephone number in the United States is (800) 522-6645.

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                  COMPARATIVE RIGHTS OF INCENTIVE SHAREHOLDERS
                       AND ZIMMER STOCKHOLDERS IN GENERAL

     Holders of InCentive bearer shares will receive shares of Zimmer common stock as part of the consideration in our offer. InCentive is organized under the laws of Switzerland and Zimmer is organized under the laws of Delaware. InCentive does not file its articles of association with the SEC and has not provided Zimmer with a copy of such document. Information with respect to InCentive shareholders' rights has been included to the extent it is publicly known or was reasonably available to Zimmer. The following is a summary of the material differences among (i) the current rights of Zimmer stockholders under U.S. securities law, Delaware law, the restated certificate of incorporation of Zimmer, the restated by-laws of Zimmer and the rights agreement prior to the consummation of the proposed transaction, and (ii) the rights of InCentive shareholders under Swiss law and, to the extent that such information is publicly known or was reasonably available to Zimmer, InCentive's articles of association.

     The following summary is subject in all respects, and is qualified by reference, to U.S. state and federal securities law, Swiss law, Delaware law, the restated certificate, the restated by-laws, the Zimmer rights agreement and InCentive's articles of association.

AUTHORIZED CAPITAL STOCK

  ZIMMER

     The authorized capital stock of Zimmer is set forth in the section captioned "DESCRIPTION OF ZIMMER CAPITAL STOCK."

  INCENTIVE

     As of April 30, 2003, the nominal share capital of InCentive was CHF 42,944,040, consisting of 2,147,202 fully paid-in bearer shares, nominal value CHF 20 per share. InCentive's articles of association authorize the board of directors to increase the nominal share capital without shareholders' approval up to an amount of CHF 21,472,020 by issuing up to 1,073,601 bearer shares, nominal value CHF 20 per share. This authorization expires on May 16, 2004. InCentive's articles of association also provide that the nominal share capital may be increased if conversion or option rights to new shares are exercised. Such conversion or option rights may be issued by the board of directors without shareholders' approval on a stand-alone basis or in connection with bonds or similar financing instruments. The issuance of such conversion or option rights may lead to a nominal share capital increase by an amount of up to CHF 21,472,020 by issuing up to 1,073,601 bearer shares, nominal value CHF 20 per share.

PREFERRED STOCK

  ZIMMER

     Zimmer's restated certificate authorizes the board of directors to provide for the issuance from time to time of one or more series of preferred stock with certain rights above those of common stock. The Zimmer board of directors has authorized the issuance of 2,000,000 shares of Series A Participating Cumulative Preferred Stock in connection with the rights agreement. The Series A Participating Cumulative Preferred Stock is only issuable upon the exercise of the rights as set forth in the rights agreement. For a further description, see the section captioned "DESCRIPTION OF ZIMMER CAPITAL STOCK -- Preferred
Stock -- Series A Participating Cumulative Preferred Stock" and "-- Rights Agreement."

  INCENTIVE

     InCentive may issue preferred stock by amendment of its articles of association as approved by resolution of its shareholders. Preferential rights of preferred stock may extend to, in particular, cumulative or non-cumulative dividends, liquidation proceeds and preemptive rights in the case of the issuance of new shares.

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

     If preemptive rights of existing shareholders with respect to the issuance of such new classes of shares are to be waived or restricted, the respective resolutions are subject to a qualified majority vote of two thirds of the shares represented at the meeting. For further discussion, see the sections captioned "-- Voting Rights; Cumulative Voting" and "-- Preemptive Rights."

VOTING RIGHTS; CUMULATIVE VOTING

  ZIMMER

     Each share of Zimmer common stock is entitled to one vote per share on all matters to be voted upon by such shares. Section 214 of the DGCL, provides that no cumulative voting rights exist in respect of elections of directors unless otherwise stated in the certificate of incorporation. Because Zimmer's restated certificate does not specifically provide for cumulative voting in elections of directors, shares of Zimmer common stock cannot be cumulatively voted.

     The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at any Zimmer stockholders' meeting constitutes a quorum, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. Pursuant to Zimmer's restated by-laws, elections of directors at all meetings of stockholders called for such purpose will be by ballot. Except as otherwise provided in any resolution adopted by our board with respect to any series of preferred stock, proposals are passed upon a vote of the majority of the shares of Zimmer common stock represented at a meeting at which a quorum is present. Pursuant to Zimmer's restated certificate, certain corporate actions and director elections require the affirmative vote of at least 80% of the voting power of all shares of Zimmer entitled to vote.

     INCENTIVE

     Under Swiss law, the shareholders pass resolutions and elect directors upon the vote of an absolute majority of the votes represented, unless provided otherwise by law or the articles of association. Each bearer share of InCentive entitles its holder to one vote.

     According to InCentive's articles of association, shareholders have the right to vote at the general meeting only if they provide a confirmation by the custodian bank pursuant to which the respective shares may only be resold after the respective general meeting has been hold.

     Under Swiss law, proxies of shareholders are entitled to attend shareholders' meetings and exercise all rights of the represented shareholders at such meeting.

     According to InCentive's articles of association the chairman of the shareholders meeting decides on the voting procedure. Secret voting has to be executed if one shareholders applies for it.

     Swiss law does not provide for the right of cumulative voting. Further, InCentive's articles of association do not provide for any specific rights for minority shareholders or specific groups of shareholders.

STOCK CLASS RIGHTS

  ZIMMER

     Under the DGCL, any change to the rights of holders of Zimmer common stock or any series of preferred stock would require an amendment to the certificate of incorporation. The DGCL provides that the holders of shares of a class or series shall be entitled to vote as a class upon a proposed amendment if the amendment will:

     - increase or decrease the authorized shares of the class or series;

     - increase or decrease the par value of the shares of the class or series;
       or

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     - alter or change the powers, preferences or special rights of the shares of the class or series so as to affect them adversely.

     Zimmer's restated certificate grants the board of directors the right to issue shares of common stock as well as shares of preferred stock. Each share of authorized common stock shall be identical in all respects to every other share of common stock and shall have equal rights and privileges. Holders of common stock do not have preemptive or conversion rights or other subscription rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock which may be designated by the board of directors and issued in the future. For further discussion on the rights of Zimmer common stock, see the section captioned "DESCRIPTION OF ZIMMER CAPITAL STOCK -- Common Stock."

     Zimmer's board of directors has the authority to issue from time to time in one or more series preferred stock, to establish the number of shares of each series and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to any certificate of designation. Any amendment that adversely affects the rights of the holders of Zimmer's Series A Participating Cumulative Preferred Stock must be approved by at least 66 2/3% of such outstanding stock, voting as a separate class. For further discussion on the rights of Zimmer's Series A Participating Cumulative Preferred Stock, see the section captioned "DESCRIPTION OF ZIMMER CAPITAL STOCK -- Preferred Stock -- Series A Participating Cumulative Preferred Stock."

INCENTIVE

     The general meeting of shareholders may, by virtue of an amendment to the articles of association, decide on the issue of preferred shares or to convert existing shares into preferred shares. Unless otherwise provided for in the articles of association, a company, having issued preferred shares, may only issue new preferred shares with preferential rights to the disadvantage of existing shareholders with the consent of a special meeting of the impaired preferred shareholders as well as that of a general meeting of all shareholders. The articles of association of a company must ensure that each voting stock class may elect at least one representative to the board of directors.

SUPERMAJORITY VOTING

  ZIMMER

     Unless otherwise specified in a corporation's certificate of incorporation, the DGCL requires a majority vote of stockholders to approve a merger, sale of assets or similar reorganization transaction. Zimmer's restated certificate does not specifically provide for such a supermajority vote. However, the affirmative vote of at least 80% of the outstanding shares is necessary to alter, amend or adopt any provision inconsistent with the certain provisions of the restated certificate. For a further discussion, see the section captioned "DESCRIPTION OF ZIMMER CAPITAL STOCK."

  INCENTIVE

     Resolutions regarding extraordinary matters exhaustively listed in the Swiss Code of Obligations (Art. 704) require the affirmative vote of at least two thirds of the votes represented and the absolute majority of the par value of the shares represented. Such extraordinary matters include:

     - an alteration of the purpose of the company;

     - the creation of shares with increased voting powers;

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     - the implementation of restrictions on the transfer of registered shares and the removal of such restrictions;

     - the authorized or conditional increase of the share capital;

     - the increase of the share capital out of equity, against contribution in kind, or for the purpose of an acquisition of assets and the granting of special benefits;

     - the restriction or suspension of preemptive rights;

     - the change of the registered office of the company; and

     - the dissolution of the company without liquidation.

SHARES WITH PRIVILEGED VOTING RIGHTS

  ZIMMER

     Under the DGCL, each stockholder of a Delaware corporation is entitled to one vote for each share of capital stock held by such stockholder unless the certificate of incorporation provides otherwise. Zimmer's restated certificate does not alter the voting rights of Zimmer stockholders, and allows for a certificate of designations to provide certain rights to any class of preferred stock. Pursuant to Zimmer's certificate of designations, each share of our Series A Participating Cumulative Preferred Stock will have 1,000 votes, as adjustable, with all shares of the class voting together as one class with the common stock and any other capital stock with general voting rights. If at the time of an annual meeting for the election of directors six quarterly dividend payment are in default, the board of directors will be increased by two seats which seats will be voted on by the holders of Series A Participating Cumulative Preferred Stock voting as a single class.

  INCENTIVE

     As InCentive's articles of association provide that each share carries one vote, InCentive may, by amendment of its articles of association, issue stock with a lesser par value, thereby creating shares with privileged voting rights. The par value of such shares may not be less than 10% of the par value of the common shares. If shares with privileged voting rights are to be issued and/or preemptive rights of existing shareholders with respect to the issuance of such shares are to be waived or restricted, the respective resolutions are subject to a qualified majority vote of two thirds of the shares represented at the meeting. For further discussion, see the sections captioned "-- Voting Rights; Cumulative Voting" and "-- Preemptive Rights."

ACTION WITHOUT A MEETING

  ZIMMER

     Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders. Zimmer's restated certificate prohibits stockholders from taking action by written consent.

  INCENTIVE

     Under Swiss law, resolutions by written consent are not permitted.

MEETINGS

  ZIMMER

     Under the restated by-laws, Zimmer will hold an annual meeting on such date and at such place as may be fixed by our board of directors. Under Section 211(d) of the DGCL, the board of directors or

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those persons authorized by the corporation's certificate of incorporation or by-laws may call a special meeting of the corporation's stockholders. Pursuant to Zimmer's restated certificate and restated by-laws, a special meeting of the Zimmer stockholders may be called only by a majority of the entire board of directors or by the chairman of the board.

  INCENTIVE

     "General Meeting" means any shareholders' meeting. An annual (ordinary) general meeting must be held within six months following the end of a financial year for the purpose of approval of annual financial statements and the annual report. Any general meeting which is called in addition to the annual (ordinary) general meeting is called an "extraordinary" general meeting. The invitation to the general meeting, together with the date and the agenda and the proposals, must be published in the Swiss Official Gazette of Commerce twenty days prior to such general meeting.

     Under Swiss law, extraordinary general meetings may be called by the board, or, if necessary, by the statutory auditors. The board may be requested to call an extraordinary general meeting by one or more shareholders representing together at least 10% of the share capital or if resolved by an ordinary shareholders' meeting. General meetings may be called upon shorter notice only if all shareholders are represented at the relevant meeting. However, such option has no practical relevance for listed companies such as InCentive.

DIRECTOR NOMINATIONS/SHAREHOLDER PROPOSALS

  ZIMMER

     The restated by-laws provide for the nomination of persons to the board of directors and for stockholder proposals of business to be considered by stockholders. Please see the section captioned "DESCRIPTION OF ZIMMER CAPITAL STOCK."

  INCENTIVE

     Under Swiss law, one or more shareholders representing together at least 10% of share capital may request the calling of a general meeting and items to be included in the agenda. Shareholders representing shares with an aggregate nominal value of at least one million Swiss francs may request that a specific item be put on the agenda of the general shareholders' meeting. Additionally, a resolution of the general meeting may demand that another general meeting is to be held.

DIRECTORS

  ZIMMER

     Zimmer's restated certificate provides that the number of directors of Zimmer shall be determined by a resolution of the whole board of directors, but shall not be less than three. The board currently has five directors. The directors are divided into three classes, as nearly as equal in number as possible, with each class serving a three year term to expire at the third succeeding annual meeting of stockholders after their election, staggered such that one class will expire each year. Each director holds office until his or her successor is duly elected and qualified.

     Section 141 of the DGCL provides that the stockholders of a Delaware corporation who comply with certain procedural requirements and who have a proper purpose have the right to: inspect the corporation's stock ledger, a list of its stockholders and its other books and records; and make copies or extracts of those materials during normal business hours, provided that (i) a stockholder makes a written request under oath stating the purpose of his inspection and
(ii) the inspection is for a purpose reasonably related to a person's interest as a stockholder.

     Zimmer's restated certificate provides that directors may be removed from office only for cause by a the affirmative vote of the holders of 80% of the voting stock then outstanding, voting together as a single

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class. Zimmer's restated certificate also provides that newly created directorships resulting from any increase in the number of directors and any vacancy in the board of directors resulting from death, resignation, or removal from office shall only be filled by a majority vote of the remaining directors. A director elected in this manner will serve for the remainder of the full term of the class of directors in which the new directorship was created, or the vacancy occurred, and until such director's successor shall have been duly elected and qualified.

  INCENTIVE

     Neither the Swiss Code of Obligations nor InCentive's articles of association provide for a maximum of the members of the board of directors. As of April 30, 2003, InCentive's board of directors consisted of five directors. Under Swiss law, the shareholders of a Swiss company may, at a general meeting,
(i) appoint the members of the board of directors and (ii) grant discharge members of the board of directors.

     Under Swiss law, the board may not be classified with respect to the term of office any director may hold. However, a staggered board may be created by electing directors for the same term of office at different points of time.

     InCentive's articles of association stipulate that the board members are elected for a period of three office periods. One office period is the period from one ordinary shareholders' meeting until next ordinary shareholders' meeting.

     Board members may be removed at any time without cause and with immediate effect by resolution of the shareholders at an ordinary or extraordinary general meeting of the shareholders, irrespective of any provisions of InCentive's articles of association or any service contract the director might have with InCentive. Compensation may be payable by InCentive pursuant to any service contract.

     In the event of a vacancy, the remaining directors chair InCentive until the next election of board members at a general meeting. Newly elected board members do not, according to InCentive's articles of association, enter in the period of office of their predecessors. If the vacancies endanger the ability of the board of directors to make decisions, the remaining board members must call an extraordinary general meeting for elections.

STANDARD OF CONDUCT FOR DIRECTORS

  ZIMMER

     None of the DGCL, Zimmer's restated certificate or restated by-laws contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act in good faith without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders.

     Zimmer's restated by-laws provide that the business and affairs of the corporation shall be managed by or under the direction of the board of directors. Additionally, the restated by-laws authorize the board of directors or any committee of the board of directors to delegate officers of the corporation to the extent permitted by law.

  INCENTIVE

     Under Swiss law, a company's directors and senior officers are bound to performance standards as specified in the Swiss Code of Obligations. Specifically, members of the board must act in accordance with the duties imposed by statutory law, in accordance with the articles of association and in the best interest of the company. Directors and members of senior management are generally disqualified from participating in decisions that directly affect them. In addition, directors and senior officers must carry out their duties with due care, safeguard the interest of the company in good faith and extend equal treatment to all

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shareholders in like circumstances. The test for the duty of care is primarily an objective one: the director or senior officer is required to apply the care a reasonable and conscious person would apply under the same circumstances. To some extent, particular skills and functions of the board member or officer concerned may be taken into consideration.

LIMITATION OF DIRECTOR LIABILITY

  ZIMMER

     As permitted by the DGCL, Zimmer's restated certificate provides that directors of Zimmer shall not be personally liable to Zimmer or its stockholders for monetary damages resulting from a breach of fiduciary duty as a director except, as required by the DGCL, for liability arising from (i) any breach of the director's duty of loyalty to Zimmer or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.

  INCENTIVE

     Swiss law does not permit a company to exempt any member of its board of directors, any person engaged in the management or liquidation of the company or its auditors from any liability for damages suffered by the company, the shareholders or the company's obligees which were caused by intentional or negligent violation of that person's duties. However, the general meeting of shareholders may pass a resolution discharging the members of the board of directors from liability for certain actions. Such release is effective only for facts that have been disclosed and only vis-a-vis the company and those shareholders who have consented to the resolution or who acquired shares subsequently with knowledge of the resolution.

     To the extent that Swiss law allows the delegation of executive management, and such delegation is actually made by virtue of written organizational regulations, the responsibility of the board is limited to due election, instruction and supervision of the executive management. Zimmer does not know whether the board of directors of InCentive has already passed organizational regulations.

DIRECTORS' CONFLICTS OF INTEREST

  ZIMMER

     The DGCL provides that contracts or transactions between a corporation and one or more of its directors, or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable solely because of such interest or because such interested director is present at or participates in the meeting of the board that authorizes the transaction or because his or her vote is counted, as long as one of the following three conditions is satisfied: (i) the interest is disclosed and a majority of the disinterested directors approve the transaction (this constituting not only approval, but also a quorum); (ii) the interest is disclosed and the transaction is approved "in good faith" by vote of the stockholders; or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

  INCENTIVE

     Swiss law does not have a general provision on conflicts of interest. However, the Swiss Code of Obligations contains a provision which requires directors to safeguard the interests of the company, and to adhere to a duty of loyalty and a duty of care. Breach of this provision entails personal liability of the directors vis-a-vis the company. In addition, Swiss law contains a provision under which payments made to a shareholder not at arm's length must be repaid to the company. Publicly listed companies domiciled in Switzerland have to render a corporate governance report, in which the business activities of the members of the board of directors have to be disclosed.

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INDEMNIFICATION AND INSURANCE

  ZIMMER

     Zimmer's restated certificate requires indemnification of its past and present directors, officers, employees and agents to the fullest extent permitted under the DGCL. Under the DGCL, a corporation may indemnify any director, officer, employee or agent involved in a third party action by reason of his agreeing to serve, serving or formerly serving as an officer, director, employee or agent of the corporation, against all expenses, judgments, fines and settlement amounts paid in the third party action, if the director, officer, employee or agent acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, a corporation may indemnify any director, officer, employee or agent involved in a derivative action brought by or on behalf of the corporation against expenses incurred in the derivative action, if the director, officer, employee or agent acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation. If a person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under the DGCL.

     The statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Furthermore, under the DGCL a corporation may advance expenses incurred by officers, directors, employees and agents in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

     In addition, under Zimmer's restated certificate, Zimmer may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Zimmer or of another corporation against any liability arising out of the person's status as a director, officer, employee or agent of Zimmer whether or not Zimmer would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  INCENTIVE

     It is admissible under Swiss law to agree in a fiduciary agreement to hold a board member harmless for any liabilities that he is confronted with during his term of office, save for tort, gross negligence, willful intent or contradictory action with regard to legitimate instructions. Swiss law permits the company or each board member or officer individually to purchase and maintain insurance for directors, officers and auditors. The coverage of such insurances depends on the individual insurance policy.

SHAREHOLDER DERIVATIVE SUITS

  ZIMMER

     Under the DGCL, a stockholder of a Delaware corporation may initiate a derivative action to enforce a right of the corporation if the corporation fails to enforce that right itself. The complaint pursuant to such an action must state that:

     - the plaintiff was a stockholder in the corporation at the time of the transaction of which the plaintiff complains; or

     - the plaintiff's shares thereafter devolved on the plaintiff by operation of law;

and either:

     - allege with particularity the efforts made by the plaintiff to first obtain the relief sought by the plaintiff from the corporations directors; or

     - state the reasons for the plaintiff's failure to obtain such relief or make such effort.

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

  INCENTIVE

     Under Swiss law, each shareholder is entitled to file an action for damage caused to the company. The claim of the shareholder is for performance to the company. If the shareholder, based upon the factual and legal situation, had sufficient cause to file an action, the judge shall discretionally divide the costs incurred between the plaintiff and the company to the extent the costs should not be imposed on the defendant.

DIVIDENDS

 ZIMMER

     Under the DGCL, a Delaware corporation's board of directors, subject to restrictions set forth in the corporation's certificate of incorporation, may declare and pay dividends out of (i) the surplus of the corporation, which is defined as net assets less statutory capital, or (ii) out of the net profits of the current or the preceding fiscal year. If, however, the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board may not declare and pay dividends out of the corporation's net profits until the deficiency in the capital has been repaired. The restated certificate does not contain any provision restricting dividends on common stock beyond the statutory provisions.

 INCENTIVE

     Under Swiss law, only the ordinary general meeting of shareholders resolves on the distribution of dividends. Consequently, Swiss law does not provide for the distribution of interim dividends. Dividends may only be paid out of the audited balance sheet profit or out of reserves created for this purpose. Payments out of the share capital are not allowed, and interest shall not be paid on the share capital. In this respect, the share capital includes share premiums, (i.e., the excess of the consideration for the issue of shares over the aggregate nominal share capital, if any).

     Prior to the distribution of dividends, 5% of the annual profits must be allocated to the general reserve until the amount of general reserves has reached 20% of the paid-in nominal share capital. The articles of association can provide for a higher general reserve or for the creation of further reserves setting forth their purpose and use.

     The board of directors may propose that a dividend be paid out, but can not resolve the dividend itself. Dividends require approval by the shareholders.

APPRAISAL RIGHTS

  ZIMMER

     The DGCL generally provides that the stockholders of a Delaware corporation involved in a merger or consolidation have the right to demand and receive payment of the fair value of their stock. Appraisal rights are not available, however, to holders of shares which are:

     - listed on a national securities exchange,

     - designated on a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

     - held of record by more than 2,000 stockholders;

unless the holders are required to accept in the merger or consolidation anything other than a combination of:

     - shares of stock or depository receipts of the surviving corporation in the merger or consolidation,

     - shares of stock or depositary receipts of another corporation that, at the effective date of the merger or consolidation will be:
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     - listed on a national securities exchange;

     - designated on a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

     - held of record by more than 2,000 stockholders.

  INCENTIVE

     There are no appraisal rights under Swiss law. However, the Swiss Stock Exchange Act provides that upon a public takeover offer for the shares of a listed Swiss company, and the offeror has acquired or contracted to acquire more than 98% of the voting rights in the company, the offeror may, within three months of the expiration of the offer, bring a court action against the company with a motion to cancel the outstanding shares (and other equity securities, if any (squeeze-out). The remaining shareholders may participate in these proceedings. After such cancellation has been awarded, the target company re-issues the securities to the offeror against payment of the offer price or exchange of the offered shares and passes on the price paid by the offeror or the shares received from the offeror, as the case may be, to the holders of the cancelled securities.

PREEMPTIVE RIGHTS

  ZIMMER

     Under the DGCL, a stockholder of a Delaware corporation is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless preemptive rights are specifically granted in the certificate of incorporation or otherwise contractually granted. Zimmer's restated certificate does not provide for any preemptive rights.

  INCENTIVE

     Under Swiss law, the issuance of (i) voting or non-voting shares, or (ii) rights to subscribe for, or convert into, equity securities (which may be connected to debt instruments), against consideration, is subject to prior approval of the shareholders' meeting In addition, such rights must at first be offered to the existing equity shareholders in proportion to the respective nominal values of their holdings. The shareholders' meeting may, but only for valid reasons and subject to a qualified majority, withdraw or restrict such preemptive rights. Valid reasons for the withdrawal of preemptive rights are, in particular, the takeover of an enterprise (or parts thereof), the acquisition of participations, as well as the participation of employees in the company. No shareholder shall be advantaged or disadvantaged by such withdrawal without valid reason. The board of directors may exclude the pre-emptive rights of shareholders in case the options or exchange rights are used in connection with a takeover or the financing of a takeover. As of December 31, 2002, there were no conversion or option rights outstanding that could lead to a share capital increase of InCentive.

AMENDMENTS TO CHARTER DOCUMENTS

  ZIMMER

     Under the DGCL, unless the corporation's certificate of incorporation requires a greater vote, any amendment to the certificate of incorporation requires:

     - the approval of the board of directors;

     - the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment; and

     - the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the amendment of a class.

     Zimmer's restated certificate generally may be amended by a majority of the outstanding shares of Zimmer common stock; provided, however, that the affirmative vote of at least 80% of the outstanding
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shares is necessary to alter, amend or adopt any provision inconsistent with certain articles. For a further discussion, see the section captioned "DESCRIPTION OF ZIMMER CAPITAL STOCK."

  INCENTIVE

     Under Swiss law, shareholders may by majority resolution (and qualified majority resolution, respectively) amend any provisions of the company's articles of association by resolution, subject to mandatory statutory provisions. Under Swiss law, the board of directors is not authorized to amend the articles of association. Some exceptions to this principle apply in connection with the implementation of capital increases. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by resolution of the classes affected in a separate class meeting. For a further discussion, see the section captioned "-- Stock Class Rights."

BY-LAWS

  ZIMMER

     Section 109 of the DGCL provides that a corporation's by-laws may be amended or repealed by the stockholders and, to the extent provided for in the certificate of incorporation, the board of directors. Zimmer's restated certificate provides that the by-laws may be altered, repealed and adopted by
(i) an affirmative vote of the majority of the stockholders entitled to vote, voting as a single class, provided, however, that the affirmative vote of at least 80% of the outstanding shares is necessary to alter, amend or adopt any provision inconsistent with certain articles (see the section captioned "DESCRIPTION OF ZIMMER CAPITAL STOCK") or (ii) an affirmative vote of the majority of the whole board of directors.

  INCENTIVE

     According to InCentive's articles of association, the board of directors may pass organizational regulations.

SHARE ACQUISITION PROVISIONS

  ZIMMER

     Section 203 of the DGCL prohibits a Delaware corporation from engaging in mergers, dispositions of 10% or more of its assets, issuances of stock and business combinations with a person or group that owns 15% or more of the voting stock of the corporation, referred to as an interested stockholder, for a period of three years of such person becoming an interested stockholder unless (i) the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder, (ii) after the completion of the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans, or (iii) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock (other than stock owned by the interested stockholder) approved the business combination. Zimmer, in its restated certificate, did not expressly elect to "opt out" of Section 203 of the DGCL and, therefore, Zimmer is governed by the limitations set forth in Section 203 of the DGCL.

  INCENTIVE

     Under Swiss law, there is no similar prohibition of business combinations with interested shareholders. However, in certain circumstances, shareholders and members of the board of Swiss companies, as well as persons close to them, must refund the company for any payments not made on an arm's length basis.

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ANTI-TAKEOVER MEASURES

  ZIMMER

     Delaware courts will generally apply a policy of judicial deference to the decisions of a Delaware corporation's board of directors to adopt anti-takeover measures in the face of a potential acquisition or takeover if the directors are able to show that (i) they had reasonable grounds for believing that the acquisition or takeover proposal presented a threat to the corporation's policy and effectiveness, and (ii) the board action taken was reasonable in relation to the threat posed. For a description of Zimmer's anti- takeover provisions, see the sections captioned "DESCRIPTION OF ZIMMER CAPITAL STOCK -- Certain Anti-Takeover Provisions of Our Restated Certificate of Incorporation and Restated By-laws" and "-- Rights Agreement."

  INCENTIVE

     Under Swiss law, directors of a company have a duty to take only those actions which are in the interests of the company. Generally, anti-takeover measures are not actions which fall within this category. Anti-takeover measures of public companies are partly regulated by the Swiss Stock Exchange Act. From the time a takeover offer is published until the result is announced, the board of the target company may not enter into legal transactions which would have the effect of significantly altering the assets or liabilities of the target company. Decisions taken at a general meeting of shareholders are not subject to this restriction and may be implemented irrespective of whether they were adopted before or after publication of an offer. Although this means that in general the board of the target company may not take steps designed to make the company less attractive to the offeror or harder for it to acquire the target, there are certain permissible maneuvers to defeat a hostile bidder, especially if they are put into place before an actual bid has surfaced. As opposed to certain pre-offer techniques, which usually require a resolution of the general meeting, most post-offer maneuvers are proscribed by the Swiss takeover rules (Swiss Stock Exchange Act and related Ordinances).

STOCKHOLDER RIGHTS PLAN

  ZIMMER

     For a summary of Zimmer's stockholder rights plan, see the section captioned "DESCRIPTION OF ZIMMER CAPITAL STOCK -- Rights Agreement."

  INCENTIVE

     Swiss law does not allow companies to adopt shareholder rights plans.

DISCLOSURE OF INTERESTS UNDER SWISS LAW

     Under the Directive on Information Relating to Corporate Governance (Corporate Governance Directive) of the SWX Swiss Exchange, the listed companies must disclose, inter alia, the shares held by members of the board or the executive management and parties related to such persons, in toto. Such disclosure must be made in an annex to the annual report.

     The Swiss Stock Exchange Act and the related Ordinances require a person who has a certain interest in equity securities of a Swiss company listed in whole or in part on a Swiss stock exchange to notify the company and the Swiss stock exchange where the equity securities in question are listed. The obligation to disclose is triggered by a change from below a notifiable percentage to, or above, such percentage, and vice versa. The notifiable percentages are 5, 10, 20, 33 1/3 , 50 or 66 2/3% of the voting rights, irrespective of whether or not such voting rights may be exercised. Persons acting in concert, due to shareholders' agreements or as members of a group or a family, for example, are also subject to the disclosure obligation. Securities dealers are obliged to disclose their holdings if they are trading shares in their own name and for their own account. A shareholder may also passively reach, exceed or fall below one of the above thresholds due to an increase or a reduction of the share capital. The notification to the company

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and the stock exchange must be made no later than four trading days following the day upon which the obligation to notify arises. The company must then publish the notified share interests within two trading days in the Swiss Commercial Gazette and in an electronic medium publishing stock market information. There are no provisions under Swiss law entitling the company to investigate the beneficial ownership of its shares by serving notice on shareholders who in response to such notice must reveal their shareholdings.

     Additionally, a disclosure requirement exists under Swiss company law according to which a listed company must disclose in its annual report the identity of all of its shareholders who hold more than 5% of its voting rights.

MANDATORY BID RULES UNDER SWISS LAW

     Takeovers of public companies are regulated by the Swiss Stock Exchange Act. The Swiss Stock Exchange Act provides that when any person acquires, even by a series of transactions over a period of time, shares which, together with shares held or acquired by persons acting in concert with it, exceed the threshold of 33 1/3% or more of the voting rights of a public company, the acquirer must make an offer for all of the equity shares of the company, whether voting or non-voting. The offer price may not be lower than the current stock market price and must not be below 25% of the highest price paid by the offeror in the preceding 12 months for equity securities of the target company. The offer price may be settled by cash payment or in exchange for equity securities. The Swiss Stock Exchange Act allows a Swiss target company to opt out of the mandatory offer rules by adopting an article to this effect in its articles of association. Furthermore, target companies may raise the threshold triggering a mandatory offer requirement in their articles of incorporation from 33 1/3% to no more than 49% of the voting rights. InCentive's articles of association contain an opting-out clause. As a consequence, shareholders or groups of shareholders have no obligation to make a mandatory public offer to all other shareholders if their shareholdings reach the thresholds set forth above.

RIGHTS OF PURCHASE AND REDEMPTION

  ZIMMER

     Under the DGCL, a corporation may purchase or redeem its own shares out of surplus, provided, generally that no repurchase or redemption shall occur:

     - when the capital is or would become impaired;

     - at a price higher than the redemption price in the case of common stock redeemable at the option of the corporation; or

     - where, in the case of redemption, the redemption is not authorized by other provisions of the DGCL or the certificate of incorporation.

     However, at any time, a corporation may purchase or redeem any of its shares which are entitled upon any distribution of assets to a preference over another class of its stock if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.

     The New York Stock Exchange requires that prompt publicity be given and prompt notice be sent to the New York Stock Exchange of action which will result in, or which looks toward, either the partial or full call for redemption of a listed security. New York Stock Exchange rules provide that when a listed security is fully redeemed, trading is suspended as soon as the redemption funds become available to the holders of the security. When only a part of the listed securities are redeemed, the amount authorized to be listed is reduced by the amount redeemed as soon as the redemption funds become available to holders of the redeemed securities.

     Zimmer's restated certificate does not restrict the corporation's rights to repurchase or redeem its shares.

  INCENTIVE

     Under Swiss law, a stock company may not issue redeemable shares. A stock company may purchase its own shares, provided that:

     - freely disposable equity in the amount necessary for this purpose is available; and

     - the total par value of such shares held by the company does not exceed 10% of the total share capital.

     Such repurchased shares do not carry any right to vote at shareholders' meetings. Furthermore, the stock company must create a blocked reserve on its balance sheet in the amount of the purchase price of the shares held as treasury shares. The conditions mentioned above do not apply if a company's shareholders resolve that such company shall buy back shares in order to cancel them so as to reduce the share capital.

     Listed companies intending to implement a share buyback program must comply with additional requirements of the Swiss Stock Exchanges and Securities Trading Statute and the Swiss Takeover Board. All public offers by a listed company for its own shares are deemed to be tender offers. Selective share purchases are only permitted under certain circumstances.

RIGHTS OF INSPECTION

  ZIMMER

     Under the DGCL, stockholders who comply with certain procedural requirements and who have a proper purpose have the right to:

     - inspect the corporation's stock ledger, a list of its stockholders and its other books and records; and

     - make copies or extracts of those materials during normal business hours, provided that (i) the stockholder makes a written request under oath stating the purpose of his inspection and (ii) the inspection is for a purpose reasonably related to the person's interest as a stockholder.

  INCENTIVE

     Under Swiss law, shareholders have a right to inspect the share register only with regard to their own shareholdings and otherwise only to the extent necessary for exercising their shareholder rights. No other person has a right to inspect the share register. The company books and correspondence of a Swiss company may only be inspected with the express authorization of the shareholders meeting or by resolution of the board of directors and subject to the safeguarding of business secrets. At the general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company. Shareholders may also ask the auditors on issues regarding audit examination. The board of directors and the auditors, respectively, have to answer shareholders' questions to the extent necessary for the exercise of shareholders' rights and subject to prevailing business secrets or other material interests of the company.

     In addition, if the shareholders' inspection and information rights prove to be insufficient, each shareholder may propose to the shareholders' meeting that specific facts be examined by a special commissioner in a special inspection. If the shareholders' meeting approves the proposal, the company or any shareholder may, within thirty days from the shareholders' meeting, ask the courts at the company's domicile to appoint a special commissioner. If the shareholders' meeting rejects the request, one or more shareholders representing at least 10% of the share capital or shares in an aggregate nominal value of at least CHF 2 million may request the judge to appoint a special commissioner. The judge will issue such order if the petitioners can prima facie show that the board of directors, any member thereof or an officer of the company infringed the law or the articles of association and damaged the company or the shareholders. The costs of the investigation are generally allocated to the company and only in exceptional cases to the petitioner(s). For information regarding inspection of the annual business report and the auditor's report, see the section captioned "-- Proxy Statement and Reports" below.

LIMITATIONS ON ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

     InCentive is incorporated in Switzerland. According to the Excerpt of the Commercial Register of April 20, 2003, one member of InCentive's board of directors is a U.S. citizen and resident, one director is a German citizen and resident and three directors are Swiss citizens and residents. As a result, in a lawsuit based on the civil liability provisions of the U.S. federal securities laws, U.S. investors may find it difficult to:

     - effect service within the United Stated upon InCentive and the directors and officers of InCentive located outside the United States;

     - enforce, in U.S. courts or outside the United States, judgments obtained against those persons in U.S. courts;

     - enforce, in U.S. courts, judgments obtained against those persons in courts in jurisdictions outside the United States; and

     - enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

     Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

     - the foreign court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

     - the judgment of such foreign court has become final and non-appealable;

     - the judgment does not contravene Swiss public policy; and

     - the court procedures and the service of documents leading to the judgment were in accordance with the due process of law.

"SHORT SWING" PROFITS

  ZIMMER

     Directors and officers of Zimmer are governed by rules under the Exchange Act that may require directors and officers to forfeit to Zimmer any "short swing" profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of Zimmer equity securities over short periods.

  INCENTIVE

     Swiss law does not explicitly address "short swing" profits. However, pursuant to the Swiss Penal Code a person who has information as an insider with respect to a listed company is subject to a fine and/or imprisonment if such person (i) abuses a confidential fact (usually by dealing) or makes such confidential fact known to a third party, (ii) foresees that the dissemination of such confidential fact will have a significant effect on the price of a listed security, or (iii) makes a profit or avoids a loss. Furthermore, a "tippee" who learns a confidential fact from an insider commits an offense if he as tippee abuses the information as set forth above, provided the insider is guilty of insider dealing. Insiders can be directors, managers, auditors, agents or any of their auxiliaries.

PROXY STATEMENTS AND REPORTS

  ZIMMER

     Under the Exchange Act proxy rules, Zimmer must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholders' meetings.

  INCENTIVE

     As a foreign private issuer, InCentive is not subject to U.S. proxy solicitation rules. However, under Swiss law, notice of a shareholder meeting must be accompanied by: (i) the items on the agenda; and (ii) the proposals of the board of directors or the proposals of the shareholders who have requested the holding of a general meeting or the inclusion of an item in the agenda. If the company proposes to the shareholders a member of its corporate body or some other dependent person as a proxy for a general meeting of shareholders, it shall also designate an independent person who might be mandated as a proxy by the shareholders. No later than 20 days prior to the ordinary general meeting of shareholders, the annual business report and the auditor's report must be made available for inspection at the company's domicile. Any shareholder may request that a copy of these documents be immediately sent to it.

REPORTING REQUIREMENTS

  ZIMMER

     As a U.S. public company, Zimmer must file with the SEC, among other reports and notices:

     - an annual report on Form 10-K within 90 days (scheduled to be reduced to 60 days by December 15, 2004 under recently adopted SEC rules) after the end of each fiscal year;

     - quarterly reports on Form 10-Q within 45 days (scheduled to be reduced to 35 days by December 15, 2005 under recently adopted SEC rules) after the end of each fiscal quarter; and

     - reports on Form 8-K upon the occurrence of certain corporate events.

  INCENTIVE

     Under the listing rules of the SWX Swiss Exchange, InCentive is required to inform the market of any price-sensitive facts that have arisen in its sphere of activity and are not public knowledge. Facts are deemed to be price sensitive if they are likely to result in substantial price movements in the shares of the company. Ad hoc publicity announcements must be made to the market participants so as to ensure their equal treatment. Furthermore, the admission board of the SWX Swiss Exchange must be notified prior to trading. Events which typically trigger a publication duty are corporate restructurings, changes in capital, including share repurchase offers and material changes in relation to the earnings situation, material changes in the course of business and, if unforeseen, changes in the board of directors, management and auditors of the company.

     The listing rules of the SWX Swiss Exchange allow postponement of the disclosure of a price sensitive fact without the need for a specific dispensation by the SWX Swiss Exchange on condition that (i) such facts arise in relation to a plan or decision of the company, (ii) the dissemination of such facts would prejudice the interests of the company and (iii) the company ensures that such facts will continue to be treated confidentially. Furthermore, the listing rules of the SWX Swiss Exchange require InCentive to publish and file annual audited business reports and interim financial reports (audited and non-audited). Interim reports must cover a time frame of six months or less.

     This summary of the material differences between the corporation laws of Delaware and Switzerland, InCentive's articles of association and Zimmer's restated certificate, restated by-laws and rights agreement does not purport to be a complete listing of differences in the rights and remedies of holders of shares of Swiss corporations as opposed to Delaware corporations and shareholders of InCentive and stockholders of Zimmer in particular. InCentive does not file organizational information with the SEC and has not provided Zimmer with such information. Zimmer has included herein organizational information concerning InCentive insofar as it is publicly known or reasonably available to Zimmer. The differences can be determined in full by reference to the Swiss Code of Obligations, the related regulations, the DGCL, InCentive's articles of association and Zimmer's restated certificate, restated by-laws and rights agreement. The DGCL and the Swiss Code of Obligations, respectively, provide that some of the statutory provisions as they affect various rights of holders of shares may be modified by provisions in the certificate of incorporation and by-laws for Delaware corporations or the articles of association for Swiss corporations, respectively.

        SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN
                         BENEFICIAL OWNERS OF INCENTIVE

     According to InCentive's annual report to its shareholders for the year ended December 31, 2002, InCentive has 2,147,202 bearer shares on issue as of December 31, 2002. As of that date, InCentive has not issued any participation certificates, non-voting equity securities, convertible bonds or options and has no executive stock option plan. Each bearer share entitles its holder to one vote.

     The following tables set forth certain information regarding beneficial ownership of InCentive bearer shares as of December 31, 2002, as disclosed in InCentive's annual report to its shareholders for the year ended December 31, 2002, by:

     - each person then known by InCentive to own beneficially 5% or more of InCentive bearer shares;

     - each of InCentive's directors;

     - each of InCentive's executive officers; and

     - all of InCentive's directors and named executive officers as a group.

BENEFICIAL OWNERS

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. According to InCentive's annual report to its shareholders for the year ended December 31, 2002, InCentive only has bearer shares outstanding. As a consequence, InCentive's knowledge as to beneficial ownership of its bearer shares is limited to notifications made by its shareholders pursuant to disclosure rules of the SWX Swiss Exchange. The only disclosure provided by InCentive in its annual report to its shareholders for the year ended December 31, 2002 regarding the domicile of its shareholders concerns the domicile of beneficial owners of 5% or more of InCentive bearer shares, as indicated directly below.

BENEFICIAL OWNER                                                DOMICILE           %
----------------                                           -------------------   -----
"Zurich" Versicherungs-Gesellschaft......................  Zurich, Switzerland   24.96
III Institutional Investors International Corp. .........        Grand Cayman,   20.87
                                                                Cayman Islands

Rene Braginsky(1)........................................  Zurich, Switzerland   20.00
Hans Kaiser Family.......................................          Switzerland   11.01

---------------

(1) Mr. Braginsky is a director, the CEO and the delegate of InCentive's board of directors. Information regarding his holdings in InCentive is the only information provided regarding the shareholdings of InCentive's board of directors. Mr. Braginsky is the only executive officer of InCentive. The management of InCentive's operation is carried out by InCentive Asset Management, an investment manager unaffiliated with InCentive or any of its subsidiaries.

SHAREHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

     Other than the information relating to the holdings of Mr. Braginsky, InCentive does not provide in its annual report to its shareholders for the year ended December 31, 2002 information as to the shareholdings of its directors. However, InCentive does disclose that its directors and "those close to them" hold 668,445 InCentive bearer shares.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management's beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "targets," "forecasts," and "seeks" or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, our ability to successfully integrate acquired companies, control of costs and expenses, our ability to form and implement alliances, international growth, U.S. and foreign government regulation, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. In particular, forward looking statements as to Zimmer's financial and business performance following the proposed acquisitions should be qualified by the absence of any opportunity on the part of Zimmer to perform due diligence on InCentive, a significant shareholder of Centerpulse, or Centerpulse. These forward looking statements may be significantly different had such due diligence review been undertaken. Readers of this prospectus are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

                                 LEGAL MATTERS

     The validity of the shares of Zimmer common stock offered hereby will be passed upon for Zimmer Holdings, Inc. by Dewey Ballantine LLP.

                                    EXPERTS

     The financial statements of Zimmer Holdings, Inc. included in and incorporated in this prospectus by reference to Zimmer Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 have been so included and incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ZIMMER HOLDINGS, INC. AND SUBSIDIARIES
Report of Independent Accountants...........................   F-2
Consolidated Financial Statements
  Consolidated Statements of Earnings for the years ended
     December 31, 2002, 2001 and 2000.......................   F-3
  Consolidated Balance Sheets at December 31, 2002 and
     2001...................................................   F-4
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 2002, 2001 and 2000...........   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2002, 2001 and 2000.......................   F-6
  Notes to the Consolidated Financial Statements............   F-7
First Quarter Consolidated Financial Statements
  Consolidated Statements of Earnings for the three months
     ended March 31, 2003 and 2002..........................  F-24
  Consolidated Balance Sheets at March 31, 2003 (Unaudited)
     and December 31, 2002..................................  F-25
  Consolidated Statements of Cash Flows for the three months ended March 31, 2003 and 2002..........................  F-26
  Notes to Interim Consolidated Financial Statements........  F-27

CENTERPULSE AG AND SUBSIDIARIES
Consolidated Financial Statements
  Consolidated Income Statements for the years ended
     December 31, 2002, 2001 and 2000.......................  F-31
  Consolidated Balance Sheets at December 31, 2001 and
     2000...................................................  F-32
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 2002, 2001 and 2000...........  F-33
  Consolidated Cash Flow Statements for the years ended
     December 31, 2002, 2001 and 2000.......................  F-34
  Notes to the Consolidated Financial Statements............  F-35
Unaudited Interim Consolidated Financial Statements
  Unaudited Interim Consolidated Income Statement for the
     three months ended January-March, 2003 and 2002
     (Restated).............................................  F-77
  Unaudited Interim Consolidated Balance Sheet at March 31,
     2003 and December 31, 2002 (Restated)..................  F-78
  Unaudited Interim Condensed Consolidated Statements of
     Shareholders' Equity for the three months ended March
     31, 2003 and 2002 and the years ended December 31, 2002
     and 2001...............................................  F-79
  Unaudited Interim Consolidated Cash Flow Statements for
     the three months ended January-March 2003 and 2002
     (Restated).............................................  F-80
  Notes to the Unaudited Interim Consolidated Financial
     Statements.............................................  F-81

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Zimmer Holdings, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Zimmer Holdings, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Indianapolis, Indiana
January 23, 2003

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                 2002           2001           2000
                                                              -----------    -----------    -----------
                                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net Sales...................................................   $1,372.4       $1,178.6       $1,040.6
Cost of products sold.......................................      344.8          321.6          290.9
                                                               --------       --------       --------
Gross Profit................................................    1,027.6          857.0          749.7
                                                               --------       --------       --------
Research and development....................................       80.7           71.6           52.0
Selling, general and administrative.........................      546.0          537.1          429.7
                                                               --------       --------       --------
Operating expenses..........................................      626.7          608.7          481.7
                                                               --------       --------       --------
Operating Profit............................................      400.9          248.3          268.0
Interest expense............................................       12.0            7.4             --
                                                               --------       --------       --------
Earnings before income taxes................................      388.9          240.9          268.0
Provision for income taxes..................................      131.1           91.1           92.0
                                                               --------       --------       --------
Net Earnings................................................   $  257.8       $  149.8       $  176.0
                                                               ========       ========       ========
Earnings Per Common Share
Basic.......................................................   $   1.33       $   0.77       $   0.91
Diluted.....................................................   $   1.31       $   0.77       $   0.91
Weighted Average Common Shares Outstanding
Basic.......................................................      194.5          193.7          193.6
Diluted.....................................................      196.8          194.3          193.6

  The accompanying notes are an integral part of these consolidated financial statements.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2002        2001
                                                              --------    --------
                                                              (IN MILLIONS, EXCEPT
                                                                 SHARE AMOUNTS)
                                      ASSETS
Current Assets:
  Cash and equivalents......................................   $ 15.7      $ 18.4
  Accounts receivable, less allowance for doubtful
     accounts...............................................    214.8       181.7
  Inventories, net..........................................    257.6       200.0
  Prepaid expenses..........................................     71.7        59.3
  Deferred income taxes.....................................     52.6        49.2
                                                               ------      ------
Total Current Assets........................................    612.4       508.6
Property, Plant and Equipment, net..........................    157.8       148.2
Deferred Income Taxes.......................................     70.1        66.8
Other Assets................................................     18.6        21.4
                                                               ------      ------
Total Assets................................................   $858.9      $745.0
                                                               ======      ======

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................   $ 59.8      $ 67.4
  Income taxes payable......................................     19.5         4.3
  Other current liabilities.................................    164.8       151.4
  Short-term debt...........................................    156.7       150.0
                                                               ------      ------
Total Current Liabilities...................................    400.8       373.1
Other Long-term Liabilities.................................     91.8        79.3
Long-term Debt..............................................       --       213.9
                                                               ------      ------
Total Liabilities...........................................    492.6       666.3
                                                               ------      ------
Commitments and Contingencies (Note 17)
Stockholders' Equity:
  Common stock, $0.01 par value, one billion shares
     authorized, 195.2 million (193.9 million in 2001)
     issued and outstanding.................................      2.0         1.9
  Paid-in capital...........................................     36.9         4.4
  Retained earnings.........................................    313.4        55.6
  Accumulated other comprehensive income....................     14.0        16.8
                                                               ------      ------
Total Stockholders' Equity..................................    366.3        78.7
                                                               ------      ------
Total Liabilities and Stockholders' Equity..................   $858.9      $745.0
                                                               ======      ======

  The accompanying notes are an integral part of these consolidated financial statements.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                      ACCUMULATED       NET
                               COMMON SHARES                             OTHER       INVESTMENT       TOTAL
                              ---------------   PAID-IN   RETAINED   COMPREHENSIVE   BY FORMER    STOCKHOLDERS'
                              NUMBER   AMOUNT   CAPITAL   EARNINGS      INCOME         PARENT        EQUITY
                              ------   ------   -------   --------   -------------   ----------   -------------
                                                                (IN MILLIONS)
Balance January 1, 2000.....     --     $ --     $  --     $   --       $  7.3        $ 384.0        $ 391.3
                                                                                                     -------
Net earnings................     --       --        --         --           --          176.0          176.0
Foreign currency
  translation...............     --       --        --         --         (0.3)            --           (0.3)
                                                                                                     -------
Comprehensive income........     --       --        --         --           --             --          175.7
                                                                                                     -------
Net cash transferred to
  former parent.............     --       --        --         --           --         (306.0)        (306.0)
                              -----     ----     -----     ------       ------        -------        -------
Balance December 31, 2000...     --       --        --         --          7.0          254.0          261.0
Net earnings................     --       --        --       69.7           --           80.1          149.8
Foreign currency
  translation...............     --       --        --         --          2.6             --            2.6
Unrealized foreign currency
  hedge gains, net of tax...     --       --        --         --         12.1             --           12.1
Reclassification
  adjustment................     --       --        --         --         (4.9)            --           (4.9)
                                                                                                     -------
Comprehensive income........     --       --        --         --           --             --          159.6
                                                                                                     -------
Net cash transferred to
  former parent.............     --       --        --         --           --          (56.3)         (56.3)
Dividend to former parent...     --       --        --         --           --         (290.0)        (290.0)
Issuance of common stock....  193.6      1.9        --         --           --           (1.9)
Reclassification of
  remaining net investment
  of former parent..........     --       --        --      (14.1)          --           14.1             --
Exercise of stock options
  and issuance of restricted
  stock.....................    0.3       --       4.4         --           --             --            4.4
                              -----     ----     -----     ------       ------        -------        -------
Balance December 31, 2001...  193.9      1.9       4.4       55.6         16.8             --           78.7
Net earnings................     --       --        --      257.8           --             --          257.8
Foreign currency
  translation...............     --       --        --         --         13.5             --           13.5
Unrealized foreign currency
  hedge losses, net of
  tax.......................     --       --        --         --        (12.2)            --          (12.2)
Reclassification
  adjustment................     --       --        --         --         (3.5)            --           (3.5)
Minimum pension liability,
  net of tax................     --       --        --         --         (0.6)            --           (0.6)
                                                                                                     -------
Comprehensive income........     --       --        --         --           --             --          255.0
                                                                                                     -------
Exercise of stock options
  and issuance of restricted
  stock.....................    1.3      0.1      32.5         --           --             --           32.6
                              -----     ----     -----     ------       ------        -------        -------
Balance December 31, 2002...  195.2     $2.0     $36.9     $313.4       $ 14.0        $    --        $ 366.3
                              =====     ====     =====     ======       ======        =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 ZIMMER HOLDINGS, INC. AND CONTROLLED ENTITIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               2002      2001      2000
                                                              -------   -------   -------
                                                                     (IN MILLIONS)
Cash flows provided by (used in) operating activities:
  Net earnings..............................................  $ 257.8   $ 149.8   $ 176.0
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................     25.3      23.4      23.1
     Income taxes...........................................     29.9       1.1       7.8
     Receivables............................................    (25.0)      2.6       7.8
     Inventories............................................    (59.7)    (50.2)     (2.1)
     Accounts payable and accrued liabilities...............    (12.2)     41.9      14.5
     Other assets and liabilities...........................      4.1       3.2       5.3
                                                              -------   -------   -------
          Net cash provided by operating activities.........    220.2     171.8     232.4
                                                              -------   -------   -------
Cash flows used in investing activities:
  Additions to property, plant and equipment................    (33.7)    (54.7)    (29.0)
  Investments in other assets...............................     (2.0)
                                                              -------   -------   -------
Net cash used in investing activities.......................    (35.7)    (54.7)    (29.0)
                                                              -------   -------   -------
Cash flows provided by (used in) financing activities:
  Proceeds from (payments of) borrowings, net...............   (212.8)    366.3        --
  Dividend paid to former parent............................       --    (290.0)       --
  Net increase (decrease) in due to former parent...........       --    (144.0)    102.6
  Net transactions with former parent.......................       --     (32.8)   (306.0)
  Proceeds from exercise of stock options...................     23.9       1.4        --
                                                              -------   -------   -------
          Net cash used in financing activities.............   (188.9)    (99.1)   (203.4)
                                                              -------   -------   -------
Effect of exchange rates on cash and equivalents............      1.7       0.4        --
                                                              -------   -------   -------
          Increase (decrease) in cash and equivalents.......     (2.7)     18.4        --
Cash and equivalents, beginning of year.....................     18.4        --        --
                                                              -------   -------   -------
Cash and equivalents, end of year...........................  $  15.7   $  18.4   $    --
                                                              =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS

     Zimmer Holdings, Inc. and its subsidiaries (individually and collectively the "Company") design, develop, manufacture and market orthopaedic reconstructive implants and trauma products. Orthopedic reconstructive implants restore joint function lost due to disease or trauma in joints such as knees, hips, shoulders and elbows, while trauma products are devices used primarily to reattach or stabilize damaged bone and tissue to support the body's natural healing process. The Company also manufactures and markets other products relating to orthopaedic and general surgery. The Company has operations in 20 countries and markets its products in 70 countries. The Company operates in a single industry but has three reportable geographic segments.

2.  SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation -- The consolidated financial statements include the accounts of the Company after elimination of all significant intercompany accounts and transactions. The consolidated financial statements represent the Company's operations as a public company commencing on August 6, 2001, combined with the operations of Zimmer as a division of its former parent prior to becoming a public company. For periods prior to August 6, 2001, intercompany accounts with its former parent, other than specific outstanding obligations, were combined with invested capital and reported in the consolidated financial statements as net investment by former parent. Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform to the 2002 presentation.

     Use of Estimates -- The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and, accordingly, include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

     Foreign Currency Translation -- The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates for operating results. Unrealized translation gains and losses are included in accumulated other comprehensive income in stockholders' equity. Foreign currency transaction gains and losses included in net earnings are not material.

     Revenue Recognition -- A significant portion of the Company's revenue is recognized for field based product upon notification that the product has been implanted or used. For all other transactions, the Company recognizes revenue when title is passed to customers, generally upon shipment. Estimated returns and allowances are recorded as a reduction of sales when the revenue is recognized. The reserves for doubtful accounts were $7.2 million and $6.5 million as of December 31, 2002 and 2001, respectively.

     Cash and Equivalents -- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company currently does not have any investments which would not be considered cash equivalents. The carrying amounts reported in the balance sheet for cash and cash equivalents are valued at cost, which approximates their fair value.

     Inventories -- Inventories, net of allowances for obsolete and slow-moving goods, are stated at the lower of cost or market, with cost determined on the basis of average costing.

     Prepaid Expenses -- Prepaid expenses include the cost of instruments in stock for surgical procedures consigned for use in connection with implantation of the Company's products. These costs are recognized in selling, general and administrative expense in the year in which the instruments are placed into service.

     Property, Plant and Equipment -- Property, plant and equipment is carried at cost less accumulated depreciation. Depreciation is computed based on the estimated useful lives of ten to forty years for buildings and improvements and 3 to 8 years for machinery and equipment using the straight-line method. Maintenance

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES
and repairs are expensed as incurred. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows relating to the asset are less than its carrying amount.

     Research and Development -- The Company expenses all research and development costs as incurred. Research and development costs include salaries, prototypes, depreciation of equipment used in research and development, consultant fees and amounts paid to collaborative partners.

     Income Taxes -- The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates in effect for the years in which the differences are expected to reverse. Federal income taxes are provided on the portion of the income of foreign subsidiaries that is expected to be remitted to the U.S.

     Derivative Financial Instruments -- The Company accounts for all derivative financial instruments in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivative instruments be required as assets or liabilities on the balance sheet and measured at fair value. The Company maintains written policies and procedures that permit, under appropriate circumstances and subject to proper authorization, the use of derivative financial instruments solely for hedging purposes. The use of derivative financial instruments for trading or speculative purposes is prohibited. The Company utilizes foreign exchange forward contracts to offset the effect of exchange rate fluctuations on anticipated foreign currency transactions, primarily intercompany sales and purchases expected to occur within the next twelve to twenty-four months. Derivative instruments that qualify as cash flow hedges are designated as such from inception. Formal documentation is maintained of the Company's objectives, the nature of the risk being hedged, identification of the instrument, the hedged transaction, the hedging relationship and how effectiveness of the hedging instrument will be assessed. The Company's policy requires that critical terms of a hedging instrument are essentially the same as a hedged forecasted transaction. On this basis, with respect to a cash flow hedge, changes in cash flows attributable to the hedged transaction are generally expected to be completely offset by the cash flows attributable to hedge instruments. The Company, therefore, performs quarterly assessments of hedge effectiveness by verifying and documenting that critical terms of the hedge instrument and forecasted transactions have not changed. The Company also assesses on a quarterly basis whether there have been adverse developments regarding the risk of a counterparty default. For derivatives which qualify as hedges of future cash flows, the effective portion of changes in fair value is temporarily recorded in other comprehensive income and then recognized in earnings when the hedged item affects net earnings. The ineffective portion of a derivative's change in fair value, if any, is reported in net earnings.

     Stock Compensation -- At December 31, 2002, the Company has three stock-based employee compensation plans, which are described more fully in Note
10. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock based employee compensation cost is reflected in net income, as all options granted under those plans had exercise prices equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES
earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock Based Compensation," to the above plans.

                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                             ------------------------
                                                              2002     2001     2000
                                                             ------   ------   ------
                                                               (IN MILLIONS, EXCEPT
                                                                PER SHARE AMOUNTS)
Net income, as reported....................................  $257.8   $149.8   $176.0
Deduct: Total stock-based employee compensation expense
  determined under fair value based method for all awards,
  net of tax...............................................   (12.7)   (13.4)    (7.8)
                                                             ------   ------   ------
Pro forma net income.......................................  $245.1   $136.4   $168.2
                                                             ======   ======   ======
Earnings per share:
  Basic -- as reported.....................................  $ 1.33   $ 0.77   $ 0.91
  Basic -- pro forma.......................................    1.26     0.70     0.87
  Diluted -- as reported...................................    1.31     0.77     0.91
  Diluted -- pro forma.....................................    1.25     0.70     0.87

     Comprehensive Income -- Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net earnings as these amounts are recorded directly as an adjustment to stockholders' equity. The Company's other comprehensive income is comprised of unrealized foreign currency hedge gains and losses, net of tax, minimum pension liability adjustments, net of tax, and foreign currency translation adjustments.

     The components of accumulated other comprehensive income at December 31, 2002 and 2001, are as follows (in millions):

                                                              2002    2001
                                                              -----   -----
Net unrealized foreign currency hedge gains (losses)........  $(8.5)  $ 7.2
Cumulative translation adjustment...........................   23.1     9.6
Minimum pension liability...................................   (0.6)     --
                                                              -----   -----
                                                              $14.0   $16.8
                                                              =====   =====

     Accounting Pronouncements -- Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 144 without any material impact on its financial position, results of operations or cash flows.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. This pronouncement is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses the financial accounting and reporting for exit and disposal activities and certain costs associated with those activities. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity, other than certain one-time termination benefits, be measured initially at its fair value and recognized in the period in which the liability is incurred. SFAS No. 146 is effective for exit or

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES
disposal activities that are initiated after December 31, 2002. This pronouncement is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

     On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net earnings and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The Company adopted SFAS No. 148 on December 31, 2002.

3.  INVENTORIES

     Inventories at December 31, 2002 and 2001, consist of the following (in millions):

                                                               2002     2001
                                                              ------   ------
Finished goods..............................................  $206.7   $158.4
Raw materials and work in progress..........................    50.9     41.6
                                                              ------   ------
Inventories, net............................................  $257.6   $200.0
                                                              ======   ======

     Reserves for obsolete and slow-moving inventory at December 31, 2002 and 2001 were $45.5 million and $43.3 million, respectively. Provisions charged to expense were $6.0 million, $11.9 million and $12.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Amounts written off against the reserve were $7.1 million, $8.5 million and $8.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 2002 and 2001, was as follows (in millions):

                                                               2002      2001
                                                              -------   -------
Land........................................................  $   8.2   $   8.0
Building and equipment......................................    354.4     320.3
Construction in progress....................................     13.3      27.8
                                                              -------   -------
                                                                375.9     356.1
Accumulated depreciation....................................   (218.1)   (207.9)
                                                              -------   -------
Property, plant and equipment, net..........................  $ 157.8   $ 148.2
                                                              =======   =======

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

5.  OTHER CURRENT LIABILITIES

     Other current liabilities at December 31, 2002 and 2001, consist of the following (in millions):

                                                               2002     2001
                                                              ------   ------
Service arrangements........................................  $ 59.6   $ 49.5
Salaries, wages and benefits................................    29.0     39.2
Accrued liabilities.........................................    76.2     62.7
                                                              ------   ------
Total other current liabilities.............................  $164.8   $151.4
                                                              ======   ======

6.  OTHER LONG-TERM LIABILITIES

     Included in Other Long-term Liabilities at December 31, 2002 and 2001 were $43.5 million and $30.7 million, respectively, of accrued distributor benefits. The Company's independent distributors accrue benefits based upon Company financial performance.

7.  DEBT

CREDIT FACILITY

     The Company has a $600 million multi-currency, revolving senior unsecured syndicated Credit Facility that matures on July 31, 2004. Borrowings under the Credit Facility may bear interest at the appropriate LIBOR rate, depending upon the currency denomination of the borrowing, or an alternative base rate, in each case, an applicable margin determined by reference to the Company's senior unsecured long-term debt rating and the amounts drawn under the Credit Facility.

     As of December 31, 2002, the Company had $156.7 million in outstanding borrowings, including $156.2 million under the Credit Facility. As of December 31, 2002, the Credit Facility borrowings were comprised of $82 million in U.S. dollar based borrowings with a weighted average interest rate of 3.42 percent (4.35 percent as of December 31, 2001) and the equivalent of $74.2 million in Japanese Yen based borrowings with a weighted average interest rate of 0.93 percent (1.17 percent as of December 31, 2001). The borrowings under the Credit Facility have been classified as short term based on the Company's expectation it will be repaid by the end of 2003.

     The Credit Facility is to be used for general corporate purposes. The Credit Facility also allows for the issuance of letters of credit.

     The Credit Facility contains customary affirmative and negative covenants and events of default for an unsecured financing arrangement, none of which are considered restrictive to the operation of the business. Financial covenants include a maximum leverage ratio and a minimum interest coverage ratio. The Company was in compliance with all covenants under the Credit Facility as of December 31, 2002. Also, the Credit Facility restricts the payment of dividends and the making of investments if the Company does not have an investment grade rating, as defined. The Company's credit rating as of December 31, 2002 met such requirement. Commitments under the Credit Facility are subject to certain fees, including a facility and a utilization fee.

UNCOMMITTED CREDIT FACILITIES

     The Company has a $26 million uncommitted unsecured revolving line of credit. The purpose of this credit line is to support the working capital needs, letters of credit and overdraft needs for the Company. The uncommitted credit agreement contains customary affirmative and negative covenants and events of default, none of which are considered restrictive to the operation of the business. In addition, this uncommitted credit

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES
agreement provides for unconditional and irrevocable guarantees by the Company. In the event the Company's long-term debt ratings by both Standard and Poor's Ratings Services and Moody's Investor's Service, Inc., fall below BB- and Ba3, then the Company may be required to repay all outstanding and contingent obligations. The Company's credit rating as of December 31, 2002 met such requirement. This uncommitted credit line matures on July 31, 2003. Outstanding borrowings under this uncommitted line of credit as of December 31, 2002 were $0.5 million with a weighted average interest rate of 6.35%.

     The Company also has a $15 million uncommitted revolving unsecured line of credit. The purpose of this line of credit is to support short-term working capital needs of the Company. The agreement for this uncommitted unsecured line of credit contains customary covenants, none of which are considered restrictive to the operation of the business. This uncommitted line matures on July 31, 2003. There were no borrowings under this uncommitted line of credit as of December 31, 2002.

     The Company has a $20 million uncommitted revolving unsecured line of credit. The purpose of this line of credit is to support short-term working capital needs of the Company. The pricing is based upon money market rates. The agreement for this uncommitted unsecured line of credit contains customary covenants, none of which are considered restrictive to the operation of the business. This uncommitted line matures on July 31, 2003. There were no borrowings under this uncommitted line of credit as of December 31, 2002.

     The Company was in compliance with all covenants under all three of the uncommitted credit facilities as of December 31, 2002. The Company had no long-term debt as of December 31, 2002.

     Outstanding debt as of December 31, 2002 and 2001, consist of the following (in millions):

                                                               2002     2001
                                                              ------   ------
Credit Facility.............................................  $156.2   $358.2
Uncommitted credit facilities...............................     0.5      5.7
                                                              ------   ------
Total debt..................................................  $156.7   $363.9
                                                              ======   ======

     The Company paid $13.0 million and $4.6 million in interest charges during 2002 and 2001, respectively.

FAIR VALUE

     The carrying value of the Company's borrowings approximates fair value due to their short term maturities and variable interest rates.

8.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company is exposed to market risk due to changes in currency exchange rates. As a result, the Company utilizes foreign exchange forward contracts to offset the effect of exchange rate fluctuations on anticipated foreign currency transactions, primarily intercompany sales and purchases expected to occur within the next twelve to twenty-four months. The Company does not hold financial instruments for trading or speculative purposes. For derivatives which qualify as hedges of future cash flows, the effective portion of changes in fair value is temporarily recorded in other comprehensive income, then recognized in earnings when the hedged item affects earnings. The ineffective portion of a derivative's change in fair value, if any, is reported in earnings. The net amount recognized in earnings during the years ended December 31, 2002 and 2001, due to ineffectiveness and amounts excluded from the assessment of hedge effectiveness, was not significant.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

     The notional amounts of outstanding foreign exchange forward contracts, principally Japanese Yen and the Euro, entered into with third parties, at December 31, 2002, was $252 million. The fair value of derivative instruments recorded in accrued liabilities at December 31, 2002, was $13.8 million, or $8.5 million net of taxes, which is deferred in other comprehensive income and is expected to be reclassified to earnings over the next two years, of which, $7.7 million, or $4.8 million, net of taxes, is expected to be reclassified to earnings over the next twelve months.

9.  CAPITAL STOCK AND EARNINGS PER SHARE

     As discussed in Note 14, all of the shares of Company common stock were distributed at the Distribution by the former parent to its stockholders in the form of a dividend of one share of Company common stock, and the associated preferred stock purchase right, for every ten shares of common stock of the former parent. In July 2001 the board of directors of the Company adopted a rights agreement intended to have anti-takeover effects. Under this agreement one right attaches to each share of Company common stock. The rights will not become exercisable until the earlier of: a) the Company learns that a person or group acquired, or obtained the right to acquire, beneficial ownership of securities representing more than 20 percent of the shares of Company common stock then outstanding, or b) such date, if any, as may be designated by the board of directors following the commencement of, or first public disclosure of an intention to commence, a tender offer or exchange offer for shares of Company common stock then outstanding that could result in a person or group acquiring, or obtaining the right to acquire, beneficial ownership of securities representing more than 20 percent of Company common stock then outstanding.

     The board of directors authorized for issuance 2 million shares of a series of preferred stock of the Company designated as Series A Participating Cumulative Preferred Stock ("Series A Preferred Stock") in connection with the adoption of the rights agreement. Shares of the Series A Preferred Stock are only issuable upon the exercise of the rights. No shares of the Series A Preferred Stock have been issued as of December 31, 2002.

     The board of directors may redeem all of the rights at a redemption price of $0.01 per right. If not previously exercised or redeemed, the rights will expire 10 years from the date that the rights agreement commenced.

     The numerator for both basic and diluted earnings per share is net earnings available to common stockholders. The denominator for basic earnings per share is the weighted average number of common shares outstanding during the period. The denominator for diluted earnings per share is weighted average shares outstanding adjusted for the effect of dilutive stock options. The following is a reconciliation of weighted average shares for the basic and diluted share computations (in millions):

                                                              2002    2001    2000
                                                              -----   -----   -----
Weighted average shares outstanding for basic net earnings
  per share.................................................  194.5   193.7   193.6
Effect of dilutive stock options............................    2.3     0.6      --
                                                              -----   -----   -----
Weighted average shares outstanding for diluted net earnings
  per share.................................................  196.8   194.3   193.6
                                                              =====   =====   =====

     For periods prior to the Distribution, basic and diluted shares outstanding are assumed to be equivalent to the number of shares of Company common stock outstanding immediately following the Distribution.

10.  STOCK OPTION AND COMPENSATION PLANS

     As of December 31, 2002, the Company had three stock option plans in effect, the 2001 Stock Incentive Plan, the TeamShare Stock Option Plan and the Stock Plan for Non-Employee Directors. The Company has reserved the maximum number of shares of common stock available for award under the terms of each of

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES
these plans and has registered 34.3 million shares of common stock. Options may be granted under these plans at a price of not less than the fair market value of a share of common stock on the date of grant. The 2001 Stock Incentive Plan provides for the grant of nonqualified stock options and incentive stock options, long-term performance awards, restricted stock awards and deferred stock units. Options granted under the 2001 Stock Incentive Plan may include stock appreciation rights. The TeamShare Stock Option Plan provides for the grant of non-qualified stock option and stock appreciation rights while the Stock Plan for Non-Employee Directors provides for awards of stock options, restricted stock and restricted stock units to non-employee directors.

     Options granted under these plans generally vest over three to five years, although in no event in less than one year, and expire ten years from the date of grant. Certain options have price thresholds, which affect exercisability.

     Under the 2001 Stock Incentive Plan, the total number of awards which may be granted in a given year pursuant to options and other awards under the plan may not exceed 1.9 percent of the outstanding shares of the Company's stock on the effective date of the Plan for 2001 or January 1 of each subsequent year, plus the number of shares from the prior year that were available for grant but not granted, that were granted but subsequently terminated, expired, cancelled or surrendered without being exercised or tendered in the prior year to pay for options or satisfy tax withholding requirements. No participant may receive options or awards which in the aggregate exceed 2 million shares of stock over the life of the Plan.

     At the Distribution, certain options to purchase Bristol-Myers Squibb stock that were held by Company employees were converted to Company stock options under either the 2001 Stock Incentive Plan or the TeamShare Stock Option Plan. The options were converted at quantities and exercise prices that maintained the intrinsic value of the option as it existed immediately prior to the Distribution. The vesting dates and exercise periods of the options were not affected by the conversion.

     A summary of the status of all options granted to employees and non-employee directors at December 31 and changes during the period from the distribution date is presented below:

                                                                           WEIGHTED AVERAGE
                                                             OPTIONS        EXERCISE PRICE
                                                          --------------   ----------------
                                                          (IN THOUSANDS)
Conversion of Bristol-Myers Squibb options on
  Distribution..........................................       8,700            $23.93
Options granted.........................................       2,239             28.67
Options exercised.......................................        (129)            12.80
Options cancelled.......................................         (83)            29.88
                                                              ------            ------
Outstanding at December 31, 2001........................      10,727             25.01
Options granted.........................................       1,833             30.34
Options exercised.......................................      (1,262)            18.94
Options cancelled.......................................        (263)            28.73
                                                              ------            ------
Outstanding at December 31, 2002........................      11,035            $26.51
                                                              ======            ======

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding at December 31, 2002:

                                  OUTSTANDING                        EXERCISABLE
                          ----------------------------   ------------------------------------
                                            WEIGHTED
                                             AVERAGE     WEIGHTED                    WEIGHTED
                                            REMAINING    AVERAGE                     AVERAGE
                                           CONTRACTUAL   EXERCISE                    EXERCISE
RANGE OF EXERCISE PRICES     OPTIONS          LIFE        PRICE        OPTIONS        PRICE
------------------------  --------------   -----------   --------   --------------   --------
                          (IN THOUSANDS)                            (IN THOUSANDS)
     $ 6.25-$17.00             1,275          2.93        $10.92        1,275         $10.92
     $17.01-$27.50             3,675          6.61         24.83        2,021          24.59
     $27.51-$37.50             6,085          8.02         30.78        1,367          31.28
                              ------                                    -----
                              11,035                                    4,663
                              ======                                    =====

     Options exercisable at December 31, 2002 and 2001, were 4.7 million and 4.0 million, respectively, with average exercise prices of $22.81 and $19.15, respectively.

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                              2002   2001   2000
                                                              ----   ----   ----
Dividend Yield..............................................    --%    --%   1.5%
Volatility..................................................  30.3%  41.7%  24.5%
Risk-free interest rate.....................................   4.6%   4.8%   6.3%
Assumed forfeiture rate.....................................   3.0%   3.0%   3.0%
Expected life (years).......................................     5      7      7

     The above assumptions for 2002 and 2001 pertain to the Company, while 2000 assumptions are associated with the Company's former parent.

     The weighted average fair value for options granted during 2002, 2001 and 2000 was $10.63, $14.10 and $16.34, respectively.

     See Note 2 for the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation.

RESTRICTED STOCK

     At the Distribution, certain members of management had restricted stock grants for Bristol-Myers Squibb stock which were converted into Company restricted stock grants at quantities and prices that maintained the intrinsic value that existed immediately prior to the Distribution. Total converted grants represented 106,560 shares at the Distribution. Subsequent to the Distribution, restrictions on 32,578 and 20,361 shares were eliminated in 2002 and 2001, respectively. In addition, restricted stock grants were made for 50,200 and 33,681 shares in 2002 and 2001, respectively. The awards are being expensed over the vesting period of five years from date of grant and the expense recorded by the Company for all periods presented was not significant.

11.  RETIREMENT AND POSTRETIREMENT BENEFIT PLANS

     The Company has defined benefit pension plans covering substantially all U.S. and Puerto Rico employees. Plan benefits are primarily based on years of credited service and the participant's compensation. In addition to the U.S. and Puerto Rico defined benefit pension plans, the Company sponsors various

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES
non-U.S. pension arrangements, including retirement and termination benefit plans required by local law or coordinated with government sponsored plans.

     The Company also provides comprehensive medical and group life insurance benefits to substantially all U.S. and Puerto Rico retirees who elect to participate in the Company's comprehensive medical and group life plans. The medical plan is contributory, and the life insurance plan is non-contributory. No similar plans exist for employees outside the U.S. and Puerto Rico.

     In both the U.S. and jurisdictions outside of the U.S., the Company has adopted employee benefit plans that are comparable to those of its former parent. In general, for purposes of determining eligibility to participate, eligibility for benefits, benefit forms and vesting under Company plans, each active employee is credited with his or her service with the former parent to the extent the corresponding plans of the former parent gave credit for such service.

     In connection with the Distribution, the Company and its former parent entered into an Employee Benefits Agreement which allocated responsibilities relating to employee compensation, benefit plans and programs and other related matters. Under the agreement, as of a specified date, active employees of the Company ceased to be active participants in benefit plans maintained by the former parent and became eligible to participate in all applicable Company plans.

     The agreement provides that, as of the Distribution, the Company assumed, retained and is liable for all wages, salaries, welfare, incentive compensation and other employee-related obligations and liabilities for all current and former employees of the Company, except as specifically provided otherwise. The former parent retained certain obligations for domestic pension benefits for services rendered through the Distribution. The former parent also retained obligations for medical and group life insurance benefits for all domestic retirees and those employees eligible to retire as of the Distribution. Substantially all assets funding its pension and postretirement benefit plans were retained by the former parent.

     The components of net pension expense as of December 31 for the Company's defined benefit retirement plans subsequent to the Distribution are as follows (in millions):

                                                             U.S. AND
                                                           PUERTO RICO      NON-U.S.
                                                           ------------   -------------
                                                           2002    2001   2002    2001
                                                           -----   ----   -----   -----
Service cost.............................................  $ 7.2   $2.3   $ 2.0   $ 1.4
Interest cost............................................    2.0    0.7     0.7     0.5
Expected return on plan assets...........................   (1.2)    --    (1.0)   (0.5)
Amortization of prior service cost.......................    0.1     --      --      --
Amortization of unrecognized actuarial (gain) loss.......    0.1     --     0.2    (0.1)
                                                           -----   ----   -----   -----
Net periodic benefit cost................................  $ 8.2   $3.0   $ 1.9   $ 1.3
                                                           =====   ====   =====   =====

     The weighted average actuarial assumptions used in accounting for the Company's defined benefit retirement plans were as follows:

                                                              U.S. AND
                                                             PUERTO RICO    NON-U.S.
                                                             -----------   -----------
                                                             2002   2001   2002   2001
                                                             ----   ----   ----   ----
Discount rate..............................................  7.00%  7.25%  4.17%  3.64%
Rate of compensation increase..............................  3.60%  3.50%  3.17%  2.92%
Expected long-term rate of return on plan assets...........  9.00%  9.00%  5.95%  5.68%

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

     Changes in benefit obligations and plan assets, for December 31, 2002 and 2001 for the Company's pension plans, were (in millions):

                                                          U.S. AND
                                                         PUERTO RICO       NON-U.S.
                                                       ---------------   -------------
                                                        2002     2001    2002    2001
                                                       ------   ------   -----   -----
Benefit obligation -- beginning of year..............  $ 25.5   $   --   $13.3   $12.6
Obligation assumed from former parent................      --     22.6     3.9     3.3
Plan amendments......................................    (1.6)      --      --      --
Service cost.........................................     7.2      2.3     2.0     1.3
Interest cost........................................     2.0      0.7     0.7     0.5
Benefits paid........................................    (0.1)    (0.1)   (0.6)   (2.6)
Actuarial (gain) loss................................     9.5       --     0.6    (0.1)
Exchange rate gain (loss)............................      --       --     1.7    (1.7)
                                                       ------   ------   -----   -----
Benefit obligation -- end of year....................  $ 42.5   $ 25.5   $21.6   $13.3
                                                       ======   ======   =====   =====
Plan assets at fair market value -- beginning of
  year...............................................  $  2.2   $   --   $12.5   $12.6
Assets contributed by former parent..................      --      2.3     3.6     3.1
Actual return on plan assets.........................    (1.0)      --    (2.0)   (0.5)
Company contributions................................    20.7       --     2.7     1.6
Benefits paid........................................    (0.2)    (0.1)   (0.6)   (2.6)
Expenses.............................................    (0.3)      --      --      --
Exchange rate gain (loss)............................      --       --     1.1    (1.7)
                                                       ------   ------   -----   -----
Plan assets at fair market value -- end of year......  $ 21.4   $  2.2   $17.3   $12.5
                                                       ======   ======   =====   =====
Funded status........................................  $(21.1)  $(23.3)  $(4.3)  $(0.8)
Unrecognized prior service cost......................    (1.5)     0.2      --     0.1
Unrecognized actuarial (gain) loss...................     9.8     (2.2)    8.4     4.4
                                                       ------   ------   -----   -----
Net amount recognized................................  $(12.8)  $(25.3)  $ 4.1   $ 3.7
                                                       ======   ======   =====   =====
Amounts recognized in consolidated balance sheet:
  Prepaid pension....................................  $   --   $   --   $ 5.0   $ 4.4
  Accrued benefit liability..........................   (13.9)   (25.3)   (0.9)   (0.7)
  Accumulated other comprehensive income.............     1.1       --      --      --
                                                       ------   ------   -----   -----
  Net amount recognized..............................  $(12.8)  $(25.3)  $ 4.1   $ 3.7
                                                       ======   ======   =====   =====

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Company's U.S. and Puerto Rico pension plans with accumulated benefit obligations in excess of plan assets were $38.9 million, $21.5 million and $20.5 million, respectively, as of December 31, 2002 and $25.5 million, $8.8 million and $2.2 million, respectively, as of December 31, 2001.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

     The components of net periodic expense as of December 31 for the Company's postretirement benefit plans subsequent to the Distribution are as follows (in millions):

DECEMBER 31,                                                  2002   2001
------------                                                  ----   ----
Service cost................................................  $1.1   $0.5
Interest cost...............................................   1.2    0.5
                                                              ----   ----
Net periodic benefit cost...................................  $2.3   $1.0
                                                              ====   ====

     The weighted average actuarial assumptions used in accounting for the Company's postretirement benefit plans were as follows:

DECEMBER 31,                                                  2002    2001
------------                                                  -----   ----
Discount rate...............................................   7.00%  7.25%
Initial health care cost trend rate.........................  10.00%  9.00%
Ultimate health care cost trend rate........................   5.00%  5.00%
First year of ultimate trend rate...........................   2012   2008

     Changes in benefit obligations and plan assets, from the Distribution to December 31, 2002 for the Company's postretirement benefit plans, were (in millions):

DECEMBER 31,                                                   2002     2001
------------                                                  ------   ------
Benefit obligation -- beginning of year.....................  $ 18.1   $   --
Obligation assumed from former parent.......................      --     17.1
Service cost................................................     1.1      0.5
Interest cost...............................................     1.2      0.5
Actuarial loss..............................................     0.1       --
                                                              ------   ------
Benefit obligation -- end of year...........................  $ 20.5   $ 18.1
                                                              ------   ------
Funded status...............................................  $(20.5)  $(18.1)
Unrecognized prior service cost.............................    (0.1)    (0.1)
Unrecognized actuarial loss.................................     2.1      2.0
                                                              ------   ------
Net amount recognized.......................................  $(18.5)  $(16.2)
                                                              ======   ======
Accrued benefit liability recognized........................  $(18.5)  $(16.2)
                                                              ======   ======

     As of December 31, 2002 and 2001, the Company has no assets in its postretirement benefit plans.

     A one percentage point change in the assumed health care cost trend rates would have no significant effect on the service and interest cost components of net postretirement benefit expense and the accumulated postretirement benefit obligation. The effect of a change in the healthcare cost trend rate is tempered by a cap that limits medical costs to be paid by the Company.

     Included in the consolidated statement of earnings are allocations from the Company's former parent for expenses specifically attributable to the Company's employees' participation in its retirement and postretirement benefit plans for periods prior to the Distribution. Amounts included were $6.0 million and $10.0 million for the years ended December 31, 2001 and 2000, respectively.

     The Company also sponsors defined contribution plans for substantially all of the U.S. and Puerto Rico employees. The principal defined contribution plan is the Zimmer Holdings, Inc. Savings and Investment Program. The Company's contribution under this plan is based on employee contributions and the level of

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES
company match. The Company recognized $3.5 million, $3.0 million and $3.0 million of expense for the savings and investment program for the years ended December 31, 2002, 2001 and 2000, respectively.

12. INCOME TAXES

     The components of earnings before taxes consist of the following (in millions):

                                                              2002     2001     2000
                                                             ------   ------   ------
United States operations...................................  $292.0   $200.4   $211.0
Foreign operations.........................................    96.9     40.5     57.0
                                                             ------   ------   ------
Total......................................................  $388.9   $240.9   $268.0
                                                             ======   ======   ======

     The provision for income taxes consists of (in millions):

Current:
  Federal...................................................  $ 79.9   $68.8   $58.2
  State.....................................................    12.9    15.9    10.8
  Foreign...................................................    34.4    28.6    26.0
                                                              ------   -----   -----
                                                               127.2   113.3    95.0
                                                              ------   -----   -----
Deferred:
  Federal...................................................     3.3    (9.5)    2.7
  State.....................................................    (1.3)   (1.6)    0.3
  Foreign...................................................     1.9   (11.1)   (6.0)
                                                              ------   -----   -----
                                                                 3.9   (22.2)   (3.0)
                                                              ------   -----   -----
                                                              $131.1   $91.1   $92.0
                                                              ======   =====   =====

     For periods prior to the Distribution, the income tax provision was calculated on a separate return basis while actual tax payments were made on a combined return basis by the Company's former parent. Income taxes paid by the Company during 2002 and 2001 (for the period after the Distribution) were $114.2 million and $43.4 million, respectively.

     A reconciliation of the U.S. statutory income tax rate to the Company's effective tax rate is as follows:

                                                              2002   2001   2000
                                                              ----   ----   ----
U.S. statutory income tax rate..............................  35.0%  35.0%  35.0%
State taxes, net of federal deduction.......................   3.0    3.9    2.7
Foreign income taxes at rates different from
  the U.S. statutory rate, net of foreign tax credits.......    --    0.9   (1.0)
Tax benefit relating to operations in Puerto Rico...........  (2.6)  (2.6)  (1.2)
Earnings of Foreign Sales Corporation.......................  (1.1)  (1.4)  (1.8)
R&D Credit..................................................  (0.6)  (0.1)    --
Non-deductible separation costs.............................    --    1.9     --
Other.......................................................    --    0.2    0.6
                                                              ----   ----   ----
Effective income tax rate...................................  33.7%  37.8%  34.3%
                                                              ====   ====   ====

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income taxes consisted of the following (in millions):

                                                               2002     2001
                                                              ------   ------
Inventory...................................................  $ 40.1   $ 39.1
Depreciation................................................    36.3     30.6
Accrued liabilities.........................................    37.4     40.1
Other.......................................................     8.9      6.2
                                                              ------   ------
                                                              $122.7   $116.0
                                                              ======   ======

     The Company's former parent received a ruling from the Internal Revenue Service ("IRS"), that the Distribution would qualify as a tax-free transaction. Such a ruling, while generally binding upon the IRS, is subject to certain factual representations and assumptions. The Company has agreed to certain restrictions on its future actions to provide further assurances that the Distribution will qualify as tax-free. If the Company fails to abide by such restrictions and, as a result, the Distribution fails to qualify as a tax-free transaction, the Company will be obligated to indemnify its former parent for any resulting tax liability.

     Under the Tax Sharing Agreement (the "Agreement") executed in conjunction with the Distribution, the Company's former parent retains control and discretion with regard to any federal, foreign, combined, consolidated and certain separate state tax filings or tax audits for periods through the Distribution and retains all refunds for such periods. The Agreement was amended to clarify the Company is responsible for 25 percent of tax audit assessments in foreign jurisdictions for periods prior to the Distribution up to a cumulative maximum of $5 million.

     At December 31, 2002, the Company had an aggregate of $53.7 million of unremitted earnings of foreign subsidiaries that have been, or are intended to be, permanently reinvested for continued use in foreign operations. If the total undistributed earnings of foreign subsidiaries were remitted, a significant amount of the additional tax would be offset by the allowable foreign tax credits.

13. SEGMENT DATA

     The Company designs, develops, manufactures and markets orthopaedic reconstructive implants, trauma products and orthopaedic surgical products which include surgical supplies and equipment designed to aid in orthopaedic procedures and to accommodate patient rehabilitation needs post surgery. Operations are managed through three major geographic areas -- the Americas, which is comprised principally of the United States and includes other North, Central and South American markets; Asia Pacific, which is comprised primarily of Japan and includes other Asian and Pacific markets; and Europe, which is comprised principally of the major countries of Europe as well as the Middle East and Africa. This structure is the basis for the Company's reportable segment information discussed below. Segment performance is evaluated based on sales and segment operating profit, exclusive of separation costs and operating expenses pertaining to global operations and corporate expenses. Included in segment operating profit is a cost of capital charge which is offset in global operations. Global operations include U.S. based research, development engineering, brand management, corporate legal, finance, human resource functions, and operations and logistics.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

     Net sales, segment operating profit and year-end assets are as follows (in millions):

                                 NET SALES                   OPERATING PROFIT         YEAR-END ASSETS
                       ------------------------------   ---------------------------   ---------------
                         2002       2001       2000      2002      2001      2000      2002     2001
                       --------   --------   --------   -------   -------   -------   ------   ------
Americas.............  $  932.9   $  790.7   $  655.4   $ 434.1   $ 356.3   $ 313.4   $597.2   $530.7
Asia Pacific.........     269.6      255.2      264.5     117.8     104.9     100.9    158.9    141.2
Europe...............     169.9      132.7      120.7      35.7      20.7      18.5    102.8     73.1
                       --------   --------   --------                                 ------   ------
Net sales............  $1,372.4   $1,178.6   $1,040.6
                       ========   ========   ========
Separation costs.....                                        --     (70.0)       --
Global operations and
  corporate
  expenses...........                                    (186.7)   (163.6)   (164.8)
                                                        -------   -------   -------
Operating profit.....                                   $ 400.9   $ 248.3   $ 268.0
                                                        =======   =======   =======
Total assets.........                                                                 $858.9   $745.0
                                                                                      ======   ======

     Product category:

                                                           2002       2001       2000
                                                         --------   --------   --------
Reconstructive implants................................  $1,061.7   $  886.5   $  764.5
Trauma.................................................     133.8      128.3      123.4
Orthopaedic surgical products..........................     176.9      163.8      152.7
                                                         --------   --------   --------
Total..................................................  $1,372.4   $1,178.6   $1,040.6
                                                         ========   ========   ========

     Depreciation expenses were $25.3 million, $23.4 million and $23.1 million and additions to fixed and other assets were $33.7 million, $54.7 million and $29.0 million for the years ended December 31, 2002, 2001 and 2000, respectively, and related principally to the Company's U.S. and Puerto Rico facilities.

14. SEPARATION FROM BRISTOL-MYERS SQUIBB COMPANY

     The Company was incorporated in Delaware as a wholly-owned subsidiary of Bristol-Myers Squibb, its former parent, on January 12, 2001. On July 25, 2001, Bristol-Myers Squibb transferred the assets and liabilities of its orthopaedic business to the Company. On August 6, 2001, Bristol-Myers Squibb distributed all of the shares of Company common stock to Bristol- Myers Squibb stockholders in the form of a dividend of one share of Company common stock and the associated preferred stock purchase right, for every 10 shares of Bristol-Myers Squibb common stock. The Distribution qualified as a tax-free distribution made under
Section 355 and 368(a)(1)(1) of the Internal Revenue Code of 1986 as more fully-described in Note 12. On August 6, 2001, the Company assumed all obligations under the Credit Facility established by the Company and its former parent with then outstanding borrowings of $290 million. With additional borrowings under the Credit Facility, the Company repaid amounts due to its former parent of approximately $90 million, and finally, the Company assumed an additional $22 million of borrowings under the Credit Facility for separation costs. The Company also recognized certain liabilities and obligations for pension, post-retirement, long-term disability and U.S. sales agent benefits. Recognition of these liabilities and obligations reduced the net investment in Zimmer by its former parent.

     The Company incurred $70.0 million ($49.9 million net of taxes) in costs, fees and expenses relating to the separation from its former parent and distribution of Company common stock to the Bristol-Myers Squibb stockholders. These costs, fees and expenses were primarily for retention bonuses; legal separation matters; professional expenses; and costs of producing, printing, mailing and distributing the information statement related to the Distribution.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

15.  TRANSACTIONS WITH FORMER PARENT

     Prior to the Distribution, the former parent of the Company provided certain services, including administration of treasury, insurance, payroll, employee compensation and benefits, travel and meeting services, public and investor relations, real estate services, internal audit, corporate aviation and related services, telecommunications, computing services, corporate income tax and selected legal services. Management of the Company believes that the methods used to allocate expenses to the Company for these services were reasonable, although it cannot be assured that all the expenses that would have been incurred had the Company been a separate, standalone entity have been reflected in financial results prior to the Distribution. These services accounted for a total expense of $17.2 million for the period January 1, 2001 through the Distribution, and $29.9 million for the year ended December 31, 2000.

     The Company and its former parent entered into an Interim Services Agreement pursuant to which the former parent provided the Company, on an interim, transitional basis, various services, including, but not limited to, employee benefits administration and information technology services. The agreed upon charges for such services were intended to allow the former parent to recover fully the allocated costs of providing the services. The Interim Services Agreement expired on December 31, 2002, except with respect to information technology services, which will remain in effect until the Company completes the transition to an alternative service provider, expected by mid year 2003.

16.  LEASES

     Future minimum rental commitments under non-cancelable operating leases in effect as of December 31, 2002 were $8.3 million for 2003, $7.0 million for 2004, $5.7 million for 2005, $4.4 million for 2006, $2.9 million for 2007 and $8.6 million thereafter. Total rent expense for the years ended December 31, 2002, 2001 and 2000 aggregated $9.1 million, $5.7 million and $6.0 million, respectively.

17.  COMMITMENTS AND CONTINGENCIES

     The Company is subject to product liability and other claims arising in the ordinary course of business, for which the Company maintains insurance, subject to self-insured retention limits. The Company establishes accruals for product liability and other claims in conjunction with outside counsel based on current information and historical settlement information for open claims, related fees and for claims incurred but not reported. While it is not possible to predict with certainty the outcome of these cases, it is the opinion of management that these cases will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

     In addition to product liability, the Company is subject to other lawsuits and claims arising in the ordinary course of business, none of which are expected to have, upon ultimate resolution, a material effect on the Company's consolidated financial position, results of operations or cash flows.

     Pursuant to the Company's exclusive distribution and strategic alliance with Implex Corporation relating to Trabecular Metal products and technology and other products, the Company is subject to annual minimum purchase commitments. Such commitments are in line with the Company's expectation and product development plans with regard to the products covered under this agreement.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

18.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                   2001 QUARTER ENDED                  2002 QUARTER ENDED
                                            ---------------------------------   ---------------------------------
                                             MAR      JUN      SEP      DEC      MAR      JUN      SEP      DEC
                                            ------   ------   ------   ------   ------   ------   ------   ------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales.................................  $286.0   $294.3   $286.7   $311.6   $319.1   $345.6   $337.5   $370.2
Gross profit..............................   204.9    212.8    211.7    227.6    238.3    260.4    252.4    276.5
Net earnings(1)...........................    36.0     43.2     27.4     43.2     54.6     65.9     65.1     72.2
Net earnings per common share:
  Basic...................................    0.19     0.22     0.14     0.22     0.28     0.34     0.33     0.37
  Diluted.................................    0.19     0.22     0.14     0.22     0.28     0.34     0.33     0.37

---------------

(1) 2001 net earnings include $70.0 million ($49.9 million net of tax) in costs relating to the separation of the Company from its former parent. Net earnings also include $7.4 million ($4.7 million net of tax) of interest expense for the period from the Distribution to December 31, 2001.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                  THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
                                                              (IN MILLIONS, EXCEPT
                                                               PER SHARE AMOUNTS,
                                                                   UNAUDITED)
NET SALES...................................................   $390.1      $319.1
Cost of products sold.......................................     96.9        80.8
                                                               ------      ------
GROSS PROFIT................................................    293.2       238.3
                                                               ------      ------
Research and development....................................     21.4        19.1
Selling, general and administrative.........................    149.8       130.9
                                                               ------      ------
  Operating expenses........................................    171.2       150.0
                                                               ------      ------
OPERATING PROFIT............................................    122.0        88.3
Interest expense............................................      1.4         3.6
                                                               ------      ------
Earnings before income taxes and cumulative effect of change
  in accounting principle...................................    120.6        84.7
Provisions for income taxes.................................     40.4        30.1
                                                               ------      ------
Earnings before cumulative effect of change in accounting
  principle.................................................     80.2        54.6
Cumulative effect of change in accounting principle, net of
  tax.......................................................     55.1          --
                                                               ------      ------
NET EARNINGS................................................   $135.3      $ 54.6
                                                               ======      ======
EARNINGS PER COMMON SHARE -- BASIC
  Earnings before cumulative effect of change in accounting
     principle..............................................   $ 0.41      $ 0.28
  Cumulative effect of change in accounting principle, net
     of tax.................................................     0.28          --
                                                               ------      ------
  Earnings Per Common Share -- Basic........................   $ 0.69      $ 0.28
                                                               ======      ======
EARNINGS PER COMMON SHARE -- DILUTED
  Earnings before cumulative effect of change in account
     principle..............................................   $ 0.41      $ 0.28
  Cumulative effect of change in accounting principle, net
     of tax.................................................     0.27          --
                                                               ------      ------
  Earnings Per Common Share -- Diluted......................   $ 0.68      $ 0.28
                                                               ======      ======
PRO FORMA AMOUNTS ASSUMING THE NEW ACCOUNTING PRINCIPLE IS
  APPLIED RETROACTIVELY
  Net Earnings..............................................   $ 80.2      $ 56.2
  Earnings Per Common Share -- Basic........................   $ 0.41      $ 0.29
  Earnings Per Common Share -- Diluted......................   $ 0.41      $ 0.29
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  Basic.....................................................    195.7       194.0
  Diluted...................................................    198.0       195.7

  The accompanying notes are an integral part of these consolidated financial statements.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,    DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                              (IN MILLIONS, EXCEPT SHARE
                                                                       AMOUNTS)
                                         ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................     $ 33.4        $ 15.7
  Accounts receivable, less allowance for doubtful
     accounts...............................................      237.4         214.8
  Inventories, net..........................................      265.9         257.6
  Prepaid expenses..........................................       17.5          71.7
  Deferred income taxes.....................................       20.5          52.6
                                                                 ------        ------
     Total Current Assets...................................      574.7         612.4
Property, Plant and Equipment, net..........................      311.0         157.8
Deferred Income Taxes.......................................       74.6          70.1
Other Assets................................................       18.5          18.6
                                                                 ------        ------
TOTAL ASSETS................................................     $978.8        $858.9
                                                                 ======        ======
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Account payable...........................................     $ 64.8        $ 59.8
  Income taxes payable......................................       42.0          19.5
  Other current liabilities.................................      159.0         164.8
  Short term debt...........................................       76.9         156.7
                                                                 ------        ------
     Total Current Liabilities..............................      342.7         400.8
Other Long-term Liabilities.................................       93.4          91.8
                                                                 ------        ------
TOTAL LIABILITIES...........................................      436.1         492.6
                                                                 ------        ------
COMMITMENTS AND CONTINGENCIES (NOTE 10)
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, one billion shares
     authorized, 196.4 in 2003 and 195.2 in 2002 issued and
     outstanding............................................        2.0           2.0
  Paid-in capital...........................................       75.8          36.9
  Retained earnings.........................................      448.7         313.4
  Accumulated other comprehensive income....................       16.2          14.0
                                                                 ------        ------
TOTAL STOCKHOLDERS' EQUITY..................................      542.7         366.3
                                                                 ------        ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................     $978.8        $858.9
                                                                 ======        ======

  The accompanying notes are an integral part of these consolidated financial statements.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE THREE
                                                               MONTHS ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
                                                               (IN MILLIONS,
                                                                UNAUDITED)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net earnings..............................................  $135.3   $ 54.6
  Depreciation..............................................    19.6      5.5
  Income taxes..............................................    59.1     20.3
  Cumulative effect of change in accounting principle.......   (89.1)      --
  Receivables...............................................   (22.2)   (16.6)
  Inventories...............................................    (7.4)   (21.9)
  Accounts payable and accrued expenses.....................     2.2    (11.3)
  Other assets and liabilities..............................     7.3      1.9
                                                              ------   ------
     Net cash provided by operating activities..............   104.8     32.5
                                                              ------   ------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to property, plant and equipment................   (33.0)    (6.5)
  Investments in other assets...............................      --     (2.0)
                                                              ------   ------
     Net cash used in investing activities..................   (33.0)    (8.5)
                                                              ------   ------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Repayments of borrowings, net.............................   (79.6)   (19.3)
  Proceeds from exercise of stock options...................    25.3      4.8
  Net decrease in due to/from former parent.................      --     (6.9)
                                                              ------   ------
     Net cash used in financing activities..................   (54.3)   (21.4)
                                                              ------   ------
Effect of exchange rates on cash and equivalents............     0.2     (0.2)
                                                              ------   ------
  Increase in cash and equivalents..........................    17.7      2.4
Cash and equivalents, beginning of year.....................    15.7     18.4
                                                              ------   ------
Cash and equivalents, end of period.........................  $ 33.4   $ 20.8
                                                              ======   ======

  The accompanying notes are an integral part of these consolidated financial statements.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The financial data presented herein is unaudited and should be read in conjunction with the consolidated financial statements and accompanying notes included in the 2002 annual report on Form 10-K filed by Zimmer Holdings, Inc. (together with all its subsidiaries, the "Company"). In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Results for interim periods should not be considered indicative of results for the full year. Certain amounts in the three months ended March 31, 2002 have been reclassified to conform to the current presentation.

2.  CHANGE IN ACCOUNTING PRINCIPLE

     Instruments are hand held devices used by orthopaedic surgeons during total joint replacement and other surgical procedures. Effective January 1, 2003, instruments are recognized as long-lived assets and are included in property, plant and equipment. Undeployed instruments are carried at cost, net of allowances for obsolescence. Instruments in the field are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on average estimated useful lives of approximately five years determined principally in reference to associated product life cycles. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company reviews instruments for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows relating to the asset are less than its carrying amount. Depreciation of instruments is recognized as a selling, general and administrative expense, consistent with classification of instrument cost in prior periods.

     In prior periods, undeployed instruments were carried as a prepaid expense at cost and recognized in selling, general and administrative expense in the year in which the instruments were placed into service. The new method of accounting for instruments was adopted to recognize the cost of an important asset of the Company's business within the consolidated balance sheet and meaningfully allocate the cost of that asset over the periods benefited, which the Company has determined extend through a product's life cycle.

     The effect of the change during the quarter ended March 31, 2003 was to increase earnings before cumulative effect of change in accounting principle by $2.8 million, or $0.014 per share. The cumulative effect adjustment of $55.1 million (net of income taxes of $34.0 million) to retroactively apply the new capitalization method as if applied in years prior to 2003 is included in earnings during the quarter ended March 31, 2003. The pro forma amounts shown on the consolidated statement of earnings have been adjusted for the effect of the retroactive application on depreciation and related income taxes.

3.  STOCK COMPENSATION

     At March 31, 2003, the Company had three stock-based compensation plans for employees and non-employee directors, which are described more fully in the notes to the consolidated financial statements included in the Company's 2002 annual report on Form 10-K. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock based compensation cost is reflected in net earnings related to those plans, as all stock options granted had exercise prices equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES
share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock Based Compensation," to the above plans.

                                                               FOR THE THREE
                                                                MONTHS ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               2003      2002
                                                              -------   ------
                                                               (IN MILLIONS,
                                                              EXCEPT PER SHARE
                                                                  AMOUNTS)
Net earnings, as reported...................................  $135.3    $54.6
Deduct: Total stock-based compensation expense determined
  under fair value based method for all awards, net of
  tax.......................................................    (3.5)    (3.2)
                                                              ------    -----
Pro forma net earnings......................................  $131.8    $51.4
                                                              ======    =====
Earnings per share:
  Basic -- as reported......................................  $ 0.69    $0.28
  Basic -- pro forma........................................    0.67     0.26
  Diluted -- as reported....................................    0.68     0.28
  Diluted -- pro forma......................................    0.67     0.26

4.  COMPREHENSIVE INCOME

     The reconciliation of net earnings to comprehensive income is as follows:

                                                              FOR THE THREE
                                                               MONTHS ENDED
                                                                MARCH 31,
                                                              --------------
                                                               2003    2002
                                                              ------   -----
                                                              (IN MILLIONS)
Net Earnings................................................  $135.3   $54.6
Other Comprehensive Income (Loss):
  Foreign currency translation..............................     1.0    (2.2)
  Unrealized foreign currency hedge gains (losses), net of
     tax....................................................     3.8    (0.1)
  Reclassifications.........................................    (2.6)   (2.1)
                                                              ------   -----
Total Other Comprehensive Income (Loss).....................     2.2    (4.4)
                                                              ------   -----
Comprehensive Income........................................  $137.5   $50.2
                                                              ======   =====

5.  EARNINGS PER SHARE

     The following table reconciles the diluted shares used in computing diluted earnings per share:

                                                              FOR THE THREE
                                                              MONTHS ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2003    2002
                                                              -----   -----
                                                              (IN MILLIONS)
Basic average common shares outstanding.....................  195.7   194.0
Effect of dilutive securities...............................    2.3     1.7
                                                              -----   -----
Diluted average common shares outstanding...................  198.0   195.7
                                                              =====   =====

     There were no anti-dilutive securities outstanding at March 31, 2003 or 2002.

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES

6.  INVENTORIES

                                                        MARCH 31,   DECEMBER 31,
                                                          2003          2002
                                                        ---------   ------------
                                                             (IN MILLIONS)
Finished goods........................................   $212.9        $206.7
Raw materials and work in progress....................     53.0          50.9
                                                         ------        ------
  Inventories, net....................................   $265.9        $257.6
                                                         ======        ======

7.  PROPERTY, PLANT AND EQUIPMENT

                                                        MARCH 31,   DECEMBER 31,
                                                          2003          2002
                                                        ---------   ------------
                                                             (IN MILLIONS)
Land..................................................   $   8.2      $   8.2
Buildings and equipment...............................     359.6        354.4
Instruments...........................................     275.6           --
Construction in progress..............................      13.3         13.3
                                                         -------      -------
                                                           656.7        375.9
Accumulated depreciation..............................    (345.7)      (218.1)
                                                         -------      -------
  Property, plant and equipment, net..................   $ 311.0      $ 157.8
                                                         =======      =======

8.  FINANCIAL INSTRUMENTS

     The Company is exposed to market risk due to changes in currency exchange rates. As a result, the Company utilizes foreign exchange forward contracts to offset the effect of exchange rate fluctuations on certain anticipated foreign currency transactions, primarily intercompany sales and purchases expected to occur within the next twelve to twenty-four months. The Company does not hold financial instruments for trading or speculative purposes. For derivatives which qualify as hedges of future cash flows, the effective portion of changes in fair value is temporarily recorded in other comprehensive income, then recognized in earnings when the hedged item affects earnings. The ineffective portion of a derivative's change in fair value, if any, is reported in earnings. The net amount recognized in earnings during the quarters ended March 31, 2003 and 2002, due to ineffectiveness and amounts excluded from the assessment of hedge effectiveness, was not significant. The fair value of outstanding derivative instruments recorded on the balance sheet at March 31, 2003, together with settled derivative instruments where the hedged item has not yet affected earnings, was a net unrealized loss of $11.8 million, or $7.3 million net of taxes, and is deferred in other comprehensive income and is expected to be reclassified to earnings over the next two years; $8.8 million, or $5.4 million net of taxes, is expected to be reclassified to earnings over the next twelve months.

9.  SEGMENT INFORMATION

     The Company designs, develops, manufactures and markets orthopaedic reconstructive implants, trauma products, and orthopaedic surgical products which include surgical supplies and equipment designed to aid in orthopaedic procedures and to accommodate patient rehabilitation needs post surgery. Operations are managed through three major geographic areas -- the Americas, which is comprised principally of the United States and includes other North, Central and South American markets; Asia Pacific, which is comprised primarily of Japan and includes other Asian and Pacific markets; and Europe, which is comprised principally of Europe as well as the Middle East and Africa. This structure is the basis for the Company's reportable segment information discussed below. Segment performance is evaluated based on sales and segment operating profit,

                     ZIMMER HOLDINGS, INC. AND SUBSIDIARIES
exclusive of operating expenses pertaining to global operations and corporate expenses. Global operations include U.S. based research, development engineering, brand management, corporate legal, finance, human resource functions and operations and logistics.

     Net sales and segment operating profit are as follows (in millions):

                                                        NET SALES      OPERATING PROFIT
                                                     ---------------   -----------------
                                                      THREE MONTHS       THREE MONTHS
                                                     ENDED MARCH 31,    ENDED MARCH 31,
                                                     ---------------   -----------------
                                                      2003     2002     2003      2002
                                                     ------   ------   -------   -------
Americas...........................................  $266.1   $224.3   $135.0    $107.2
Asia Pacific.......................................    70.0     57.8     32.8      25.8
Europe.............................................    54.0     37.0     14.2       8.7
                                                     ------   ------
  Total............................................  $390.1   $319.1
                                                     ======   ======
Global Operations and corporate expenses...........                     (60.0)    (53.4)
                                                                       ------    ------
Operating profit...................................                    $122.0    $ 88.3
                                                                       ======    ======

     Product category net sales are as follows (in millions):

                                                                 NET SALES
                                                              ---------------
                                                               THREE MONTHS
                                                              ENDED MARCH 31
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Reconstructive implants.....................................  $309.9   $245.1
Trauma......................................................    35.8     32.6
Orthopaedic surgical products...............................    44.4     41.4
                                                              ------   ------
  Total.....................................................  $390.1   $319.1
                                                              ======   ======

10.  COMMITMENTS AND CONTINGENCIES

     The Company is subject to product liability and other claims arising in the ordinary course of business, for which the Company maintains insurance, subject to self-insured retention limits. The Company establishes accruals for product liability and other claims in conjunction with outside counsel based on current information and historical settlement information for open claims, related fees and for claims incurred but not reported. While it is not possible to predict with certainty the outcome of these cases, it is the opinion of management that these cases will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

     In addition to product liability, the Company is subject to other lawsuits and claims arising in the ordinary course of business, none of which are expected to have, upon ultimate resolution, a material effect on the Company's consolidated financial position, results of operations or cash flows.

                        CENTERPULSE AG AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

                                                              NOTES   2002     2001     2000
                                                              -----   -----   -------   -----
                                                                     (IN MILLIONS CHF)
NET SALES...................................................          1,470     1,418   1,347
Cost of sales...............................................           (480)     (540)   (420)
GROSS PROFIT................................................            990       878     927
Selling, general and administrative expense.................           (631)     (648)   (555)
Research and development expense............................            (94)     (130)   (108)
Other operating income......................................    8         2        --       6
Goodwill amortization.......................................            (50)      (57)    (39)
Hip and knee implant litigation.............................    9        --    (1,476)     --
Exceptional operating items.................................   10       (12)     (198)     (1)
Gain on sale of discontinued operations.....................   11       200        --      --
OPERATING INCOME/(LOSS).....................................            405    (1,631)    230
Financial (expense)/income..................................   12       (28)        7      29
Other non-operating (expense)/income........................   12        (1)      (21)     --
INCOME/LOSS BEFORE TAXES....................................            376    (1,645)    259
Taxes.......................................................   13       (37)      454     (67)
NET INCOME/(NET LOSS) BEFORE MINORITY INTERESTS.............            339    (1,191)    192
Minority interests..........................................             (2)       (2)     (2)
NET INCOME/(LOSS)...........................................            337    (1,193)    190
PER REGISTERED SHARE/PER AMERICAN DEPOSITARY SHARE (ADS)
Basic earnings/(loss) per share.............................   14     33.10   (119.62)  19.01
Basic earnings/(loss) per ADS...............................           3.31    (11.96)   1.90
Diluted earnings/(loss) per share...........................   14     32.82   (119.62)  18.98
Diluted earnings/(loss) per ADS.............................           3.28    (11.96)   1.90

   The accompanying notes are an integral part of these financial statements.

                        CENTERPULSE AG AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              NOTES   2002    2001
                                                              -----   -----   -----
                                                                (IN MILLIONS CHF)
                                      ASSETS
NON-CURRENT ASSETS
Intangible assets...........................................   15       604     930
Property, plant and equipment...............................   16       200     236
Investments and other financial assets......................   17        70      65
Deferred income taxes.......................................   13       541     643
TOTAL NON-CURRENT ASSETS....................................          1,415   1,874
CURRENT ASSETS
Inventories.................................................   18       352     411
Trade accounts receivable...................................   19       290     308
Other accounts receivable and prepaid expenses..............             82     122
Cash and cash equivalents...................................            199     156
TOTAL CURRENT ASSETS........................................            923     997
TOTAL ASSETS................................................          2,338   2,871

                              EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY........................................   21     1,270     784
Minority interests..........................................              8       7
NON-CURRENT LIABILITIES
Non-current borrowings......................................   22       487      20
Deferred income taxes.......................................             19      19
Non-current provisions......................................   23       159   1,468
Other non-current liabilities...............................              4      11
Total non-current liabilities...............................            669   1,518
CURRENT LIABILITIES
Current borrowings..........................................   24        70      75
Current provisions..........................................   23        92     223
Trade accounts payable......................................             64      70
Other current and accrued liabilities.......................   25       165     194
TOTAL CURRENT LIABILITIES...................................            391     562
TOTAL LIABILITIES...........................................          1,060   2,080
TOTAL EQUITY AND LIABILITIES................................          2,338   2,871

   The accompanying notes are an integral part of these financial statements.

                        CENTERPULSE AG AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                            CUMULATIVE
                                      SHARE      ADDITIONAL      RETAINED   TRANSACTION   TREASURY
                                     CAPITAL   PAID-IN CAPITAL   EARNINGS   ADJUSTMENT     STOCK     TOTAL
                                     -------   ---------------   --------   -----------   --------   ------
                                                      (IN MILLIONS CHF, EXCEPT SHARE DATA)
JANUARY 1, 2000....................    300           766             683         95          (5)      1,839
Dividends (CHF 5 per share)........     --            --             (50)        --          --         (50)
Options exercised (note 30)........     --             3              --         --          --           3
Increase in treasury stock.........     --            --              --         --          (2)         (2)
Net income.........................     --            --             190         --          --         190
Currency translation adjustments...     --            --              --         13          --          13
Comprehensive income(1)............     --            --             190         13          --         203
DECEMBER 31, 2000..................    300           769             823        108          (7)      1,993
Adjustments for adopting IAS 39....     --            --              12         --          --          12
Dividends (CHF 6 per share)........     --            --             (60)        --          --         (60)
Options exercised (note 30)........     --            --              --         --          --          --
Increase in treasury stock.........     --            --              --         --          (9)         (9)
Fair value reserve.................     --            --              (9)        --          --          (9)
Net income.........................     --            --          (1,193)        --          --      (1,193)
Currency translation adjustments...     --            --              --         50          --          50
Comprehensive income(1)............     --            --          (1,193)        50          --      (1,143)
DECEMBER 31, 2001..................    300           769            (427)       158         (16)        784
Capital increase(2)................     55           201              --         --          --         256
Cost of capital increase(2)........     --           (18)             --         --          --         (18)
Options exercised (note 30)........      1             2              --         --          --           3
Increase in treasury stock.........     --            --              --         --          (1)         (1)
Fair value reserve.................     --            --              --         --          --          --
Net income.........................     --            --             337         --          --         337
Currency translation adjustments...     --            --              --        (91)         --         (91)
Comprehensive income(1)............     --            --             337        (91)         --         246
DECEMBER 31, 2002..................    356           954             (90)        67         (17)      1,270

---------------

(1) Comprehensive income includes changes in equity, other than those arising from investment by owners and distributions to owners. The comprehensive income was CHF 246, CHF (1,143) and CHF 203 million in 2002, 2001 and 2000, respectively.

(2) As part of the financing of the obligations under the Settlement Agreement, the Company increased its capital by means of a tradeable preemptive rights offering, which was completed with the delivery of new shares on October 15, 2002.

   The accompanying notes are an integral part of these financial statements.

                        CENTERPULSE AG AND SUBSIDIARIES

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                               2002     2001    2000
                                                              ------   ------   ----
                                                                (IN MILLIONS CHF)
CASH FLOW FROM OPERATING ACTIVITIES
  Net income/(net loss).....................................     337   (1,193)   190
  Minority interests........................................       2        2      2
  Gain on sale of discontinued operations...................    (200)      --     --
  Depreciation and amortization.............................     124      195    117
  Change in provisions(1)...................................  (1,282)   1,492     (7)
  Change in net current assets & long-term receivables......     (75)     (40)   (10)
  Exceptional write-down of goodwill........................      --       53     --
  Other non-cash items, net.................................     (15)    (416)     5
TOTAL CASH FLOW FROM OPERATING ACTIVITIES...................  (1,109)      93    297
CASH FLOW FROM INVESTING ACTIVITIES
  (Purchase)/sale of intangible assets......................      (2)      (8)    (6)
  (Purchase)/sale of tangible assets........................     (60)     (71)   (49)
  Acquisitions including minority investments...............     (14)    (413)   (80)
  Proceeds from divestitures................................     400       27      4
  (Purchase)/sale of long-term financial assets.............     (11)     (38)   (22)
TOTAL CASH FLOW FROM INVESTING ACTIVITIES...................     313     (503)  (153)
NET CASH FLOW BEFORE FINANCING ACTIVITIES...................    (796)    (410)   144
CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from issuance of share capital...................     241       --      3
  Change in treasury stock..................................      (1)      (9)    (2)
  Increase in borrowings....................................   1,010        7     --
  Repayment of borrowings...................................    (484)     (26)    (4)
  Dividends.................................................      --      (60)   (50)
TOTAL CASH FLOW (-USED IN) FROM FINANCING ACTIVITIES........     766      (88)   (53)
Net effect of currency translation on cash and cash
  equivalents...............................................      73       21     (4)
CHANGE IN CASH AND CASH EQUIVALENTS.........................      43     (477)    87
Cash and cash equivalents at beginning of period............     156      633    546
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................     199      156    633
Supplemental cash flow information:
Interest receipts...........................................       4       14     39
Interest payments...........................................     (12)      (8)    (8)
Income tax payments.........................................     (44)     (24)   (55)

---------------

(1) Included in change in provisions in 2002 is the cash outflow related to the hip and knee implant litigation of CHF 1,242 million.

   The accompanying notes are an integral part of these financial statements.

                        CENTERPULSE AG AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  GENERAL INFORMATION

     On January 9, 1997, the Board of Directors of Sulzer Ltd, Winterthur, Switzerland ("Sulzer") approved a plan to offer a minority shareholding in its SulzerMedica Group ("Group") to the public. In order to prepare for this offering, Sulzer transferred its ownership interest in its orthopedic, electrophysiology and cardiovascular prostheses subsidiaries to SulzerMedica Ltd ("SulzerMedica" or the "Company"), a company previously named Sulzer Orthopedics Ltd, incorporated in Switzerland. On July 14, 1997, SulzerMedica Ltd increased its share capital by 2,600,000 registered shares, each with a nominal value of CHF 30. These shares were sold to the public through an Initial Public Offering
(IPO) in July 1997, for CHF 350 per share. Upon completion of the IPO via capital increase, Sulzer's beneficial ownership of the Company's common stock was reduced to 74%. On February 1, 1999, Sulzer-Medica completed its sale of the electrophysiology business.

     At the Sulzer Annual General Meeting on April 19, 2001 the shareholders approved the separation of Sulzer and SulzerMedica. The separation was completed on July 10, 2001. At the extraordinary shareholders' meeting of SulzerMedica on July 9, 2001 the Company took the final step to complete its independence from parent company Sulzer. At the Annual General Meeting of SulzerMedica on May 17, 2002 the shareholders approved the change of the Group's name from SulzerMedica to Centerpulse.

     On June 12, 2002 the Group announced its plans to divest its Cardiovascular Division, comprising the Group's entire Cardiac and Vascular Care product lines that produce and distribute mechanical and tissue heart valves and products for the treatment of vascular obstructions and diseases. On November 7, 2002, the Group concluded the sale of IntraTherapeutics, Inc. to ev3 Inc., a portfolio company run by equity firms Warburg Pincus LLC and The Vertical Group, for USD 95 million. On November 18, 2002, the Group concluded the sale of Vascutek Ltd. to Terumo Corporation of Japan for USD 170 million. On November 27, 2002, the Group announced that it had entered into a definitive agreement to sell its Carbomedics Inc. and Mitroflow Corp. mechanical and tissue valve business to the Italian medical device company Snia S.p.A. for a total consideration of USD 116 million. On January 21, 2003, the Group announced that this sale had been concluded.

NOTE 2:  BASIS OF PREPARATION

     The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). The consolidated financial statements have been prepared under the historical cost convention as modified by the revaluation of available-for-sale investment securities.

     In 2002 no new International Accounting Standards or International Financial Reporting Standards have been introduced.

     The term "in millions CHF" in these Consolidated Financial Statements refers to millions of Swiss francs.

NOTE 3:  ACCOUNTING AND CONSOLIDATION PRINCIPLES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to valuation of the depreciable lives of fixed assets and intangible assets, allowances for doubtful accounts, inventory obsolescence, provisions, impairment charges and deferred taxes. Actual results could differ from estimates.

                        CENTERPULSE AG AND SUBSIDIARIES

     Consolidation principles. The consolidated financial statements include all of the assets, liabilities, income and expense of companies in which Centerpulse, directly or indirectly, holds more than 50% of the voting rights or otherwise has the power to control the company.

     Acquisitions have been accounted for using the purchase method. All material intercompany balances and transactions are eliminated.

     Investments in associated companies. Companies in which the Group holds between 20% and 50% of the voting rights and exercises significant influence are accounted for by using the equity method. Due to the insignificance of this position the Group's share in the equity is presented under "Investments and other financial assets" and not in a separate line. The Group's share of net income is presented under "Other operating income".

     Available-for-sale investments. As of January 1, 2001 minority investments and other financial assets are initially recorded at cost and subsequently carried at fair value. The Group has classified all these equity investments as available-for-sale. Changes in fair value are deferred as a fair value adjustment in equity and recycled to the income statement when the asset is sold. Unrealized losses considered to be other than temporary are included in the income statement. Depending on the classification of the investment as operating or not, the impairment is recorded as other operating expenses or as financial expense, or as exceptional operating item, respectively.

     Foreign currency conversion. Items included in the financial statements of each entity in the Group are measured using the currency that best reflects the economic substance of the underlying events and circumstances relevant to that entity ("the measurement currency"). The consolidated financial statements are presented in Swiss Francs, which is the measurement currency of the parent. Transactions in foreign currencies are translated into the measurement currency using exchange rates prevailing at the dates of transaction. Assets and liabilities in foreign currencies are stated at the year-end rate. The resulting exchange differences are included in the net income.

     The assets and liabilities of foreign affiliates, including acquired goodwill, are translated using the year-end rates of exchange. Income statements and cashflow statements are translated at average exchange rates for the year if the effective rate does not deviate significantly from the average exchange rate. Currency conversion differences resulting from consolidation are included in shareholders' equity. In the event of sale or liquidation of foreign affiliated companies, the cumulative currency conversion differences relating to the Company that has been disposed of form part of the gain or loss on the sale or liquidation proceeds.

     Goodwill and other intangible assets. Goodwill arising from acquisitions is capitalized in the currency of the acquired company and amortized on a straight-line basis over its useful life, not exceeding 20 years.

     Other intangible assets include licenses, patents, trademarks and similar rights as well as existing technology acquired from third parties. These assets are amortized over their estimated useful lives, not exceeding 10 years.

     Property, plant and equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life, land is not depreciated.

                        CENTERPULSE AG AND SUBSIDIARIES

     The estimated useful lives of property, plant and equipment are as follows:

Buildings...................................................   25-40 years
Machinery...................................................    5-15 years
Equipment...................................................    5-10 years
Tools, EDP equipment and patterns...........................  max. 5 years
Motor vehicles..............................................       4 years

     Interest costs on borrowings to finance the construction of property, plant and equipment are capitalized during the period of time that is required to complete and prepare the property for its intended use, as part of the cost of the asset.

     Investment property. Investment property is held for long-term rental yields and is not occupied by the Group. Such properties are carried at cost less accumulated depreciation. The disclosed fair value is based on market evidence and on discounted cash flow projections based on existing and potential rent contracts.

     Impairment. If circumstances affecting the recoverability of tangible and intangible assets change, and impairment has occurred, the Company compares the estimated discounted cash flows expected to be generated by the asset with its carrying value. It then records and recognizes an impairment charge by means of a special depreciation of the excess carrying value and adjusts the useful lives of intangible assets as appropriate.

     Inventories. Raw materials, supplies and consumables are stated at the lower of cost or net realisable value. Finished products and work in progress are stated at the lower of production cost or net realizable value. Production costs include the cost of materials and direct and indirect manufacturing cost. Depending on the nature and the use, inventories are valued on the basis of weighted average prices or the FIFO method. Allowances are made for obsolete, slow-moving and excess inventories.

     Accounts receivable. Trade receivables are carried at original invoice amount less provision made for impairment of these receivables. Such provision for impairment of trade receivables is established if there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the recoverable amount, being the present value of expected cash flows.

     Cash and cash equivalents. Cash and cash equivalents comprise bills, postal and bank accounts, together with current account and deposit balances with maturities of under three months at acquisition.

     Provisions. Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made.

     Derivative financial instruments. The Company uses derivative financial instruments to manage the economic impact of fluctuations in foreign currency exchange rates. Derivative financial instruments are initially recognized in the balance sheet at cost and subsequently are remeasured at their fair value. The method of recognizing the resulting gain or loss is dependent on the nature of the item being hedged. The Group designates certain derivatives as either (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), or (2) a hedge of a forecasted transaction or of a firm commitment (cash flow hedge), or (3) a hedge of a net investment in a foreign entity on the date a derivative contract is entered into.

     Changes in the fair value of derivatives that are designated and qualify as fair value hedges and that are highly effective, are recorded in the income statement, along with any changes in the fair value of the hedged asset or liability that is attributable to the hedged risk.

                        CENTERPULSE AG AND SUBSIDIARIES

     Changes in the fair value of derivatives that are designated and qualify as cash flow hedges and that are highly effective, are recognized in equity. The Group has classified all hedging activities as fair value hedges.

     Employee benefits. The liability of defined benefit plans for retirement benefits corresponds to the present value of benefits payable. The discount rate used for determining the present value is based on the prevailing interest rates applicable to long-term corporate or government bond issues with maturities extending over the average duration of the retirement benefit entitlements. All actuarially computed gains and losses which exceed 10% of the present value of future benefits payable or the underlying assets of the benefit plan ("corridor"), are amortized over the average remaining active period of employment.

     Defined contribution plans are pure saving plans without any added benefits. The contributions made are charged directly to personnel costs.

     Revenue recognition. Revenue comprises the invoiced value for the sale of goods and services net of value-added tax, rebates and discounts, and after eliminating sales within the Group. Revenue from the sale of goods is recognized when significant risks and rewards of ownership of the goods are transferred to the buyer. Accruals for estimated future returns and credits are made when the related revenue is recognized. Such amounts are estimated on the basis of historical rates of return, customer inventory levels and other factors.

     Income per share. Basic income per share is calculated by dividing net income by the weighted average number of shares issued minus treasury stock during the year.

     Diluted net income per share is computed by dividing net income by the weighted average number of registered shares issued, minus treasury stock, during the year plus the incremental shares that would have been outstanding under the management stock option plan (see "Stock-based compensation") upon the assumed exercise of dilutive stock options.

     Research and development costs. Research expenditure is recognized as an expense as incurred. Costs incurred on development projects (relating to the design and testing of new or improved products) are recognized as intangible assets when it is probable that the project will be a success considering its commercial and technological feasibility, and only if the cost can be measured reliably.

     Stock-based compensation. Under the terms of the management stock option plans, the option exercise price is equal to the fair market value of the share at the date of grant and, accordingly, no costs other than social security costs are recorded in connection with the plans.

     Taxes. Provision is made for all income taxes assessed on profits earned up to the balance sheet date in the year to which they relate. Deferred taxes are included on differences between the amounts carried for tax purposes and those carried for corporate purposes, applying the liability method. For this purpose, all the valuation differences recorded by affiliated companies and tax losses they are carrying forward are taken into consideration. Deferred taxes are calculated at the locally applicable tax rates. These tax rates are immediately adjusted to reflect the effects of changes in the law. A potential offset against future tax costs through losses they are carrying forward and valuation differences is included in the balance sheet if this is expected to be realized in the form of anticipated profits. Deferred taxes on proposed profit distributions by subsidiaries are accrued. Where profits of subsidiaries are retained in the business and used for local investment, they are not included in the deferred tax calculation. Where the disposal of an investment is foreseen, the applicable deferred taxes are included. Deferred tax assets and liabilities are only offset by the entities subject to these taxes, to the extent that such income taxes are payable to the same authority and such offset is permitted by law. The movements in the deferred tax position are accounted for as a direct charge or credit to tax expense.

                        CENTERPULSE AG AND SUBSIDIARIES

EXPLANATORY NOTES

NOTE 4:  CURRENCY EXCHANGE RATES

                                                                                AVERAGE RATES
                                                                            ---------------------
                                                                                CONSOLIDATED
                                                         YEAR-END RATES     STATEMENTS OF INCOME
                                                          CONSOLIDATED          AND CASH FLOW
                                                         BALANCE SHEETS          STATEMENTS
                                                       ------------------   ---------------------
CHF                                                    2002   2001   2000   2002    2001    2000
---                                                    ----   ----   ----   -----   -----   -----
1 US Dollar....................................  USD   1.39   1.68   1.62   1.56    1.69    1.69
1 Pound Sterling...............................  GBP   2.23   2.44   2.43   2.34    2.43    2.56
1 Euro.........................................  EUR   1.45   1.48   1.52   1.47    1.51    1.56
100 Japanese Yen...............................  JPY   1.17   1.28   1.42   1.24    1.39    1.57

NOTE 5:  COMPOSITION OF THE GROUP

     A list of investments held directly or indirectly by Centerpulse Ltd is provided below:

COMPANY/ MANAGEMENT                                           SHARE   REGISTERED CAPITAL
-------------------                                           -----   ------------------
SWITZERLAND
(4) Centerpulse Management Ltd, Zurich......................  100 %      CHF 100,000.--
    Max Link
(4) Centerpulse Services Ltd, Zurich........................  100 %      CHF 100,000.--
    Claudio Aquilina
(1) Centerpulse Orthopedics Ltd, Baar.......................  100 %   CHF 12,000,000.--
(3) Richard Fritschi
(1) Centerpulse Orthopedics (Switzerland) Ltd, Munsingen....  100 %      CHF 100,000.--
(3) Peter Liniger
(2) Sulzer Cardiovascular Ltd, Baar.........................  100 %      CHF 500,000.--
    Mike Barrett
BELGIUM
(1) Centerpulse BeLux SA/NV, Brussels.......................  100 %      EUR 300,000.--
(3) Jean-Pierre Willems
GERMANY
(4) Centerpulse Germany Holding GmbH, Freiburg..............  100 %   EUR 35,000,000.--
    Urs Kamber
(1) Centerpulse Germany GmbH, Freiburg......................  100 %    EUR 4,500,000.--
(3) Klaus Hug/Georg Stadler
(5) Centerpulse Dental GmbH, Freiburg.......................  100 %      EUR 511,292.--
    Werner Grotz/Steven E. Hanson
(2) Sulzer Cardiovascular GmbH, Hamburg.....................  100 %      EUR 512,000.--
    Mike Barrett
FRANCE
(1) Centerpulse France SA, Etupes...........................  100 %      EUR 130,000.--
(3) Maurice Meytre
(1) Centerpulse Sud-Ouest Sarl, Toulouse-Blagnac............  100 %       EUR 54,000.--
(3) Francoise Loesch
(1) Centerpulse Ouest Sarl, La Meziere......................  100 %    EUR 2,256,000.--
(3) Philippe Jaffres
(1) Centerpulse Centre Sarl, Ebreuil (Vichy)................  100 %        EUR 8,000.--
(3) Benoit Combe

                        CENTERPULSE AG AND SUBSIDIARIES

COMPANY/ MANAGEMENT                                           SHARE   REGISTERED CAPITAL
-------------------                                           -----   ------------------
(1) Centerpulse Nord Sarl, Lille............................  100 %        EUR 8,000.--
(3) Eric Bauduin
(1) Centerpulse Industrie Sarl, Etupes......................  100 %    EUR 1,600,000.--
    Maurice Meytre
(2) Sulzer Cardiovascular SA, Meudon (Paris)................  100 %    EUR 2,515,409.--
    James F. A. Deegan
(5) Centerpulse Dental Sarl, Rungis (Paris).................  100 %       EUR 76,225.--
    Alexander Ochsner
UNITED KINGDOM
(4) Centerpulse (UK) Holdings Ltd, Inchinnan................  100 %   GBP 16,160,000.--
    Marcel Bauckhage
(4) SM RE Ltd, St. Peter Port (Guernsey)....................  100 %    CHF 5,000,000.--
    Guy Hendry
(1) Centerpulse (UK) Ltd, Alton.............................  100 %    GBP 1,050,000.--
(3) Guido Bassing
(2) Sulzer Carbomedics UK Ltd, Crawley......................  100 %        GBP 1,000.--
    James F. A. Deegan
NETHERLANDS
(1) Centerpulse Netherlands BV, Utrecht.....................  100 %       EUR 25,000.--
(3) Rob Ringelberg
(2) Sulzer Cardiovascular BV, Utrecht.......................  100 %      EUR 150,500.--
    John Lawrence Groover
ITALY
(1) Centerpulse Italia S.p.A., Opera (Milan)................  100 %   EUR 14,025,000.--
(3) Marco Grubenmann
(1) Allo System Srl, Villorba (Treviso).....................   51 %       EUR 40,000.--
(3) Antonio De Cristofaro
(1) Migliori Srl, Viagrande (Catania).......................   51 %      EUR 434,000.--
(3) Fernando Migliori
AUSTRIA
(1) Centerpulse Austria GmbH, Modling.......................  100 %       EUR 60,000.--
(3) Manfred Koppl
SPAIN
(1) Centerpulse Iberica SA, Madrid..........................  100 %     EUR 62,226.10--
(3) Marcel Kyburz
SWEDEN
(1) Centerpulse Orthopedics Sweden AB, Stockholm............  100 %      SEK 200,000.--
(3) Bengt Sedell
CZECH REPUBLIC
(1) Centerpulse CZ sro, Prague..............................  100 %   CZK 24,700,000.--
    Oldrich Cech
CANADA
(2) Sulzer Medica Canada Inc., Toronto......................  100 %    CAD 3,200,000.--
    Paul E. Parsons
(1) Centerpulse Orthopedics Canada Inc., Toronto............  100 %    CAD 4,000,001.--
    Daniel Berdat
(2) Sulzer Carbomedics Canada Ltd, Calgary..................  100 %          CAD 100.--
    Charles D. Griffin

                        CENTERPULSE AG AND SUBSIDIARIES

COMPANY/ MANAGEMENT                                           SHARE   REGISTERED CAPITAL
-------------------                                           -----   ------------------
(2) Sulzer Mitroflow Corp., Richmond........................  100 %   CAD 12,000,000.--
    Mark Seboldt
(5) Centerpulse Dental Corp., Etobicoke (Ontario)...........  100 %          CAD 100.--
    Steven E. Hanson
USA
(4) Centerpulse USA Holding Co., Houston, Texas.............  100 %   USD 185,000,000.--
    Gabor-Paul Ondo
(4) Centerpulse USA Inc., Houston, Texas....................  100 %        USD 1,000.--
    Gabor-Paul Ondo
(2) Sulzer Carbomedics Inc., Austin, Texas..................  100 %   USD 117,490,215.--
    Dennis C. Wallach
(1) Centerpulse Orthopedics Inc., Austin, Texas.............  100 %   USD 209,349,052.--
    David Floyd
(3) Centerpulse Spine-Tech Inc, Minneapolis/Minnesota.......  100 %   USD 615,290,443.--
    Mike McCormick
(3) Centerpulse Spine Tech Surgical Inc,
  Minneapolis/Minnesota.....................................  100 %   USD 13,702,429.--
    Mike McCormick
(5) Centerpulse Dental Inc., Carlsbad/California............  100 %   USD 52,378,029.--
    Steven E. Hanson
(6) Centerpulse Biologics Inc., Austin, Texas...............  100 %    USD 1,280,394.--
    Thomas Zehnder
AUSTRALIA
(1) Centerpulse Australia Pty Ltd, Chatswood................  100 %   AUD 14,450,000.--
    Paul Aragones
(5) Centerpulse Dental Australia Pty Ltd, Kensington........  100 %            AUD 1.--
    David Colquhoun
ISRAEL
(5) Centerpulse Dental Ltd, Ramat Gan.......................  100 %          ILS 100.--
    Steven E. Hanson
SOUTH AFRICA
(1) Centerpulse RSA (Proprietary) Ltd, Greenside............  100 %          ZAR 100.--
(3) Michael Nesbitt
INDIA
(1) Centerpulse India Ltd, Chennai..........................  100 %    INR 3,000,000.--
(3) K. Senthilnathan
JAPAN
(1) Centerpulse Japan KK, Tokyo.............................  100 %   JPY 350,000,000.--
(3) Hans Rudolf Schuerch
KOREA
(1) Centerpulse Korea Ltd, Seoul............................  100 %   KRW 319,220,000.--
(3) Dae Sik Pyon

---------------

(1) Orthopedics

(2) Cardiovascular (divested as of January 21, 2003)

(3) Spine-Tech

(4) Management

                        CENTERPULSE AG AND SUBSIDIARIES

(5) Dental

(6) Research & Development Biologics

     Acquisitions of subsidiaries in the year 2001 are set out in the following list which indicates the companies acquired, the country, the division and the date of integration into the consolidation. In each case, all voting rights were acquired. No significant acquisitions took place in 2002 and 2000.

     On June 12, 2002 the Group announced its plans to divest its Cardiovascular Division. For further information see note 11.

2001

     - Paragon Implant Company Encino (USA); Dental Division; Jan. 1, 2001

     - IntraTherapeutics Inc. St. Paul (USA); Cardiovascular Division; Feb. 1, 2001

     - Sulzer Australia Pty Ltd Chatswood (Australia); Orthopedics and Cardiovascular Division; July 1, 2001

     The purchase price considerations of these acquisitions amount to CHF 432 million in 2001. No agreements to make contingent payments have been entered into in connection with these acquisitions.

     The 1999 agreement to purchase Mitroflow Inc. foresees a potential adjustment of the purchase price of a maximum of USD 17 million including interest, depending upon when Centerpulse receives approval from the US Federal Drug Administration, FDA, for the main product, a biological valve. If FDA approval is not obtained within a specified time frame no payment beyond the recorded liability is required.

NOTE 6:  EFFECTS OF ACQUISITIONS

     The impact of significant subsidiaries acquired was as follows:

                                                              2002   2001   2000
                                                              ----   ----   ----
                                                              (IN MILLIONS CHF)
Net sales...................................................   --     91      --
Operating income............................................   --    (33)     --
Non-current assets acquired.................................   --     89      --
Current assets acquired.....................................   --     53      --
  thereof cash acquired.....................................   --      6      --
Liabilities acquired........................................   --    (47)     --

NOTE 7:  SEGMENT INFORMATION

     In 2002 the Group changed its reporting structure from two segments to four segments. The information presented below has been changed from prior years to reflect this adjustment to the primary reporting format. Since the change the Group's business has been managed on a worldwide basis and structured into four operating segments. The Orthopedics division develops, manufactures and distributes hip, knee and other orthopedic implants. Spine-Tech develops and distributes spinal implants. The Dental division develops, manufactures and distributes dental implants. The Cardiovascular Division develops, manufactures and distributes heart valves including repair products, vascular grafts and stents.

     As discussed in greater detail in note 11, the Group has decided to divest its Cardiovascular Division, including the Company's entire Cardiac Care and Vascular Care product lines. Subsequent to this divestment the Company will comprise of the three remaining global businesses (Orthopedics, Spine-Tech and Dental).

                        CENTERPULSE AG AND SUBSIDIARIES

     The Group's further operating activities consist of biologic activities and Group management, including the costs of holding, financing and managing Centerpulse.

     The geographic segmentation reflects the main operating areas of the Group. The Group's policy specifies that the transfer of goods and services between the various segments be carried out at arm's length.

     Between the Divisions, no material inter-segment sales have occurred.

PRIMARY REPORTING FORMAT -- SEGMENT INFORMATION BY DIVISION

PART 1

                                                              2002     2001    2000
                                                              -----   ------   -----
                                                                (IN MILLIONS CHF)
NET SALES
Orthopedics Division........................................    923      855     861
Spine-Tech Division.........................................    179      175     179
Dental Division.............................................    131      120      57
Cardiovascular Division(1)..................................    237      268     250
TOTAL.......................................................  1,470    1,418   1,347
OPERATING INCOME
Orthopedics Division........................................    168   (1,370)    187
Spine-Tech Division.........................................      7      (35)     (4)
Dental Division.............................................     15        2       2
Cardiovascular Division(1)..................................     37      (88)     61
Biologics and Group Management..............................    178     (140)    (16)
TOTAL.......................................................    405   (1,631)    230

---------------

(1) Incl. in 2002 and 2001 are CHF 7.8 million sales to ATS Medical, Inc.

PRIMARY REPORTING FORMAT -- SEGMENT INFORMATION BY DIVISION

PART 2

                                                              2002    2001    2000
                                                              -----   -----   -----
                                                                (IN MILLIONS CHF)
CAPITAL EXPENDITURE
  Orthopedics Division......................................     40      55      42
  Spine-Tech Division.......................................     11      19      11
  Dental Division...........................................      3       5       2
  Cardiovascular Division...................................      8       9       6
  Biologics and Group Management............................      9       4       2
TOTAL.......................................................     71      92      63

                        CENTERPULSE AG AND SUBSIDIARIES

                                                              2002    2001    2000
                                                              -----   -----   -----
                                                                (IN MILLIONS CHF)
DEPRECIATION AND AMORTIZATION
  Orthopedics Division......................................     51      57      51
  Spine-Tech Division.......................................     45      48      50
  Dental Division...........................................     11      12       1
  Cardiovascular Division...................................     16     104      12
  Biologics and Group Management............................      1       3       2
TOTAL.......................................................    124     224     116
ASSETS
  Orthopedics Division......................................    413     488     423
  Spine-Tech Division.......................................  1,014   1,185   1,098
  Dental Division...........................................     75      86      31
  Cardiovascular Division(2)................................    129     342     198
  Biologics and Group Management(2).........................    707     770     775
TOTAL.......................................................  2,338   2,871   2,525
LIABILITIES
  Orthopedics Division......................................    652   1,526     131
  Spine-Tech Division.......................................    149     165     150
  Dental Division...........................................     13      15       6
  Cardiovascular Division...................................     29      70      51
  Biologics and Group Management............................    217     304     189
TOTAL.......................................................  1,060   2,080     527

---------------

(2) In 2001 CHF 42 million related to tax assets from loss carry forward of the Cardiovascular Division are shown under Biologics and Group Management.

SECONDARY REPORTING FORMAT -- GEOGRAPHICAL SEGMENTS

PART 1

                                                              2002    2001    2000
                                                              -----   -----   -----
                                                                (IN MILLIONS CHF)
NET SALES BY LOCATION OF CUSTOMERS
  Switzerland...............................................     69      61      59
  European Union............................................    582     560     530
  Other Europe..............................................     18      19      17
  North America.............................................    639     629     602
  All Other countries.......................................    162     149     139
TOTAL.......................................................  1,470   1,418   1,347

                        CENTERPULSE AG AND SUBSIDIARIES

                                                              2002    2001    2000
                                                              -----   -----   -----
                                                                (IN MILLIONS CHF)
NET SALES BY LOCATION OF SUBSIDIARIES
  Switzerland...............................................    470     472     431
  European Union............................................    586     563     537
  Other Europe..............................................      5       4       4
  North America.............................................    834     849     806
  All Other countries.......................................     89      70      52
TOTAL.......................................................  1,984   1,958   1,829
TRANSFERS TO OTHER GEOGRAPHIC AREAS FROM
  Switzerland...............................................   (378)   (364)   (338)
  European Union............................................    (20)    (17)    (20)
  Other Europe..............................................     --      --      --
  North America.............................................   (116)   (159)   (124)
  All Other countries.......................................     --      --      --
TOTAL.......................................................   (514)   (540)   (482)
NET SALES TO THIRD PARTIES BY LOCATION OF SUBSIDIARIES
  Switzerland...............................................     92     108      93
  European Union............................................    566     546     517
  Other Europe..............................................      5       4       4
  North America.............................................    718     690     681
  All Other countries.......................................     89      70      52
TOTAL.......................................................  1,470   1,418   1,347

SECONDARY REPORTING FORMAT -- GEOGRAPHICAL SEGMENTS

PART 2

                                                              2002     2001    2000
                                                              -----   ------   -----
                                                                (IN MILLIONS CHF)
OPERATING INCOME BY LOCATION OF SUBSIDIARIES
Switzerland.................................................     87      (22)     49
European Union..............................................    256       46      58
Other Europe................................................     --       --      --
North America...............................................     51   (1,662)    118
All Other countries.........................................     11        7       5
TOTAL.......................................................    405   (1,631)    230
ASSETS BY LOCATION OF SUBSIDIARIES
Switzerland.................................................    229      210     223
European Union..............................................    444      452     454
Other Europe................................................      5        4       4
North America...............................................  1,590    2,138   1,796
All Other countries.........................................     70       67      48
TOTAL.......................................................  2,338    2,871   2,525

                        CENTERPULSE AG AND SUBSIDIARIES

                                                              2002     2001    2000
                                                              -----   ------   -----
                                                                (IN MILLIONS CHF)
CAPITAL EXPENDITURE BY LOCATION OF SUBSIDIARIES
Switzerland.................................................      6        1       3
European Union..............................................     22       25      27
Other Europe................................................     --       --      --
North America...............................................     39       63      30
All Other countries.........................................      4        3       3
TOTAL.......................................................     71       92      63

NOTE 8:  OTHER OPERATING INCOME/EXPENSE

                                                              2002   2001    2000
                                                              ----   -----   -----
                                                               (IN MILLIONS CHF)
Currency exchange differences...............................    1      (3)      (2)
Sundry operating income/expense.............................   --       4        8
Share of gain/loss of associate earnings....................    1      (1)      --
TOTAL OTHER OPERATING INCOME/EXPENSE........................    2      --        6

     Sundry operating income in 2001 and 2000 relates mainly to revenue from an OEM-agreement entered into at the end of 1999.

NOTE 9:  HIP AND KNEE IMPLANT LITIGATION AND OTHER MATERIAL LITIGATION

BACKGROUND

     On December 5, 2000, Centerpulse Orthopedics Inc. ("COUS", formerly Sulzer Orthopedics Inc.), a subsidiary of the Company located in Austin, Texas, issued a voluntary recall of certain lots of Inter-Op(TM) acetabular shells, a component of a hip implant manufactured and sold by COUS. The recall stemmed from an investigation of reports of early loosening of the shell from patients' hipbones, followed by revision surgery. The investigation identified as potentially problematic approximately 39,000 shells manufactured between July 1997 and December 2000. On May 17, 2001, COUS sent a special alert to surgeons who had implanted a porous-coated tibial base plate in patients, advising them of adverse clinical outcomes reported by some surgeons.

     Approximately 25,800 affected Inter-Op(TM) acetabular shells, 8,800 reprocessed Inter-Op(TM) shells and 1,600 affected tibial base plates were implanted in patients worldwide, with approximately 32,100 devices implanted in the United States, 1,200 in Canada and 2,900 in other countries. Accordingly, COUS and the Company faced legal challenges worldwide to resolve cases and claims in connection with the recall, and the special alert with the main litigation procedures taking place in the United States and Canada.

  LITIGATION IN THE UNITED STATES

     Following the December 5, 2000 recall of Inter-Op(TM) shells and the May 17, 2001 special alert regarding tibial base plates, lawsuits were filed in both state and federal courts throughout the U.S. against COUS, alleging defective design, marketing and manufacture of its Inter-Op(TM) shell and tibial base plate. Plaintiffs also alleged claims against COUS for breach of express and implied warranties associated with these devices.

     Between June and September 2001, the Judicial Panel on Multi-District Litigation consolidated and transferred all pending federal litigation relating to the Inter-Op(TM) shell and the tibial base plate to the U.S. District Court for the Northern District of Ohio (the "Court"). In addition to the multi-district litigation proceeding in the federal court, a substantial number of lawsuits were filed in state courts around the country.

                        CENTERPULSE AG AND SUBSIDIARIES

In August 2001, in Nueces County, Texas COUS defended the only recall-related lawsuit ever to go to trial in Nueces County, Texas. The jury in that lawsuit awarded three patients and their spouses a total of approximately USD 15 million. COUS subsequently appealed the judgment and later settled the lawsuit for a substantially reduced amount.

     Also in August 2001, the Court conditionally certified a class of affected product recipients and preliminarily approved a Class Action Settlement Agreement (the "Settlement Agreement"), that resolved all claims related to the affected products. This initial Settlement Agreement was modified in extensive negotiations over the succeeding seven months culminating in a final agreement reached through the combined efforts of attorneys for COUS and attorneys representing patients in both federal and state courts. The Court granted preliminary approval of the modified Settlement Agreement on March 13, 2002 and final approval on May 8, 2002.

     The Settlement Agreement established a Settlement Trust (the "Settlement Trust") in order to pay claims in accordance with the terms of the Settlement Agreement. The Settlement Trust was funded with approximately USD 1.1 billion, of which Centerpulse contributed USD 725 million in cash on November 4, 2002. Centerpulse's insurers and Sulzer AG, the Company's former parent company, funded the balance. The Settlement Trust is divided into five separate funds: the Medical Research and Monitoring Fund (USD 1.0 million); the Unrevised Affected Product Recipient Fund (USD 28 million), from which class members who have not undergone a revision surgery are entitled to receive USD 1,000; the Affected Product Revision Surgery Fund (USD 622.5 million), from which class members who have undergone revision surgery are entitled to receive USD 160,000 for each affected product that has been revised; the Extraordinary Injury Fund (USD 100 million), from which a class member who has experienced any of several specified complications related to an affected product may apply for benefits; and the Professional Services Fund (USD 244 million), which includes two sub-funds: the Subrogation and Uninsured Expenses Sub-Fund (USD 60 million), from which third-party payors and uninsured patients may be reimbursed their expenses up to USD 15,000 per affected product revision surgery; and the Plaintiffs' Counsel Sub-Fund (USD 184 million), from which contingent-fee attorneys representing class members are entitled to receive up to USD 46,000 per revision and from which members of the Plaintiffs' Liaison Counsel are eligible to be compensated.

     COUS has entered into separate agreements with the Centers for Medicare and Medicaid Services (together, "Medicare") and approximately 200 private insurers implementing a process for validating and paying claims for reimbursement of expenses from the Subrogation and Uninsured Expenses Sub-Fund. Pursuant to these agreements, Medicare and the private insurers receive a lump sum of no more than USD 15,000 for each patient for whom they are the primary payor.

     The Settlement Agreement specifies certain cut-off dates after which class members who undergo a revision surgery for an affected product are no longer eligible to receive benefits as a consequence of that revision surgery. These dates are June 5, 2003 for class members implanted with an affected Inter-Op(TM)shell; November 17, 2003 for class members implanted with an affected tibial baseplate; and September 8, 2004 for class members implanted with a reprocessed Inter-Op(TM) shell. Patients whose reprocessed Inter-Op(TM) shell, a shell recovered in the voluntary recall and subjected to a newly validated cleaning and sterilization process prior to implantation, is revised prior to the cut-off date are entitled to class revision surgery benefits even though COUS believes that the reprocessed Inter-Op(TM) shells are entirely safe and effective.

     The class plaintiffs who opted out of the Settlement Agreement may still bring claims against the Company. In addition, pursuant to the Settlement Agreement, the Company agreed to fund 50% of the cost of providing benefits for each validated claim for revision surgery benefits in excess of 4,000 and 100% of the cost of providing benefits for each validated claim for reprocessed Inter-Op(TM) shell revision surgery benefits in excess of 64.

                        CENTERPULSE AG AND SUBSIDIARIES

     In addition, in the event that the USD 60 million Subrogation and Uninsured Expenses Sub-Fund is depleted, the Settlement Agreement provides that the Settlement Trust can apply to the Company for additional funding.

  LITIGATION IN CANADA

     In Canada, approximately 780 patients were implanted with a recalled Inter-Op(TM) shell. On May 7, 2002, COUS agreed to a class action settlement in a lawsuit pending in Quebec Superior Court. The Quebec court granted final approval of the class settlement on March 28, 2003. The settlement calls for the Company to pay USD 1,000 to each class member who has not undergone a revision surgery, USD 75,000 to each class member who has undergone a single revision of an affected product, USD 100,000 to each class member who has undergone two revisions of an affected product, and USD 150,000 to each class member who has undergone three or more revisions of an affected product or who experienced any of several specified complications. Following final approval of the settlement, class members will have thirty days during which to opt out of the class if they so choose. Prior to preliminary approval of the class settlement, COUS concluded individual settlements with 70 patients, representing what the company believes is the majority of Canadian patients whose recalled Inter-Op(TM) shell required revision surgery.

  STATUS OUTSIDE THE U.S. AND CANADA

     Outside the United States and Canada, approximately 140 affected product recipients in Australia, Austria, Belgium, France, Germany, Italy, Japan, Korea, Sweden and Switzerland had to undergo revision surgery. In some instances the patients who received affected hip or knee implants have brought claims against Centerpulse. Several of these claims have already been settled.

RELATED MATTERS

     COUS, Centerpulse and various other Centerpulse companies are defendants in a number of lawsuits in U.S. state and federal courts brought by patients implanted with Inter-Op(TM) hip implants and tibial base plate knee implants that were not affected products and therefore are not covered by the Settlement Agreement. Many of the lawsuits were filed prior to the finalization of the Settlement Agreement, apparently under the mistaken belief that the patient was implanted with an affected product. Following the announcement of the Settlement Agreement, some patients discovered that their implant is not an affected product. The Company is aware of approximately 75 such lawsuits as of the current date, involving both patients who did and who did not undergo revision surgery. There may be additional such lawsuits that have not as yet come to the attention of the Company, and additional such lawsuits may be filed in the future. The Company believes that the products at issue in these lawsuits are not defective and intends to defend vigorously against any attempt to pursue these claims.

OTHER LITIGATION

  JOINT MEDICAL PRODUCTS CORPORATION

     Joint Medical Products Corporation, a division of Johnson & Johnson, filed a complaint on January 28, 1997, in the U.S. District Court for the District of Connecticut against Centerpulse USA Inc. and COUS. The suit alleged infringement of a patent owned by Joint Medical relating to an acetabular cup and polymeric insert used in hip prostheses and sought treble damages, attorneys' fees and injunctive relief. In December 1997 (and as later amended in December 1999), the parties stipulated and the court ordered that the case be dismissed without prejudice and that the parties' April 1995 agreement tolling the statute of limitations remain in effect pending the conclusion of a reissue proceeding in the US Patent and Trademark Office, the USPTO, involving the Joint Medical patent. A "reissue" proceeding is an administrative proceeding in which a patent owner surrenders his patent to the USPTO, alleging that a mistake was made during the original

                        CENTERPULSE AG AND SUBSIDIARIES
examination of the underlying patent application in the USPTO, and requests that the USPTO reissue a corrected patent. The USPTO then initiates a new examination proceeding in light of the information received from the patent owner and others. At this time, the Company does not know whether or when the USPTO will reissue the Joint Medical patent or, since the patent claims may change during the reissue proceeding, what defenses may be available to the Company if the USPTO does reissue the Joint Medical patent. In the event that the USPTO reissues the Joint Medical Products patent, the Company intends to defend itself vigorously against any allegations of infringement.

  GARY MICHELSON

     Dr. Gary Michelson initiated an arbitration proceeding against Spine-Tech in 2001 alleging breaches of a 1999 settlement agreement between the parties (the "1999 Agreement"), including Spine-Tech's alleged failure to pay royalties due on sales of fusion cages to Smith & Nephew prior to the Company's acquisition of Spine-Tech in 1998 and Spine-Tech's alleged omission of an attribution notice from certain publications as required by the terms of the 1999 Agreement. The 1999 Agreement provides for a USD 50,000 penalty payable by Spine-Tech for each incident of omission, and Dr. Michelson has alleged approximately 2,000 such incidents. The arbitration hearing is currently set for April 2003, and Spine-Tech intends to defend itself vigorously against Dr. Michelson's allegations.

  GUIDANT CORPORATION

     By letter dated March 21, 2001, Guidant Corporation ("Guidant") made a demand for indemnification against Centerpulse USA Holding Co. ("Holding Co.") under the terms of the 1998 Stock and Asset Purchase Agreement (the "Guidant Agreement") by which Holding Co. sold its electrophysiology business to Guidant. In the demand, Guidant asserted that it issued a physician advisory with respect to three models of Micron defibrillators (approximately 2,000 devices) manufactured by Sulzer Intermedics Inc. ("Intermedics") and that, as a result thereof, the defibrillators are being replaced sooner than otherwise anticipated. Guidant made a demand against Holding Co. for the damages or losses allegedly suffered by Guidant or Intermedics. By letter dated March 13, 2002, Guidant asserted that the projected amount of its claim would be approximately USD $3.7 million, and made demand for payment of USD $2.1 million allegedly incurred as of that date. Holding Co. has responded by denying Guidant's request for indemnification and by requesting additional information from Guidant with respect thereto. The Company is aware of one lawsuit brought by a Micron recipient, Gerald Lavey, alleging that he suffered and continues to suffer damages and harm for which he seeks USD $1.5 million from Guidant and Intermedics. Guidant and Intermedics, in turn, have made demand against Holding Co. for indemnification under the Guidant Agreement for Lavey's claim, and Holding Co. has denied that it is liable to indemnify Guidant and Intermedics. The Company intends to defend itself vigorously in these matters.

  IMPLANT INNOVATIONS, INC.

     In March 2003, Implant Innovations, Inc. (3i), a subsidiary of Biomet, Inc., served a complaint filed in the U.S. District Court for the Southern District of Florida against Centerpulse Dental Inc., a subsidiary of the Company. The suit alleges that various products of Centerpulse Dental, including its Integral(TM), Omniloc(R), Spline(R), Taper-Lock(TM), SpectraCone(TM), AdVent(TM), Screw-Vent(R), and SwissPlus(TM) impression copings, healing abutments having matching emergence profiles, bone profiling tools, and abutment installation tools, infringe six of 3i's patents and seeks treble damages, attorney fees, and injunctive relief. The Company intends to defend itself vigorously against 3i's allegations of infringement.

                        CENTERPULSE AG AND SUBSIDIARIES

NOTE 10:  EXCEPTIONAL OPERATING ITEMS

                                                              2002   2001    2000
                                                              ----   -----   ----
                                                               (IN MILLIONS CHF)
Litigation settlement income................................    --      48    --
Impairment of intangibles...................................    --     (91)   --
Equity Investments (reversal/impairment)....................    28     (50)   --
Restructuring and other exceptional legal expenses..........   (40)   (105)   (1)
TOTAL EXCEPTIONAL OPERATING ITEMS...........................   (12)   (198)   (1)

     Exceptional operating items in 2002 included restructuring costs in connection with the move of the Baar operation to Winterthur, production capacity adjustments in Carbomedics and the formation of the shared service center in North America, costs for the name change, as well as exceptional legal expenses of CHF 39 million.

     A CHF 16 million charge booked in 2001 in connection with a Canadian Court ruling to purchase the remaining stake in Orthosoft Inc. was reversed after a final ruling on December 4, 2002 in favor of Centerpulse. CHF 12 million of an impairment charge booked in 2001 in relation to the investment in Orquest was reversed. The forthcoming take over of Orquest by DePuy AcroMed resulted in the estimate that a substantial part of the impairment is no longer justified.

     In 2001, the Company received approximately USD 28 million in connection with the settlement of a pending litigation by Centerpulse Spine-Tech Inc. Soon after the integration but especially towards year-end 2001, the stent market did not develop in line with high sales expectations. Despite restructuring measures initiated in the fourth quarter at Sulzer IntraTherapeutics Inc., the impairment test performed as of year-end showed an impairment on goodwill of USD 31 million and on existing technology of USD 11 million. The value in use (based on the income approach utilizing the discounted cash flow method) was determined using a weighted discount rate of 10.3%.

     As a result of the deterioration of the cage sales and also in connection with the introduction of a competitor's product in December 2001, the impairment test at Centerpulse Spine-Tech's Inc. existing technology disclosed a loss of USD 8 million. The value in use was determined using a discount rate of 15%. In relation to the Orthosoft Inc. engagement, a minority holding, total charges of CHF 5 million were recorded. The high expectations regarding the product development were not realistic and a Canadian court order to purchase the remaining stake resulted in an additional charge of CHF 16 million. For an additional payment commitment of CHF 8 million in 2002 a provision was booked.

     The investment in Orquest Inc. and license, cross-license, research and distribution agreement was determined to be impaired as of year end 2001 as a result of further delays in the common research and development programs. In addition, since further benefits are unlikely to be realized, the write down related to this exposure resulted in an exceptional operating item of USD 20 million.

     Centerpulse Orthopedics Inc. cooperated in 1999 with @Outcome in order to offer orthopedic clinics and surgical group practices a secure internet access for the communication with patients, thus simplifying patient management. The market acceptance of the product but also the financial outlook resulted in a complete write down of the exposure totaling USD 8 million in 2001.

     In addition, as a result of the change in management during 2001, various restructuring measures were initiated in order to improve operational efficiency. This resulted in exceptional operating items of CHF 33 million in various other US businesses and the Group office in the US. Restructuring costs of CHF 20 million for Centerpulse Biologics Inc are included in this position.

                        CENTERPULSE AG AND SUBSIDIARIES

NOTE 11:  DISCONTINUING OPERATIONS

     On June 12, 2002 the Group announced its plans to divest of the Cardiovascular Division, comprising the Group's entire cardiac care and vascular care product lines which produce and distribute mechanical and tissue heart valves and products for the treatment of vascular obstructions and diseases. The company will focus on its core businesses: hip and knee implants (Orthopedics Division), spine implants and instrumentation (Spine-Tech Division), dental implants (Dental Division) and research and development, to capitalize on the Group's redefined core markets.

     On November 7, 2002, the Group announced the closing of the sale of IntraTherapeutics, Inc. to ev3 Inc., a portfolio company of private equity firms Warburg Pincus LLC and The Vertical Group for USD 95 million. On November 18, 2002, the Group announced the closing of the sale of Vascutek Ltd. to Terumo Corporation of Japan for USD 170 million. On November 27, 2002, the Group announced that it had entered into a definitive agreement to sell its Carbomedics Inc. and Mitroflow Corp. mechanical and tissue valve business to Italian medical device company Snia S.p.A. for total consideration of USD 116 million. On January 21, 2003, the group announced the closing of the sale.

     The gain on the sale of the business unit Vascular Care, consisting of Centerpulse's grafts and stents business amounted to CHF 200 million.

     In accordance with IAS 35 the Cardiovascular Division divestment qualifies as a discontinued operation. This division represented 19% of Centerpulse's consolidated revenues in 2001 with operations primarily in the European Union and North America.

     The impact of the divested business on the consolidated financial statements was as follows:

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS
                                                                  CHF)
Net sales...................................................    72     --
Operating income............................................    15     --
Taxes.......................................................    (8)    --
Total assets................................................   155     --
  thereof cash..............................................     -     --
TOTAL LIABILITIES...........................................    47     --

     The following shows the impact of the discontinuing operations as of and for each of the years ended December 31, 2002, 2001 and 2000.

CONSOLIDATED INCOME STATEMENTS

                                                       2002           2002           2002
                                                    -----------   -------------   -----------
                                                    CENTERPULSE   DISCONTINUING   CENTERPULSE
                                                    HISTORICAL     OPERATIONS      ADJUSTED
                                                    -----------   -------------   -----------
                                                                (IN MILLIONS CHF)
NET SALES.........................................     1,470            229          1,241
Cost of sales.....................................      (480)           (78)          (402)
GROSS PROFIT......................................       990            151            839
Selling, general and administrative expense.......      (631)           (92)          (539)
Research & development expense....................       (94)           (21)           (73)
Other operating income............................         2              1              1
Goodwill amortization.............................       (50)            (7)           (43)

                        CENTERPULSE AG AND SUBSIDIARIES

                                                       2002           2002           2002
                                                    -----------   -------------   -----------
                                                    CENTERPULSE   DISCONTINUING   CENTERPULSE
                                                    HISTORICAL     OPERATIONS      ADJUSTED
                                                    -----------   -------------   -----------
                                                                (IN MILLIONS CHF)
Exceptional operating items.......................       (12)            (3)            (9)
Gain on sale of discontinued operations...........       200            200             --
OPERATING INCOME..................................       405            229            176
Financial (expense)/income........................       (28)            (4)           (24)
Other non-operating (expense)/income..............        (1)            --             (1)
INCOME BEFORE TAXES...............................       376            225            151
Taxes.............................................       (37)           (10)           (27)
NET INCOME BEFORE MINORITY INTERESTS..............       339            215            124
Minority interests................................        (2)            --             (2)
NET INCOME........................................       337            215            122
Cash flow from operating activities...............    (1,109)            35         (1,144)
Cash flow from investing activities...............       313             (6)           319
Cash flow from ( -- used in) financing
  activities......................................       766            (23)           789
Adjustment to investing activities(1).............        --             --            (23)
Adjustment to financing activities(1).............        --             23             --
Consolidated cash flow from operating
  activities......................................    (1,109)            35         (1,144)
Consolidated net cash flow from investing
  activities......................................       313             (6)           319
Consolidated net cash flow from financing
  activities......................................       766             --            766
EARNINGS PER REGISTERED SHARE/PER AMERICAN
  DEPOSITORY SHARE(ADS)
Basic earnings/(loss) per share...................     33.10          21.12          11.98
Basic earnings/(loss) per ADS.....................      3.31           2.11           1.20
Diluted earnings/(loss) per share.................     32.82          20.85          11.84
Diluted earnings/(loss) per ADS...................      3.28           2.09           1.18

---------------

(1) The adjustments represent the net investing activities from intercompany activities. Consolidated cash flows and consolidated net cash flows present Centerpulse and the Cardiovascular Division as if the intercompany transactions had not occurred.

                        CENTERPULSE AG AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                               2002           2002           2002
                                                            -----------   -------------   -----------
                                                            CENTERPULSE   DISCONTINUING   CENTERPULSE
                                                            HISTORICAL     OPERATIONS      ADJUSTED
                                                            -----------   -------------   -----------
                                                                        (IN MILLIONS CHF)
                                        ASSETS
NON-CURRENT ASSETS
  Intangible assets.......................................       604            27             577
  Property, plant and equipment...........................       200            17             183
  Investments and other financial assets..................        70            --              70
  Deferred tax assets.....................................       541            12             529
     TOTAL NON-CURRENT ASSETS.............................     1,415            56           1,359
CURRENT ASSETS
  Inventories.............................................       352            35             317
  Trade accounts receivables..............................       290            24             266
  Other accounts receivables and prepaid expenses.........        82             9              73
  Cash and cash equivalents...............................       199             5             194
     TOTAL CURRENT ASSETS.................................       923            73             850
          TOTAL ASSETS....................................     2,338           129           2,209

                                EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY......................................     1,270           100           1,170
  Minority interests......................................         8            --               8
NON-CURRENT LIABILITIES
  Non-current borrowings..................................       487            10             477
  Deferred income taxes...................................        19            --              19
  Non-current provisions..................................       159            --             159
  Other non-current liabilities...........................         4             2               2
     TOTAL NON-CURRENT LIABILITIES........................       669            12             657
CURRENT LIABILITIES
  Current borrowings......................................        70            --              70
  Current provisions......................................        92             3              89
  Trade accounts payable..................................        64             5              59
  Other current and accrued liabilities...................       165             9             156
     TOTAL CURRENT LIABILITIES............................       391            17             374
     TOTAL LIABILITIES....................................     1,060            29           1,031
          TOTAL LIABILITIES & SHAREHOLDERS' EQUITY........     2,338           129           2,209

                        CENTERPULSE AG AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

                                                               2001           2001           2001
                                                            -----------   -------------   -----------
                                                            CENTERPULSE   DISCONTINUING   CENTERPULSE
                                                            HISTORICAL     OPERATIONS      ADJUSTED
                                                            -----------   -------------   -----------
                                                                        (IN MILLIONS CHF)
NET SALES.................................................      1,418           260           1,158
Cost of sales.............................................       (540)         (109)           (431)
GROSS PROFIT..............................................        878           151             727
Selling, general and administrative expense...............       (648)         (120)           (528)
Research & development expense............................       (130)          (40)            (90)
Other operating income/(expense)..........................         --             2              (2)
Goodwill amortization.....................................        (57)          (11)            (46)
Exceptional operating items...............................       (198)          (78)           (120)
Hip and knee implant litigation...........................     (1,476)           --          (1,476)
OPERATING INCOME..........................................     (1,631)          (96)         (1,535)
Financial income/(expense)................................          7            (4)             11
Other non-operating expense...............................        (21)           --             (21)
INCOME BEFORE TAXES.......................................     (1,645)         (100)         (1,545)
Taxes.....................................................        454            17             437
NET INCOME BEFORE MINORITY INTERESTS......................     (1,191)          (83)         (1,108)
Minority interests........................................         (2)           --              (2)
NET INCOME................................................     (1,193)          (83)         (1,110)
Cash flow from operating activities.......................         93            13              80
Cash flow from investing activities.......................       (503)          (10)           (493)
Cash flow from (-- used in) financing activities..........        (88)          (10)            (78)
Adjustment to investing activities(1).....................         --            --              --
Adjustment to financing activities(1).....................         --            --              --
Consolidated cash flow from operating activities..........         93            13              80
Consolidated net cash flow from investing activities......       (503)          (10)           (493)
Consolidated net cash flow from financing activities......        (88)          (10)            (78)
EARNINGS PER REGISTERED SHARE/PER AMERICAN
DEPOSITORY SHARE (ADS)
Basic earnings/(loss) per share...........................    (119.62)        (8.32)        (111.30)
Basic earnings/(loss) per ADS.............................     (11.96)        (0.83)         (11.13)
Diluted earnings/(loss) per share.........................    (119.62)        (8.32)        (111.30)
Diluted earnings/(loss) per ADS...........................     (11.96)        (0.83)         (11.13)

---------------

(1) The adjustments represent the net investing activities from intercompany activities. Consolidated cash flows and consolidated net cash flows present Centerpulse and the Cardiovascular Division as if the intercompany transactions had not occurred.

                        CENTERPULSE AG AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                               2001           2001           2001
                                                            -----------   -------------   -----------
                                                            CENTERPULSE   DISCONTINUING   CENTERPULSE
                                                            HISTORICAL     OPERATIONS      ADJUSTED
                                                            -----------   -------------   -----------
                                                                        (IN MILLIONS CHF)
ASSETS
NON-CURRENT ASSETS
Intangible assets.........................................       930           186             744
Property, plant and equipment.............................       236            34             202
Investments and other financial assets....................        65            --              65
Deferred income taxes.....................................       643            49             594
TOTAL NON-CURRENT ASSETS..................................     1,874           269           1,605
CURRENT ASSETS
Inventories...............................................       411            51             360
Trade accounts receivables................................       308            40             268
Other accounts receivables and prepaid expenses...........       122             3             119
Cash and cash equivalents.................................       156            21             135
TOTAL CURRENT ASSETS......................................       997           115             882
TOTAL ASSETS..............................................     2,871           384           2,487
EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY......................................       784           314             470
Minority interests........................................         7            --               7
NON-CURRENT LIABILITIES
Non-current borrowings....................................        20            10              10
Deferred income taxes.....................................        19            --              19
Non-current provisions....................................     1,468             6           1,462
Other non-current liabilities.............................        11             5               6
TOTAL NON-CURRENT LIABILITIES.............................     1,518            21           1,497
CURRENT LIABILITIES
Current borrowings........................................        75            --              75
Current provisions........................................       223             6             217
Trade accounts payable....................................        70             7              63
Other current and accrued liabilities.....................       194            36             158
TOTAL CURRENT LIABILITIES.................................       562            49             513
TOTAL LIABILITIES.........................................     2,080            70           2,010
TOTAL EQUITY AND LIABILITIES..............................     2,871           384           2,487

                        CENTERPULSE AG AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

                                                               2000           2000           2000
                                                            -----------   -------------   -----------
                                                            CENTERPULSE   DISCONTINUING   CENTERPULSE
                                                            HISTORICAL     OPERATIONS      ADJUSTED
                                                            -----------   -------------   -----------
                                                                        (IN MILLIONS CHF)
NET SALES.................................................     1,347           250           1,097
Cost of sales.............................................      (420)          (74)           (346)
GROSS PROFIT..............................................       927           176             751
Selling, general and administrative expense...............      (555)          (80)           (475)
Research & development expense............................      (108)          (27)            (81)
Other operating income....................................         6            --               6
Goodwill amortization.....................................       (39)           (2)            (37)
Exceptional operating items...............................        (1)           --              (1)
OPERATING INCOME..........................................       230            67             163
Financial income/(expense)................................        29            (3)             32
Other non-operating income/(expense)......................        --            --              --
INCOME BEFORE TAXES.......................................       259            64             195
Taxes.....................................................       (67)          (21)            (46)
NET INCOME BEFORE MINORITY INTERESTS......................       192            43             149
Minority interests........................................        (2)           --              (2)
NET INCOME................................................       190            43             147
Cash flow from operating activities.......................       297            72             222
Cash flow from investing activities.......................      (153)          266            (462)
Cash flow from (-used in) financing activities............       (53)         (335)            325
Adjustment to investing activities (1)....................        --            --              43
Adjustment to financing activities (1)....................        --           (43)             --
Consolidated cash flow from operating activities..........       297            72             225
Consolidated net cash flow from investing activities......      (153)          266            (419)
Consolidated net cash flow from financing activities......       (53)         (378)            325
EARNINGS PER REGISTERED SHARE/PER AMERICAN DEPOSITORY
  SHARE (ADS)
Basic earnings/(loss) per share...........................     19.01          4.30           14.71
Basic earnings/(loss) per ADS.............................      1.90          0.43            1.47
Diluted earnings/(loss) per share.........................     18.98          4.30           14.68
Diluted earnings/(loss) per ADS...........................      1.90          0.43            1.47

---------------

(1) The adjustments represent the net investing activities from intercompany activities. Consolidated cash flows and consolidated net cash flows present Centerpulse and the Cardiovascular Division as if the intercompany transactions had not occurred.

     On June 3, 1998, the Group announced its intention to exit the electrophysiology business. The subsidiaries comprising this segment were sold on February 1, 1999, for USD 802 million (including cash on hand of CHF 19 million). The book profit of CHF 579 million realized from this transaction is provisional since negotiations with the buyer about the final sales price are not yet complete.

                        CENTERPULSE AG AND SUBSIDIARIES

     This transaction resulted in a tax credit of CHF 6 million. No adjustments were necessary in 2002, 2001 and 2000.

NOTE 12:  FINANCIAL INCOME/EXPENSE -- OTHER NON-OPERATING INCOME/EXPENSE

                                                              2002   2001   2000
                                                              ----   ----   ----
                                                              (IN MILLIONS CHF)
Gain on sale of investments.................................    1     26      4
Interest income.............................................    5     11     38
Interest expense............................................  (13)    (8)    (8)
Other financial expense.....................................  (21)   (22)    (5)
TOTAL FINANCIAL (EXPENSE)/INCOME............................  (28)     7     29

     Other financial expenses in 2002 include CHF 14 million expenses for the arrangement of the USD 635 million debt facility in the context of the hip and knee implant litigation.

     In 2001 and 2000 the gain on sale of investments is a result of a partial sale of the Company's investment in Thoratec Laboratories Corp. In 2001 the market value of the stake in Japan Lifeline Co. Ltd, declined significantly and the related charge of USD 5 million is included in other financial expense. In connection with the impairment test on ReGen Biologics Inc, an additional loan allowance of USD 7 million was recorded as other financial expense.

     In 2001 the other non-operating expenses of CHF 21 million resulted from the spin-off of Sulzer and from the defense cost for the unsuccessful hostile take over attempt.

NOTE 13:  TAXES

                                                              2002   2001   2000
                                                              ----   ----   ----
                                                              (IN MILLIONS CHF)
Current income taxes
Switzerland.................................................   16      12    18
European Union..............................................   16      10    14
Other Europe................................................   --      --    --
North America...............................................   12      (4)   11
All Other Countries.........................................    5       7    11
TOTAL CURRENT INCOME TAXES..................................   49      25    54
Deferred income taxes
Switzerland.................................................    2      (7)   (2)
European Union..............................................    5       5    (1)
Other Europe................................................    1      --    --
North America...............................................  (23)   (481)   13
All Other Countries.........................................   (1)      2    (2)
TOTAL DEFERRED INCOME TAXES.................................  (16)   (481)    8
TOTAL INCOME TAXES..........................................   33    (456)   62
Other taxes.................................................    4       2     5
TOTAL TAXES.................................................   37    (454)   67

                        CENTERPULSE AG AND SUBSIDIARIES

     Current income taxes, comprising taxes paid or due on the underlying income of individual subsidiaries, are calculated according to the law applicable in the individual countries. Other taxes include taxes not directly related to income.

INCOME BEFORE TAXES

                                                              2002    2001    2000
                                                              ----   ------   ----
                                                               (IN MILLIONS CHF)
Switzerland.................................................   468      (84)  105
European Union..............................................   281       34    40
Other Europe................................................     1        1     1
North America...............................................  (213)  (1,652)   48
All Other Countries.........................................  (161)      56    65
TOTAL INCOME BEFORE TAXES...................................   376   (1,645)  259

     Using the maximum tax rate for Zurich, Switzerland, of 24.4% the tax charge on 2002 consolidated income before taxes of CHF 376 million amounts to CHF 92 million. The following table serves to indicate the reasons why in 2002, 2001 and 2000 the charge was below the reference amount.

                                                              2002      2001     2000
                                                              -----   --------   -----
                                                                 (IN MILLIONS CHF)
Income/(loss) before taxes..................................  375.5   (1,644.8)  258.5
Maximum tax rate (Zurich, Switzerland) (1)..................   24.4%      25.1%   25.2%
Income tax expense at maximum tax rate......................   91.6     (412.8)   65.1
Taxes at other rates........................................  (35.7)     (31.4)  (10.6)
Effect of (losses)/credits and loss carry-forwards..........   (0.8)     (84.8)   (1.9)
Non-temporary differences...................................   16.0       19.2    13.4
Impact of the exceptional write-down of goodwill............     --       13.3      --
Impact of divestiture.......................................  (48.8)        --      --
Impact of hip and knee implant litigation...................   (4.1)     (35.4)     --
Changes in tax rate and tax laws............................   (4.1)      (3.5)   (1.5)
Change in valuation allowance...............................   18.0       84.2     0.1
Other.......................................................    0.7       (4.6)   (3.1)
TAX EXPENSE (CURRENT AND DEFERRED)..........................   32.8     (455.8)   61.5

---------------

(1) The maximum tax rate for 2002 is based on the new domicile of the Company. In prior years the domicile was Winterthur, Switzerland.

     The tax effect on non-temporary differences is mainly due to the annual amortization of goodwill that is not deductible for tax purposes.

                        CENTERPULSE AG AND SUBSIDIARIES

     At December 31, deferred taxes consisted of the following:

                                           2002                   2001                   2000
                                   --------------------   --------------------   --------------------
                                   ASSETS   LIABILITIES   ASSETS   LIABILITIES   ASSETS   LIABILITIES
                                   ------   -----------   ------   -----------   ------   -----------
                                                                (IN MILLIONS CHF)
Intangible and financial
  assets.........................     23        (12)         10        (14)         14        (28)
Tangible fixed assets............      2         (5)          3         (5)          1         (9)
Loss carry-forwards..............    550         --         245         --         154         --
Inventories......................     23         (8)         33         (9)         16         (8)
Other assets.....................     13         (3)         26         (5)         19         (3)
Eliminations of unrealized
  gains..........................     40         --          46         --          40         --
Non-current provisions...........     11         --         411         --          27         (2)
Current provisions...............    123         (2)        113         (2)         48         (2)
Other current liabilities........     23         (1)         35         --           9         --
TOTAL POTENTIAL TAX EFFECT.......    808        (31)        922        (35)        328        (52)
Valuation allowance..............   (255)        --        (263)        --        (154)        --
DEFERRED TAXES...................    553        (31)        659        (35)        174        (52)
Set off of assets and
  liabilities....................    (12)        12         (16)        16         (32)        32
DEFERRED TAXES, NET..............    541        (19)        643        (19)        142        (20)

     The net of tax assets and liabilities amounts to CHF 522 million in 2002 and CHF 624 million in 2001. The change of CHF 102 million resulted from a deferred tax income of CHF 16 million and a foreign currency translation effect of CHF 118 million.

     The deferred taxes on eliminations of unrealized gains above primarily relate to unrealized gains from a Swiss company belonging to the Orthopedics Division.

     There was no unrecognized deferred tax liability relating to undistributed earnings of subsidiaries at December 31, 2002, 2001 and 2000.

     The Company has loss carry-forwards available of CHF 3,948 million as of December 31, 2002. Of this amount, CHF 1,582 million will expire between 2003 and 2009 with the remaining amount of CHF 2,366 million still available for use post-2009. The tax effect of these loss carry-forwards, at their respective jurisdictional statutory rate, is CHF 550 million, which when netted with the associated valuation allowance of CHF 237 million, results in an anticipated tax benefit of CHF 313 million.

                                          TAX EFFECTS OF
                          LOSS CARRY-      LOSS CARRY-     VALUATION   ANTICIPATED
AT DECEMBER 31, 2002        FORWARDS         FORWARDS      ALLOWANCE   TAX BENEFIT      EXPIRES
--------------------     --------------   --------------   ---------   -----------   -------------
                                                     (IN MILLIONS CHF)
Switzerland............      1,217              73             73           --             2006-09
United
  States -- Federal....      1,122             306             --          306                2022
United
  States -- Capital
  loss.................        350             123            118            5             2004-22
United
  States -- State......      1,139              22             22           --             2003-22
Germany................        119              26             24            2          After 2009
Other countries........          1              --             --                    2003-after 09
TOTAL..................      3,948             550            237          313

                        CENTERPULSE AG AND SUBSIDIARIES

NOTE 14:  EARNINGS PER SHARE

                                                              2002     2001      2000
                                                             ------   -------   ------
NET INCOME/(LOSS) IN MILL. CHF.............................     337    (1,193)     190
Weighted average number of shares outstanding (in
  thousands)...............................................  10,180     9,973    9,996
BASIC INCOME/(LOSS) PER SHARE IN CHF.......................   33.10   (119.62)   19.01
NET INCOME/(LOSS) IN MILL. CHF.............................     337    (1,193)     190
Weighted average number of shares adjusted for dilutive
  share options (in thousands).............................  10,268     9,973   10,012
DILUTED INCOME/(LOSS) PER SHARE IN CHF.....................   32.82   (119.62)   18.98

     The share options outstanding are in connection with the Management Stock Option Plan. Diluted income per share is affected by share options outstanding when the average share price of the year is above the strike prices of the outstanding options.

NOTE 15:  INTANGIBLE ASSETS

                                                         2002                        2001
                                               -------------------------   -------------------------
                                               GOODWILL   OTHER   TOTAL    GOODWILL    OTHER   TOTAL
                                               --------   -----   ------   ---------   -----   -----
                                                                  (IN MILLIONS CHF)
COST
  Balance at January 1.......................   2,162      212    2,374      1,795      148    1,943
  Changes in composition of Group............      --      (38)     (38)        --       53       53
  Additions..................................       1        3        4        339        8      347
  Disposals..................................    (241)      (2)    (243)        --       --       --
  Currency conversion adjustment.............    (193)     (30)    (223)        28        3       31
Balance at December 31.......................   1,729      145    1,874      2,162      212    2,374
ACCUMULATED AMORTIZATION
  Balance at January 1.......................   1,326      118    1,444      1,204       50    1,254
  Changes in composition of Group............      --      (34)     (34)        --       --       --
  Amortization...............................      50       13       63        111       68      179
  Disposals..................................    (111)      (1)    (112)        --       --       --
  Currency conversion adjustment.............     (75)     (16)     (91)        11       --       11
Balance at December 31.......................   1,190       80    1,270      1,326      118    1,444
Net book value at January 1..................     836       94      930        591       98      689
NET BOOK VALUE AT DECEMBER 31................     539       65      604        836       94      930

     The 2002 figure includes the regular amortization of goodwill. No exceptional impairment charges were recognized. Disposals relate to the divestiture of the vascular care business as described in note 11.

     The annual amortization of goodwill in 2001 includes the exceptional write-down of CHF 52 million on Sulzer IntraTherapeutics Inc. goodwill, as described in note 10. The total amount of impairment of goodwill in 2002, 2001 and 2000 is CHF 52 million. In the amortization of other intangible assets, the existing technology impairment charges are included.

     As of December 31, 2002 no development costs were capitalized as the expenses did not fulfill the capitalization criteria.

                        CENTERPULSE AG AND SUBSIDIARIES

NOTE 16:  TANGIBLE ASSETS

                                        LAND AND      MACHINERY        OTHER       2002    2001
                                        BUILDINGS   AND EQUIPMENT   FIXED ASSETS   TOTAL   TOTAL
                                        ---------   -------------   ------------   -----   -----
                                                         (IN MILLIONS CHF)
COST
  Balance at January 1................     114           164            348         626     562
  Changes in composition of Group.....      (8)          (13)            (3)        (24)     27
  Additions...........................      13            11             44          68      81
  Disposals...........................      (1)          (10)           (30)        (41)    (48)
  Currency conversion adjustment......     (11)          (15)           (32)        (58)      4
Balance at December 31................     107           137            327         571     626
ACCUMULATED AMORTIZATION
  Balance at January 1................      38           120            232         390     339
  Changes in composition of Group.....      (2)           (7)            (2)        (11)     15
  Depreciation........................       5            12             44          61      69
  Disposals...........................      --           (11)           (22)        (33)    (36)
  Currency conversion adjustment......      (3)          (12)           (21)        (36)      3
Balance at December 31................      38           102            231         371     390
Net book value at January 1...........      76            44            116         236     223
NET BOOK VALUE AT DECEMBER 31.........      69            35             96         200     236
Fire insurance value at December 31...     107           128            357         592     771

     Other fixed assets mainly consist of surgical instruments.

     No property within Centerpulse is stated as an investment property, as defined in IAS 40.

     In 2002, 2001 and 2000 all interest costs were expensed as occurred, since they did not fulfill the criteria for capitalization.

     Details of leased assets included in tangible fixed assets are as follows:

                                                              2002        2001
                                                              -----       -----
                                                              (IN MILLIONS CHF)
Cost capitalized............................................     1           1
Net book value..............................................    --          --
Related lease liability.....................................     3           3

                        CENTERPULSE AG AND SUBSIDIARIES

NOTE 17:  INVESTMENTS AND OTHER FINANCIAL ASSETS

                                         INVESTMENTS   AVAILABLE-FOR     OTHER
                                             IN            SALE        FINANCIAL   2002    2001
                                         ASSOCIATES     INVESTMENTS     ASSETS     TOTAL   TOTAL
                                         -----------   -------------   ---------   -----   -----
                                                            (IN MILLIONS CHF)
Balance at January 1...................       7             11            47         65     104
Adoption of IAS 39.....................      --             --            --         --      15
Additions..............................      --             --            15         15      43
Disposals..............................      --             (7)           (5)       (12)    (35)
Fair value adjustments.................       1             13            --         14     (66)
Currency conversion adjustment.........      (2)            (2)           (8)       (12)      4
Balance at December 31.................       6             15            49         70      65
NET BOOK VALUE
Balance at January 1...................       7             11            47         65     104
BALANCE AT DECEMBER 31.................       6             15            49         70      65

     Investments in non-consolidated companies as of December 31, 2002 include ReGen Biologics Inc, Redwood City (USA), Tutogen Medical Inc, Clifton (USA), @Outcome Inc, Austin (USA), Orquest Inc, Mountain View (USA), Orthosoft Inc, Outremont (Canada), Leading KK, Tokyo (Japan), and publicly traded securities of Thoratec Inc, Berkley (USA) and Japan Lifeline Co. Ltd, Tokyo (Japan), held as non-current assets.

     The estimate of fair value as of December 31, 2002 resulted in a partial reversal of the impairment charge in the investment of Orquest Inc., amounting to CHF 13 million.

     Revaluation of fair value in 2001 consists of write-offs for the investments in Orquest Inc, ReGen, @Outcome, Japan Lifeline and Orthosoft Inc.

NOTE 18:  INVENTORIES

                                                  2002                         2001
                                       --------------------------   --------------------------
                                       GROSS                 NET    GROSS                 NET
                                       VALUE   ALLOWANCES   TOTAL   VALUE   ALLOWANCES   TOTAL
                                       -----   ----------   -----   -----   ----------   -----
                                                          (IN MILLIONS CHF)
Raw materials, supplies and
  consumables........................    45        --         45      63         (7)       56
Work in progress.....................    29        (2)        27      44         (2)       42
Finished products and trade
  merchandise........................   371       (91)       280     447       (134)      313
TOTAL INVENTORIES....................   445       (93)       352     554       (143)      411

     Obsolescence reserve decreased by CHF 10 million in 2002, and increased in 2001 and 2000 by CHF 75 and 35 million respectively. Write-offs of scrapped inventory against the allowance for obsolescence were CHF 18, 3 and 4 million in 2002, 2001, and 2000 respectively. The changes in inventory allowance due to acquisitions and disposals amount to CHF -10, 1 and 0 million in 2002, 2001 and 2000 respectively. The currency conversion adjustment effect on the inventory allowance was CHF -12, 0 and -2 million in 2002, 2001 and 2000 respectively. Costs of materials included in cost of sales were CHF 246, 254 and 243 million in 2002, 2001 and 2000 respectively.

                        CENTERPULSE AG AND SUBSIDIARIES

NOTE 19:  TRADE ACCOUNTS RECEIVABLES

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS
                                                                  CHF)
Gross trade accounts receivable.............................   312     332
Allowance for doubtful accounts.............................   (22)    (24)
TRADE ACCOUNTS RECEIVABLE...................................   290     308

     Bad debt expenses were CHF 1, 7 and 2 million at December 31, 2002, 2001 and 2000 respectively. Bad debt write-offs against the allowance were CHF 0, 1 and 1 million in 2002, 2001 and 2000 respectively.

NOTE 20:  PLEDGED ASSETS

     In 2002 in connection with the Senior Credit Facility Agreement described in note 28, to finance the hip and knee implant litigation as described in note 9, assets of the Company and its material subsidiaries have been pledged to the Security Agent. The total amount of pledged assets of Centerpulse Group is CHF
2.2 billion.

NOTE 21:  SHAREHOLDERS' EQUITY

     Outstanding shares with a nominal amount of CHF 30 each as of December 31, 2002 and 2001, amount to 11,791,790 and 9,933,556, respectively. The number of registered shares was increased by 1,822,408 shares in October 2002 through a capital increase via a tradable pre-emptive rights offering.

     The conditional share capital with a value of CHF 5,752,890 as of December 31, 2001 (original nominal value was CHF 6 million) was increased in 2002 by CHF
4.5 million to CHF 10,252,890. The conditional share capital was reduced due to shares and ADS options exercised between 1998 and 2002 to CHF 9,188,040. See also note 30.

     Amounts planned for dividend distribution by the Company's subsidiaries at December 31, 2002, 2001 and 2000 were approximately CHF 241 million, CHF 53 million and CHF 86 million, respectively.

     As discussed in note 9 and 28 the Company has made a number of customary representations and warranties under the senior credit facility agreement.

     Hereunder, the Company is not allowed to make any dividend payments as long as any amount is outstanding under the senior credit facility. Therefore, the Board of Directors proposes no dividend distribution.

NOTE 22:  NON-CURRENT BORROWINGS

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS
                                                                  CHF)
Loans from third parties....................................   486     13
Mortgage loans..............................................     6      6
Leasing commitments.........................................     1      2
TOTAL BORROWINGS............................................   493     21
Current portion.............................................    (6)    (1)
TOTAL NON-CURRENT BORROWINGS................................   487     20

     The increase in loans from third parties relates to the Senior Credit Facility Agreement as described in note 28.

                        CENTERPULSE AG AND SUBSIDIARIES

     Non-current borrowings will mature as follows:

                                                    THIRD-PARTY
                                                       LOANS      MORTGAGE    OTHER    TOTAL
                                                    -----------   ---------   ------   -----
                                                                  (IN MILLIONS CHF)
2004 -- 2007......................................      472           --         --     472
2008 and thereafter...............................        9            6         --      15
TOTAL NON-CURRENT BORROWINGS......................      481            6         --     487

NOTE 23:  PROVISIONS

                                      PERSONNEL    WARRANTIES,
                                       RELATED     LITIGATION    PROVISION     OTHER       2002    2001
                                      PROVISIONS      RISKS      FOR TAXES   PROVISIONS   TOTAL    TOTAL
                                      ----------   -----------   ---------   ----------   ------   -----
                                                                   (IN MILLIONS CHF)
Balance at January 1................       4          1,474         109         104        1,691     198
Changes in composition of Group.....      --             --          --          (5)          (5)      3
Increase............................       5             42          --          17           64   1,637
Unused amounts reversed.............      --             (1)         --          (6)          (7)     --
Utilization.........................      (1)        (1,333)        (11)        (22)      (1,367)   (141)
Currency conversion adjustment......      --           (110)         --         (15)        (125)     (6)
BALANCE AT DECEMBER 31..............       8             72          98          73          251   1,691
Current portion.....................       2             46          31          13           92     223
Non-current portion.................       6             26          67          60          159   1,468
BALANCE AT DECEMBER 31..............       8             72          98          73          251   1,691

     Personnel provisions are accrued to cover expenses arising primarily from grants, rewards for years of service, termination and pension benefits.

     The decrease in provisions for litigation risks in 2002 is related to the hip and knee implant litigation. The CHF 1,391 million (USD 828 million) provision recognized in 2001 related to the hip and knee implant litigation was reduced to CHF 43 million (USD 31 million) at December 31, 2002. USD 725 million were utilized with the payment of the obligation to the settlement trust. USD 72 million were utilized for other expenses in the context of the hip and knee implant litigation.

     "Other provisions" mainly relate to accrued deductible arising from insurance policies, and are also a result of the divestiture of various businesses in 1999 and 2002, in situations where the Company is involved in the procedure, as provided for in the contract, to determine the final selling price. Management believes that the recorded provisions are adequate.

NOTE 24:  CURRENT BORROWINGS

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS
                                                                  CHF)
Borrowings from third parties...............................   64      75
Reclassification of non-current borrowings..................    6      --
TOTAL CURRENT BORROWINGS....................................   70      75

                        CENTERPULSE AG AND SUBSIDIARIES

NOTE 25:  OTHER CURRENT AND ACCRUED LIABILITIES

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS
                                                                  CHF)
Notes payable...............................................     1       1
Social security contributions...............................     4       3
Assessed taxes payable......................................    14       5
Commissions payable.........................................    13      14
Other liabilities...........................................    50      53
Vacation and overtime claims................................    13      15
Salaries, wages and bonuses.................................    30      34
Corporate identity..........................................     3      15
Fair Value of derivative financial instruments..............     1       2
Other accruals..............................................    36      52
Total other current liabilities and accruals................   165     194

NOTE 26:  COMMITMENTS AND CONTINGENCIES

     The contractual commitments for future investments in property, plant, and equipment at December 31, 2002, 2001, and 2000 (for which funding will be needed in future years), were CHF 0, CHF 6 and CHF 3 million respectively.

     The future minimum rental commitments for operating leases at December 31 are:

                                                   2002                        2001
                                         -------------------------   -------------------------
                                         BUILDINGS   OTHER   TOTAL   BUILDINGS   OTHER   TOTAL
                                         ---------   -----   -----   ---------   -----   -----
                                                           (IN MILLIONS CHF)
Maturity: < 1 year.....................      4         3       7         5         2       7
Maturity: 1-5 years....................      5         4       9        11         5      16
Maturity: > 5 years....................     --         2       2        --         2       2
Total rental commitments...............      9         9      18        16         9      25

     Employees of the Company are required to respect local laws and regulatory guidelines in the course of their business activities. In the normal course of business, certain subsidiaries are involved in administrative and civil proceedings that could give rise to claims not covered, or only partly covered, by insurance. The effects of such proceedings on future earnings cannot be foreseen.

     The Company, Centerpulse USA Holding Co., and certain other material subsidiaries of the Company have guaranteed the full payment of amounts owing under the Senior Credit Facility, and have also guaranteed the performance of all other obligations thereunder, subject in all cases to certain limitations (including legal limitations under applicable law). Security has been given by the Borrower, the Company, Centerpulse USA Holding Co. and certain subsidiaries over certain of each company's tangible and intangible assets on a consolidated basis in the amount of CHF 2.2 billion.

     The Company is party to certain other legal actions arising in the ordinary course of its business. Provisions have been recorded for such litigation risks based on a best estimate. Because the judicial process for such cases is complex, management cannot estimate the amount of any additional losses which might be incurred in excess of the amounts provided, especially the legal cases related to the recalled Inter-Op hip shells and withdrawn tibial base plates.

                        CENTERPULSE AG AND SUBSIDIARIES

     In the opinion of management, the ultimate outcome of these situations will not have a material impact on the consolidated financial position and results of operations.

NOTE 27:  RETIREMENT BENEFIT PLANS AND EMPLOYEE COSTS

DEFINED CONTRIBUTION PLAN

     The Company has defined contribution plans which cover substantially all of its US employees and employees in other countries. The benefits of these plans relate to local customs and practices in the countries concerned. Company contributions to such plans for the years ended December 31, 2002, 2001 and 2000 were CHF 9 million, CHF 10 million, CHF 8 million respectively.

DEFINED BENEFIT PLANS

     Defined benefit plans covering employees of Centerpulse are in place in Switzerland, France and the United Kingdom up to the time of the disposal of Vascutek on November 14. Those in Switzerland and the United Kingdom cover employees of the Company in addition to employees of Sulzer. The assets and liabilities of these plans that relate to Company personnel have been determined based on actuarial valuations. The most recent actuarial valuations were performed on December 31, 2002.

PERSONNEL COSTS FOR DEFINED BENEFIT PLANS

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS
                                                                  CHF)
Current service costs of retirement benefit plans...........   (13)    (10)
Interest costs..............................................    (6)     (5)
Expected return on plan assets..............................     7       7
Employees contributions.....................................     5       4
Change in portion of over funding not capitalized...........    --      (2)
Personnel costs for defined benefit plans...................    (7)     (6)

     The actual return on assets was a loss of CHF 9 million in 2002 and a loss of CHF 7 million in 2001.

FUNDED STATUS

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS
                                                                  CHF)
Present value of funded obligations.........................  (132)   (134)
Fair value of plan assets(1)................................   122     148
Over/(under)funding.........................................   (10)     14
Actuarial gains (-) and losses..............................    10      10
Portion of overfunding not capitalized(2)...................    --     (24)
Overfunding reflected in the balance sheet..................    --      --
Long-term provision portion.................................    --      --
Asset portion...............................................    --      --

---------------

(1) The joint plan assets as of December 31, 2002, and 2001, include the amount of CHF 0 million and 17 million shares of Centerpulse Ltd which is about 0% and 0.4% of the total plan assets.

                        CENTERPULSE AG AND SUBSIDIARIES

(2) Legal requirements, particularly those of Switzerland, restrict the utilization of over funded contributions in legally separated benefit plans. Only amounts that will potentially reduce future pension costs are capitalized in the consolidated balance sheets.

     The actuarial weighted average assumptions used were as follows:

                                                              2002   2001
                                                              ----   ----
Discount rate...............................................  4.3%   4.5%
Long-term return on assets..................................  4.6%   5.1%
Salary increases............................................  2.3%   2.8%
Pension benefit increases...................................  1.3%   1.3%
Employee turnover...........................................  5.6%   5.3%
NUMBER OF EMPLOYEES COVERED BY DEFINED BENEFIT PLANS AS OF
  DECEMBER 31...............................................  770    769

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS
                                                                  CHF)
Employee costs
Salaries and wages..........................................   360     346
Fringe benefits.............................................    69      72
TOTAL PERSONNEL EXPENSES....................................   429     418

NOTE 28:  FINANCIAL INSTRUMENTS

     The balance sheet values of cash, cash equivalents and current accounts receivable and payable approximate their market values. In the case of the items below, the carrying value in the balance sheet and their market values at the closing date were as follows:

                                                             2002                2001
                                                       -----------------   -----------------
                                                       CARRYING    FAIR    CARRYING    FAIR
                                                        VALUE     VALUE      VALUE     VALUE
                                                       --------   ------   ---------   -----
                                                                  (IN MILLIONS CHF)
Available-for-sale investments and other financial
  assets.............................................      64        64        58        58
Non-current borrowings...............................    (493)     (493)      (21)      (21)

     With the adoption of IAS 39 as per January 1, 2001, the carrying value corresponds to the fair value excluding borrowings which continue to be at amortized costs.

     The fair value of investments in non-consolidated companies and other financial assets is based on quoted market prices for those of similar investments. For investments and other financial assets, which have no quoted market prices, a reasonable estimate of fair value was made using available market information and appropriate valuation techniques. The fair value of non-current borrowings is based on the current rates offered to the Company for debt of similar maturities. The estimates presented above on long-term financial instruments are not necessarily indicative of the amounts that would be realized in a current market exchange.

                                                        2002                          2001
                                             ---------------------------   ---------------------------
                                             NOTIONAL   CARRYING   FAIR    NOTIONAL   CARRYING   FAIR
                                              VALUE      VALUE     VALUE    VALUE      VALUE     VALUE
                                             --------   --------   -----   --------   --------   -----
                                                                 (IN MILLIONS CHF)
Foreign currency instruments
Forward exchange contracts (profit)........     86          2        2        39          1        1
Forward exchange contracts (-loss).........     68         (1)      (1)      209         (2)      (2)

                        CENTERPULSE AG AND SUBSIDIARIES

All hedges are classified as fair value hedges.

     The Group's sales are denominated in a variety of different currencies. The currency structure of costs deviates to some extent from the currency structure of sales. In order to manage the exposure to the risk of foreign exchange movements, the Group makes use of financial instruments such as forward contracts and options. These instruments are entered into with major financial institutions and typically expire within one year.

     The notional value indicates the volume of the open derivative positions at the balance sheet date. The determination of the fair value of open transactions is based, where possible, on quoted prices, or alternatively on other recognized valuation methods.

     Changes in fair values resulting from currency hedging of existing assets and liabilities are recognized in financial income. These gains and losses generally correspond to changes in the hedged balance sheet items.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash investments, foreign currency exchange contracts, and trade accounts receivable. The Company maintains cash and cash equivalents, investments and certain other financial instruments with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution. Financial transactions are spread over a number of financial institutions each of which has a high credit rating.

     The overall credit risk relating to derivatives at December 31, 2002 and 2001, amounted to CHF 2.1 and CHF 0.6 million, respectively. The credit risk measures the maximum exposure which would arise if the counter parties failed to meet their obligations. The outstanding financial market transactions have all been arranged with top-rated financial institutions, and there is no unreasonable concentration of risks.

     Concentration of credit risks with respect to trade accounts receivable is limited due to the large number of customers and their dispersion across many geographic areas. However, a significant proportion of trade accounts receivable is with national health care systems in several countries. Although the Company does not currently foresee a credit risk associated with these receivables, repayment is dependent upon the financial stability of those countries' national economies.

SUMMARY OF SENIOR CREDIT FACILITY AGREEMENT

     Centerpulse Ltd and Centerpulse Orthopedics Inc. have secured loans under a senior credit facility from a syndicate of lenders arranged by UBS Warburg Ltd, in an amount, initially, of USD 635 million, which has since been paid down to USD 331 million as per December 31, 2002. The senior credit facility agreement was executed on October 29, 2002. The entire drawings under the senior credit facility (less transaction costs) were applied in payment of the cash portion and cash in lieu of the convertible callable component of the Settlement Agreement on November 4, 2002.

     The senior credit facility consisted of two debt tranches: Tranche A of USD 250 million (thereof 63.5% repayable in Euros) and tranche B of USD 385 million (thereof 28.3% repayable in Euros). Tranche A has already been fully repaid. The tranche B loan is repayable on November 4, 2007, with nominal interim amortization payments equal to 0.25% of the initial tranche B loan due every 3-months.

     The applicable interest rate for the remaining loan is Libor plus 3.50% per annum.

     A commitment fee of 0.75% per annum was paid on the funding date in respect of the period from the commitment letter to the funding date.

                        CENTERPULSE AG AND SUBSIDIARIES

     This fee and all other loan related costs are recognized as financial expense over the period of repayment and at the equal ratio of repayments, respectively.

     The Group has guaranteed the full payment of amounts owing under the senior credit facility, and has also guaranteed the performance of all other obligations thereunder, subject in all cases to certain limitations (including legal limitations under applicable law). Security has been given over certain tangible and intangible assets of the Group.

     The security interests granted by the Group to the United States Department of Justice under the Medicare Settlement against the Group are subordinated to the security interests of the senior banks under the senior credit facility, under an intercreditor agreement with the senior banks.

     All loans under the senior credit facility require prepayments under certain conditions (with certain exceptions), including (i) in full upon demand following a change of control (defined as a person or group acquiring more than 35% of the voting share capital), (ii) upon the receipt of proceeds of asset disposals (subject to certain reinvestment rights), (iii) from 50% of excess cash flow (payable at delivery of audited accounts for each financial year),
(iv) from the net proceeds of insurance claims (subject to the ability to repair or replace the damaged assets) and (v) from 50% of the proceeds of any equity or equity-linked issuances after the funding date.

     Centerpulse may voluntarily prepay all or a portion of the senior credit facility at anytime subject to notice and minimum amounts.

     The Group has made a number of customary representations and warranties for a credit arrangement of that type. The senior credit facility is also subject to customary affirmative and negative covenants and restrictions. The financial covenants include ratios involving EBITDA, net cash flow, financial indebtedness, interest expense and mandatory repayments, all as defined by the Senior Credit Facility Agreement. Further, the documentation contains the usual events of default.

NOTE 29:  TRANSACTIONS WITH RELATED PARTIES

     At the Annual General Meeting of Sulzer on April 19, 2001 the Shareholders approved the proposed separation of Sulzer and SulzerMedica into two fully independent quoted companies. The separation was effected on July 10, 2001. Transactions after the spin-off between the Company and Sulzer and its subsidiaries are summarized below.

     On October 30, 2002 the Company and Sulzer entered into an Amendment to the Umbrella Agreement dated July 4, 1997, under which it was decided that the Company pays an account settlement to Sulzer for the usage right for the trademark, corporate name and/or trade name of Sulzer in the amount of CHF 1,772,000. No additional royalties will have to be paid by Centerpulse and its affiliates after October 30, 2002.

     Certain research and development activities were performed centrally by Sulzer Markets and Technology Ltd., a subsidiary of Sulzer. Under various cost sharing agreements the cost of such activities was charged to the companies, which benefit directly therefrom. Direct research and development services charged to the Company are separately disclosed in the table at the end of note
29. Exploratory research and development charges allocated to the Company are disclosed under selling, general and administrative expense in the table at the end of note 29.

     The Company has agreed to indemnify certain suppliers for liability claims, which may be made against them in connection with the incorporation of their products into Centerpulse products.

     The Company has insurance coverage for product liability under an umbrella insurance policy for all its subsidiaries.

                        CENTERPULSE AG AND SUBSIDIARIES

     All transactions have been consistent with arm's length principles according to the Umbrella Agreement entered into by the Company with Sulzer during 1997.

     Based on the Separation Agreement of July 6, 2001 the Shareholders approved the proposed new name "Centerpulse" at the Annual Shareholder' Meeting on May 17, 2002. The renaming process is already finalized for the Holding Centerpulse AG and most of its subsidiaries.

     In 2002, the total remuneration for the Board of Directors approximated CHF
1.7 million (in 2001: CHF 1.3 million). Board members receive a substantial portion of their fees in the form of shares or stock options.

     Transactions between the Company and Sulzer and its subsidiaries amounted to:

                                                              2002   2001(1)   2000
                                                              ----   -------   ----
                                                                (IN MILLIONS CHF)
TOTAL SALES OF CENTERPULSE PRODUCTS.........................  --        9       19
Rent and maintenance of buildings...........................  --       (2)      (5)
Selling, general and administrative expense.................  --       (2)      (4)
Research and development expense............................  --       (2)      (3)
TOTAL COSTS.................................................  --       (6)     (12)
TOTAL INTEREST INCOME.......................................  --        2        3

---------------

(1) Until July 10, 2001, Centerpulse was part of the Sulzer Group

     Balances with Sulzer and its subsidiaries amounted to:

                                                              2002   2001(1)   2000
                                                              ----   -------   ----
                                                                (IN MILLIONS CHF)
Assets
Current accounts receivable.................................   --       --       5
Cash and cash equivalents...................................   --       --      98
TOTAL ASSETS................................................   --       --     103
Liabilities
Current borrowings..........................................   --       --       3
Current accounts payable....................................   --       --       4
TOTAL LIABILITIES...........................................   --       --       7

---------------

(1) Until July 10, 2001, Centerpulse was part of the Sulzer Group

NOTE 30:  MANAGEMENT STOCK OPTION PLAN

     Movements in the number of shares and ADS options outstanding are as follows:

                                                              2002           2001           2000
                                                            OPTIONS        OPTIONS        OPTIONS
                                                            -------        -------        -------
At the beginning of the year............................     344,463       177,472        126,458
Granted.................................................     215,900       233,943         74,048
Exercised...............................................     (35,495)         (199)        (7,674)
Cancelled or expired....................................    (102,443)      (66,753)       (15,360)
AT THE END OF THE YEAR..................................     422,425       344,463        177,472

                        CENTERPULSE AG AND SUBSIDIARIES

     Share options outstanding at the end of the year have the following terms:

                       WEIGHTED AVERAGE REMAINING   WEIGHTED AVERAGE EXERCISE    2002      2001      2000
GRANT YEAR             CONTRACTUAL LIFE IN YEARS       PRICE PER SHARE/ADS      OPTIONS   OPTIONS   OPTIONS
----------             --------------------------   -------------------------   -------   -------   -------
1997(1)..............              --                                  --            --    17,440    22,958
1998.................             0.3                   CHF 365/USD 24.28        16,640    24,293    31,819
1999.................             1.3                   CHF 286/USD 19.36        30,419    43,710    54,703
2000.................             2.3                   CHF 358/USD 21.99        38,783    54,119    67,992
2001.................             8.5                   CHF 180/USD 12.00       139,045   204,901        --
2002.................             9.3                   CHF 145/USD  8.38       197,538        --        --
TOTAL................                                   CHF 181/USD 13.19       422,425   344,463   177,472

---------------

(1) expired in July 2002

INCENTIVE PLANS AND STOCK OWNER PLANS

     Since the initial public offering of its Shares in 1997, the Company has had stock option plans in place for the members of its Board of Directors, the Executive Committee and certain key employees of Centerpulse, including its senior management.

     The 1997 SulzerMedica Management Stock Option Plan (the "1997 Stock Option Plan") provided for the grant of options for Shares or ADSs (one option covering one Share or 10 ADSs) with an exercise price set at the time of the grant and equivalent to the average trading price of the Shares or ADSs during the ten trading days prior to the date of grant. The last options under the 1997 Stock Option Plan were granted in April 2000. The options expire five years after the date of grant. No option may be exercised during the first year after it was granted. Thereafter, options may be exercised each year in respect of a maximum of 25% of the Shares or ADSs.

     In November 2000, the Company approved the SulzerMedica 2001 Stock Option Plan (the "2001 Stock Option Plan"), which became effective January 1, 2001. A maximum of 125,000 Shares (or 1,250,000 ADSs) are available under the 2001 Stock Option Plan. The Management Development & Compensation Committee of the Board of Directors determines the exercise price and the vesting conditions at the time of grant. The options expire ten years after the date of grant.

     In July 2001, the Company approved the Sulzer Medica 2001 Long-Term Stock Option Plan (the "Long-Term Plan"), which became effective August 1, 2001. A maximum of 250,000 shares (or 2,500,000 ADSs) are available under the Long-Term Plan. As with the 2001 Stock Option Plan, the exercise price and the vesting conditions are determined by the Management Development & Compensation Committee of the Board of Directors at the time of grant. The options expire 10.5 years after the date of grant.

     Under the stock option plans, options were and generally are granted once annually, in April, but may also be granted to new employees during the year. Options under the plans are sourced from conditional share capital pursuant to
Article 3a of the Company's Articles of Incorporation or from secondary Shares.

     Options under these plans are sourced from up to 350,000 shares (or 3,500,000 ADSs) of authorized, but un-issued registered shares of Centerpulse AG.

     Based on the capital increase of Centerpulse Ltd in October 2002 a proposal to adjust the price of the stock contained in the Management Stock Option Plan
(MSOP) has been approved by the Management Development & Compensation Committee of the Board of Directors in December 2002. The strike price reduction was in the range of 3% to 10%. The different percentage adjustment of the strike prices was linked to the different parameters of the individual plans.

                        CENTERPULSE AG AND SUBSIDIARIES

NOTE 31:  DIFFERENCES BETWEEN IFRS AND US GAAP

     The Group's consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS), which differ, in certain material respects from accounting principles generally accepted in the United States of America (U.S. GAAP).

     Reconciliation of IFRS and U.S. GAAP net income:

                                                              2002    2001    2000
                                                              ----   ------   ----
                                                               (IN MILLIONS CHF)
NET INCOME/(NET LOSS) UNDER IFRS............................  337    (1,193)  190
Impact of in-process research and development cost on
  goodwill(1)...............................................   10        11    11
Impact of impairment charge on intangibles(2)...............   (3)       17   (13)
Impact of goodwill amortization(3)..........................   50        --    --
Impairment reversal(4)......................................  (13)       --    --
Recognized loss on sale of discontinued operations(5).......  (42)       --    --
Employee benefits(6)........................................  (24)        3     1
Option re-pricing(7)........................................  (17)       --    --
Deferred tax effect on U.S. GAAP adjustments................    5        --    --
NET INCOME/(NET LOSS) UNDER U.S. GAAP.......................  303    (1,162)  189
thereof net income/(net loss) from continuing operations....  124    (1,104)  146
thereof net income/(net loss) from discontinuing
  operations................................................  179       (58)   43

---------------

(1) IMPACT OF IN-PROCESS RESEARCH AND DEVELOPMENT COST ON GOODWILL
    In accordance with IAS 22, the amount of "in-process research and development" included in the purchase price of acquisitions is considered a form of goodwill which the Company amortizes over a twenty-year period. U.S. GAAP requires the entire "in-process research and development" amount to be expensed in the year of acquisition. This difference reverses over the twenty-year period in which goodwill is amortized under IFRS. In 2002, CHF 10 million of this difference was reversed (2001: CHF 11 million).

(2) IMPACT OF IMPAIRMENT CHARGE ON INTANGIBLES
    U.S. Statement of Financial Accounting Standards No. 121 (FAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" provides that an impairment is evaluated based on expectations of undiscounted cash flows. This test according to U.S. GAAP determined that in 2001 and 1999 no impairment had occurred and no impairment charges were recognized. This difference reverses over the remaining period in which these definite-lived intangible assets are amortized under IFRS.

(3) IMPACT OF GOODWILL AMORTIZATION
    As of January 1, 2002, the Group adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and other Intangible Assets". SFAS 142 requires that all goodwill and other intangible assets existing on implementation on January 1, 2002 be tested for impairment on an annual basis. From January 1, 2002 goodwill and intangible assets deemed to have an indefinite useful life are no longer amortized on a regular basis. For the purpose of the reconciliation to U.S. GAAP, goodwill was generally amortized through the income statement over an estimated useful life of 20 years up to December 31, 2001. Therefore, there was no amortization charge in 2002 under U.S. GAAP. The corresponding reversal of the regular goodwill amortization under IFRS resulted in an additional income in the U.S. GAAP reconciliation of CHF 50 million for 2002.

                        CENTERPULSE AG AND SUBSIDIARIES

(4) IMPAIRMENT REVERSAL
    Statement of Financial Accounting Standards No. 115 (FAS 115) "Accounting for Certain Investments in Debt and Equity Securities", does not allow the reversal of an impairment loss for subsequent increases in the fair value of a financial asset.

    Under IAS 39 the impairment on a previously impaired financial asset is reversed in the net profit or loss of the period upon subsequent recovery in fair value of the asset.

(5) RECOGNIZED LOSS ON SALE OF DISCONTINUED OPERATIONS
    Due to difference between IFRS and U.S. GAAP in the treatment of impairment charges and goodwill amortization described under (b) and (c) of the reconciliation of shareholders' equity the gain on sale of disposals, as disclosed in note 11, is reduced by CHF 42 million.

(6) EMPLOYEE BENEFITS
    U.S. Statement of Financial Accounting Standards No. 87 (FAS 87) "Employer's Accounting for pensions" does not provide for an impairment test for the overfunding of pension plans. The change of the amount of the overfunding is shown in the income statement.

(7) OPTION RE-PRICING
    If the exercise price of a fixed stock option award is subsequently reduced, Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation and interpretation of APB Opinion No. 25", requires that the option award be accounted for as variable from the date of the modification to the date the award is exercised, is forfeited or expires unexercised. As discussed in the reconciliation of net income, the company records compensation expense or recovery for modified options calculated as (the amount of) the change in the intrinsic value of the options from the time of the modification to the date the modified option is exercised, forfeited or expires.

     The principal differences between IFRS and U.S. GAAP are presented on pages F-115 -- F-117 with explanations of certain adjustments that affect consolidated shareholders' equity as of December 31, 2002 and 2001.

RECONCILIATION OF SHAREHOLDERS' EQUITY

                                                              2002    2001
                                                              -----   ----
                                                              (IN MILLIONS
                                                                  CHF)
SHAREHOLDERS' EQUITY UNDER IFRS.............................  1,270    784
Impact of in-process research and development cost on
  goodwill(a)...............................................   (138)  (177)
Exceptional write-down on intangibles(b)....................    175    241
Impact of goodwill amortization(c)..........................     50     --
Impairment reversal(d)......................................    (13)    --
Employee benefits(e)........................................     --     24
Option re-pricing(f)........................................    (17)    --
Deferred taxes(g)...........................................      5     --
SHAREHOLDERS' EQUITY UNDER U.S. GAAP........................  1,332    872

---------------

(a)  IN-PROCESS RESEARCH & DEVELOPMENT
     As discussed in the reconciliation of net income, the amount: "in-process research and development" is expensed in the year of acquisition. This difference reverses over the period in which goodwill is amortized under IFRS.

(b)  INTANGIBLES
     As discussed in the reconciliation of net income, the impairment charge to goodwill and existing technology was not recognized under FAS 121.

                        CENTERPULSE AG AND SUBSIDIARIES

                                   ORTHOPEDICS   SPINE-TECH    DENTAL    CARDIOVASCULAR
                                    DIVISION      DIVISION    DIVISION      DIVISION      TOTAL
                                   -----------   ----------   --------   --------------   -----
                                                        (IN MILLIONS CHF)
JANUARY 1, 2002..................      44            714        120            188        1,066
Additions........................      --             --         --             --           --
Impairment losses................      --             --         --             --           --
Goodwill written off related to
  disposals......................      --             --         --           (165)        (165)
Translation effects..............      --           (120)       (20)            (3)        (143)
DECEMBER 31, 2002................      44            594        100             20          758

---------------

(c)  GOODWILL
     U.S. Statement of Financial Accounting Standards No. 142 (FAS 142) "Goodwill and other Intangible Assets" does not require goodwill to be amortized after January 1, 2002. Under IFRS the Group continues to amortize goodwill.

     The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows:

     Reported net income was CHF 303; (1,162) and 189 million in 2002, 2001 and 2000 respectively. Adding back the goodwill amortization of CHF 0, 59 and 41 million in 2002, 2001 and 2000 respectively, results in Pro forma net income of CHF 303, (1,103) and 230 million, respectively.

     The Group estimates that the aggregate amortization expense for intangibles subject to amortization for each of the five succeeding financial years will not materially differ from the current aggregate amortization expense.

(d)  IMPAIRMENT REVERSAL
     At the end of 2001 the investment in Orquest was impaired and USD 11 million written off.

     Evidence of a take-over of Orquest by DePuy AcroMed resulted in the estimate that a substantial part of the impairment is no longer justified. CHF 13 million was reversed in line with IAS 39. U.S. GAAP does not allow the reversal of an impairment of a financial asset.

(e)  EMPLOYEE BENEFITS
     IAS 19 (revised 1998) "Employee benefits", effective as of January 1, 1999, limits the benefit amount of plan assets to be recognized to the realizable economic future benefit.

     U.S. GAAP Financial Accounting Standard No. 87 (FAS 87), "Employers' Accounting for pensions," does not provide for an impairment test for the over funding of pension plans, as such the amount of the over-funding is recognized as an asset.

(f)  OPTION RE-PRICING
     As discussed in the reconciliation of net income, the company records compensation expense or recovery for modified options calculated as (the amount of) the change in the intrinsic value of the options from the time of the modification to the date the modified option is exercised, forfeited or expires.

(g)  DEFERRED TAXES
     In the consolidated financial statements, deferred tax assets and liabilities are classified as long-term and have been presented as such in the assets and liabilities sections of the balance sheet. This presentation is in accordance with IAS 12, "Income taxes." U.S. GAAP Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes," provides that deferred taxes must be separated into a current and a non-current amount based on the classification of the related asset or liability.

                        CENTERPULSE AG AND SUBSIDIARIES

     The presentation of deferred tax assets and liabilities in accordance with FAS 109 at December 31 would be as follows:

                                           2002                                            2001
                       ---------------------------------------------   ---------------------------------------------
                                  NON-                      NON-                  NON-                      NON-
                       CURRENT   CURRENT     CURRENT       CURRENT     CURRENT   CURRENT     CURRENT       CURRENT
                       ASSETS    ASSETS    LIABILITIES   LIABILITIES   ASSETS    ASSETS    LIABILITIES   LIABILITIES
                       -------   -------   -----------   -----------   -------   -------   -----------   -----------
                                                             (IN MILLIONS CHF)
Deferred taxes.......    216       592         14            17          243       679         15            20
Valuation allowance..    (68)     (187)        --            --          (69)     (194)        --            --
TOTAL DEFERRED
  TAXES..............    148       405         14            17          174       485         15            20

     This difference relating to deferred taxes does not result in a reconciling adjustment to shareholders' equity as of December 31, 2002 and 2001 between IAS and U.S. GAAP.

(h) OPERATING INCOME BEFORE GOODWILL AMORTIZATION AND EXCEPTIONAL ITEMS Disclosure of operating income before exceptional items and goodwill amortization is not permitted under U.S. GAAP. The exceptional items, goodwill amortization and non-operating expenses would be included in the determination of operating income under U.S. GAAP.

(i)  OPERATING INCOME
     Operating income under IFRS also consists of the income from discontinuing operations. Under U.S. GAAP, this income from the grafts and stents businesses in 2002 would not be included in the operating income. It would be shown below the operating income as income from discontinuing operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has recently issued several new accounting standards, including SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", SFAS 146 "Accounting for Costs Associated with Exit or Disposal Activities", which will be effective for periods beginning on or after January 1, 2003. The Group is currently determining the effect, if any, these new standards cause divergences from its Consolidated Financial Statements.

     FASB interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", was issued in November 2002. This Interpretation provides further guidance for the disclosure and accounting for guarantees. The disclosure provisions have been adopted for the year ended December 31, 2002. In accordance with the Interpretation, all guarantees entered into after December 31, 2002 are required to be recognized as a liability at fair value. This new Interpretation is not expected to have a material impact on the Group's consolidated financial statements.

     FASB interpretation No. 46 "Consolidation of Variable Interest Entities". This new Interpretation is not expected to have a material impact on the Group's consolidated financial statements.

     The Group adopted SFAS No. 141 for all business combinations after June 30, 2001. This standard requires that all business combinations be accounted for using the purchase method, and it further clarifies the criteria for recognition of intangible assets separately from goodwill. Since June 30, 2001, there have been no material business combinations.

     Effective January 1, 2002 the Group adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets". This standard supersedes and amends existing accounting literature related to the impairment and disposal of long-lived assets.

                        CENTERPULSE AG AND SUBSIDIARIES

NOTE 32:  SUBSEQUENT EVENTS

     On January 21, 2003 the Group announced the closing of the sale of its Corbomedics Inc. and Mitroflow Inc. mechanical and tissue heart valve business to Italian device company Snia s.p.A for total consideration of USD 116 million. The purchase price consists of cash consideration of USD 80 million, and a subordinated note with a principal amount of USD 36 million. The sale of Carbomedics and Mitroflow is the third and final step in Centerpulse's plan to divest its cardiovascular interests.

     In January 2003 the group announced that Mr. G.-P. Ondo, Head of Group Risk Management and Member of the Executive Board, has left the company to pursue other interests.

NOTE 33:  SUBSEQUENT EVENTS (UNAUDITED)

     As noted and further discussed in Note 9, the Company stated that, as of April 11, 2003, the Claims Administrator for the Trust had received 4,362 claim forms in relation to hip implants and tibial base plates and 150 claim forms for reprocessed hip implants. The Claims Administrator has determined that for these classes of claims, 3,795 and 119 respectively are likely to be valid. It is not known at present how many more claims will be made or whether the remaining and future claims are valid and hence how many will qualify for settlement. Claims processing will continue throughout 2003, 2004 and 2005.

     Those class plaintiffs who opted out of the Settlement Agreement may still bring claims against the Company. As of April 11, 2003, of the original 136 persons opted out of the Settlement Agreement, at present 36 patients implanted with an affected product remain unresolved, of which one is known to have undergone revision surgery, and thus represent the highest claimant compensation category under the Settlement Agreement, 37 have not undergone revision surgery; and the status of four is unknown.

     On March 20, 2003, the Boards of Directors of Smith & Nephew plc ("Smith & Nephew") and Centerpulse announced that they have agreed to a business combination transaction between the two companies (the "Transaction").

     The Transaction is proposed to be effected by Smith & Nephew Group plc (a new holding company of Smith & Nephew to be formed for the purposes of the Transaction) ("Smith & Nephew Group Holding") making tender offers for each of Centerpulse and InCentive Capital AG, a shareholder of the Company that holds, or has the right to hold, approximately 19% of the issued shares of Centerpulse.

     Pursuant to the Transaction, it is contemplated that Smith & Nephew shareholders will exchange their Smith & Nephew shares for shares in Smith & Nephew Group Holding, on a one-for-one basis, by means of a court-approved reorganization.

     It is further contemplated in the Transaction that Smith & Nephew Group Holding will offer 25.15 new Smith & Nephew Group Holding shares and CHF 73.42 in respect of each Centerpulse share so that Centerpulse and InCentive shareholders will collectively own 24% of the combined group. Centerpulse and InCentive shareholders (the latter in respect of InCentive's holding in Centerpulse) would also be offered a Collective Mix and Match Facility whereby they may elect to receive more or less cash to the extent that other Centerpulse or InCentive shareholders have elected to receive more or fewer new Smith & Nephew Group Holding shares.

     The Centerpulse tender offer has been unanimously recommended by the Centerpulse Board of Directors.

     The Centerpulse tender offer is conditional on, among other things, approval of Smith & Nephew's shareholders, regulatory clearances, court approval of the Smith & Nephew holding company reorganization and the effectiveness of the reorganization.

     The Transaction is expected to be completed at the end of July 2003.

                        CENTERPULSE AG AND SUBSIDIARIES

                UNAUDITED INTERIM CONSOLIDATED INCOME STATEMENT

                                                                         THREE MONTHS
                                                                       JANUARY -- MARCH
                                                                      -------------------
                                                                                 2002
                                                              NOTES   2003    RESTATED(1)
                                                              -----   -----   -----------
                                                                       (IN MILLIONS CHF,
                                                                       EXCEPT SHARE/ ADS
                                                                             DATA)
NET SALES...................................................    2       318       321
Cost of Sales...............................................           (104)     (103)
GROSS PROFIT................................................            214       218
Selling, general and administrative expense.................           (131)     (133)
Research and development expense............................            (19)      (19)
Other operating income/expense..............................              1         0
Goodwill amortization.......................................            (10)      (11)
Exceptional operating items.................................              0         0
Operating income from discontinued operations...............    3         0         4
Gain on sale of discontinued operations.....................    5        18         0
OPERATING INCOME............................................    2        73        59
Financial income/expense....................................             (9)       (1)
Other non-operating income/expense..........................             (5)        0
INCOME BEFORE TAXES.........................................             59        58
Taxes.......................................................            (14)      (14)
INCOME BEFORE MINORITY INTERESTS............................             45        44
Minority interests..........................................             (1)        0
NET INCOME..................................................             44        44
Basic earnings per share....................................           3.72      4.42
Basic earnings per ADS......................................           0.37      0.44
Diluted earnings per share..................................           3.71      4.41
Diluted earnings per ADS....................................           0.37      0.44
Number of shares outstanding ('000s)........................          11825      9945

---------------

(1) Restated to segregate operating income and expenses of the discontinued operations from continuing operations.

     The accompanying notes are an integral part of these financial statements.

                        CENTERPULSE AG AND SUBSIDIARIES

                  UNAUDITED INTERIM CONSOLIDATED BALANCE SHEET

                                                                                 DECEMBER 31
                                                                      MARCH 31      2002
                                                              NOTES     2003     RESTATED(1)
                                                              -----   --------   -----------
                                                                        (IN MILLIONS CHF)
                                           ASSETS
Intangible assets...........................................             562         577
Property, plant and equipment...............................             184         183
Investments and other financial assets......................              59          70
Deferred income taxes.......................................             537         529
Non-current assets of discontinued operations...............    3          0          56
TOTAL NON-CURRENT ASSETS....................................            1342        1415
Inventories.................................................             306         317
Trade accounts receivables..................................             306         266
Other accounts receivable and prepaid expenses..............             113          73
Cash and cash equivalents...................................             153         194
Current assets of discontinued operations...................    3          0          73
TOTAL CURRENT ASSETS........................................             878         923
TOTAL ASSETS................................................            2220        2338
Equity and liabilities
SHAREHOLDERS' EQUITY........................................            1314        1270
MINORITY INTERESTS..........................................               9           8

                                        LIABILITIES
Non-current borrowings......................................    7        353         477
Deferred income taxes.......................................              18          19
Non-current provisions......................................             159         159
Other non-current liabilities...............................               1           2
Non-current liabilities of discontinued operations..........    3          0          12
TOTAL NON-CURRENT LIABILITIES...............................             531         669
Current borrowings..........................................              72          70
Current provisions..........................................    6         82          89
Trade accounts payable......................................              52          59
Other current and accrued liabilities.......................             160         156
Current liabilities of discontinued operations..............    3          0          17
TOTAL CURRENT LIABILITIES...................................             366         391
TOTAL LIABILITIES...........................................             897        1060
TOTAL EQUITY AND LIABILITIES................................            2220        2338

---------------

(1) Restated to segregate assets and liabilities of the discontinued operations from continuing operations.

     The accompanying notes are an integral part of these financial statements.

                        CENTERPULSE AG AND SUBSIDIARIES

             UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
                              SHAREHOLDERS' EQUITY

                                                   ADDITIONAL              CUMULATIVE
                                          SHARE     PAID-IN     RETAINED   TRANSLATION   TREASURY
                                         CAPITAL    CAPITAL     EARNINGS   ADJUSTMENT     STOCK     TOTAL
                                         -------   ----------   --------   -----------   --------   -----
                                                                (IN MILLIONS CHF)
DECEMBER 31, 2001......................    300        769         (427)        158         (16)      784
Increase in treasury stock.............      0          0            0           0           0         0
Options exercised......................      0          0            0           0           0         0
Net income.............................      0          0           44           0           0        44
Currency translation adjustments.......      0          0            0          (1)          0        (1)
Comprehensive income(1)................      0          0           44          (1)          0        43
MARCH 31, 2002.........................    300        769         (383)        157         (16)      827
DECEMBER 31, 2002......................    356        954          (90)         67         (17)     1270
Increase in treasury stock.............      0          0            0           0           1         1
Options exercised......................      1          3            0           0           0         4
Net income.............................      0          0           44           0           0        44
Currency translation adjustments.......      0          0            0          (5)          0        (5)
Comprehensive income(1)................      0          0           44          (5)          0        39
MARCH 31, 2003.........................    357        957          (46)         62         (16)     1314

---------------

(1) Comprehensive income includes changes in equity, other than those arising from investment by owners, distributions to owners.

   The accompanying notes are an integral part of these financial statements.

                        CENTERPULSE AG AND SUBSIDIARIES

              UNAUDITED INTERIM CONSOLIDATED CASH FLOW STATEMENTS

                                                                 THREE MONTHS
                                                                JANUARY-MARCH
                                                              ------------------
                                                                        2002
                                                              2003   RESTATED(1)
                                                              ----   -----------
                                                              (IN MILLIONS CHF)
Net income..................................................    45        43
Minority interests..........................................     1         0
Gain on sale of discontinued operations.....................   (18)        0
Depreciation and amortization...............................    24        28
Change in provisions........................................    (5)      (38)
Change in net current assets and long-term receivables......   (52)      (31)
Other non-cash items, net...................................    (2)       (2)
Operating cash flow from discontinued operations............     5        (2)
CASH FLOW FROM OPERATING ACTIVITIES.........................    (2)       (2)
Purchase/sale of intangible assets..........................     0        (2)
Purchase/sale of tangible assets............................   (12)      (20)
Acquisitions including minority investments.................    (1)      (16)
Proceeds from divestitures..................................    93         0
Purchase/sale of long-term financial assets.................     1         3
Cash flow from investing activities from discontinued
  operations................................................    (1)        1
CASH FLOW FROM INVESTING ACTIVITIES.........................    80       (34)
Proceeds from issuance of share capital.....................     4         0
Change in treasury stock....................................     1         0
Change in borrowings........................................  (120)        4
Dividends...................................................     0         0
Cash flow from financing activities from discontinued
  operations................................................     0         0
CASH FLOW FROM FINANCING ACTIVITIES.........................  (115)        4
Net effect of currency translation on cash and cash
  equivalents...............................................    (9)        0
CHANGE IN CASH AND CASH EQUIVALENTS.........................   (46)      (32)
Cash and cash equivalents at end of prior period............   199       156
Cash and cash equivalents at end of period..................   153       124

---------------

The discontinued operations paid out CHF 85 million dividends to the group in 2003 and CHF 7 million in 2002.

(1) Restated to segregate cash flow from operations, investing and financing activities of the discontinued operations from continuing operations.

   The accompanying notes are an integral part of these financial statements.

                        CENTERPULSE AG AND SUBSIDIARIES

        NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES

     These consolidated financial statements are prepared in accordance with IAS 34 "Interim Financial Reporting." The accounting policies used in the preparation of the consolidated financial statements are consistent with those used in the annual financial statements for the year ended December 31, 2002.

     The business of Centerpulse faces a moderate level of seasonality. Due to the holiday season in Europe during the third quarter, the period July to September is typically the weakest within the year.

     Income tax expense is recognized based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

     The consolidated financial statements should be read in conjunction with Centerpulse's 2002 annual consolidated financial statements.

2.  SEGMENT INFORMATION

     In 2002 the Group changed its reporting structure from two segments to four segments. Since the change the Group's business has been managed on a worldwide basis and structured into four operating segments. The Orthopedics Division develops, manufactures and distributes hip, knee and other orthopedic implants. The Spine-Tech Division develops and distributes spinal implants. The Dental Division develops, manufactures and distributes dental implants.

     Discontinued operations consist of the Cardiovascular Division, which develops, manufactures and distributes heart valves including repair products, vascular grafts and stents. The sale of the Cardiovascular Division has been completed on January 21, 2003.

     Subsequent to this divestment the company comprises of the three remaining global businesses (Orthopedics, Spine-Tech and Dental).

     The Group's further operating activities consist of biologic activities and Group management, including the costs of holding, financing and managing Centerpulse.

                              SEGMENT INFORMATION

                                                                         BIOLOGICS
                                   ORTHOPEDICS   SPINE-TECH    DENTAL    AND GROUP   DISCONTINUED
                                    DIVISION      DIVISION    DIVISION     MGT.       OPERATIONS    TOTAL
                                   -----------   ----------   --------   ---------   ------------   -----
                                                        (UNAUDITED; IN MILLIONS CHF)
THREE MONTHS ENDED MARCH 31, 2002
Sales............................      242           48          31          0            --         321
Operating income/loss............       61            1           2         (9)            4          59
Depreciation and amortization....       13           12           3          0             5          33

THREE MONTHS ENDED MARCH 31, 2003
Sales............................      247           41          30          0            --         318
Operating income/loss............       65           (3)          2         (8)           17          73
Depreciation and amortization....       11           10           3          0             1          25

---------------

Sales of discontinued operations was CHF 7 million in 2003 and CHF 65 million in 2002.

3.  DISCONTINUED OPERATIONS

     On June 12, 2002 the Group announced its plans to divest of the Cardiovascular Division and to focus on its core businesses orthopedics, spine and dental. On November 7, 2002, the Group announced the closing

                        CENTERPULSE AG AND SUBSIDIARIES

                  NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

of the sale of IntraTherapeutics, Inc. to ev3 Inc., a portfolio company of private equity firms Warburg Pincus LLC and The Vertical Group. On November 18, 2002, the Group announced the closing of the sale of Vascutek Ltd. to Terumo Corporation of Japan. On January 21, 2003, the Group announced the closing of the sale of Carbomedics, Inc. and Mitroflow Corp. to Italian medical device company Snia S.p.A. With the sale of Carbomedics and Mitroflow the divestiture of the Cardiovascular Division was completed.

     The impact of the business divested in January 2003 on the consolidated financial statements was as follows: Sales CHF 7 million, Operating income CHF 0 million, Taxes CHF 1 million, Assets CHF 92 million, thereof Cash 1 million, Liabilities CHF 26 million.

4.  ACQUISITIONS

     In January 2003 the Dental Division has set up a new direct sales operation in Spain. The two former distributors for Dental in Spain, Guidance Dental S.L. and Miladental S.A., have been merged into the new company Center-pulse Dental Iberica S.L. For this purpose the Group acquired Guidance Dental for a purchase price consideration of EUR 1.4 million and integrated Miladental into the new company.

     Total assets acquired amounted to EUR 0.8 million, thereof cash EUR 0.04 million, and total liabilities amounted to EUR 0.7 million.

     The effect on sales from the acquisition is not material.

     No acquisitions took place in the 1st quarter 2002.

5.  GAIN ON SALE OF DISCONTINUED OPERATIONS

     The pre-tax gain on the sale of the Cardiac Care business in January 2003 amounts to CHF 18 million. The USD 36 million subordinated loan which was part of the purchase price remains in the balance sheet in "Other accounts receivable and prepaid expenses."

6.  PROVISIONS

     No major change in provisions were booked in the 1st quarter 2003 with the exception of CHF 18 million provisions used in the context of the US implant litigation as well as CHF 5 million additional provisions for cost to come for legal and financial consulting services related to the planned merger of Smith & Nephew and Centerpulse.

7.  SENIOR CREDIT FACILITY/NON-CURRENT BORROWINGS

     The Senior Credit Facility of USD 331 million as per December 31, 2002 has since been paid down to USD 250 million as per March 31, 2003. The installments were primarily funded by the cash proceeds from the disposal of Carbomedics and Mitroflow in January 2003. Non-current borrowings have been reduced accordingly in the 1st quarter of 2003 to CHF 353 million from 477 million at the end of 2002.

8.  SUBSEQUENT EVENTS

     On March 20, 2003 the Boards of Smith & Nephew and Centerpulse announced their intention to combine both organizations to a leading global orthopedics company. The public tender offer for all outstanding shares of Centerpulse was published on April 25, 2003. The offer period lasts until June 24, 2003. The settlement of the transaction is expected for July 25.

                                                                         Annex A

Excerpts From InCentive Capital AG Annual Report 2002

  Annual Report 2002

                                                       [INCENTIVE CAPITAL LOGO]

INCENTIVE CAPITAL AT A GLANCE

InCentive Capital AG is an investment company domiciled in Zug, Switzerland. Its corporate history started as Incentive Investment AG, which was incorporated in 1985. Incentive Investment was merged into India Investment AG at the end of October 2000, and was renamed InCentive Capital. It is listed on the investment companies segment of the SWX Swiss Exchange.

InCentive Capital acquires stakes in Swiss or foreign public or private companies. Its primary purpose is to catalyze change in companies which in the opinion of InCentive Capital are undervalued or which have strategic potential, primarily through M&A transactions, restructuring and participation in industry consolidation. InCentive Capital also invests selectively in areas such as healthcare and technology.

From its foundation in 1985 to 2002, the InCentive Group has achieved compound annual investment returns of approximately 23%.

KEY FIGURES

As of 31 December 2002

Total shareholders' equity                          CHF million            696.9
Percentage cash of total assets                     Percent                   25
Net asset value                                     CHF million            700.7
Change NAV YTD                                      Percent                   34
NAV per share                                       CHF                      326
Share price                                         CHF                      335

IN A NUTSHELL

-     Catalyst for change

-     Proven investment track record

-     Entrepreneurial investment strategy

                                                             CATALYST FOR CHANGE

                                                         ANNUAL DEVELOPMENT 2002

NET ASSET VALUE AS OF 31 DECEMBER 2002

Net asset value in CHF million                                             700.7
Per share in CHF                                                             326
% change YTD                                                                  34


SHARE PRICE AS OF 31 DECEMBER 2002

Per share in CHF                                                             335
% change YTD                                                                  27


PREMIUM SHARE PRICE VS. NAV

As of 31 December 2002                                                        3%


SHARE PRICE DEVELOPMENT 2002

(LINE GRAPH)

INVESTMENT PORTFOLIO

As of 31 December 2002, the consolidated net asset value of InCentive Capital amounted to CHF 700.7 million. The net investment portfolio amounted to CHF
518.0 million or 74% of the net asset value and consisted of 61 positions. CHF
181.7 million or 26% of net asset value was held in cash. This provides InCentive with the necessary flexibility to act quickly on opportunities in the financial markets, and gives the company a significant comfort level in the course of its investment in strategic situations. The breakdown of the net asset value as of 31 December 2002 by industry and the total investments by asset class and by currency can be seen in the charts below.

(BAR CHART)

TOTAL INVESTMENTS NET AS OF 31 DECEMBER 2002

100% = CHF 518.0 million


BY ASSET CLASS IN PERCENT

(PIE CHART)

- Public marketable
  securities incl. derivatives      98%

+ Private equity and other           2%


BY CURRENCY IN PERCENT
Including currency hedges

(PIE CHART)

- Swiss francs                      88%

+ US dollar and other               12%

                              CORPORATE GOVERNANCE

INTRODUCTORY REMARK

This report conforms with the new Directive of the SWX Swiss Exchange on Information relating to Corporate Governance, which entered into force on 1 July 2002.

GROUP STRUCTURE

InCentive Capital AG is a holding company organized under Swiss law. The group structure of InCentive Capital is as follows:

                          [GROUP STRUCTURE FLOW CHART]

1) Rene Braginsky, who acts as CEO and delegate of the board of directors of InCentive Capital AG, holds 100% of the shares of InCentive Asset Management AG. He also acts as CEO and delegate of the board of directors of the investment manager.

2) The investment manager has a separate investment management contract with InCentive Capital AG,and its respective subsidiaries, InCentive Investment ( Jersey) Ltd and BioCentive Ltd, Bermuda.

3) Morgan Stanley Dean Witter Investment Management Inc. manages the investments of Taj Investments Ltd, Mauritius.

For further details regarding the structure of InCentive Capital Group, please refer to note 1 of the statutory financial statements of InCentive Capital in the financial section on page 56.

SIGNIFICANT SHAREHOLDERS

InCentive Capital only has bearer shares outstanding. As a consequence, InCentive Capital does not have a share ledger in which shareholders are registered. Based on notifications made by shareholders pursuant to the disclosure rules laid down in the Swiss Stock Exchange Act, InCentive Capital is only aware of significant shareholders listed in section "Significant shareholders" on page 50 of this annual report. InCentive Capital has no knowledge of any agreements among shareholders of InCentive Capital.

CROSS PARTICIPATIONS

InCentive Capital has no cross-shareholdings that exceed 5% of the capital shareholdings or voting rights.

ORDINARY SHARE CAPITAL

The nominal share capital of InCentive Capital is CHF 42 944 040, consisting of 2 147 202 fully paid-in bearer shares. Each bearer share has a par value of CHF
20. Each share entitles its holder to one vote.

AUTHORIZED AND CONDITIONAL SHARE CAPITAL

The articles of association of InCentive Capital authorize the board of directors to increase the nominal share capital without shareholders' approval up to an amount of CHF 21 472 020 by issuing up to 1 073 601 bearer shares with a nominal value of CHF 20 each (authorized share capital). This authorization expires on 16 May 2004.

The articles of association of InCentive Capital furthermore provide that the nominal share capital may be increased if conversion or option rights to new shares are exercised (conditional share capital). Such conversion or option rights may be issued by the board of directors without shareholders' approval on a stand-alone basis or in connection with bonds or similar financing instruments. The issuance of such conversion or option rights may lead to a nominal share capital increase by an amount of up to CHF 21 472 020 by issuing up to 1 073 601 bearer shares with a nominal value of CHF 20 each. The board of directors may exclude the preemptive rights of shareholders in case the options or exchange rights are used in connection with a takeover or the financing of a takeover. Presently, there are no conversion or option rights outstanding that could lead to a share capital increase of InCentive Capital.

CHANGES OF CAPITAL

The nominal share capital of InCentive Capital has not changed since the share capital increase in the year 2000, when Incentive Investment was merged into India Investment and the latter was renamed InCentive Capital. A detailed description of this merger and the subsequent share capital increase can be found in the offering circular and listing memorandum of InCentive Capital, dated 2 November 2000.

PARTICIPATION CERTIFICATES AND NON-VOTING EQUITY SECURITIES

InCentive Capital has neither participation certificates nor non-voting equity securities issued or outstanding.

RESTRICTION ON TRANSFERABILITY OF SHARES

The shares of InCentive Capital are freely transferable. There are no nominee registration arrangements for shareholders of InCentive Capital.

CONVERTIBLE BONDS AND OPTIONS

InCentive Capital has not issued any convertible bonds or options. Presently, InCentive Capital has no executive stock option plan in place.

BOARD OF DIRECTORS

                           [PHOTO OF KARL OTTO POHL]

     KARL OTTO POHL (born 1929, German) Chairman of the board of directors

Karl Otto Pohl served as President of the German Bundesbank from 1980 to 1991. From 1992-1998 he was Senior Partner of Bank Sal. Oppenheim jr. & Cie, Cologne. He has held various board positions including Bertelsmann Ltd., the Robeco Group, Royal Dutch/Shell International, Unilever N.V. plc, Zurich Allied Ltd. and Zurich Insurance Company. Mr. Pohl currently serves as a director of Bank Sal. Oppenheim jr. & Cie (Schweiz) AG, Gabelli Funds Inc., and as an advisory board member of The Carlyle Group, Barrick Gold, Rolls Royce and KPMG as well as chairman of the board of directors of InCentive Asset Management, the investment advisor of InCentive Capital. Mr. Pohl has received seven honorary doctorates since 1984.

                           [PHOTO OF RENE BRAGINSKY]

 RENE BRAGINSKY (born 1949, Swiss) CEO and delegate of the board of directors


Rene Braginsky is CEO and delegate of the board of directors. His professional career started in the brokerage department of Union Bank of Switzerland in 1969, where he spent seven years. This was followed by three years at Bank Vontobel, before he joined Bank Sal. Oppenheim jr. & Cie (Schweiz) AG as director of the institutional investors division, a position held between 1980 and 1999. He co-founded Incentive Investment in 1985. Mr. Braginsky holds 20% of the shares in InCentive Capital. He is the sole shareholder, CEO and delegate of the board of directors of InCentive Asset Management AG, the investment manager of InCentive Capital and its subsidiaries. Following the proposal of the board of directors of Centerpulse, the General Shareholders' Assembly of Centerpulse elected Rene Braginsky to its board in May 2002.

                             [PHOTO OF HANS KAISER]

                  HANS KAISER (born 1943, Swiss) Board member

Hans Kaiser co-founded Incentive Investment in 1985. Prior to this, between 1978 and 1993 he served as a director of Maag Finanz AG, which he developed into an investment company. The Hans Kaiser Family holds 11% of InCentive Capital shares. He has held various financial positions since 1967, with a focus on credit management, international finance and investment consulting, at, inter alia, UBS, Hoechst (US), Guyerzeller Zurmont Bank AG and Bank fur Kredit- und Aussenhandel AG. He studied economics in St. Gallen, Switzerland, obtaining a lic. oec.

                            [PHOTO OF JOEL MESZNIK]

                 JOEL MESZNIK (born 1945, American) Board member

Joel Mesznik has served as president of Mesco Ltd, an international financial advisory company, since 1990. Mesco Ltd renders advisory services to InCentive Capital and its subsidiaries. Other Swiss-related advisory assignments have included Swisscom AG, Ascom Holding, Oerlikon-Buhrle Holding AG (now Unaxis Holding AG) and Centerpulse. He started his career at Citibank in 1970 and also served as Managing Director of Drexel Burnham Lambert. Joel Mesznik is currently a director of RAIT (NYSE) and Pharma/Wealth, traded on Luxembourg Stock Exchange, and several privately owned companies. His public duties have included service on President Ford's Federal Energy Administration Advisory Board and the United States Congress -- Anthony Commission on Public Finance. He holds a B.Sc. (Civil Engineering) from the City University of New York and an MBA from Columbia University Graduate School of Business.

                             [PHOTO OF ERIC STUPP]

                   ERIC STUPP (born 1965, Swiss) Board member

Eric Stupp is a partner in the law firm of Bar & Karrer, Zurich,where he specializes in mergers and acquisitions, banking and capital market transactions. He joined Bar & Karrer in 1994. He studied law in St. Gallen, Switzerland, and holds an LL.M. (Master of Laws) degree from the University of Chicago, USA. Currently, he is also director of Spuhl AG and L&P Swiss Holding Company. Bar & Karrer provides legal services to InCentive Capital.

ELECTION AND TERM OF OFFICE

Members of the board of directors of InCentive Capital are elected individually for a term of office of three years.

                     DIRECTOR SINCE       CURRENT TERM EXPIRES
                     --------------       --------------------
Karl Otto Pohl            2000                     2004
Rene Braginsky            1994                     2004
Hans Kaiser               2000                     2004
Joel Mesznik              2000                     2004
Eric Stupp                2000                     2004

All the members of the board of directors will presumably resign im summer 2003 if the tender offer of Smith & Nephew for the shares of InCentive Capital will become effective.

ROLE AND FUNCTIONING OF THE BOARD

The board of directors holds the ultimate decision-making authority of InCentive Capital AG for all matters except those reserved by law to the shareholders. The board of directors has delegated the entire day-to-day management to the CEO and delegate of the board of directors, who can rely on the support of the investment manager. The board of directors has the task of directing the company, defining the strategy, determining the organization and ultimately supervising the CEO and delegate of the board of directors.

Decisions are taken by the board of directors as a whole. Chairman of the board is Karl Otto Pohl. Rene Braginsky acts as CEO and delegate of the board of directors. Presently, there exist no sub-committees within the board. The board of directors meets at least four times a year. Each board member receives, on a quarterly basis, a report regarding financial performance, the current status of the investments made and significant events. Before each of the board meet-ings, each board member receives written information regarding the items on the agenda. The internal regulations determine in more detail the tasks and duties of the board of directors, of the chairman and of the delegate. The tasks and the duties of the investment manager are defined in the asset management agreement which InCentive Capital and its affiliates concluded with InCentive Asset Management (see section "Management Agreements").

In addition, Hans Kaiser receives a detailed weekly report from an external accounting firm regarding the current investments of InCentive Group. The asset manager liaises regulary with Eric Stupp in order to discuss legal and compliance matters.

RESPONSIBILITIES OF THE CHAIRMAN OF THE BOARD OF DIRECTORS

The chairman of the board of directors is in close contact with the CEO and delegate of the board of directors who informs him about all relevant strategic investments, and management decisions outside formal board meetings. The chairman supervises the operational management of the CEO and the delegate of the board. The present chairman is also chairman of the board of directors of InCentive Asset Management.

RESPONSIBILITIES OF THE DELEGATE OF THE BOARD OF DIRECTORS

The delegate of the board of directors acts as CEO and is responsible for the day to day management of the company, the execution of decisions taken by the board and to supervise all service providers mandated by the company. Except for the delegate of the board InCentive Capital has no executive management board. The delegate reports on a regular basis to the chairman and informs the board of directors during board meetings about relevant developments. Due to his double functions as delegate of the boards of directors of both InCentive Capital and InCentive Asset Management, he is ultimately responsible for the active leadership and operational supervision of the investments made or to be made by InCentive Capital.

MANAGEMENT AGREEMENTS

InCentive Capital has mandated InCentive Asset Management AG, an investment advisory company domiciled in Zurich, that does not belong to InCentive Capital group of companies, to manage its funds. InCentive Asset Management pursues its mandate in accordance with InCentive Capital's business policy and asset allocation guidelines. In particular, InCentive Asset Management identifies and evaluates investment opportunities, executes and monitors investment and disinvestment decisions, invests InCentive Capital's liquid assets, and ensures that payment obligations are fulfilled. Furthermore, the investment manager takes care of all administrative tasks on behalf of InCentive Capital and is responsible for informing(2) the board of InCentive Capital regularly and in a timely manner about any relevant events in connection with the investments and the administration of InCentive Capital. Regular reports to the shareholders, the Swiss Stock Exchange and the public, as well as business reports and the periodic determination of the net asset value, are also tasks of the investment manager.

InCentive Asset Management provides performance reports to the board of directors of InCentive Capital on the investments made. For its services InCentive Asset Management receives from InCentive Capital a yearly compensation of 1.2% of the net asset value of InCentive Capital. The compensation is computed for each quarter based on the net asset value at the end of each three-month period. For 2002 InCentive Capital paid a total fee of CHF 8.7 million to InCentive Asset Management.

InCentive Capital, together with its subsidiary Taj Investments Ltd., has mandated Morgan Stanley Dean Witter Investment Manager Inc. (MSDW) to manage its India-related investments. MSDW receives from InCentive Capital a yearly compensation of 1% of the net asset value of Taj Investments Ltd. for its services. The compensation is computed for each quarter based on the average net asset value at the end of each week. The total fee paid in 2002 to MSDW by Taj Investments Ltd. was CHF 0.4 million.

TOTAL COMPENSATION FOR THE BUSINESS YEAR 2002

In the year 2002 the total directors' remuneration of InCentive Capital was CHF 823 153. From this remuneration the highest amount paid to any one single board member was CHF 366 827. In addition during the year 2002 InCentive Capital paid consultancy honorariums of CHF 671 204 (including VAT) for legal and advisory services provided by the law firm Bar & Karrer and by Mesco Ltd. Both companies are related parties of InCentive Capital. In 2002 InCentive Capital paid its mandated investment advisor - InCentive Asset Management - a compensation of CHF
8.7 million for its services. The company is 100% owned by the CEO and delegate of the board of directors of InCentive Capital.

SHARES ASSIGNED TO DIRECTORS IN THE BUSINESS YEAR 2002

There are no shares of InCentive Capital assigned to any director or the CEO of InCentive Capital or as to persons close to them in 2002.

SHARES HELD BY DIRECTORS (AS OF 31 DECEMBER 2002)

As of 31 December 2002, 668 445 InCentive Capital shares were held by the directors and the CEO, as well as by persons close to them.

OPTION RIGHTS HELD BY DIRECTORS (AS OF 31 DECEMBER 2002)

InCentive Capital has not issued any convertible bonds or options. Presently, InCentive Capital has no executive stock option plan in place.

ADDITIONAL FEES AND REMUNERATIONS

Except as disclosed under the heading "Total compensation" above, there are no additional fees and remunerations paid out to the directors or any other related person.

LOANS AND GUARANTEES

There are no loans and guarantees granted by InCentive Capital to directors or to persons close to them.

SHAREHOLDERS' PARTICIPATION RIGHTS

Each share of InCentive Capital entitles its holder to one vote per share and to shareholders' rights to the extent provided by law. Shareholders do not have to register their shares with InCentive Capital in order to exercise their voting rights. A shareholder may participate and vote at the general meeting of InCentive Capital if he or she presents a depositary confirmation of his or her bank confirming that the shares may not be disposed of until the general meeting has taken place.

Based on a written proxy, shareholders may be represented by a third party. The articles of incorporation contain no voting rights or representation restrictions.

The articles of association contain an opting-out clause. As a consequence, shareholders or groups of shareholders have no obligation to make a mandatory public takeover offer to all other shareholders if their shareholdings reach the thresholds set out in the Federal Act on Stock Exchanges and Securities Trading.

AUDITORS

PricewaterhouseCoopers AG, Zurich, are Group and statutory auditors since 2000, and the partner in charge of the audit engagement assumed this position at that time. The appointment of PricewaterhouseCoopers AG is for one year, renewable annually.

PricewaterhouseCoopers charged InCentive Capital a honorarium of CHF 159 095 (including VAT) for auditing services in the fiscal year 2002. There were no additional services provided by PricewaterhouseCoopers.

SUPERVISORY AND CONTROL INSTRUMENTS VIS-A-VIS THE AUDITORS

The board of directors of InCentive Capital does not have any reason to question the quality or the independence of the external auditors. As a consequence, no formal supervisory or control instruments vis-a-vis the external auditors have been implemented.

PUBLIC INFORMATION

InCentive Capital is committed to an open, timely and transparent information policy towards its shareholders. In addition to the publication of the half-year and the annual reports, InCentive Capital publishes its net asset value on a weekly basis in the Saturday issue of the Swiss newspaper "Finanz & Wirtschaft", in the Financial Times, and electronically on Bloomberg. In addition, the homepage of InCentive Capital is updated on a regular basis (www.incentivecapital.ch).

Information requests can be addressed to InCentive Asset Management (please refer to p. 62, section "Shareholder information", of this annual report).

                                FINANCIAL REPORT

Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED BALANCE SHEET
31 December 2002/2001

                                                              31 DECEMBER 2002    31 DECEMBER 2001
                                                   NOTE              CHF                 CHF
                                                   ----              ---                 ---
ASSETS

Cash and due from banks                               1           181 716 696         255 235 976
Investments long                                      2
    Marketable securities                                         488 230 018         317 076 458
    Replacement values of derivatives                              33 200 792           1 972 695
    Private equity                                                 11 547 128          37 415 552
    Replacement values of forward
     forex contracts                                                  419 510           3 774 924
Receivables for investments sold                                            0           3 203 698
Accrued income and prepaid expenses                                    23 382             251 967
Other receivables                                     3             4 381 620          11 798 524
TOTAL ASSETS                                                      719 519 146         630 729 794
LIABILITIES AND SHAREHOLDERS' EQUITY
Payables for securities purchased                                     148 596           3 284 824
Borrowings from prime broker                                                0           8 490 512
Accounts payable                                      4             3 132 258           2 971 810
Investments short                                     2
    Marketable securities                                           5 320 405          14 129 733
    Replacement values of derivatives                              10 112 574          82 007 932
    Replacement values of forward
     forex contracts                                                        0             918 537
Accrued expenses                                      5             3 660 603           6 841 729
Other current liabilities                             6                56 000              40 360
Income tax accrual                                    7               157 235             225 481
TOTAL CURRENT LIABILITIES                                          22 587 671         118 910 918
Share capital                                      8, 9            42 944 040          42 944 040
Treasury shares                                                    -3 720 088          -9 147 627
Paid-in surplus                                                   249 723 240         249 723 240
Retained earnings                                                 407 984 283         228 299 223
TOTAL SHAREHOLDERS' EQUITY                                        696 931 475         511 818 876
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        719 519 146         630 729 794

Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED INCOME STATEMENT
1 January to 31 December 2002/2001

                                                                   1 JANUARY 2002 -                1 JANUARY 2001 -
                                                                  31 DECEMBER 2002                31 DECEMBER 2001
                                          NOTE                          CHF                              CHF
                                    ------------------     ---------------------------        -------------------------
Interest income                                                              1 553 267                       9 466 549
Dividend income                                                              1 105 463                       6 222 123
Realized gain/loss
  (-) on investments,
  net                                                                       69 540 160                    -352 298 170
Unrealized
  gain/loss (-) on
  investments, net                                                         123 260 043                     -68 632 776
Unrealized loss
  (-)/gain on
  investments due to
  foreign exchange,
  net                                                                       -3 445 892                       2 621 342
Realized and
  unrealized loss on
  exchange, net                                                             -4 663 045                      -9 873 411
Other income                                    10                           4 465 859                         237 276
TOTAL INCOME/LOSS (-)                                                      191 815 855                    -412 257 067
Interest expense                                                               105 417                         421 043
Investment advisory
  fees                                                                       9 563 800                      10 283 056
Custodian and
  administration fees                                                          756 527                       1 078 204
Other administrative
  expenses                                      11                           2 959 019                      17 296 547
TOTAL EXPENSE                                                               13 384 763                      29 078 850
GAIN/LOSS (-) FOR
  THE YEAR BEFORE TAX                                                      178 431 092                    -441 335 917
TAXATION                                                                             0                               0
GAIN/LOSS (-) FOR
  THE YEAR                                                                 178 431 092                    -441 335 917

EARNINGS PER SHARE

Gain/loss (-) per
  share                                          9                                  85                            -206
Weighted average of
  total number of
  shares                                                                     2 107 232                       2 142 420


Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED STATEMENT OF CASH FLOWS
1 January to 31 December 2002/2001

                                                 1 JANUARY 2002 -     1 JANUARY 2001 -
                                                 31 DECEMBER 2002     31 DECEMBER 2001
                                                         CHF                  CHF
                                                         ---                  ---
OPERATING ACTIVITIES
GAIN/LOSS (-) FOR THE YEAR                           178 431 092         -441 335 917
ADJUSTED FOR FINANCING, INVESTMENT AND
  NON-CASH ACTIVITIES
Interest income                                       -1 553 267           -9 466 549
Interest expense                                         105 417              421 043
Dividend income                                       -1 105 463           -6 222 123
Realized gain (-)/loss on investment                 -69 540 160          352 298 170
Unrealized gain (-)/loss on investment              -119 814 151           66 011 434
Realized and unrealized loss on exchange               4 663 045            9 873 411
Other income                                          -4 465 859             -237 276
                                                    -191 710 438          412 678 110
CASH FLOW BEFORE WORKING CAPITAL CHANGES             -13 279 346          -28 657 807
Net changes of receivables and payables               -4 042 637            6 686 865
Interest received                                      1 781 135           10 305 713
Interest paid                                           -105 417             -397 120
Other income                                           4 465 859                    0
Taxes paid                                                     0             -423 080
NET CASH GENERATED FROM OPERATING ACTIVITIES         -11 180 406          -12 485 429
INVESTING ACTIVITIES
Sale of investments                                  886 680 269          735 664 612
Purchase of investments                             -954 543 877         -880 009 295
Dividends received                                     1 069 395            6 283 388
CASH FLOW FROM INVESTING ACTIVITIES                  -66 794 213         -138 061 295
FINANCING ACTIVITIES
Purchase of treasury shares                           -9 644 864          -33 995 893
Sale of treasury shares                               16 326 371           24 600 895
TOTAL CASH FLOW FROM FINANCING ACTIVITIES              6 681 507           -9 394 998
EFFECTS OF EXCHANGE RATE DIFFERENCES                  -2 226 168          -10 637 059
DECREASE (-) IN CASH AND CASH EQUIVALENTS            -73 519 280         -170 578 781
CASH AND CASH EQUIVALENTS AT THE
  BEGINNING OF THE PERIOD                            255 235 976          425 814 757
CASH AND CASH EQUIVALENTS AT THE
  END OF THE PERIOD                                  181 716 696          255 235 976

Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED STATEMENT OF CHANGES
IN SHAREHOLDERS' EQUITY
1 January 2001 to 31 December 2002

                               PAID-IN         TREASURY        PAID-IN          RETAINED
                               CAPITAL          SHARES         SURPLUS          EARNINGS          NET EQUITY
                                 CHF              CHF            CHF              CHF                 CHF
                                 ---              ---            ---              ---                 ---
AT 1 JANUARY 2001             42 944 040              0      249 723 240       669 882 511         962 549 791
128 427 bearer
  shares at CHF 20
  par value each,
  repurchased at
  average CHF
  264.7098 from 3
  July 2001 to 31
  December 2001                             -33 995 893                                            -33 995 893

93 959 bearer
  shares at CHF 20
  par value each,
  sold at average CHF
  261.8258 from 2
  August 2001 to 31
  December 2001                              24 600 895                                             24 600 895

Realized loss on
  treasury shares                               247 371                           -247 371                   0

Net loss for the
  period                                                                      -441 335 917        -441 335 917

AT 31 DECEMBER 2001           42 944 040     -9 147 627      249 723 240       228 299 223         511 818 876

32 994 bearer
  shares at CHF 20
  par value each,
  repurchased at
  average CHF
  292.3217 from 1
  January 2002 to 31
  December 2002                              -9 644 864                                             -9 644 864

54 829 bearer
  shares at CHF 20
  par value each,
  sold at average CHF
  297.7689 from 1
  January 2002 to 31
  December 2002                              16 326 371                                             16 326 371

Realized gain on
  treasury shares                            -1 253 968                          1 253 968                   0

Net gain for the
  period                                                                       178 431 092         178 431 092

AT 31 DECEMBER 2002           42 944 040     -3 720 088      249 723 240       407 984 283         696 931 475

Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED SCHEDULE OF INVESTMENTS

                 HOLDING               HOLDING      CHANGE   DESCRIPTION              FAIR VALUE     FAIR VALUE         CHANGE
            31 DEC. 2002           31 DEC. 2001                                      31 DEC. 2002   31 DEC. 2001
                                                                                          CHF            CHF            CHF
1. MARKETABLE SECURITIES
A) INDIA INVESTMENTS

AUTOMOBILES & ANCILLARIES

                       0             1 239 802   -1 239 802   Hero Honda Group              0         10 701 704    -10 701 704
                                                              Hero Honda Motors
                     435                 3 911       -3 476   Ltd                           0             33 759        -33 759
                       0               212 616     -212 616   Punjab Tractors Ltd           0          1 271 209     -1 271 209
                                                              Tata Engineering &
                       0               996 077     -996 077   Locomotive Co                 0          3 422 707     -3 422 707
                                                                                            0         15 429 379    -15 429 379
CHEMICALS
                                                              Reliance Industries
                       0               321 500     -321 500   Ltd                           0          3 377 852     -3 377 852
                                                                                            0          3 377 852     -3 377 852
CONSTRUCTION & HOUSING
                                                              Gujarat Ambuja
                       0               538 175     -538 175   Cements Ltd                   0          3 519 728     -3 519 728
                                                              Gujarat Ambuja
                       0                53 000      -53 000   Cements GDR USD               0            354 173       -354 173
                                                                                            0          3 873 901     -3 873 901
CONSUMER & HOUSEHOLD GOODS
                                                              Britannia
                       0                96 602      -96 602   Industries Ltd                0          2 049 197     -2 049 197
                       0               750 382     -750 382   Dabur India Ltd               0          1 754 278     -1 754 278
                       0               168 329     -168 329   Nestle India Ltd              0          2 990 577     -2 990 577
                                                              SmithKline Beecham
                       0               150 777     -150 777   Consumer Health               0          2 050 588     -2 050 588
                                                                                            0          8 844 640     -8 844 640
ELECTRICAL & ELECTRONICS
                                                              Infosys
                       0                59 772      -59 772   Technologies Ltd              0          8 383 444     -8 383 444
                       0                   150         -150   NIIT Ltd                      0              1 158         -1 158
                       0                97 000      -97 000   Wipro Ltd                     0          5 351 999     -5 351 999
                       0                49 770      -49 770   Wipro ADR USD                 0          3 024 282     -3 024 282
                                                                                            0         16 760 883    -16 760 883
ENGINEERING & INDUSTRIAL PRODUCTS

                                                              Bharat Heavy
                       0               667 100     -667 100   Electricals Ltd               0          3 229 405     -3 229 405
                                                              Georg Fischer Disa
                       0                66 600      -66 600   Ltd                           0            137 585       -137 585
                                                              Tata Power Company
                       0               800 076     -800 076   Ltd                           0          3 293 268     -3 293 268
                                                                                            0          6 660 258     -6 660 258
FINANCIAL SERVICES
                  10 000                10 000            0   Federal Bank Ltd              0             14 874        -14 874
                       0               531 033     -531 033   HDFC Bank Ltd INR             0          4 108 382     -4 108 382
                       0                82 400      -82 400   HDFC Bank Ltd USD             0          1 990 507     -1 990 507
                                                              Housing Development
                       0               307 367     -307 367   Finance Corp Ltd              0          7 016 973     -7 016 973
                       0             1 038 400   -1 038 400   State Bank of India           0          6 526 687     -6 526 687
                                                              State Bank of India
                       0                35 000      -35 000   GDR USD                       0            476 492       -476 492
                                                                                            0         20 133 915    -20 133 915
HEALTH & PERSONAL CARE
                       0               102 118     -102 118   Cipla Ltd                     0          4 002 260     -4 002 260
                                                              Colgate-Palmolive
                       0               659 502     -659 502   (India) Ltd                   0          3 787 551     -3 787 551
                                                              Dr. Reddys
                                                              Laboratories Ltd
                       0                80 800      -80 800   INR                           0          2 569 041     -2 569 041
                                                              Dr. Reddys
                                                              Laboratories Ltd
                       0                15 700      -15 700   USD                           0            493 949       -493 949
                       0               123 811     -123 811   E. Merck (India) Ltd          0          1 176 775     -1 176 775
                                                              Ranbaxy
                       0                50 000      -50 000   Laboratories Ltd              0          1 188 463     -1 188 463
                       0               134 400     -134 400   Strides Arcolab Ltd           0            296 159       -296 159
                                                                                            0         13 514 198    -13 514 198

Consolidated Financial Information of InCentive Capital AG

                   HOLDING                         HOLDING    CHANGE  DESCRIPTION             FAIR VALUE    FAIR VALUE        CHANGE
              31 DEC. 2002                    31 DEC. 2001                                  31 DEC. 2002  31 DEC. 2001
                                                                                                     CHF           CHF           CHF
MEDIA
                         0                         361 100  -361 100  Zee Telefilms Ltd                0     1 388 138    -1 388 138
                                                                                                       0     1 388 138    -1 388 138
METALS & MISCELLANEOUS MATERIALS
                         0                          94 625   -94 625  Hindalco Industries Ltd          0     2 084 474    -2 084 474
                         0                         585 000  -585 000  Tata Iron and Steel Co Ltd       0     1 756 381    -1 756 381
                                                                                                       0     3 840 855    -3 840 855
MISCELLANEOUS
                   100 000                         100 000         0  Federal Tech                     0        48 237       -48 237
                         0                         535 000  -535 000  Hindustan Lever Ltd              0     4 119 732    -4 119 732
                         0                         187 100  -187 100  ITC Ltd                          0     4 359 939    -4 359 939
                                                                                                       0     8 527 908    -8 527 908
PETROL REFINING & GAS
                         0                         216 414  -216 414  Bharat Petroleum Corp Ltd        0     1 408 295    -1 408 295
                         0                         415 584  -415 584  Hindustan Petroleum Corp Ltd     0     1 997 517    -1 997 517
                                                                                                       0     3 405 812    -3 405 812
TELECOMMUNICATIONS
                   389 600                         389 600         0  Gslot Entertainment Ltd          0       714 307      -714 307
                                                                      (ex-Adelphia Vision India Ltd)
                         0                         994 000  -994 000  Mahanagar Telephone Nigam
                                                                        Ltd INR                        0     4 334 489    -4 334 489
                         0                          73 000   -73 000  Mahanagar Telephone Nigam
                                                                        Ltd USD                        0       728 401      -728 401
                                                                                                       0     5 777 197    -5 777 197
TRANSPORT
                         0                         192 056  -192 056  Container Corporation of India   0       972 056      -972 056
                                                                        Ltd                            0       972 056      -972 056
SECURITIES DEALT IN ANOTHER REGULATED MARKET
HEALTH & PERSONAL CARE

                   100 000                         100 000         0  Shantha Biotechnics         82 600       516 461      -433 861
                                                                                                  82 600       516 461      -433 861
MISCELLANEOUS
                   103 125                         103 125         0  Kumaran Systems Inc        356 849       798 901      -442 052
                   164 866                         164 866         0  Modi Xerox Ltd             123 707       283 823      -160 116
                                                                                                 480 556     1 082 724      -602 168
TELECOMMUNICATIONS
                   128 234                         128 234         0  Indiainfo.com Ltd                0        49 671       -49 671
                                                                                                       0        49 671       -49 671
A) TOTAL INDIA INVESTMENTS                                                                       563 156   114 155 848  -113 592 692

Consolidated Financial Information of InCentive Capital AG

     HOLDING                                HOLDING  CHANGE   DESCRIPTION                 FAIR VALUE    FAIR VALUE       CHANGE
31 DEC. 2002                           31 DEC. 2001                                     31 DEC. 2002  31 DEC. 2001
                                                                                                 CHF           CHF          CHF
B) NON-INDIA INVESTMENTS
BA) PUBLIC MARKETABLE SECURITIES LONG
HEALTHCARE
        0                                   14 300   -14 300   Abbott Labs                        0     1 338 062    -1 338 062
    50000                                   20 400    29 600   Abgenix Inc                  511 331     1 151 812      -640 481
        0                                   40 000   -40 000   Acambis Plc ORD 10P                0       340 798      -340 798
        0                                    5 500    -5 500   Adolor Corp                        0       165 700      -165 700
        0                                   18 200   -18 200   Affymetrix Inc                     0     1 153 145    -1 153 145
        0                                   18 300   -18 300   Alkermes                           0       809 640      -809 640
        0                                    9 600    -9 600   Allergan Inc                       0     1 209 254    -1 209 254
        0                                   30 000   -30 000   Altana AG                          0     2 484 308    -2 484 308
        0                                    4 800    -4 800   Alteon Inc                         0        36 656       -36 656
        0                                    3 200    -3 200   Ameri Source Bergen Corp           0       341 319      -341 319
        0                                   46 200   -46 200   American Home Products
                                                                 Corp                             0     4 757 982    -4 757 982
    35000                                    8 200    26 800   Amgen Inc Amylin           2 347 680       776 777     1 570 903
    24300                                  200 000  -175 700   Pharmaceuticals Inc          544 220     3 068 115    -2 523 895
        0                                   10 000   -10 000   Andrx Group                        0     1 181 761    -1 181 761
        0                                    8 500    -8 500   Anthem Inc                         0       706 187      -706 187
                                            27 000   -27 000   Applera Corp/Celera Genomics
        0                                                        Group                            0     1 209 505    -1 209 505
        0                                   13 300   -13 300   Aventis (Ex RP) EUR 3.819 ORDS     0     1 556 507    -1 556 507
        0                                   15 000   -15 000   Aviron                             0     1 252 002    -1 252 002
        0                                   19 800   -19 800   Barr Labs Inc                      0     2 637 317    -2 637 317
        0                                    5 900    -5 900   Bausch & Lomb Inc                  0       372 930      -372 930
    20000                                        0    20 000   Baxter International Inc     777 056             0       777 056
        0                                    6 500    -6 500   Bayer AG Npv Ords                  0       344 722      -344 722
        0                                    4 700    -4 700   Beckman Coulter Inc Com            0       349 460      -349 460
        0                                    6 100    -6 100   Biogen Inc                         0       587 163      -587 163
        0                                    6 100    -6 100   Biovail Corp                       0       575 901      -575 901
        0                                   21 600   -21 600   Cambridge Antibody Tech Group
                                                                 10P Ords                         0     1 012 302    -1 012 302
    25000                                   25 000         0   Cardinal Health Inc Com    2 053 301     2 713 134      -659 833
        0                                   28 100   -28 100   Caremark Rx                        0       769 229      -769 229
        0                                   11 000   -11 000   Celgene Corp                       0       589 320      -589 320
        0                                    8 400    -8 400   Celltech Group Plc 50P
                                                                 ORDS                             0       178 460      -178 460
        0                                   11 100   -11 100   Cepheid Inc                        0        78 247       -78 247
        0                                    5 100    -5 100   Cima Labs Inc                      0       309 438      -309 438
        0                                   26 500   -26 500   Corixa Corp                        0       670 277      -670 277
        0                                    2 900    -2 900   Corvas Int'l Inc                   0        31 881       -31 881
        0                                    2 600    -2 600   Cryolife Inc                       0       130 915      -130 915
        0                                   40 300   -40 300   Cubist                             0     2 432 317    -2 432 317
        0                                   16 300   -16 300   Curagen Corp                       0       611 997      -611 997
        0                                   38 300   -38 300   CV Therapeutics Inc                0     3 343 987    -3 343 987
        0                                   15 000   -15 000   CVS Corp                           0       745 210      -745 210
    60000                                   60 000         0   Deltagen Inc                  39 963       926 477      -886 514
        0                                    6 600    -6 600   Edward Life Sciences Corp          0       306 070      -306 070
        0                                   15 000   -15 000   Enzon Inc                          0     1 416 905    -1 416 905
     5000                                        0     5 000   First Biomed Limited Fund  6 397 953             0     6 397 953
        0                                    6 900    -6 900   First Health Group Corp            0       286 513      -286 513
        0                                    2 800    -2 800   Fisher Imaging Corp                0        56 582       -56 582
        0                                   78 500   -78 500   Genaera Corp                       0       513 842      -513 842
        0                                   10 200   -10 200   Genentech Inc                      0       928 743      -928 743
        0                                   22 100   -22 100   Genset SA                          0        99 037       -99 037
        0                                   10 300   -10 300   Genta Inc Com                      0       246 001      -246 001

Consolidated Financial Information of InCentive Capital AG

      HOLDING       HOLDING    CHANGE   DESCRIPTION                                        FAIR VALUE     FAIR VALUE         CHANGE
 31 DEC. 2002  31 DEC. 2001                                                              31 DEC. 2002   31 DEC. 2001
                                                                                                  CHF            CHF            CHF
            0        13 800   -13 800   Genzyme Corp                                                0      1 386 473     -1 386 473
      200 000       132 400    67 600   Guilford Pharmaceuticals Inc                        1 104 530      2 666 642     -1 562 112
            0        14 100   -14 100   Healthcare Company Com STK                                  0        912 066       -912 066
        55000        30 000    25 000   Human Genome Sciences Inc                             672 362      1 697 869     -1 025 507
            0        11 400   -11 400   Humana Inc                                                  0        225 587       -225 587
        50000        66 700   -16 700   ICN Pharmaceuticals Inc                               756 936      3 750 301     -2 993 365
            0        11 100   -11 100   Icos Corp                                                   0      1 070 121     -1 070 121
            0        23 500   -23 500   IDEC Pharmaceuticals Corp                                   0      2 718 765     -2 718 765
      230 000       100 000   130 000   Igen International Inc                             13 675 492      6 730 384      6 945 108
            0        11 200   -11 200   ILEX Oncology                                               0        508 300       -508 300
            0         1 800    -1 800   ImClone Systems Inc                                         0        140 361       -140 361
            0        33 100   -33 100   Incyte Genomics Inc Com                                     0      1 079 990     -1 079 990
            0         5 400    -5 400   Inhale Therapeutic Systems Inc                              0        168 125       -168 125
            0         6 400    -6 400   Interneuron Pharmaceuticals Inc                             0        119 126       -119 126
        20000        10 000    10 000   Intuitive Surgical Inc                                170 952        168 344          2 608
            0        11 200   -11 200   Invitrogen Corp                                             0      1 164 165     -1 164 165
            0         6 500    -6 500   Kosan Bioscience                                            0         87 168        -87 168
        35000        35 000         0   La Jolla Pharmaceutical Co                            315 679        525 171       -209 492
            0        51 200   -51 200   Ligand Pharmaceuticals Inc                                  0      1 538 220     -1 538 220
        50000        30 000    20 000   Medarex Inc                                           274 051        904 322       -630 271
            0         9 700    -9 700   MedImmune Inc                                               0        754 600       -754 600
            0         7 600    -7 600   Medtronic Inc                                               0        653 227       -653 227
            0         6 400    -6 400   MGI Pharmaceuticals Inc                                     0        164 134       -164 134
            0        15 100   -15 100   Millennium Pharmaceuticals Inc                              0        621 178       -621 178
            0         3 300    -3 300   Millipore Corp Com                                          0        336 200       -336 200
        50000        13 000    37 000   MIM Corp                                              402 404        388 382         14 022
            0         1 600    -1 600   Myriad Genetics                                             0        141 362       -141 362
            0         3 300    -3 300   Neorx Corp Com Par $0.02                                    0         31 958        -31 958
      225 000       225 000         0   Neuromedical Systems Inc                                    0              0              0
            0        38 000   -38 000   NPS Pharmaceuticals Inc                                     0      2 442 743     -2 442 743
      215 000       230 000   -15 000   Orchid BioSciences Inc                                152 150      2 123 176     -1 971 026
      140 000       140 000         0   Oridion Systems Ltd                                   280 000      1 435 000     -1 155 000
        25000        31 800    -6 800   OSI Pharmaceuticals INC                               568 916      2 441 287     -1 872 371
            0         8 000    -8 000   Owens & Minor Inc                                           0        248 403       -248 403
            0         8 000    -8 000   Oxford Health Plans                                         0        404 696       -404 696
            0           600      -600   Perbio Science Ords                                         0         16 241        -16 241
            0         3 500    -3 500   Pfizer Inc                                                  0        234 095       -234 095
      100 000         6 500    93 500   Pharmaceutical Resources Inc                        4 135 048        368 744      3 766 304
            0        89 420   -89 420   Phonak Holding AG                                           0      3 397 960     -3 397 960
            0        17 800   -17 800   Protein Design Labs Inc                                     0        979 917       -979 917
            0        16 400   -16 400   Province Healthcare Co STK                                  0        849 445       -849 445
            0         1 600    -1 600   Quest Diagnostics Inc                                       0        192 573       -192 573
            0         8 200    -8 200   Quintiles Transnational Corp                                0        220 894       -220 894
            0         9 500    -9 500   Rehabcare Corp Com                                          0        471 966       -471 966
            0        17 200   -17 200   Rite Aid Corp                                               0        146 075       -146 075
        50000             0    50 000   Roche Holding AG                                    4 817 500              0      4 817 500
            0         2 800    -2 800   Sanofi Synthelabo EU R2SHS                                  0        347 596       -347 596
            0        20 000   -20 000   Schering-Plough Corp                                        0      1 202 070     -1 202 070
            0         6 500    -6 500   Seattle Genetics Inc                                        0         62 185        -62 185
            0         3 400    -3 400   Sepracor Inc                                                0        325 616       -325 616
            0        20 000   -20 000   Sequenom Inc                                                0        358 171       -358 171
            0        13 100   -13 100   Serono SA ADR                                               0        487 892       -487 892
            0           200      -200   SERONO SA CHF25 ORDS                                        0        289 800       -289 800
        90000        90 000         0   Shire Pharmaceuticals Group plc -ADR                2 359 059      5 528 650     -3 169 591

Consolidated Financial Information of InCentive Capital AG

          HOLDING                HOLDING      CHANGE            DESCRIPTION                 FAIR VALUE     FAIR VALUE         CHANGE
       31 DEC. 2002            31 DEC. 2001                                               31 DEC. 2002   31 DEC. 2001
                                                                                               CHF            CHF              CHF
              73 000                28 500     44 500   SHL Telemedicine Ltd                  525 600        651 225        -125 625
                   0                   700       -700   Sigma Aldrich Corp Com                      0         46 302         -46 302
                   0                44 231    -44 231   Smith & Nephew ORD                          0        446 194        -446 194
                   0                 6 200     -6 200   Supergen Unc                                0        149 015        -149 015
                   0                 3 200     -3 200   Tenet Healthcare Corp Com                   0        315 378        -315 378
                   0                 5 500     -5 500   Teva Pharmaceutical Industries
                                                          Ltd ADR                                   0        568 919        -568 919
                   0                 7 400     -7 400   Thoratec Corp.                              0        211 143        -211 143
                   0                 6 800     -6 800   Transkaryotic Therapies Inc                 0        488 482        -488 482
                   0                15 000    -15 000   Trimeris Inc Com                            0      1 132 165      -1 132 165
                   0               160 000   -160 000   Tularik Inc                                 0      6 450 427      -6 450 427
              10 000                     0     10 000   UCB SA                                436 140              0         436 140
           1 335 000             1 335 000          0   Vernalis Group plc                  3 046 960      6 490 236      -3 443 276
                   0                   700       -700   Versicor Inc                                0         23 909         -23 909
                   0                 3 200     -3 200   Vertex Pharmaceuticals Inc                  0        132 070        -132 070
                   0                20 000    -20 000   ViroPharma Inc                              0        770 386        -770 386
                   0                25 100    -25 100   Watson Pharmaceuticals Inc                  0      1 322 393      -1 322 393
                   0                 8 900     -8 900   Women First Healthcare
                                                          Restricted                                0        149 228        -149 228
TECHNOLOGY                                                                                 46 365 283    121 379 115     -75 013 832
                   0                50 480    -50 480   3COM Corp                                   0        540 550        -540 550
             160 000               160 000          0   Advanced Lighting Technologies
                                                         Inc                                   73 265        402 816        -329 551
                   0               107 200   -107 200   Answerthink Inc                             0      1 174 907      -1 174 907
              30 000                55 000    -25 000   Arbitron Inc                        1 394 538      3 152 455      -1 757 917
                   0               100 000   -100 000   Computer Horizons Corp NV                   0        538 766        -538 766
             252 096               252 096          0   eGain Communications Corp              73 460        592 365        -518 905
                   0               200 000   -200 000   Lucent Technologies Inc                     0      2 111 427      -2 111 427
                   0                40 000    -40 000   Motorola Inc                                0      1 008 383      -1 008 383
                   0                45 000    -45 000   SanDisk Corp                                0      1 087 603      -1 087 603
                   0                60 000    -60 000   Silicon Storage Technology Inc              0        970 787        -970 787
                   0                65 000    -65 000   SourcingLink.net Inc                        0         46 911         -46 911
             290 000               290 000          0   Telecomputing Norway                  636 884      2 079 999      -1 443 115
                                                                                            2 178 147     13 706 969     -11 528 822
STRATEGIC INVESTMENTS
           1 561 077               578 876    982 201   Centerpulse AG                    376 219 557     40 521 320     335 698 237
                                                                                          376 219 557     40 521 320     335 698 237
OTHER INVESTMENTS

             600 000               250 000    350 000   Allegiance Telecom Inc                557 815      3 478 484      -2 920 669
                   0                20 000    -20 000   Bankgesellschaft Berlin AG                  0         76 144         -76 144
                   0                75 000    -75 000   Converium Holding AG                        0      6 052 500      -6 052 500
               8 000                 8 000          0   Gutta                                       0            638            -638
             100 000                     0    100 000   Placer Dome                         1 573 465              0       1 573 465
             150 000                     0    150 000   Rowan Companies Inc                 4 724 778              0       4 724 778
              60 000                 6 500     53 500   SIG Holding AG                      8 940 000      1 033 500       7 906 500
              10 000                 7 601      2 399   Sulzer AG                           1 880 000      1 938 255         -58 255
              11 600                     0     11 600   Unigestion Holding AG               1 136 800              0       1 136 800
              80 000                     0     80 000   Tyco Int. Ltd                       1 896 017              0       1 896 017
                   0                10 000    -10 000   Valdera Resources Ltd                       0              0               0
              57 000                23 220     33 780   Valora Holding AG                  15 105 000      5 607 630       9 497 370
             210 000                23 000    187 000   Zurich Financial Services          27 090 000      8 958 500      18 131 500
                                                                                           62 903 875     27 145 651      35 758 224

Consolidated Financial Information of InCentive Capital AG

         HOLDING                HOLDING          CHANGE             DESCRIPTION      FAIR VALUE       FAIR VALUE         CHANGE
      31 DEC. 2002           31 DEC. 2001                                           31 DEC. 2002     31 DEC. 2001
                                                                                         CHF              CHF             CHF
CONVERTIBLE BONDS
HEALTHCARE


                        0         149 000      -149 000    Vertex Pharmaceuticals
                                                             Inc 19.9.07 5%                   0          167 555       -167 555
                                                                                              0          167 555       -167 555
BA) TOTAL PUBLIC MARKETABLE SECURITIES LONG NON-INDIA INVESTMENTS                   487 666 862      202 920 610    284 746 252
TOTAL PUBLIC MARKETABLE SECURITIES LONG                                             488 230 018      317 076 458    171 153 560
BB) PUBLIC MARKETABLE SECURITIES SHORT NON-INDIA INVESTMENTS
HEALTHCARE
                        0          -1 600         1 600    Accredo Health Inc                 0         -106 612        106 612
                        0         -16 100        16 100    Aetna US Healthcare                0         -891 464        891 464
                        0          -3 200         3 200    Affymetrix Inc                     0         -202 751        202 751
                        0          -2 400         2 400    Applera Corp                       0         -107 512        107 512
                  -25 000               0       -25 000    Arthrocare Corp             -341 697                0       -341 697
                        0         -11 900        11 900    Bristol Myers Squibb
                                                             Co USD.10                   0       -1 018 621      1 018 621
                        0         -18 000        18 000    Bruker Daltonics Inc               0         -493 953        493 953
                        0         -20 700        20 700    Cell Genesys Inc                   0         -807 424        807 424
                  -40 000         -22 700       -17 300    Chiron Corp               -2 086 950       -1 670 290       -416 660
                        0         -25 000        25 000    Cytyc Corp                         0       -1 095 156      1 095 156
                        0         -17 600        17 600    Emisphere Technologies
                                                             Inc                              0         -942 616        942 616
                        0         -28 000        28 000    Genencor International
                                                             Inc                              0         -750 043        750 043
                        0         -25 000        25 000    Genta Inc Com                      0         -597 091        597 091
                        0         -10 000        10 000    Intermune Inc                      0         -826 780        826 780
                        0         -13 700        13 700    Johnson and Johnson                0       -1 358 950      1 358 950
                        0          -8 200         8 200    Lilly ELI & Co                     0       -1 080 937      1 080 937
                  -20 000               0       -20 000    Martek Biosciences Corp     -698 240                0       -698 240
                        0          -4 800         4 800    Neurocrine Biosciences
                                                             Inc                              0         -413 370        413 370
                  -20 000         -10 000       -10 000    Regeneron PharmaceuticaIs
                                                             Inc                       -513 690         -472 637        -41 053
                  -30 000               0       -30 000    Scios Inc                 -1 356 240                0     -1 356 240
                  -20 000               0       -20 000    Telik Inc                   -323 588                0       -323 588
                        0         -28 000        28 000    Thoratec Corp                      0         -798 918        798 918
                        0          -3 300         3 300    Tularik Inc                        0         -133 040        133 040
                        0          -6 400         6 400    Walgreen Co                        0         -361 568        361 568
                                                                                     -5 320 405      -14 129 733      8 809 328
BB) TOTAL PUBLIC MARKETABLE SECURITIES SHORT NON-INDIA INVESTMENTS                   -5 320 405      -14 129 733      8 809 328
TOTAL PUBLIC MARKETABLE SECURITIES NET NON-INDIA INVESTMENTS                        482 346 457      188 790 877    293 555 580

Consolidated Financial Information of InCentive Capital AG

         HOLDING                HOLDING      CHANGE          DESCRIPTION                  FAIR VALUE      FAIR VALUE         CHANGE
      31 DEC. 2002          31 DEC. 2001                                                 31 DEC. 2002    31 DEC. 2001
                                                                                                CHF              CHF            CHF
BC) DERIVATIVES LONG
HEALTHCARE
                        0               69       -69   Abbott Laboratories 18.01.03
                                                         C40 USD                                   0         195 718        -195 718
                        0               13       -13   Abbott Laboratories 19.01.03
                                                         P60 USD                                   0           9 819          -9 819
                        0              136      -136   Abgenix Inc 19.01.02 P40 USD                0         154 077        -154 077
                        0               27       -27   Aetna Inc-new 16.02.02 P35 USD              0          13 821         -13 821
                        0               54       -54   Amgen Inc 19.01.02 C55 USD                  0          25 831         -25 831
                        0           65 000   -65 000   Antigenics contingent value rights          0              11             -11
                        0               79       -79   AstraZeneca PLC-Spons ADR
                                                         19.01.02 P45 USD                          0           6 298          -6 298

                        0               31       -31   Biomet Inc 20.04.02 C25 USD                 0          35 121         -35 121

                        0               28       -28   Imclone Systems 19.01.02 P75 USD            0         133 936        -133 936

                        0               54       -54   Medtronic Inc 19.01.02 C40 USD              0         101 056        -101 056
                        0               34       -34   OSI Pharmaceuticals Inc
                                                         19.01.02 C40 USD                          0          35 666         -35 666
                        0              292      -292   Pfizer Inc 18.01.03 C30 USD                 0         563 607        -563 607
                        0              285      -285   Schering-Plough Corp
                                                         18.01.03 C30 USD                          0         399 417        -399 417
                        0              230      -230   Schering-Plough Corp
                                                         19.01.02 C30 USD                          0         225 829        -225 829
                        0               27       -27   Walgreen Co 19.01.02 P35 USD                0           8 157          -8 157
                        0               14       -14   Zimmer Holdings Inc 19.01.02 USD            0          13 041         -13 041
                                                                                                   0       1 921 405      -1 921 405
STRATEGIC INVESTMENTS
                  146 000                0   146 000   Centerpulse AG 10.01.03 C200        8 146 800               0       8 146 800
                   80 000                0    80 000   Centerpulse AG 14.02.03 C195        4 188 000               0       4 188 000
                  105 000                0   105 000   Centerpulse AG 21.05.03 C230        4 238 850               0       4 238 850
                  200 000                0   200 000   Centerpulse AG 12.02.03 C200        8 936 000               0       8 936 000
                   38 000                0    38 000   Centerpulse AG 15.05.03 C240          670 480               0         670 480
                  100 000                0   100 000   Centerpulse AG 19.03.03 C220        2 978 930               0       2 978 930
                        0           50 000   -50 000   Sulzer Basket 07.02.02 C750                 0           5 000          -5 000
                        0           23 000   -23 000   Sulzer Basket 07.02.02 C900                 0             230            -230
                        0           98 000   -98 000   Sulzer Medica AG 22.03.02 C150              0          41 160         -41 160
                                                                                          29 159 060          46 390      29 112 670
OTHER INVESTMENTS
                    1 220                0     1 220   Comex Gold Future
                                                         Febr. 31.01.03 100:1              3 507 159               0       3 507 159
                      200                0       200   Comex Silber Future
                                                         March 28.02.03 50:1                 407 954               0         407 954
                      100                0       100   CME CHF/USD Future
                                                         17.03.03 125000:1                   126 619               0         126 619
                        0           49 000   -49 000   Sulzer AG 22.03.02 C450                     0           4 900          -4 900
                                                                                           4 041 732           4 900       4 036 832
BC) TOTAL DERIVATIVES LONG                                                                33 200 792       1 972 695      31 228 097

Consolidated Financial Information of InCentive Capital AG

         HOLDING                   HOLDING         CHANGE              DESCRIPTION    FAIR VALUE    FAIR VALUE           CHANGE
       31 DEC. 2002              31 DEC. 2001                                        31 DEC. 2002  31 DEC. 2001
                                                                                            CHF           CHF               CHF
BD) DERIVATIVES SHORT
HEALTHCARE

                         0                 -17          17    Amgen Inc 19.01.02
                                                                C65 USD                         0          -571              571
                         0                 -27          27    Barr Laboratories Inc
                                                                19.01.02 C75 USD                0       -26 510           26 510
                         0                 -15          15    Cephalon Inc
                                                                19.01.02 P75 USD                0        -8 812            8 812
                         0                 -63          63    Cor Therapeutics
                                                                19.01.02 P30 USD                0       -65 558           65 558
                         0                 -67          67    Icos Corporation
                                                                19.01.02 C65 USD                0        -5 622            5 622

                         0                -127         127    Immunex Corp 19.01.02
                                                                P25 USD                         0       -10 658           10 658
                                                                                                0      -117 731          117 731
STRATEGIC INVESTMENTS
                   -50 000                   0     -50 000    Centerpulse AG
                                                                24.01.03 P200             -85 500             0          -85 500
                   -30 000                   0     -30 000    Centerpulse AG
                                                                19.03.03 P210            -328 200             0         -328 200
                  -100 000                   0    -100 000    Centerpulse AG
                                                                19.03.03 P220            -848 753             0         -848 753
                  -146 000                   0    -146 000    Centerpulse AG
                                                                10.01.03 P200            -810 300             0         -810 300
                   -80 000                   0     -80 000    Centerpulse AG
                                                                14.02.03 P195            -511 200             0         -511 200
                  -105 000                   0    -105 000    Centerpulse AG
                                                                21.05.03 P230          -3 041 850             0       -3 041 850
                   -38 000                   0     -38 000    Centerpulse AG
                                                                15.05.03 P240            -613 371             0         -613 371
                  -200 000                   0    -200 000    Centerpulse AG
                                                                12.02.03 P200            -704 000             0         -704 000
                         0             -16 000      16 000    Sulzer Basket
                                                                26.07.02 P775                   0    -6 116 750        6 116 750
                         0             -50 000      50 000    Sulzer Basket
                                                                07.02.02 P750                   0   -17 700 000       17 700 000
                         0             -23 000      23 000    Sulzer Basket
                                                                07.02.02 P900                   0   -11 615 000       11 615 000
                         0             -60 000      60 000    Sulzer Basket
                                                                07.03.02 P800                   0   -24 557 226       24 557 226
                         0             -98 000      98 000    Sulzer Medica AG
                                                                22.03.02 P150                   0    -7 938 000        7 938 000
                                                                                       -6 943 174   -67 926 976       60 983 802
OTHER INVESTMENTS
                         0             -49 000      49 000    Sulzer AG 22.03.02 P450           0    -9 481 500        9 481 500
                         0             -27 500      27 500    Sulzer AG 31.01.02 C250           0      -430 925          430 925
                         0             -20 000      20 000    Unaxis Holding AG
                                                                19.06.02 P345.3                 0    -3 390 800        3 390 800
                   -20 000                   0     -20 000    Unaxis Holding AG
                                                                20.05.03 P251.5        -3 169 400             0       -3 169 400
                         0             -10 000      10 000    Zurich Financial
                                                                Serv. 15.02.02 P450             0      -660 000          660 000
                                                                                       -3 169 400   -13 963 225       10 793 825
BD) TOTAL DERIVATIVES SHORT                                                           -10 112 574   -82 007 932       71 895 358
TOTAL DERIVATIVES NET                                                                  23 088 218   -80 035 237      103 123 455
B) TOTAL NON-INDIA INVESTMENTS                                                        505 434 675   108 755 640      396 679 035
TOTAL MARKETABLE SECURITIES                                                           505 997 831   222 911 488      283 086 343

Consolidated Financial Information of InCentive Capital AG

           HOLDING              HOLDING      CHANGE   DESCRIPTION                      FAIR VALUE     FAIR VALUE            CHANGE
         31 DEC. 2002        31 DEC. 2001                                             31 DEC. 2002   31 DEC. 2001
                                                                                           CHF            CHF                CHF
2. PRIVATE EQUITY
HEALTHCARE



                  209 723         209 723         0    MSC Regenos AG (from merger
                                                        with Osiris Therapeutics Inc)     436 518      2 148 177        -1 711 659
                        1               1         0    Pamot Asset Limited Partnership    138 760        594 655          -455 895
                  208 768         208 768         0    Physiome Sciences Inc              475 086      1 465 398          -990 312
                  236 686         236 686         0    Structural Genomix Inc             660 135      3 020 895        -2 360 760
                                                                                        1 710 499      7 229 125        -5 518 626
TECHNOLOGY
                        0          16 127   -16 127    AIC Advanced Integration
                                                         Company AG                             0      3 870 480        -3 870 480
                   50 000          50 000         0    BCAB AG                          2 750 000      4 228 000        -1 478 000
                      273             273         0    Catalyst World Wide
                                                         Ventures N.V.                    483 926      1 152 421          -668 495
                        0          20 000   -20 000    Digital-Logic AG                         0      2 080 000        -2 080 000
                1 261 682       1 261 682         0    Inceptor                                 0      2 071 689        -2 071 689
                        1               1         0    MI Capital LLC                           0        805 550          -805 550
                3 024 683       3 024 683         0    NetByTel                           155 411      2 807 712        -2 652 301
                  746 534         746 534         0    Warrants NetByTel 15.05.03               0              0                 0
                1 428 571        1 428571         0    Pixel Devices                      182 123      3 984 021        -3 801 898
                      667               0       667    Restek Ltd                             155              0               155
                  929 368         929 368         0    USA DATA                         2 098 051      3 984 021        -1 885 970
                                                                                        5 669 666    24 983 894       -19 314 228
OTHER INVESTMENTS




                  275 000         275 000         0    Allied World Assurance
                                                         Holdings Ltd                   4 166 963      5 202 533        -1 035 570
                                                                                        4 166 963      5 202 533        -1 035 570
TOTAL PRIVATE EQUITY                                                                   11 547 128     37 415 552       -25 868 424
3. FORWARD FOREX CONTRACTS
                                                       Forward Forex Contracts Long       419 510      3 774 924        -3 355 414
                                                       Forward Forex Contracts Short            0       -918 537           918 537
TOTAL FORWARD FOREX CONTRACTS NET                                                         419 510      2 856 387        -2 436 877
TOTAL INVESTMENTS                                                                     517 964 469    263 183 427       254 781 042


Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED SCHEDULE OF MOVEMENTS IN INVESTMENTS

1 January to 31 December 2002

                                                       COST OF                REALIZED           UNREALIZED            MARKET
                                                   INVESTMENTS            GAINS/LOSSES         GAINS/LOSSES             VALUE
                                                           CHF                     CHF                  CHF               CHF
A) MARKETABLE SECURITIES

1 JANUARY 2002                                     254 434 202                                  -31 522 714       222 911 488
Cost of purchases                                  942 730 722                                                    942 730 722
Cost of sales                                     -791 541 514                                                   -791 541 514
Realized gains                                                             204 899 400
Realized losses                                                           -115 950 144
Change in unrealized market gains                                                               304 994 066       304 994 066
Change in unrealized market losses                                                             -173 111 720      -173 111 720
Change in unrealized exchange gains/losses                                                           14 789            14 789
                                                   151 189 208              88 949 256          131 897 135       283 086 343

31 DECEMBER 2002                                   405 623 410                                  100 374 421       505 997 831

B) PRIVATE EQUITY

1 JANUARY 2002                                      47 736 060                                  -10 320 508        37 415 552

Cost of purchases                                   11 813 155                                                     11 813 155
Cost of sales                                      -25 598 595                                                    -25 598 595
Realized gains                                                                       0
Realized losses                                                            -19 409 096
Change in unrealized market gains                                                                 7 827 723         7 827 723
Change in unrealized market losses                                                              -16 450 026       -16 450 026
Change in unrealized exchange gains/losses                                                       -3 460 681        -3 460 681

                                                   -13 785 440             -19 409 096          -12 082 984       -25 868 424


31 DECEMBER 2002                                    33 950 620                                  -22 403 492        11 547 128


C) TOTAL INVESTMENTS (EXCLUDING FORWARD
FOREX CONTRACTS)


1 JANUARY 2002                                     302 170 262                                  -41 843 222       260 327 040

Cost of purchases                                  954 543 877                                                    954 543 877
Cost of sales                                     -817 140 109                                                   -817 140 109
Realized gains                                                             204 899 400
Realized losses                                                           -135 359 240
Change in unrealized market gains                                                               312 821 789       312 821 789
Change in unrealized market losses                                                             -189 561 746      -189 561 746
Change in unrealized exchange gains/losses                                                       -3 445 892        -3 445 892

                                                   137 403 768              69 540 160          119 814 151       257 217 919

31 DECEMBER 2002                                   439 574 030                                   77 970 929       517 544 959

Consolidated Financial Information of InCentive Capital AG


A. ACCOUNTING POLICIES


The consolidated financial statements of InCentive Capital AG ("the Company") have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Committee
(IASC) including IAS 39 "Financial Instruments: Recognition and Measurement".

Note 1 PRINCIPLES OF CONSOLIDATION

The consolidated financial statements of the Company comprise the annual financial statements of the Company itself as well as those of all subsidiaries in which they, directly or indirectly, have an interest of more than one half of the voting rights, or have the power to exercise control over operations. Subsidiary companies are consolidated from the date of acquisition or incorporation using the purchase method. The consolidated financial statements of the Company include the accounts of the following wholly owned subsidiaries:

InCentive Capital AG, Zug

-        Taj Investments Limited, Port Louis, Mauritius

-        InCentive Investment ( Jersey) Limited, St Helier, Jersey

-        BioCentive Limited, Hamilton, Bermuda

-        InCentive Investment Services AG, Zurich, Switzerland

-        BioCentive AG, Zug, Switzerland

-        Centive AG, Zug, Switzerland

-        ImmoCentive AG, Zug, Switzerland

The consolidated financial statements are denominated in Swiss Francs (CHF). The Companies' and their subsidiaries' books and records are also maintained in Swiss Francs, this being the functional currency of all the companies. Thus, no translation differences result on consolidation.

INVESTMENT IN ASSOCIATES
Investments in associates are accounted for by the equity method of accounting. Associated companies are those companies in which InCentive Capital AG has an interest of between 20% and 50% of the voting rights and over which it exercises significant influence but which it does not control.

An investment which is held exclusively with a view to its subsequent disposal in the near future is not accounted for by the equity method of accounting. This is in line with the strategic investment policy of InCentive Capital AG as described in the offering circular and listing memorandum of November 2000.

Note 2 SIGNIFICANT ACCOUNTING POLICIES

FOREIGN CURRENCY TRANSLATION
Foreign currency transactions are accounted for at exchange rates prevailing at the date of the transaction. At year-end, assets and liabilities denominated in foreign currencies are translated into Swiss francs at the exchange rate in force at balance sheet date. Gains and losses resulting from the settlement of such transactions and from translation at year-end are recognized in the income statement.

The following exchange rates were used:

                            31 DECEMBER 2002        31 DECEMBER 2001
US Dollar                            1.3876                  1.6784
Norwegian Krone                     19.9650                 18.3908
Indian Rupee                         0.0289                  0.0345
Euro                                 1.4538                  1.4814
Great Britain Pound                  2.2267                  2.4308
Swedish Krone                       15.8800                     n/a
Canadian Dollar                      0.8810                     n/a


FINANCIAL INSTRUMENTS
The majority of the InCentive Capital AG Group's balance sheet positions qualify as financial instruments as defined by IAS 39. Their particular recognition methods adopted are disclosed in the specific comments related to each item.

Consolidated Financial Information of InCentive Capital AG


CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash in hand plus current accounts with banks and time deposits due within three months.

ACCOUNTING FOR INVESTMENT TRANSACTIONS
Investment securities transactions are accounted for on a trade date basis. The Company uses the "first in first out" cost method for determining the realized gain or loss on disposal of investments, which is booked through the profit and loss account. Upon realization the corresponding unrealized gains and losses from previous periods are reversed. Dividend income and other distributions are recorded net of non-refundable withholding taxes on the ex-dividend date. Interest income is recorded on an accrual basis.

INVESTMENTS IN MARKETABLE SECURITIES
Investments in marketable securities are recorded at fair market value.

Securities that are traded on a stock exchange or any other regulated market are valued on the basis of their last available prices. Securities that are listed on more than one stock exchange are valued at prices as available on what constitute their main markets.

Securities that are not listed on any stock exchange but are regularly traded over the counter are valued at their last available market price.

In accordance with IAS 39 "Financial Instruments: Recognition and Measurement" investments are classified as available for sale. Gains and losses arising from a change in the fair value of the securities are included in net profit or loss.

DERIVATIVES
Derivative financial instruments including foreign exchange contracts, precious metals, futures and equity-linked options (both written and purchased) are initially recognized in the balance sheet at cost (including transaction costs) and are subsequently remeasured at their fair value. Fair values are obtained from quoted market prices.

PRIVATE EQUITY
The Company holds unquoted investments that are classified as "private equity" in the balance sheet. These investments are valued at their fair value, as determined in good faith by the board of directors and taking into consideration prices recently paid by independent third parties. Gains and losses arising from a change in the fair value of the securities are included in net profit or loss.

As soon as an IPO has taken place, an investment is reallocated to marketable securities and is valued as such.

CAPITAL INCREASE COSTS
For capital increase at nominal value, the related issuance costs are recorded as an expense in the income statement. To the extent that a capital increase occurs at a premium, the related issuance costs are charged directly against additional paid-in capital in shareholders' equity.

TAXES
InCentive Capital AG was granted holding Company status by the local tax authorities of Zug. The holding Company status results in complete income tax exemption and a reduced capital taxation for cantonal and communal tax purposes.

For Swiss federal tax purposes, InCentive Capital AG will benefit from a participation relief with respect to dividend income and capital gains from qualifying participations. Other income and the portion of dividends and capital gains to which the participation relief does not apply are subject to a deductible corporate income tax of 8.5%. No capital tax is levied at the federal level.

InCentive Capital AG invests in India through its Mauritius subsidiary, Taj Investments Ltd, and expects to obtain treaty benefits under the double taxation treaty between Mauritius and India based on the tax residence certification from the Mauritius authorities. In Mauritius, Taj Investments Ltd is liable to income tax under the current Mauritius legislation at the rate of 0%. As from tax year of assessment 2003/04, the Company is liable to tax in Mauritius at 15% on its taxable income. It is however entitled to a tax credit equivalent to the higher of the actual foreign tax suffered and 80% of the Mauritian tax on its foreign source income. Capital gains of the Company are exempt from tax in Mauritius. For the years ended 31 December 2002 and 2001, no provision for Mauritius taxes are considered necessary as a result of accumulated tax losses recorded by Taj Investments Ltd. The foregoing is based on current interpretation and practice and is subject to any future changes in Indian or Mauritian tax laws and in the treaty between India and Mauritius.

The subsidiaries InCentive Investment ( Jersey) Ltd and BioCentive Limited, Hamilton, Bermuda, are not subject to income taxes.

As a consequence of the tax status of InCentive Capital AG, no deferred tax assets are recognized on timing differences and on tax loss carry-forwards.

Taxes payable as a result of consolidation are dealt with in accordance with IAS 12.

Consolidated Financial Information of InCentive Capital AG


TREASURY SHARES
Treasury shares are own shares owned by the Company. They are valued at purchase cost and are presented as a deduction from equity. Gains or losses on sales of own shares are charged or credited to the retained earnings account in equity.

B. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


Note 1 CASH AND CASH EQUIVALENTS

                                     31 DECEMBER 2002         31 DECEMBER 2001
                                            CHF                      CHF
Cash in hand and at banks                24 043 056               37 538 438
Time deposits                           157 673 640              217 697 538
TOTAL                                   181 716 696              255 235 976


Note 2 INVESTMENTS

Details of the investments held at 31 December 2002 and 2001 are shown in the Consolidated schedule of investments. Details of the realized and unrealized gains and losses for the year of 2002 are presented in the Consolidated schedule of movements in investments.

DATE          POSITIONS                   MARKET VALUE       LATEST EXPIRING DATE      COVERING SHARES          CONTRACT VOLUME
31.12.2002    6 purchased call options     29 159 060             21.05.2003               669 000                 140 070 000
31.12.2002    9 sold put options           10 112 574             21.05.2003               769 000                 161 400 000
31.12.2001    13 purchased call options     1 646 576             20.04.2002               326 300                 100 754 746
31.12.2001    6 purchased put options         326 108             16.02.2002                31 000                   2 310 318
31.12.2001    11 sold put options          81 544 304             26.07.2002               346 500                 167 794 930
31.12.2001    4 sold call options             463 628             31.01.2002                38 600                   8 131 282


The "private equity" investment in MI Capital LLC is a pure investment without further obligations to the Company.

Note 3 OTHER RECEIVABLES

                                      31 DECEMBER 2002                          31 DECEMBER 2001
                                             CHF                                      CHF
Loan due from Digital-Logic AG                    0                                10 313 000
Withholding taxes receivable                340 552                                 1 481 534
Other accounts receivable                    39 068                                     3 990
Loan due from Restek Ltd                  4 002 000                                         0
TOTAL                                     4 381 620                                11 798 524


Note 4 ACCOUNTS PAYABLE

                                      31 DECEMBER 2002                         31 DECEMBER 2001
                                             CHF                                      CHF
Directors' fee                              701 662                                  451 748
Social security                              33 308                                   50 636
Accounting and administration fees           93 087                                  187 511
Asset management fees                     2 304 201                                2 281 915
TOTAL                                     3 132 258                                2 971 810

Consolidated Financial Information of InCentive Capital AG


Note 5 ACCRUED EXPENSES

                                      31 DECEMBER 2002                         31 DECEMBER 2001
                                             CHF                                      CHF
Investment advisory fees                      93 883                                 482 287
Professional fees                            165 983                                       0
Custodian fees                                 1 434                                 634 118
Audit and administration fees                163 009                                 471 627
Management fees                            2 081 400                               4 833 300
Guarantee                                    750 000                                       0
Capital tax                                  404 894                                 420 397
TOTAL                                      3 660 603                               6 841 729


Note 6 Other current liabilities

                                      31 DECEMBER 2002                         31 DECEMBER 2001
                                             CHF                                      CHF
Tax at source                                 56 000                                  40 360
TOTAL                                         56 000                                  40 360


Note 7 INCOME TAX ACCRUAL

The income tax accrual can be split into current and deferred tax accruals as follows:

CURRENT TAX ACCRUAL

Balance at 1 January 2002                                                157 235
Taxes paid                                                                     0
Subtotal at 31 December 2002                                             157 235

DEFERRED TAX ACCRUAL

Provision at 1 January 2002                                               68 246
Release of deferred tax accrual                                          -68 246
Subtotal at 31 December 2002                                                   0
TOTAL INCOME TAX ACCRUAL                                                 157 235


Tax expense is calculated using the liability method, in which deferred taxes are determined by applying a future expected tax rate on temporary differences arising between the tax basis of assets and liabilities and their carrying values for financial reporting purposes.

Of the net consolidated income before tax of InCentive Capital AG of CHF 178 431 092 (gain) in 2002 (2001: CHF - 441 335 917 (loss)), CHF 977 416
(gain) (2001: CHF - 25 564 530 (loss)) came from Taj Investments Ltd, Mauritius, where the applicable tax rate is nil.

The current tax accrual resulted from dividends not qualifying for participation relief, realized capital gains and interest in Incentive Investment AG prior to the merger on 31 October 2000 that are subject to the federal income tax. The deferred tax accrual results from unrealized capital gains not qualifying for participation relief of CHF 0 (2001: CHF 870 480) that are subject to the federal income tax at the effective rate of 7.84%.

At 31 December 2002 InCentive Capital AG had Swiss tax loss carry-forwards of CHF 41 878 941 (2001: CHF 78 036 573). As the utilization of these loss carry-forwards by set-off against future taxable profits is very uncertain due to the participation relief for federal income tax, and the effective income tax rate may be nil, no deferred tax asset is recognized in the financial statement.

Note 8 SHARE CAPITAL

The Company's share capital as per 31 December 2002 comprised 2 147 202 (31 December 2001: 2 147 202) bearer shares with a nominal value of CHF 20 each.

Consolidated Financial Information of InCentive Capital AG


At the ordinary general meeting of 15 May 2002, the Board of Directors of InCentive Capital was authorized as per Article 651 of the Swiss Code of Obligations to increase the share capital by maximum CHF 21 472 020 divided into 1 073 601 bearer shares with a nominal value of CHF 20 ("Genehmigte Kapitalerhohung") which had not been issued by 31 December 2002.

In addition, at the ordinary general meeting of 15 May 2002, the Board of Directors of InCentive Capital was authorized as per Article 653 of the Swiss Code of Obligations to increase the share capital by maximum CHF 21 472 020 divided into 1 073 601 bearer shares with a nominal value of CHF 20 ("Bedingte Kapitalerhohung") which had not been issued by 31 December 2002.

Note 9 SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE


The share capital comprises as follows:

                                                                                      31 DECEMBER 2002        31 DECEMBER 2001
Number of authorized, issued and paid shares                                             2 147 202                2 147 202
Nominal value per share (in CHF)                                                                20                       20
Gain/Loss (-) per year (in CHF)                                                        178 431 092             -441 335 917
Weighted average number of shares                                                        2 107 232                2 142 420
Net gain/loss (-) per share (in CHF)                                                            85                     -206
Net asset value (excluding treasury shares) per share as per 31 December (in CHF)              326                      243



Note 10 OTHER INCOME

                                      31 DECEMBER 2002                         31 DECEMBER 2001
                                             CHF                                      CHF
Released accruals                          2 081 400                                       0
Other                                      2 384 459                                 237 276
TOTAL                                      4 465 859                                 237 276


Note 11 OTHER ADMINISTRATIVE EXPENSES

Prior-year figure considers the costs of the public tender offer for all the publicly held registered shares of Sulzer AG, Winterthur.

Note 12 RESTRICTIONS ON ASSETS

There are no restrictions on the Companies' assets.

Note 13 FINANCIAL INSTRUMENTS

The various risks associated with the financial instruments can be summarized as follows:

Concentration risk
At 31 December 2002, significant portions of the Company's net assets are concentrated in:

- Current assets and short-term time deposits with various first-class counterparties.

- Indian securities, which involve certain consideration and risks not typically associated with investments in other more developed markets. In addition to its smaller size, lower liquidity and greater volatility, the Indian securities market is less developed and there is often substantially less publicly available information about Indian issuers than there is in developed markets.

- Future economic and political developments in India could adversely affect the liquidity or value, or both, of the securities in which the Companies are invested. Furthermore, the Companies' ability to hedge their currency risk is limited and, accordingly, the Companies may be exposed to currency devaluations and other exchange rate fluctuations.

- Financial instruments (shares,options etc.) of/on a single company as the purpose of InCentive Capital AG is the direct or indirect acquisition, management and disposal of all forms of participations in quoted and unquoted domestic and foreign companies with no regard to risk diversification.

Consolidated Financial Information of InCentive Capital AG


CREDIT RISK

The Company has no significant concentrations of credit risk. Cash and cash equivalents and investments are held with first-rate financial institutions.

MARKET RISK

In keeping with its objectives a major part of the Company's assets are invested in marketable securities. The Company is thus subject to price fluctuations in currency and stock markets.

INTEREST RISK

The Company is in principal equity-financed and has no long-term interest rate risk exposures.

Note 14 MANAGEMENT FEES

MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.

Morgan Stanley Dean Witter Investment Management Inc., New York, has been Investment Advisor of Taj Investments Ltd. For its services under the Investment Advisory Agreement, the Investment Advisor receives a fee from Taj Investments Ltd, Mauritius, payable in US Dollars at an annual rate of 1% of Taj Investments Ltd average net assets (the "Fixed Fee"). The Fixed Fee is calculated on the Friday of each week ("Valuation Date"), and is paid quarterly in arrears.

INCENTIVE ASSET MANAGEMENT AG

InCentive Asset Management AG, Zurich, (100% owned by Rene Braginsky), has been Investment Advisor of InCentive Capital AG. For its services under the Investment Advisory Agreement, the Investment Advisor receives a fee from InCentive Capital AG, Zug, payable in Swiss Francs and based on a quarterly rate of 0.3% of InCentive Capital AG's net assets at the end of each quarter.

MERLIN BIOMED NORTH, INC.

Merlin Biomed North, Inc., New York, has been an Investment Advisor for BioCentive Ltd. For services under the Investment Advisory Agreement, the Investment Advisor receives a management fee from BioCentive Ltd, payable in US Dollars and based on a quarterly rate of 0.2% of the net asset value of the managed assets at the beginning of each quarter. The Investment Advisor is entitled to a performance fee of up to 16% of the appreciation in excess of a hurdle of 8% of the net asset value of the managed assets, payable at year-end. The agreement has been cancelled in August 2002.

Note 15 RELATED PARTY TRANSACTIONS

Parties are considered to be related if one party has the ability to control the other party or to exercise significant influence over the other party in making financial or operational decisions.

The following related parties are considered relevant to the Company as of 31 December 2002 as well as 31 December 2001:

Members of the board of directors and the CEO of the Company
InCentive Asset Management AG, Zurich, Switzerland
Mesco Ltd, Ridgefield, USA
Bar & Karrer, Zurich, Switzerland

The related party transactions comprise the following:

                               31 DECEMBER 2002            31 DECEMBER 2001
Asset management fees                 8 688 451                   8 185 607
Legal and advisory fees                 671 204                     590 234
Directors' remuneration                 823 153                     497 568


The related party transactions are based on customary business contracts (see
Note 14) and are effected at normal market conditions.

Note 16 CONTINGENT LIABILITIES AND OFF-BALANCE SHEET TRANSACTIONS


According to a shareholders agreement concerning Restek Ltd, dated 19/24/25 July 2002 InCentive Investment ( Jersey) Ltd has agreed to subscribe - upon first request from the directors of Restek Ltd - another 500 registered shares at GBP
0.10 par value each under exchange of the subscription rights and at the same time to grant a further interest-free loan of CHF 3 000 000 to Restek Ltd.

Consolidated Financial Information of InCentive Capital AG


On behalf of InCentive Investment ( Jersey) Ltd, letters of indemnity regarding unlimited amounts and maturities were issued in favour of five international banks. In these letters, InCentive Capital AG guarantees the full and punctual payment of all amounts owed by the subsidiary in connection with transactions entered into with the five banks.

The Company shows no borrowings of securities as at 31 December 2002 (31 December 2001: 174 299 registered shares of Sulzer AG, fair value per share CHF 255, fair value in total CHF 44 446 245).

There were no other contingencies and off-balance sheet transactions as at the balance sheet dates, with the exception of the option contracts mentioned in
Note 2 above.

Note 17 CUSTODIANS

As at 31 December 2002 shares are deposited at:

-        Swiss American Securities Inc, New York

-        UBS, Zurich

-        SIS SegaInterSettle, Zurich

-        Bank Sal. Oppenheim jr. & Cie (Schweiz) AG, Zurich

-        Sal. Oppenheim jr. & Cie KgaA, Cologne

-        BNP Paribas, New York

-        JP Morgan Chase, Luxembourg

-        ABN AMRO Bank N.V., Amsterdam Zurich Branch

-        Lehman Brothers Finance S.A., Zurich

-        Morgan Stanley Dean Witter, New York

-        Prudential Securities Inc, New York


Note 18 SIGNIFICANT SHAREHOLDERS

The Company has issued exclusively bearer shares. The Company is aware of the following shareholders with interests exceeding 5%:

                                                                31 DECEMBER 2002
Zurich Financial Services, Zurich, Switzerland                            24.96%
III Institutional Investors International Corp., Grand Cayman,
  Cayman Islands                                                          20.87%
Rene Braginsky, Zurich, Switzerland                                       20.00%
Family Hans Kaiser, Switzerland                                           11.01%


Note 19 SEGMENT REPORTING

InCentive Capital AG's sole business segment is the direct or indirect acquisition, management and disposal of all forms of participation in quoted and unquoted domestic and foreign companies, resulting in no segment disclosure reporting as per IAS 14.

Note 20 SUBSEQUENT EVENTS

On 20 March 2003, Smith & Nephew Group Plc, London, UK, pre-announced two parallel public tender offers for all publicly held shares of Centerpulse Ltd and InCentive Capital Ltd.

This was the consequence of a transaction agreement of the same date in which Smith & Nephew and Centerpulse agreed to combine their businesses to create a leading global orthopedics company. Under said transaction agreement, Smith & Nephew undertook to achieve this combination by way of a share and cash offer for all publicly held registered shares in Centerpulse.

With some 19% of the share capital and voting rights of Centerpulse, InCentive Capital is the largest shareholder of the company. Therefore, Smith & Nephew also entered into a transaction agreement with InCentive Capital under which it undertook to acquire, inter alia, InCentive Capital's interest in Centerpulse by way of a share and cash offer for all publicly held shares of InCentive Capital.

The transaction agreement was complemented by a tender agreement, in which InCentive's main shareholders, namely Zurich Versicherungs-Gesellschaft, III Institutional Investors International Corp., Mr. Rene Braginsky and the Hans Kaiser family, who together hold approximately 77% of InCentive Capital's outstanding shares, undertook, inter alia, to tender their InCentive Capital shares under the tender offer submitted by Smith & Nephew Group Plc. The Board of Directors of InCentive Capital has recommended its shareholders to accept the offer. For details of the proposed transactions we refer to the offer documents.

On behalf of InCentive Investment ( Jersey) Ltd, InCentive Asset Management AG signed a subscription form, dated 30 December 2002 re Bogar AG, Zurich, for 15 100 registered shares with a par value of CHF 10 each at a price of CHF 360, moreover a told maximum of 19% of Bogar AG.

There have been no other material post-balance sheet events that would require disclosure or adjustment to the financial statements.

On 19 March 2003, the board of directors reviewed the financial statements and authorized them for issue. These financial statements will be submitted to the annual general meeting of shareholders to be held on 5 June 2003 for approval.

Statutory Financial Information of InCentive Capital AG

BALANCE SHEET
31 December 2002/2001


                                                        31 DECEMBER 2002                  31 DECEMBER 2001
                                                                     CHF                               CHF
ASSETS
Cash and due from banks                                      111 232 527                       113 498 798
Investments
     Marketable securities                                     2 580 000                         7 790 000
     Replacement values of forward forex contracts                     0                         1 674 802
Due from group
companies                                                              0                       108 837 655
Other receivables                                                341 859                         1 484 302
Accrued income and prepaid expenses                               14 847                            62 604
TOTAL CURRENT ASSETS                                         114 169 233                       233 348 161
Non-current financial investments                                483 926                         4 152 421
Own shares                                                     3 720 088                         9 147 627
Participations                                               434 084 303                       312 052 508
TOTAL NON-CURRENT
ASSETS                                                       438 288 317                       325 352 556
TOTAL ASSETS                                                 552 457 550                       558 700 717
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable                                               3 068 755                         2 176 768
Due to group companies                                         1 404 391                        25 364 491
Accrued expenses                                               1 746 230                           713 937
Provision for participations                                           0                        10 241 000
Other current liabilities                                         56 000                            40 360
TOTAL CURRENT LIABILITIES                                      6 275 376                        38 536 556
Share capital                                                 42 944 040                        42 944 040
General legal reserve                                        461 536 688                       506 109 149
Reserve for own shares                                         3 720 088                         9 147 627
Other reserve                                                 50 000 000                                 0
Accumulated loss                                             -12 018 642                       -38 036 655
TOTAL SHAREHOLDERS' EQUITY                                   546 182 174                       520 164 161
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   552 457 550                       558 700 717

Statutory Financial Information of InCentive Capital AG

INCOME STATEMENT
1 January to 31 December 2002/2001

                                               1 JANUARY 2002 -                           1 JANUARY 2001 -
                                               31 DECEMBER 2002                           31 DECEMBER 2001
                                                            CHF                                        CHF
Interest income                                       7 094 528                                  7 419 304
Dividend income                                     206 163 303                                    343 000
Gain/loss (-) on investments                          2 783 281                                -16 808 978
Gain/loss (-) on own shares                           1 253 968                                   -183 691
Other income                                             21 732                                      5 612
TOTAL INCOME/LOSS(-)                                217 316 812                                 -9 224 753
Interest expense                                      1 002 219                                    821 731
Administration fees                                   3 355 906                                 15 646 746
Asset management fees                                 8 908 138                                  8 470 276
Depreciation of participations                      177 968 205                                          0
TOTAL EXPENSE                                       191 234 468                                 24 938 753
GAIN/LOSS (-) FOR THE YEAR BEFORE TAX                26 082 344                                -34 163 506
Taxation                                                 64 331                                     61 645
GAIN/LOSS (-) FOR THE YEAR                           26 018 013                                -34 225 151

Statutory Financial Information of InCentive Capital AG

NOTES TO THE STATUTORY FINANCIAL STATEMENTS as of 31 December 2002

NOTE 1 SIGNIFICANT PARTICIPATIONS                                          BUSINESS ACTIVITY    CAPITAL INTEREST    SHARE CAPITAL
                                                                                                            IN %              CHF
BioCentive AG, Zug, Switzerland                                            Investments                       100          100 000
BioCentive Limited, Hamilton, Bermuda                                      Investments                       100        1 500 000
Centive AG, Zug, Switzerland                                               Investments                       100          100 000
ImmoCentive AG, Zug, Switzerland                                           Investments                       100          100 000
InCentive Investment (Jersey) Limited, St Helier, Jersey                   Investments                       100        7 300 000
InCentive Investment Services AG, Zurich, Switzerland                      Investments                       100          500 000
Taj Investments Limited, Port Louis, Mauritius                             Investments                       100          284 303
TOTAL SIGNIFICANT PARTICIPATIONS                                                                                        9 884 303


NOTE 2 SHAREHOLDERS' EQUITY                                         31 DECEMBER 2002      31 DECEMBER 2001
                                                                                 CHF                   CHF
SHARE CAPITAL                                                             42 944 040            42 944 040
GENERAL LEGAL RESERVE
BEGINNING OF PERIOD                                                      506 109 149           515 256 776
Allocation to other reserve                                              -50 000 000                     0
Allocation (-)/reallocation to/from the reserve for own shares             5 427 539            -9 147 627
ENDING OF PERIOD                                                         461 536 688           506 109 149

Statutory Financial Information of InCentive Capital AG


RESERVE FOR OWN SHARES                                                31 DECEMBER 2002   31 DECEMBER 2001
                                                                                   CHF                CHF
BEGINNING OF PERIOD                                                          9 147 627                  0
38 427 bearer shares at CHF 20 par value each,
  repurchased at average CHF 275.2102 from 3 July 2001 to
  31 December 2001                                                                             10 575 504
32 994 bearer shares at CHF 20 par value each, repurchased at
  average CHF 292.3217 from 1 January 2002 to 31 December 2002               9 644 864
3 959 bearer shares at CHF 20 par value each, sold at average
  CHF 314.2677 from 2 August 2001 to 31 December 2001                                          -1 244 186
54 829 bearer shares at CHF 20 par value each, sold at average
  CHF 297.76888 from 1 January 2002 to 31 December 2002                    -16 326 371
Realized gain/loss (-) on own shares                                         1 253 968           -183 691
ENDING OF PERIOD                                                             3 720 088          9 147 627
OTHER RESERVE
BEGINNING OF PERIOD                                                                  0                  0
Allocation from general legal reserve                                       50 000 000                  0
ENDING OF PERIOD                                                            50 000 000                  0

NOTE 3 AUTHORIZED AND CONDITIONAL CAPITAL INCREASE     31 DECEMBER 2002   31 DECEMBER 2001
                                                                    CHF                CHF
Authorized share capital increase                            21 472 020         21 472 020
Conditional share capital increase                           21 472 020                  0

NOTE 4 SIGNIFICANT SHAREHOLDERS                                 31 DECEMBER 2002
The Company has issued exclusively bearer shares and is
  aware of the following shareholders with interests
  exceeding 5%:                                                           24,96%
Zurich Financial Services, Zurich III Institutional
  Investors International Corp.,Grand Cayman,Cayman
  Islands                                                                 20,87%
Rene Braginsky, Zurich                                                    20,00%
Family Hans Kaiser                                                        11,01%


NOTE 5 GUARANTEES

On behalf of InCentive Investment (Jersey) Ltd, letters of indemnity regarding unlimited amounts or maturities were issued in favour of five international banks. In these letters, InCentive Capital AG guarantees the full and punctual payment of all amounts owed by the subsidiary in connection with transactions entered into with the five banks.

Statutory Financial Information of InCentive Capital AG

CURRENT ADJUSTMENT OF THE NET LOSS FOR THE PERIOD


                                         31 DECEMBER 2002                  31 DECEMBER 2001
                                                      CHF                               CHF
Loss brought forward                            -38036655                          -3811504
Gain/loss (-) for the period                     26018013                         -34225151
NET LOSS AT THE END OF THE PERIOD               -12018642                         -38036655

SHAREHOLDER INFORMATION

REGISTERED AND PRINCIPAL              InCentive Capital AG,
  OFFICE                              Zug, Switzerland
PRINCIPAL SHAREHOLDERS                Zurich Financial Services
                                        Group                               25%
                                      III Institutional
                                        Investors International
                                        Corp.                               21%
                                      Rene Braginsky                        20%
                                      Hans Kaiser Family                    11%
TYPE OF SECURITIES                    Bearer shares; each share
                                      carries one vote
OUTSTANDING SHARES                    2 147 202
NOMINAL VALUE PER SHARE               CHF 20
AUDITORS                              PricewaterhouseCoopers AG,
                                        Zurich, Switzerland
LISTING                               SWX Swiss Exchange,
                                        investment companies
                                        segment
SECURITY NUMBER                       286089
STOCK INFORMATION
  Telekurs                            INC
  Bloomberg                           INC SW
  Reuters                             ICVZ.S
NAV PUBLICATION                       Finanz & Wirtschaft
                                      Financial Times
REPORTING                             Annual Report, Interim
                                        Report
                                      Permanent information on
                                        the internet
CONTACT ADDRESS, INVESTOR
  RELATIONS                           Raoul Bloch
                                      InCentive Asset
                                      Management AG
                                      Todistrasse 36
                                      CH-8002 Zurich
                                      Phone +41 (1) 205 93 00
                                      Fax +41 (1) 205 93 05
                                      mail@incentiveasset.ch
                                      www.incentivecapital.ch

                              InCentive Capital AG
                                 Baarerstrasse 8
                                   CH-6301 Zug
                             Phone +41 41 712 29 45
                              Fax +41 41 712 29 46
                            mail@incentivecapital.ch
                             www.incentivecapital.ch

                                                                         Annex B

Excerpt From InCentive Capital AG Annual Report 2001

 Annual Report 2001

                                                      [INCENTIVE CAPITAL IMAGE]

INCENTIVE CAPITAL AT A GLANCE


InCentive Capital AG is an investment company domiciled in Zug, Switzerland. Its corporate history started in the form of Incentive Investment AG, which was incorporated in 1985. Incentive Investment was merged into India Investment AG at the end of October 2000, and renamed InCentive Capital. It is listed on the investment companies segment of the SWX Swiss Exchange.

InCentive Capital acquires stakes in Swiss or foreign public or private companies. Its primary purpose is to catalyse change in companies which in the opinion of InCentive Capital are undervalued or which have strategic potential, primarily through M&A transactions, restructuring and participation in industry consolidation. InCentive Capital also invests selectively in areas such as healthcare, technology, and the Indian economy.

From its foundation in 1985 to 31 December 2001, the InCentive Group has achieved compounded annual investment returns of approximately 20%.

KEY FIGURES


As of and for the year ended 31 December 2001


Total shareholders' equity                          CHF million            511.8
Percentage cash of total assets                     Percent                   40
Share price                                         CHF                      263
NAV per share                                       CHF                      243


IN A NUTSHELL


-        Catalyst for change

-        Proven investment track record

-        Entrepreneurial investment strategy

                               Catalyst for Change

                               INVESTMENT APPROACH

InCentive Capital's investment objective is to leverage its network, expertise and financial resources to act as a catalyst for change. Target companies, whether Swiss or foreign, private or public, will be undervalued in our opinion, but will have strategic potential primarily through M&A transactions, restructuring or participation in industry consolidation.

Key factors influencing investment decisions are determined by the opportunity to:

-        build an equity position significant enough to catalyse change;

- leverage such a position, either through the use of financial instruments or through co-investments with strategic industrial or financial partners; and

-        exit the investment with above-average returns.


InCentive may initiate friendly or unsolicitate take-over bids in achieving its investment objectives. InCentive also invests selectively in sectors such as healthcare, technology and for the time being in companies with an India focus.

CATALYST-FOR-CHANGE STRATEGY SINCE 1985


InCentive Capital, through its predecessor Incentive Investment, has developed a track record as a catalyst for change since its founding in 1985.

India Investment, the smaller predecessor company of InCentive Capital, was listed on the SWX Swiss Exchange in 1994, the year of its inception, and moved to the investment companies' segment in 1997. India Investment's aim was to achieve long-term capital growth, mainly through investments in securities of Indian companies or in shares of international companies with interests in India.

Incentive Investment purchased an initial stake in India Investment in 1994. After successfully launching a public tender offer for all India Investment shares in public hands in 2000, Incentive Investment merged the two companies, and changed the name of the surviving entity, India Investment, to InCentive Capital.

The formation of InCentive Capital reflects the result of several capital market transactions such as an acquisition, reverse merger and capital increase, thereby leveraging its expertise to its own corporate structure. The process combines the strengths of the two predecessor companies and satisfies the interests of all predecessor stakeholders. This was achieved in three respects. First, InCentive Capital can access the capital markets through its listing on the SWX Swiss Exchange. Second, a sectoral investment approach can be applied to the combined portfolio, and third, the combined entities' market capitalization was significantly boosted.

An overview of corporate activity since incorporation illustrates Incentive's investment strategy and track record.

INDUSTRIAL STRATEGY

In 1986, Incentive Investment accumulated a 60% stake in an undervalued industrial holding company, Ateliers de Charmilles SA, Geneva, which became the first vehicle for the execution of Incentive's industrial investment strategy. At the time, Ateliers de Charmilles' major participation was a 49% holding in Charmilles Technologies SA (spark erosion machines), which Incentive later sold to Georg Fischer Ltd, Schaffhausen, giving the latter full control of Charmilles Technologies. As part of the negotiated price, Ateliers de Charmilles acquired options to take a participation in Georg Fischer. Ateliers de Charmilles used these options as a platform to build a strategic 10% stake in Georg Fischer, thereby becoming its principal individual shareholder. This stake was sold in 1990.

In 1987, Ateliers de Charmilles bought a majority stake in the privately owned Roventa-Henex SA, Bienne, a leading Swiss company in the design and manufacturing of private label prestige brand watches. The Roventa-Henex participation was transferred to Incentive Investment, who managed the investment actively until it was successfully sold in a management buy-out in 1997.

MEDIA AND TELECOMMUNICATIONS STRATEGY

Proceeds from the industrial strategy were reinvested to implement a strategic vision in the media and telecommunications sector. Incentive Investment purchased a 31% stake in SECE Cortaillod Holding SA, a company with various interests in cable manufacturing, telecommunications, energy, electronics and distribution of electrical material, at a time when market perception of the value of cable manufacturing assets was relatively low. SECE Cortaillod's most notable investments - in addition to its own cable manufacturing plant - were a 46% stake in SACT Cossonay SA (holding substantial cable assets), and a 68% stake in Rediffusion, the largest Swiss cable TV network with approximately 500 000 subscribers at the time.

In 1991, Ateliers de Charmilles concluded an agreement with Alcatel SA, Paris, to cooperate in the Cossonay/Cortaillod matter. In 1993, due to their significant combined influence, the pool partners, Ateliers de Charmilles and Alcatel, induced Cortaillod to initiate a friendly bid for Cossonay. Cossonay and Cortaillod were merged and the combined operations were refocused on cable manufacturing, cable TV and the distribution of electrical equipment. In 1994, in order to gain control of the Cortaillod Group, Alcatel offered to buy Ateliers de Charmilles. Incentive Investment accepted the offer, provided the same offer was made to the minority shareholders of Ateliers de Charmilles - this voluntary equal treatment of all shareholders being a novum on the SWX Swiss Exchange at that time.

FINANCIAL SERVICES STRATEGY

A strategic participation was built up in Baloise, a major Swiss insurance company, during 1997 and 1998. In 1999, Incentive Investment agreed with the Zurich Financial Services Group to transfer its 23% stake in Baloise to INZIC AG, a joint venture company in which Incentive Investment subsequently held 30% and Zurich Financial Services 70%. In 2000, Incentive Investment sold its 30% stake in INZIC AG to Zurich Financial Services Group for the amount of CHF 405 million.

STRATEGY IN HEALTHCARE


InCentive Capital has exposure to the healthcare industry, including biotechnology and medical technology, primarily through its subsidiary BioCentive Limited, Bermuda. Many technological innovations during the last few years such as genomics - the analysis of genetic variations within diverse population groups - and gene function determination have been driven by biotechnology companies. These technologies have nurtured new business models capable of generating value independent of therapeutic product development. In medical technology, InCentive Capital's investment focus is on medical devices and instruments that will allow faster and/or more accurate diagnosis and/or treatments of widespread diseases or health risk factors.

STRATEGY IN TECHNOLOGY


InCentive views the current turmoil in the technology sector as an opportunity to put capital to work in undervalued situations. The strategy involves selecting companies who have validated their business model with real customers, growing revenues and proprietary and defensible technologies. We view technology in general and certainly the Internet strictly as a tool to make existing business processes better, faster and more cost-effective. InCentive typically invests with sophisticated partners at distressed valuations well below previous financing rounds. Because of the current turbulence in the marketplace, InCentive will try to secure liquidation preferences to provide economic returns ahead of previous investors.

STRATEGY IN INDIA INVESTMENTS


InCentive Capital is currently also invested in securities of Indian companies and in international securities of companies with significant interests in India. This was the principal activity of its predecessor India Investment. The Indian portfolio, consisting of mostly publicly traded companies, is currently managed by Morgan Stanley Dean Witter Investment Management Inc., New York.

InCentive Capital is regarding its India investments as a non-core activity, and keeps all options open for any future action with this portfolio.

                        INVESTMENT POLICY AND GUIDELINES

InCentive Asset Management Ltd, acting as InCentive Capital's investment manager, draws on the vast experience and expertise of its professionals to manage InCentive Capital, as well as the subsidiaries InCentive Investment ( Jersey) Ltd and BioCentive Ltd, Bermuda. Our investment policy will continue to be aimed at achieving sustainable, above-average returns on investment, with our catalyst function remaining at the forefront.

The principal guidelines for implementing the investment policy are as follows:

GEOGRAPHIC FOCUS: Worldwide

INDUSTRY FOCUS: Industries where InCentive Capital can act as a catalyst for corporate change. In addition, selective investments in growth industries, such as biotechnology, medical technology and technology.

LIFE CYCLE OF COMPANIES: The life-cycle mix of investments will be differentiated in various stages, considering technology, corporate and financing aspects, and may range from start-up through all stages of development.

SECURITIES: InCentive Capital may invest in equity and equity-related securities such as common and preferred stock, equity-linked loans, warrants, options or other derivative financial instruments, and debt and debt-related instruments, either traded on an exchange or over-the-counter or which are currently privately held. To the extent that the company's assets are not otherwise invested as outlined above, the company may hold cash.

INVESTMENT PERCENTAGE: There is no maximum that any one investment may constitute, either as a percentage or the portfolio value at any given date, or on the basis of cost relative to total shareholders' equity.

HEDGING POLICY: We may engage in hedging currency fluctuations.


BORROWING: Neither Swiss law nor the Articles of Association of InCentive Capital restrict in any way the ability to borrow and raise funds. The decision to borrow funds is approved by InCentive Capital's board of directors, and no shareholders' resolution is required. We may borrow cash against, or in any other way leverage, assets for investment purposes.

SHORT-SELLING: We may sell securities short.


CHANGE OF INVESTMENT OBJECTIVES, POLICY OR GUIDELINES: A change in the investment objectives, policy or guidelines requires a two-thirds majority of the board of directors. Shareholders' approval is not required. Any intention to change the investment objectives, policies or guidelines will be communicated to shareholders in a timely manner.

                                CORPORATE PROFILE

                                  (Flow Chart)

ORGANIZATIONAL STRUCTURE


1) Rene Braginsky, who acts as CEO and delegate of the board of directors of InCentive Capital AG, holds 100% of the shares of InCentive Asset Management Ltd.

2) The investment manager has a separate investment management contract with InCentive Capital AG, and its respective subsidiaries, InCentive Investment ( Jersey) Ltd and BioCentive Limited, Bermuda.

3) Morgan Stanley Dean Witter Investment Management Inc. manages the investments of Taj Investments Ltd, Mauritius.

4)  Partially managed account by Merlin Biomed North, Inc.

BOARD OF DIRECTORS

                                    (PHOTO)
KARL OTTO POHL (born 1929, German)            Chairman of the board of directors


Karl Otto Pohl served as President of the German Bundesbank from 1980 to 1991. From 1992-1998 he was Senior Partner of Bank Sal. Oppenheim jr. & Cie, Cologne. He has held numerous board positions, in companies such as Bertelsmann Ltd., the Robeco Group, Royal Dutch/Shell International, Unilever N.V. plc, Zurich Allied Ltd. and Zurich Insurance Company. Mr. Pohl currently serves as a director of Bank Sal. Oppenheim jr. & Cie (Schweiz) AG, Gabelli Funds Inc., and as an advisory board member of The Carlyle Group, Barrick Gold, Rolls Royce and KPMG. Mr. Pohl has received seven honorary doctorates since 1984.

                                    (PHOTO)
RENE BRAGINSKY (born 1949, Swiss)             CEO and delegate of the board of
                                              directors

Rene Braginsky is CEO and delegate of the board of directors. His financial career started in the brokerage department of Union Bank of Switzerland in 1969, where he spent seven years. This was followed by three years at Bank Vontobel, before he joined Bank Sal. Oppenheim jr. & Cie (Schweiz) AG as Director of the Institutional Investors division, a position held between 1980 and 1999. He co-founded Incentive Investment in 1985. Rene Braginsky has been a director of India Investment since 1994.

                                    (PHOTO)
HANS KAISER (born 1943, Swiss)                                      Board member


Hans Kaiser co-founded Incentive Investment in 1985. Prior to this, between 1978 and 1993, he served as a director of Maag Finanz AG, which he developed into an investment company. He has held various financial positions since 1967, with focus on credit management and management consulting, at, inter alia, UBS, Hoechst (US), Guyerzeller Zurmont Bank AG and Bank fur Kredit- und Aussenhandel AG. He studied economics in St. Gallen, Switzerland, obtaining a lic. oec.


                                    (PHOTO)
JOEL MESZNIK (born 1945, American)                                  Board member


Joel Mesznik has served as president of Mesco Ltd, an international financial advisory company, since 1990. Swiss-related advisory assignments have included Incentive Investment, Swisscom AG, Ascom Holding and Oerlikon-Buhrle Holding AG (now Unaxis Holding AG). He started his career at Citibank in 1970 and also served as Managing Director of Drexel Burnham Lambert. Joel Mesznik is currently a director of several investment and IT companies. His public duties have included service on President Ford's Federal Energy Administration Advisory Board and the United States Congress - Anthony Commission on Public Finance. He holds a B.Sc. (Civil Engineering) from the City University of New York and an MBA from Columbia University Graduate School of Business.

                                    (PHOTO)
ERIC STUPP (born 1965, Swiss)                                       Board member


Eric Stupp is a partner in the law firm of Bar & Karrer, Zurich, where he specializes in corporate law, mergers and acquisitions and capital market transactions. He joined Bar & Karrer in 1994. He studied law in St. Gallen, Switzerland. He also holds an LL.M. (Master of Law) degree from the University of Chicago, USA. He is currently also director of Spuhl AG and L&P Swiss Holding Company.

                             ANNUAL DEVELOPMENT 2001

ANNUAL RESULTS


NET ASSET VALUE AS OF 31 DECEMBER 2001
Net asset value in CHF million            520.9
Per share in CHF                            243
% change YTD                                -46%


SHARE PRICE AS OF 31 DECEMBER 2001
Per share in CHF                            263
% change YTD                                -45%

PREMIUM SHARE PRICE VS. NAV
As of 31 December 2001                        8%


SHARE PRICE DEVELOPMENT 2001

                                  (LINE GRAPH)

INVESTMENT PORTFOLIO


Net asset value of InCentive Capital Ltd as of 31 December 2001 amounted to CHF
520.9 million. Approximately 49% of this value is still available in cash and in Swiss Francs. This provides InCentive with the necessary flexibility to act quickly on certain changes in the capital market or in the course of the transaction in strategic projects. The total investment, excluding forward forex contracts, as of the end of 2001 was CHF 260.3 million. The breakdown of these investments by industry, asset class and currency can be seen in the charts below. The strategic participations in Sulzer AG and Sulzer Medica in the net investment figure based on the International Accounting Standards (IAS) are not visible, as the investment is a combination of direct holdings and holdings in derivatives (puts and calls) of Sulzer AG shares and Sulzer Medica shares. By the end of 2001 InCentive's investments in Sulzer represented an economic exposure and corresponding voting right of approximately 5% of Sulzer's share capital.

TOTAL INVESTMENTS AS OF 31 DECEMBER 2001

(in CHF million, excluding forward forex contracts, net)

                                  (BAR CHART)

                                   BY INDUSTRY

Healthcare, technology, rest                                          181.4
India investments                                                     114.2
Strategic investments                                                 -35.3

Total                                                                 260.3


                                  (BAR CHART)

                                 BY ASSET CLASS

Marketable securities                                                 302.9
Derivatives                                                           -80.0
Private equity                                                         37.4

Total                                                                 260.3


                                  (BAR CHART)

                                   BY CURRENCY

USD, other                                                            147.0
Indian Rupee                                                          114.2
CHF                                                                    -0.9

Total                                                                 260.3

STRATEGIC INVESTMENT


InCentive holds strategic investments in order to follow its catalyst-for-change strategy. Our most prominent catalyst-for-change project in 2001 was the tender offer for all outstanding Sulzer AG shares, which we have withdrawn due to the fact that important conditions such as the abolition of voting restrictions and the election of a new Sulzer board were not met.

During the first quarter of 2001 we went to great lengths to communicate clearly our strategy as a catalyst for change, our thoughts about Sulzer Industry's future, and our views on corporate governance and shareholder rights. These activities have led to numerous new contacts with institutional investors, particularly in Great Britain and the United States. We value these contacts highly and look forward to working with them for future strategic investments. Although we could not convince the majority of shareholders at Sulzer's AGM to endorse our proposals, our initiative brought about benefits to all Sulzer shareholders, including the spin-off of Sulzer Medica and the significant reduction in the number of board members. Additionally, as a result of InCentive's actions, Sulzer committed to abolish share voting and transfer restrictions at the next AGM.

InCentive purchased its Sulzer investment by the end of December 2000. Thereafter Sulzer Medica, at this time a 74% participation of Sulzer AG, informed the public about the recall of certain manufacturing lots of Inter-Op acetabular shells. The negative news flow concerning this recall culminated only a few weeks after Sulzer's AGM in April 2001, and continued for almost the entire year. The number of faulty hip-implant cases increased steadily, and was further exacerbated by the recall of an additional product, a porous-coated tibial baseplate. Consequently, the insurance coverage to finance the increasing litigation claims was revealed to be insufficient. These events caused a significant drop in Sulzer's and Sulzer Medica's share price. As a major shareholder of both Sulzer and Sulzer Medica -- after its spin-off from Sulzer in July 2001 -- InCentive was significantly impacted by the development of these shares. The majority of InCentive's NAV decrease in 2001 is attributable to Sulzer and Sulzer Medica.

In the course of 2001 InCentive reduced its economic exposure in Sulzer AG, while maintaining its ability to act as an active shareholder. By the end of 2001 InCentive's investments in Sulzer represented an economic exposure and corresponding voting rights of approximately 5% of Sulzer's share capital.

During the fourth quarter of 2001 InCentive increased its investments in Sulzer Medica, by buying the shares at relatively low levels. By the end of 2001 InCentive disclosed the crossing of the above-the-10% threshold in its holdings of Sulzer Medica's share capital.

These participations are not visible in the net investment figure based on the International Accounting Standards (IAS), as the investment is a combination of direct holdings and holdings in derivatives (puts and calls) of Sulzer AG and Sulzer Medica shares.

InCentive incurred losses from these investments, which are already incorporated in InCentive's NAV as of the end of 2001. We will track the developments in connection with the litigation claims very closely and will continue to contribute actively to finding an acceptable solution for all stakeholders in this respect. Sulzer's and Sulzer Medica's management will also have the opportunity to focus on their individual businesses. We will evaluate them by their ability to create value and keep their promises regarding the companies' future business performance. At the same time, we will keep all our options open for any future action regarding Sulzer and Sulzer Medica.

In parallel InCentive will continue in 2002 to leverage its network, expertise and financial resources to act as a catalyst for change.

INVESTMENTS IN HEALHTCARE


                 PERCENTAGE WITHIN HEALTHCARE PORTFOLIO (LONG)

Igen Interational, Inc.                                                    5%
Vernalis Group plc                                                         5%
Tularik Inc.                                                               5%
Shire Pharmaceuticals Group plc                                            4%
TOP-FOUR INVESTMENTS                                                      19%


The portfolio in the healthcare sector (long) represented 21% of total assets as of 31 December 2001.

InCentive and its subsidiary BioCentive are convinced that the healthcare sector will show sustainable above-average growth, driven by demographic developments, innovation and the ever-growing demand for cost-efficient therapies.

2001, however, was a challenging year for investments in the healthcare sector. Large cap pharmaceuticals were down for the year. The inherent risks of the drug development process have increased, partially due to the more cautious approach of the FDA. Biotech stocks were enormously volatile with two advances of greater than 50% during the year interspersed with two declines of equal magnitude.

In view of these market developments we initiated three measures in the course of the year. First, we implemented a new investment strategy by reducing the high concentration of our portfolio in order to improve the risk-reward profile of our investments. Second, we established a managed account of USD 20 million managed as a Long/Short Hedge Fund by Merlin BioMed North, Inc., New York. This Hedge Fund is investing in all areas of healthcare, extending our expertise and holdings into healthcare services and research tools. And third, we began to sell stocks short in order to take advantage of overpriced situations as well as to control our market exposure.

2002 will be an important year for drug launches from biotechnology companies as regulators, particularly in the US, consider the approval of at least 15 to 20 new drug applications. In our view, the successful rollout of the majority of these new drugs will help remind investors of the values in the sector.

INVESTMENTS IN TECHNOLOGY


                 PERCENTAGE WITHIN TECHNOLOGY PORTFOLIO (LONG)

MU-centive LLC                                                               26%
BCAB AG                                                                      11%
AIC Advanced Integration Company AG                                          10%
TOP-THREE INVESTMENTS                                                        47%

The Technology Portfolio (long) represents 6% of the total assets of InCentive Capital Ltd as of 31 December 2001.

The major holdings of InCentive in the technology sector are in MU-centive LLC, BCAB AG and AIC Advanced Integration Company AG. MU-centive is a vehicle that has invested in the following three companies: USADATA, a company which provides large organizations with technology-based direct marketing tools and an outsourced infrastructure platform to facilitate the sales process; Pixel Devices, a company that designs and produces image sensor products; and Inceptor, a company that has a proprietary technology which permits online marketing managers to apply offline expertise to obtain visibility, control and analysis. BCAB AG is a portfolio of public and private investments in the technology sector. Other holdings include investments in AIC Advanced Integration Company AG, a Swiss software company developing an application software solution for the healthcare/insurance industry.

During the reporting period the technology industry has been severely impacted by the downward adjustments to valuations in both the public and private equity sectors. Nevertheless, InCentive believes that the current difficulties encountered in the technology sector are an excellent opportunity to invest in undervalued situations. The strategy involves selecting companies who have validated their business model with real customers and growing revenues, and which own proprietary technologies.

Pursuant to the above strategy InCentive has made investments during 2001 in the following companies: NetBytel, a US company that uses proprietary voice recognition middleware in applications like call centres and web sites; Inceptor, where InCentive increased its stake during 2001.

INVESTMENTS IN INDIA


                        PERCENTAGE WITHIN INDIA PORTFOLIO

Hero Honda Group                                                              9%
Infosys Technologies Ltd                                                      7%
Housing Development Finance Corp. Ltd                                         6%
TOP-THREE INVESTMENTS                                                        22%

The India Portfolio represents 18% of the total assets of InCentive Capital Ltd as per 31 December 2001.

InCentive Capital is currently invested in securities of Indian companies and in international securities of companies with interests in India. This was the principal activity of its predecessor India Investment AG. The India portfolio, consisting mostly of publicly traded companies, is currently managed by Morgan Stanley Dean Witter Investment Management Inc., New York.

The continued turbulence in the global equity markets combined with regional political developments impacted considerably the Indian market in 2001. For the year ended 2001 the India Portfolio of InCentive decreased in value by 18%.

InCentive's largest investments in India include: Hero Honda Group, the leader in the motorcycle segment in India, with a market share of about 50%; Infosys Technologies, one of the largest listed information technology services companies in India; Housing Development Finance Corp., the market leader in the Indian mortgage market with a 55% market share and one of the strongest franchises in the retail finance business.

During 2001 InCentive refocused the investment strategy of the India Portfolio from an index-based benchmark portfolio to an absolute-return-based portfolio. This entailed the reduction of the number of securities from 80 to approximately 45 securities in the portfolio. Based on the refocused strategy the portfolio is better placed to capitalize on the anticipated recovery of the Indian market.

InCentive Capital is regarding its India investments as a non-core activity, and keeps all options open for any future action with this portfolio.

                                  OUTLOOK 2002

We are convinced we are looking forward to a promising future because the current economic turmoil provides attractive investment opportunities. Target companies will be undervalued in our opinion, but will have strategic potential primarily through M&A transactions, restructuring or participation in industry consolidation. InCentive Capital has a healthy and strong balance sheet with a high level of liquidity in order to capitalize effectively on potential opportunities. The board of directors and the management of InCentive will continue carefully to identify and evaluate projects where the company, with its network, expertise and financial resources, can act as a catalyst for change with a view to achieving an above-average investment return.

                                FINANCIAL REPORT

Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED BALANCE SHEET

31 December 2001/2000



                                                                                31 DECEMBER 2001               31 DECEMBER 2000
                                                                     NOTE                    CHF                            CHF
ASSETS

Cash and due from banks                                               1              255 235 976                    425 814 757
Investments long                                                      2
     Marketable securities                                                           317 076 458                    474 456 611
     Replacement values of derivatives                                                 1 972 695                     32 439 201
     Private equity                                                                   37 415 552                     33 949 089
     Replacement values of forward forex contracts                                     3 774 924                      2 097 460
Receivables for investments sold                                                       3 203 698                      7 233 640
Accrued income and prepaid expenses                                                      251 967                        762 248
Other receivables                                                     3               11 798 524                     11 049 719
TOTAL ASSETS                                                                         630 729 794                    987 802 725
LIABILITIES AND SHAREHOLDERS' EQUITY
Payables for securities purchased                                                      3 284 824                      7 125 770
Borrowings from prime broker                                                           8 490 512                              0
Accounts payable                                                      4                2 971 810                      2 847 026
Investments short                                                     2
     Marketable securities                                                            14 129 733                              0
     Replacement values of derivatives                                                82 007 932                      6 552 940
     Replacement values of forward forex contracts                                       918 537                              0
Accrued expenses                                                      5                6 841 729                      7 237 578
Other current liabilities                                             6                   40 360                        235 371
Income tax accrual                                                    7                  225 481                      1 254 249
TOTAL CURRENT LIABILITIES                                                            118 910 918                     25 252 934
Share capital                                                        8,9              42 944 040                     42 944 040
Treasury shares                                                                       -9 147 627                              0
Paid-in surplus                                                                      249 723 240                    249 723 240
Retained earnings                                                                    228 299 223                    669 882 511
TOTAL SHAREHOLDERS' EQUITY                                                           511 818 876                    962 549 791
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           630 729 794                    987 802 725

Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED INCOME STATEMENT

1 January to 31 December 2001/2000

                                                                              1 JANUARY 2001 -              1 JANUARY 2000 -
                                                                              31 DECEMBER 2001              31 DECEMBER 2000
                                              NOTE                                         CHF                           CHF
Interest income                                                                      9 466 549                     3 214 211
Dividend income                                                                      6 222 123                     2 902 937
Realized loss (-)/gain on investments, net                                        -352 298 170                   290 381 572
Unrealized loss on investments, net                                                -68 632 776                  -356 679 615
Unrealized gain on investments due to
foreign exchange, net                                                                2 621 342                       183 473
Realized and unrealized loss on exchange, net                                       -9 873 411                       -10 259
Other income                                   10                                      237 276                     3 773 805
TOTAL LOSS                                                                        -412 257 067                   -56 233 876
Interest expense                                                                       421 043                       291 194
Investment advisory fees                       11                                   10 283 056                     5 221 702
Custodian and administration fees                                                    1 078 204                       297 593
Other administrative expenses                  12                                   17 296 547                     2 221 908
TOTAL EXPENSE                                                                       29 078 850                     8 032 397
LOSS FOR THE YEAR
BEFORE TAX                                                                        -441 335 917                   -64 266 273
Taxation                                                                                     0                             0
LOSS FOR THE YEAR                                                                 -441 335 917                   -64 266 273
EARNINGS PER SHARE
Loss per share                                  9                                         -206                          -101
Weighted average of total number of shares                                           2 142 420                       636 195

Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED STATEMENT OF CASH FLOWS

1 January 2000 to 31 December 2001

                                                1 JANUARY 2001 -                            1 JANUARY 2001 -
                                                31 DECEMBER 2001                            31 DECEMBER 2000
                                                             CHF                                         CHF
OPERATING ACTIVITIES
LOSS FOR THE YEAR                                   -441 335 917                                 -64 266 273
ADJUSTED FOR FINANCING, INVESTMENT AND
 NON-CASH ACTIVITIES
Interest income                                       -9 466 549                                  -3 214 211
Interest expense                                         421 043                                     291 194
Dividend income                                       -6 222 123                                  -2 902 937
Realized loss/gain (-) on investment                 352 298 170                                -290 381 572
Unrealized loss on investment                         66 011 434                                 356 679 615
Realized and unrealized loss/gain (-) on
 exchange                                              9 873 411                                    -183 473
Other income                                            -237 276                                  -3 773 613
                                                     412 678 110                                  56 515 003
CASH FLOW BEFORE WORKING CAPITAL CHANGES             -28 657 807                                  -7 751 270
Net changes of receivables and payables                6 686 865                                 -12 739 387
Interest received                                     10 305 713                                   2 476 589
Interest paid                                           -397 120                                    -291 194
Taxes paid                                              -423 080                                           0
NET CASH GENERATED FROM OPERATING ACTIVITIES         -12 485 429                                 -18 305 262
INVESTING ACTIVITIES
Sale of investments                                  735 664 612                                 642 977 307
Purchase of investments                             -880 009 295                                -434 159 492
Dividends received                                     6 283 388                                   2 902 937
Cash from acquisition of Incentive
 Investment AG                                                 0                                  92 560 868
CASH FLOW FROM INVESTING ACTIVITIES                 -138 061 295                                 304 281 620
FINANCING ACTIVITIES
Provided loan                                                  0                                 -10 313 000
Capital reduction payment                                      0                                  -6 460 320
Capital increase                                               0                                  14 314 680
Paid-in surplus                                                0                                 139 224 075
Purchase of treasury shares                          -33 995 893                                           0
Sale of treasury shares                               24 600 895                                           0
TOTAL CASH FLOW FROM FINANCING ACTIVITIES             -9 394 998                                 136 765 435
EFFECTS OF EXCHANGE RATE DIFFERENCES                 -10 637 059                                    -826 858
DECREASE (-)/INCREASE IN CASH AND CASH
 EQUIVALENTS                                        -170 578 781                                 421 914 935
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF
 THE PERIOD                                          425 814 757                                   3 899 822
CASH AND CASH EQUIVALENTS AT THE END OF
 THE PERIOD                                          255 235 976                                 425 814 757

Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED STATEMENT OF CHANGES
IN SHAREHOLDERS' EQUITY
1 January 2000 to 31 December 2001

                                                    PAID-IN        TREASURY         PAID-IN         RETAINED       NET EQUITY
                                                    CAPITAL          SHARES         SURPLUS         EARNINGS
                                                        CHF             CHF             CHF              CHF              CHF
AT 1 JANUARY 2000                                33 300 000      -3 000 000     110 499 165      126 305 676      267 104 841
Reduction of nominal share capital (333 000
  bearer treasury shares from CHF 100
  to CHF 20 per share)                          -26 640 000                                        2 400 000      -24 240 000
Reduction of nominal share capital -- shares
  owned by Incentive Investment AG (222 246
  bearer shares from CHF 100 to CHF 20
  per share)                                                                                      17 779 680       17 779 680
Net assets brought in from Incentive
  Investment AG (net of transaction costs)                                                       609 632 788      609 632 788
Capital increase of 1 098 468 bearer
  shares of CHF 20 per share                                      21 969 360                     -21 969 360                0
Capital increase of 715 734 bearer
  shares of CHF 20 per share                                      14 314 680                                       14 314 680
Net paid-in surplus due to capital
  increase of 715 734 bearer shares                                             139 224 075                       139 224 075
Reallocation of treasury shares                                   3 000 000                                         3 000 000
Net loss for the year 2000                                                                       -64 266 273      -64 266 273
AT 31 DECEMBER 2000                              42 944 040               0     249 723 240      669 882 511      962 549 791
128 427 bearer shares at CHF 20
  par value each, repurchased at
  average CHF 264.7098 from 3
  July 2001 to 31 December 2001                                 -33 995 893                                       -33 995 893
93 959 bearer shares at CHF 20
  par value each, sold at average CHF
  261.8258 from 2 August 2001 to 31
  December 2001                                                  24 600 895                                        24 600 895
Realized loss on treasury shares                                    247 371                         -247 371                0
Net loss for the year 2001                                                                      -441 335 917     -441 335 917
AT 31 DECEMBER 2001                              42 944 040      -91 47 627     249 723 240      228 299 223      511 818 876

Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED SCHEDULE OF INVESTMENTS

                                                                                        FAIR VALUE      FAIR VALUE            CHANGE
      HOLDING         HOLDING                                                         31 DEC. 2001    31 DEC. 2000
 31 DEC. 2001    31 DEC. 2000          CHANGE     DESCRIPTION                                  CHF             CHF               CHF
1. MARKETABLE SECURITIES
A) INDIA INVESTMENTS
AUTOMOBILES & ANCILLARIES
            0          77 451         -77 451     Escorts Ltd                                    0         362 708          -362 708
            0         395 798        -395 798     GKN Driveshafts Ltd                            0         294 039          -294 039
    1 239 802         424 220         815 582     Hero Honda Group                      10 701 704      12 870 515        -2 168 811
        3 911               0           3 911     Hero Honda Motors Ltd                     33 759               0            33 759
            0          30 300         -30 300     MRF Ltd                                        0       1 280 227        -1 280 227
      212 616               0         212 616     Punjab Tractors Ltd                    1 271 209               0         1 271 209
            0         105 739        -105 739     Sundaram Fasteners Ltd                         0       1 248 235        -1 248 235
      996 077       1 264 077        -268 000     Tata Engineering & Locomotive Co       3 422 707       3 857 275          -434 568
                                                                                        15 429 379      19 912 999        -4 483 620
CHEMICALS
            0         259 472        -259 472     Asian Paints                                   0       2 491 500        -2 491 500
            0              15             -15     Bayer (India) Ltd                              0             309              -309
            0         143 980        -143 980     Castrol (India) Ltd                            0       1 365 779        -1 365 779
            0          88 650         -88 650     Color-Chem International Corporation           0         248 354          -248 354
      321 500         219 500         102 000     Reliance Industries Ltd                3 377 852       2 583 166           794 686
                                                                                         3 377 852       6 689 108        -3 311 256
CONSTRUCTION & HOUSING
      538 175         135 094         403 081     Gujarat Ambuja Cements Ltd             3 519 728         741 457         2 778 271
       53 000               0          53 000     Gujarat Ambuja Cements GDR USD           354 173               0           354 173
                                                                                         3 873 901         741 457         3 132 444
CONSUMER & HOUSEHOLD GOODS
       96 602         106 602         -10 000     Britannia Industries Ltd               2 049 197       2 977 211          -928 014
      750 382       1 627 770        -877 388     Dabur India Ltd                        1 754 278       3 825 603        -2 071 325
      168 329          19 100         149 229     Nestle India Ltd                       2 990 577         363 919         2 626 658
            0         206 150        -206 150     Reckitt & Coleman                              0       1 878 943        -1 878 943
      150 777         180 377         -29 600     SmithKline Beecham Consumer Health     2 050 588       2 743 922          -693 334
            0         236 347        -236 347     Tata Tea Ltd                                   0       1 816 134        -1 816 134
            0          85 000         -85 000     Tata Tea GDS                                   0         654 277          -654 277
            0         607 148        -607 148     Titan Industries Ltd                           0       1 270 954        -1 270 954
                                                                                         8 844 640      15 530 963        -6 686 323
ELECTRICAL & ELECTRONICS
            0           6 271          -6 271     Aztec Software & Tech System                   0          21 432           -21 432
            0          62 500         -62 500     HCL Technologies Ltd                           0       1 165 016        -1 165 016
            0          33 700         -33 700     Hughes Software Systems                        0         998 566          -998 566
            0          73 030         -73 030     Nippon India Infosys                           0         409 695          -409 695
       59 772          89 472         -29 700     Technologies Ltd                       8 383 444      17 721 597        -9 338 153
            0         167 700        -167 700     MRO-TEK Ltd                                    0         518 133          -518 133
          150             950            -800     NIIT Ltd                                   1 158          52 447           -51 289
            0          23 242         -23 242     Polaris Software Lab Ltd                       0         345 089          -345 089
            0          96 098         -96 098     Siemens (India) Ltd                            0         957 280          -957 280
            0          95 939         -95 939     Subex Systems Ltd                              0         543 543          -543 543
            0          10 856         -10 856     Tata Infotech Ltd                              0          82 176           -82 176
            0          20 691         -20 691     VisualSoft Technologies Ltd                    0         517 636          -517 636
       97 000          15 700          81 300     Wipro Ltd                              5 351 999       1 311 552         4 040 447
       49 770          48 000           1 770     Wipro ADR USD                          3 024 282       3 898 923          -874 641
                                                                                        16 760 883      28 543 085       -11 782 202

Consolidated Financial Information of InCentive Capital AG



                                                                                        FAIR VALUE      FAIR VALUE            CHANGE
      HOLDING         HOLDING                                                         31 DEC. 2001    31 DEC. 2000
 31 DEC. 2001    31 DEC. 2000          CHANGE     DESCRIPTION                                  CHF             CHF               CHF
ENGINEERING & INDUSTRIAL PRODUCTS
            0          95 656         -95 656     Alfa-Laval (India) Ltd                         0         504 747          -504 747
      667 100         988 100        -321 000     Bharat Heavy Electricals Ltd           3 229 405       5 608 372        -2 378 967
            0         147 372        -147 372     Carrier Aircon Ltd                             0         498 301          -498 301
        66600          66 600               0     Georg Fischer Disa Ltd                   137 585         147 970           -10 385
            0          14 000         -14 000     Gujarat Machines Manu                          0          74 360           -74 360
      800 076         473 076         327 000     Tata Power Company Ltd                 3 293 268       1 614 368         1 678 900
                                                                                         6 660 258       8 448 118        -1 787 860
FINANCIAL SERVICES
       10 000          10 000               0     Federal Bank Ltd                          14 874          17 948            -3 074
      531 033         501 773          29 260     HDFC Bank Ltd INR                      4 108 382       3 875 748           232 634
       82 400               0          82 400     HDFC Bank Ltd USD                      1 990 507               0         1 990 507
      307 367         388 367         -81 000     Housing Development Finance Corp Ltd   7 016 973       7 305 326          -288 353
    1 038 400         220 000         818 400     State Bank of India                    6 526 687       1 469 420         5 057 267
       35 000               0          35 000     State Bank of India GDR USD              476 492               0           476 492
            0          75 000         -75 000     Tata Finance Ltd                               0         165 721          -165 721
                                                                                        20 133 915      12 834 163         7 299 752
HEALTH & PERSONAL CARE
            0          38 970         -38 970     Aurobindo Pharma Ltd                           0         672 365          -672 365
      102 118         160 700         -58 582     Cipla Ltd                              4 002 260       5 823 898        -1 821 638
      659 502         175 042         484 460     Colgate-Palmolive (India) Ltd          3 787 551       1 012 665         2 774 886
       80 800               0          80 800     Dr. Reddys Laboratories Ltd INR        2 569 041               0         2 569 041
       15 700               0          15 700     Dr. Reddys Laboratories Ltd USD          493 949               0           493 949
      123 811          75 000          48 811     E. Merck (India) Ltd                   1 176 775       1 126 331            50 444
            0          52 000         -52 000     Hoechst Marion Roussel                         0         872 716          -872 716
            0         150 093        -150 093     Lupin Laboratories Ltd                         0       1 146 308        -1 146 308
            0          83 700         -83 700     Neuland Laboratories Ltd                       0         204 994          -204 994
            0          88 511         -88 511     Novartis India Ltd                             0       1 609 155        -1 609 155
            0          39 511         -39 511     Parke-Davis (India) Ltd                        0         368 351          -368 351
            0          30 153         -30 153     Pfizer Ltd                                     0         638 369          -638 369
            0          29 884         -29 884     Procter & Gamble Hygiene and Health
                                                  Care Ltd                                       0         721 063          -721 063
       50 000               0          50 000     Ranbaxy Laboratories Ltd               1 188 463               0         1 188 463
      134 400         134 400               0     Strides Arcolab Ltd                      296 159         779 173          -483 014
                                                                                        13 514 198      14 975 388        -1 461 190
MEDIA
      361 100         114 470         246 630     Zee Telefilms Ltd                      1 388 138       1 100 752           287 386
                                                                                         1 388 138       1 100 752           287 386
METALS & MISCELLANEOUS MATERIALS
            0       1 192 035      -1 192 035     Cummins India Ltd                              0       3 459 501        -3 459 501
       94 625               0          94 625     Hindalco Industries Ltd                2 084 474               0         2 084 474
      585 000          35 000         550 000     Tata Iron and Steel Co Ltd             1 756 381         155 840         1 600 541
                                                                                         3 840 855       3 615 341           225 514

                                                                                        FAIR VALUE      FAIR VALUE            CHANGE
      HOLDING         HOLDING                                                         31 DEC. 2001    31 DEC. 2000
 31 DEC. 2001    31 DEC. 2000          CHANGE     DESCRIPTION                                  CHF             CHF               CHF
MISCELLANEOUS
      100 000         100 000               0     Federal Tech                              48 237         322 503          -274 266
      535 000               0         535 000     Hindustan Lever Ltd                    4 119 732               0         4 119 732
            0         209 215        -209 215     Indian Hotels Co Ltd                           0       1 708 964        -1 708 964
      187 100          45 428         141 672     ITC Ltd                                4 359 939       1 413 971         2 945 968
            0         686 800        -686 800     Samtel Color Ltd                               0         796 334          -796 334
            0         110 583        -110 583     Thermax India                                  0         379 283          -379 283
            0          70 100         -70 100     Vikas WSP Ltd                                  0       1 519 251        -1 519 251
                                                                                         8 527 908       6 140 306         2 387 602
PETROL REFINING & GAS
      216 414         262 414         -46 000     Bharat Petroleum Corp Ltd              1 408 295       1 106 376           301 919
            0          47 320         -47 320     Gujarat Gas Co Ltd                             0       1 104 317        -1 104 317
      415 584         415 584               0     Hindustan Petroleum Corp Ltd           1 997 517       2 032 047           -34 530
                                                                                         3 405 812       4 242 740          -836 928
TELECOMMUNICATIONS
      389 600         390 000            -400     Adelphia Vision India Ltd                714 307       2 254 901        -1 540 594
            0          70 000         -70 000     Global TeleSystems Ltd                         0       1 948 905        -1 948 905
      994 000               0         994 000     Mahanagar Telephone Nigam Ltd INR      4 334 489               0         4 334 489
       73 000               0          73 000     Mahanagar Telephone Nigam Ltd USD        728 401               0           728 401
            0          27 500         -27 500     Videsh Sanchar Nigam INR                       0         285 779          -285 779
            0          21 000         -21 000     Videsh Sanchar Nigam USD                       0         425 381          -425 381
                                                                                         5 777 197       4 914 966           862 231
TRANSPORT
      192 056         840 723        -648 667     Container Corporation of India Ltd       972 056       4 932 395        -3 960 339
                                                                                           972 056       4 932 395        -3 960 339
CONVERTIBLE BONDS
CHEMICALS
            0       1 186 808      -1 186 808     Indo Gulf Corp Ltd CNV 14.25% 2000             0       1 788 086        -1 788 086
                                                                                                 0       1 788 086        -1 788 086
SECURITIES DEALT IN ANOTHER REGULATED MARKET
CONSUMER & HOUSEHOLD GOODS
            0         100 511        -100 511     Syngenta (India) Ltd                           0         200 806          -200 806
                                                                                                 0         200 806          -200 806
HEALTH & PERSONAL CARE
            0         142 700        -142 700     Dr. Ramayya's Pramila Hospitals Ltd            0         421 076          -421 076
      100 000         100 000               0     Shantha Biotechnics                      516 461       1 562 178        -1 045 717
                                                                                           516 461       1 983 254        -1 466 793
MISCELLANEOUS
      103 125         103 125               0     Kumaran Systems, Inc                     798 901       1 610 997          -812 096
      164 866         164 866               0     Modi Xerox Ltd                           283 823         335 273           -51 450
            0         111 100        -111 100     Shoppers Stop                                  0         327 832          -327 832
                                                                                         1 082 724       2 274 102        -1 191 378
TELECOMMUNICATIONS
      128 234         128 234               0     Indiainfo.com Ltd                         49 671         556 457          -506 786
                                                                                            49 671         556 457          -506 786
A) TOTAL INDIA INVESTMENTS                                                             114 155 848     139 424 486       -25 268 638

Consolidated Financial Information of InCentive Capital AG



                                                                                        FAIR VALUE      FAIR VALUE            CHANGE
      HOLDING         HOLDING                                                         31 DEC. 2001    31 DEC. 2000
 31 DEC. 2001    31 DEC. 2000          CHANGE     DESCRIPTION                                  CHF             CHF               CHF
B) NON-INDIA INVESTMENTS
BA) PUBLIC MARKETABLE SECURITIES LONG
HEALTHCARE
       14 300               0          14 300     Abbott Labs                            1 338 062               0         1 338 062
       20 400               0          20 400     Abgenix Inc                            1 151 812               0         1 151 812
       40 000               0          40 000     Acambis Plc ORD 10P                      340 798               0           340 798
        5 500               0           5 500     Adolor Corp                              165 700               0           165 700
       18 200               0          18 200     Affymetrix Inc                         1 153 145               0         1 153 145
       18 300               0          18 300     Alkermes                                 809 640               0           809 640
        9 600               0           9 600     Allergan Inc                           1 209 254               0         1 209 254
       30 000          72 000         -42 000     Altana AG                              2 484 308       5 101 163        -2 616 855
        4 800               0           4 800     Alteon Inc                                36 656               0            36 656
            0          30 000         -30 000     Alza Corp                                      0       2 054 153        -2 054 153
        3 200               0           3 200     Ameri Source Bergen Corp                 341 319               0           341 319
       46 200               0          46 200     American Home Products Corp            4 757 982               0         4 757 982
        8 200               0           8 200     Amgen Inc                                776 777               0           776 777
      200 000          80 000         120 000     Amylin Pharmaceuticals Inc             3 068 115       1 014 993         2 053 122
       10 000               0          10 000     Andrx Group                            1 181 761               0         1 181 761
        8 500               0           8 500     Anthem Inc                               706 187               0           706 187
       27 000               0          27 000     Applera Corp/Celera Genomics Group     1 209 505               0         1 209 505
            0          20 000         -20 000     Aronex Pharmaceuticals Inc                     0         142 985          -142 985
       13 300               0          13 300     Aventis (Ex RP) EUR 3.819 ORDS         1 556 507               0         1 556 507
       15 000               0          15 000     Aviron                                 1 252 002               0         1 252 002
            0         553 300        -553 300     Axys Pharmaceuticals (acquired)                0       5 014 247        -5 014 247
       19 800               0          19 800     Barr Labs Inc                          2 637 317               0         2 637 317
        5 900               0           5 900     Bausch & Lomb Inc                        372 930               0           372 930
        6 500               0           6 500     Bayer AG Npv Ords                        344 722               0           344 722
        4 700               0           4 700     Beckman Coulter Inc Com                  349 460               0           349 460
        6 100               0           6 100     Biogen Inc                               587 163               0           587 163
        6 100               0           6 100     Biovail Corp                             575 901               0           575 901
       21 600               0          21 600     Cambridge Antibody Tech Group
                                                  10P Ords                               1 012 302               0         1 012 302
       25 000               0          25 000     Cardinal Health Inc Com                2 713 134               0         2 713 134
       28 100               0          28 100     Caremark Rx                              769 229               0           769 229
            0          36 500         -36 500     Card Guard Scientific Survival Ltd             0       3 832 500        -3 832 500
       11 000          65 811         -54 811     Celgene Corp                             589 320       3 445 913        -2 856 593
        8 400               0           8 400     Celltech Group Plc 50P ORDS              178 460               0           178 460
       11 100               0          11 100     Cepheid Inc                               78 247               0            78 247
        5 100               0           5 100     Cima Labs Inc                            309 438               0           309 438
       26 500               0          26 500     Corixa Corp                              670 277               0           670 277
        2 900               0           2 900     Corvas Int'l Inc                          31 881               0            31 881
        2 600               0           2 600     Cryolife Inc                             130 915               0           130 915
       40 300               0          40 300     Cubist                                 2 432 317               0         2 432 317
       16 300               0          16 300     Curagen Corp                             611 997               0           611 997
       38 300         205 120        -166 820     CV Therapeutics Inc                    3 343 987       2 932 911           411 076
       15 000               0          15 000     CVS Corp                                 745 210               0           745 210
       60 000         100 000         -40 000     Deltagen Inc                             926 477       1 681 586          -755 109
        6 600               0           6 600     Edward Life Sciences Corp                306 070               0           306 070
       15 000               0          15 000     Enzon Inc                              1 416 905               0         1 416 905
        6 900               0           6 900     First Health Group Corp                  286 513               0           286 513
        2 800               0           2 800     Fisher Imaging Corp                       56 582               0            56 582
            0          25 000         -25 000     FPA Medical Management, Inc                    0               0                 0
            0          50 000         -50 000     Fresenius Medical Care Hld, Inc                0           2 417            -2 417

Consolidated Financial Information of InCentive Capital AG



                                                                                        FAIR VALUE      FAIR VALUE            CHANGE
      HOLDING         HOLDING                                                         31 DEC. 2001    31 DEC. 2000
 31 DEC. 2001    31 DEC. 2000          CHANGE     DESCRIPTION                                  CHF             CHF               CHF
            0          30 000         -30 000     Gemini Genomics Plc (acquired)                 0         271 873          -271 873
       78 500               0          78 500     Genaera Corp                             513 842               0           513 842
       10 200               0          10 200     Genentech Inc                            928 743               0           928 743
       22 100               0          22 100     Genset SA                                 99 037               0            99 037
       10 300               0          10 300     Genta Inc Com                            246 001               0           246 001
       13 800               0          13 800     Genzyme Corp                           1 386 473               0         1 386 473
      132 400         120 000          12 400     Guilford Pharmaceuticals Inc           2 666 642       3 479 976          -813 334
       14 100               0          14 100     Healthcare Company Com STK               912 066               0           912 066
       30 000               0          30 000     Human Genome Sciences Inc              1 697 869               0         1 697 869
       11 400               0          11 400     Humana Inc                               225 587               0           225 587
       66 700         340 000        -273 300     ICN Pharmaceuticals, Inc               3 750 301      16 809 815       -13 059 514
       11 100               0          11 100     Icos Corp                              1 070 121               0         1 070 121
       23 500               0          23 500     IDEC Pharmaceuticals Corp              2 718 765               0         2 718 765
      100 000               0         100 000     Igen International, Inc                6 730 384               0         6 730 384
       11 200               0          11 200     ILEX Oncology                            508 300               0           508 300
        1 800               0           1 800     ImClone Systems Inc                      140 361               0           140 361
       33 100               0          33 100     Incyte Genomics, Inc Com               1 079 990               0         1 079 990
        5 400               0           5 400     Inhale Therapeutic Systems, Inc          168 125               0           168 125
        6 400               0           6 400     Interneuron Pharmaceuticals, Inc         119 126               0           119 126
       10 000               0          10 000     Intuitive Surgical Inc                   168 344               0           168 344
       11 200               0          11 200     Invitrogen Corp                        1 164 165               0         1 164 165
        6 500               0           6 500     Kosan Bioscience                          87 168               0            87 168
       35 000               0          35 000     La Jolla Pharmaceutical Co               525 171               0           525 171
       51 200               0          51 200     Ligand Pharmaceuticals Inc             1 538 220               0         1 538 220
            0         150 000        -150 000     Lynx Therapeutics, Inc                         0       2 174 985        -2 174 985
       30 000               0          30 000     Medarex Inc                              904 322               0           904 322
        9 700               0           9 700     MedImmune, Inc                           754 600               0           754 600
        7 600               0           7 600     Medtronic Inc                            653 227               0           653 227
        6 400               0           6 400     MGI Pharmaceuticals Inc                  164 134               0           164 134
       15 100               0          15 100     Millennium Pharmaceuticals Inc           621 178               0           621 178
        3 300               0           3 300     Millipore Corp Com                       336 200               0           336 200
       13 000         300 000        -287 000     MIM Corp                                 388 382         422 914           -34 532
        1 600               0           1 600     Myriad Genetics                          141 362               0           141 362
        3 300               0           3 300     Neorx Corp Com Par $0.02                  31 958               0            31 958
      225 000         225 000               0     Neuromedical Systems, Inc                      0               0                 0
       38 000               0          38 000     NPS Pharmaceuticals, Inc               2 442 743               0         2 442 743
      230 000         350 546        -120 546     Orchid BioSciences, Inc                2 123 176       7 906 705        -5 783 529
      140 000         100 000          40 000     Oridion Systems Ltd                    1 435 000       6 495 000        -5 060 000
       31 800               0          31 800     OSI Pharmaceuticals INC                2 441 287               0         2 441 287
        8 000               0           8 000     Owens & Minor, Inc                       248 403               0           248 403
        8 000               0           8 000     Oxford Health Plans                      404 696               0           404 696
          600               0             600     Perbio Science Ords                       16 241               0            16 241
        3 500               0           3 500     Pfizer Inc                               234 095               0           234 095
        6 500               0           6 500     Pharmaceutical Resources Inc             368 744               0           368 744
       89 420               0          89 420     Phonak Holding AG                      3 397 960               0         3 397 960
       17 800               0          17 800     Protein Design Labs, Inc                 979 917               0           979 917
       16 400               0          16 400     Province Healthcare Co STK               849 445               0           849 445
        1 600               0           1 600     Quest Diagnostics Inc                    192 573               0           192 573
        8 200               0           8 200     Quintiles Transnational Corp             220 894               0           220 894
        9 500               0           9 500     Rehabcare Corp Com                       471 966               0           471 966
       17 200               0          17 200     Rite Aid Corp                            146 075               0           146 075
        2 800               0           2 800     Sanofi Synthelabo EU R2SHS               347 596               0           347 596
       20 000               0          20 000     Schering-Plough Corp                   1 202 070               0         1 202 070
        6 500               0           6 500     Seattle Genetics, Inc                     62 185               0            62 185
        3 400               0           3 400     Sepracor Inc                             325 616               0           325 616

Consolidated Financial Information of InCentive Capital AG



                                                                                            FAIR VALUE      FAIR VALUE        CHANGE
      HOLDING         HOLDING                                                             31 DEC. 2001    31 DEC. 2000
 31 DEC. 2001    31 DEC. 2000          CHANGE     DESCRIPTION                                      CHF             CHF           CHF
       20 000               0          20 000     Sequenom Inc                                 358 171               0       358 171
       13 100               0          13 100     Serono SA ADR                                487 892               0       487 892
          200               0             200     SERONO SA CHF25 ORDS                         289 800               0       289 800
       90 000          30 000          60 000     Shire Pharmaceuticals Group plc -ADR       5 528 650       2 226 339     3 302 311
       28 500               0          28 500     SHL Telemedicine Ltd                         651 225               0       651 225
          700               0             700     Sigma Aldrich Corp Com                        46 302               0        46 302
       44 231               0          44 231     Smith & Nephew ORD                           446 194               0       446 194
        6 200               0           6 200     Supergen Unc                                 149 015               0       149 015
        3 200               0           3 200     Tenet Healthcare Corp Com                    315 378               0       315 378
        5 500               0           5 500     Teva Pharmaceutical Industries Ltd ADR       568 919               0       568 919
            0          50 000         -50 000     Texas Biotechnology Corp                           0         691 967      -691 967
        7 400               0           7 400     Thoratec Corp                                211 143               0       211 143
        6 800               0           6 800     Transkaryotic Therapies, Inc                 488 482               0       488 482
       15 000               0          15 000     Trimeris Inc Com                           1 132 165               0     1 132 165
      160 000         645 000        -485 000     Tularik Inc                                6 450 427      30 590 257   -24 139 830
            0          50 000         -50 000     Twinlab Corp                                       0         135 937      -135 937
    1 335 000       1 510 000        -175 000     Vernalis Group plc                         6 490 236      10 896 915    -4 406 679
          700               0             700     Versicor Inc                                  23 909               0        23 909
        3 200               0           3 200     Vertex Pharmaceuticals Inc                   132 070               0       132 070
       20 000               0          20 000     ViroPharma Inc                               770 386               0       770 386
            0          40 000         -40 000     Visible Genetics, Inc                              0       2 432 761    -2 432 761
       25 100               0          25 100     Watson Pharmaceuticals Inc                 1 322 393               0     1 322 393

        8 900               0           8 900     Women First Healthcare Restricted            149 228               0       149 228
                                                                                           121 379 115     109 758 312    11 620 803
TECHNOLOGY
       50 480               0          50 480     3COM Corp                                    540 550               0       540 550
      160 000               0         160 000     Advanced Lighting Technologies, Inc          402 816               0       402 816
      107 200         100 000           7 200     Answerthink, Inc                           1 174 907         584 024       590 883
       55 000               0          55 000     Arbitron, Inc                              3 152 455               0     3 152 455
            0          20 000         -20 000     Carrier Access Corp                                0         289 998      -289 998
            0          10 000         -10 000     Cisco Systems Inc                                  0         616 246      -616 246
      100 000               0         100 000     Computer Horizons Corp NV                    538 766               0       538 766
      252 096         252 096               0     eGain Communications Corp                    592 365       1 256 532      -664 167
            0          10 000         -10 000     Gretag Imaging Holding AG                          0       1 400 000    -1 400 000
            0          50 000         -50 000     Intelect Communications Systems Inc                0          30 208       -30 208
      200 000               0         200 000     Lucent Technologies Inc                    2 111 427               0     2 111 427
       40 000          40 000               0     Motorola Inc                               1 008 383       1 304 991      -296 608
            0          10 000         -10 000     NBC Internet Inc                                   0          56 389       -56 389
       45 000          45 000               0     SanDisk Corp                               1 087 603       2 011 861      -924 258
            0          20 000         -20 000     Silicon Graphics, Inc                              0         128 888      -128 888
       60 000          60 000               0     Silicon Storage Technology, Inc              970 787       1 141 867      -171 080
       65 000          65 000               0     SourcingLink.net, Inc                         46 911          65 451       -18 540
      290 000         290 000               0     Telecomputing Norway                       2 079 999       1 896 226       183 773
            0          25 000         -25 000     Ticketmaster Online-CitySearch Inc                 0         337 324      -337 324
       10 000               0          10 000     Valdera Resources Ltd                              0               0             0
                                                                                            13 706 969      11 120 005     2 586 964
STRATEGIC INVESTMENTS
        7 601         172 589        -164 988     Sulzer AG                                  1 938 255     201 756 540  -199 818 285
      578 876           5 000         573 876     Sulzer Medica AG                          40 521 320       2 127 500    38 393 820
                                                                                            42 459 575     203 884 040  -161 424 465

Consolidated Financial Information of InCentive Capital AG



                                                                                            FAIR VALUE      FAIR VALUE        CHANGE
      HOLDING         HOLDING                                                             31 DEC. 2001    31 DEC. 2000
 31 DEC. 2001    31 DEC. 2000          CHANGE     DESCRIPTION                                      CHF             CHF           CHF
OTHER INVESTMENTS
      250 000               0         250 000     Allegiance Telecom, Inc                    3 478 484               0     3 478 484
       20 000               0          20 000     Bankgesellschaft Berlin AG                    76 144               0        76 144
            0           5 000          -5 000     Charles Voegele Holding AG                         0       1 200 000    -1 200 000
       75 000               0          75 000     Converium Holding AG                       6 052 500               0     6 052 500
            0          40 000         -40 000     Freeport McMoran Copper & Gold, Inc                0         551 801      -551 801
        8 000           8 000               0     Gutta                                            638             207           431
            0          60 000         -60 000     PolyOne Corp                                       0         567 913      -567 913
        6 500               0           6 500     SIG Holding AG                             1 033 500               0     1 033 500
            0          90 000         -90 000     Snap-on, Inc                                       0       4 041 847    -4 041 847
       23 220               0          23 220     Valora Holding AG                          5 607 630               0     5 607 630
       23 000           4 000          19 000     Zurich Financial Services                  8 958 500       3 908 000     5 050 500
                                                                                            25 207 396      10 269 768    14 937 628
CONVERTIBLE BONDS
HEALTHCARE
      149 000               0         149 000     Vertex Pharmaceuticals Inc 19.9.07 5%        167 555               0       167 555
                                                                                               167 555               0       167 555
BA) TOTAL PUBLIC MARKETABLE SECURITIES LONG NON-INDIA INVESTMENTS                          202 920 610     335 032 125  -132 111 515
TOTAL PUBLIC MARKETABLE SECURITIES LONG                                                    317 076 458     474 456 611  -157 380 153
BB) PUBLIC MARKETABLE SECURITIES SHORT
HEALTHCARE
       -1 600               0          -1 600     Accredo Health Inc                          -106 612               0      -106 612
      -16 100               0         -16 100     Aetna US Healthcare                         -891 464               0      -891 464
       -3 200               0          -3 200     Affymetrix Inc                              -202 751               0      -202 751
       -2 400               0          -2 400     Applera Corp                                -107 512               0      -107 512
      -11 900               0         -11 900     Bristol Myers Squibb Co USD.10            -1 018 621               0    -1 018 621
      -18 000               0         -18 000     Bruker Daltonics Inc                        -493 953               0      -493 953
      -20 700               0         -20 700     Cell Genesys Inc                            -807 424               0      -807 424
      -22 700               0         -22 700     Chiron Corp                               -1 670 290               0    -1 670 290
      -25 000               0         -25 000     Cytyc Corp                                -1 095 156               0    -1 095 156
      -17 600               0         -17 600     Emisphere Technologies Inc                  -942 616               0      -942 616
      -28 000               0         -28 000     Genencor Int'l                              -750 043               0      -750 043
      -25 000               0         -25 000     Genta Inc Com                               -597 091               0      -597 091
      -10 000               0         -10 000     Intermune Inc                               -826 780               0      -826 780
      -13 700               0         -13 700     Johnson and Johnson                       -1 358 950               0    -1 358 950
       -8 200               0          -8 200     Lilly ELI & Co                            -1 080 937               0    -1 080 937
       -4 800               0          -4 800     Neurocrine Biosciences Inc                  -413 370               0      -413 370
      -10 000               0         -10 000     Regeneron PharmaceuticaIs Inc               -472 637               0      -472 637
      -28 000               0         -28 000     Thoratec Corp                               -798 918               0      -798 918
       -3 300               0          -3 300     Tularik Inc                                 -133 040               0      -133 040
       -6 400               0          -6 400     Walgreen Co                                 -361 568               0      -361 568
                                                                                           -14 129 733               0   -14 129 733
BB) TOTAL PUBLIC MARKETABLE SECURITIES SHORT                                               -14 129 733               0   -14 129 733
TOTAL PUBLIC MARKETABLE SECURITIES NET                                                     188 790 877     335 032 125  -146 241 248

Consolidated Financial Information of InCentive Capital AG


                                                                                              FAIR VALUE    FAIR VALUE        CHANGE
      HOLDING         HOLDING                                                               31 DEC. 2001  31 DEC. 2000
 31 DEC. 2001    31 DEC. 2000          CHANGE     DESCRIPTION                                        CHF           CHF           CHF
BC) DERIVATIVES LONG
HEALTHCARE

           69               0              69     Abbott Laboratories 18.1.03 C40 USD            195 718             0       195 718
           13               0              13     Abbott Laboratories 19.1.03 P60 USD              9 819             0         9 819
          136               0             136     Abgenix Inc 19.1.02P40 USD                     154 077             0       154 077
           27               0              27     Aetna Inc-new 16.02.02 P35 USD                  13 821             0        13 821
           54               0              54     Amgen Inc 19.1.02C55 USD                        25 831             0        25 831
       65 000               0          65 000     Antigenics contingent value rights                  11             0            11
           79               0              79     AstraZeneca PLC-Spons ADR 19.1.02 P45 USD        6 298             0         6 298
           31               0              31     Biomet Inc 20.4.02 C25 USD                      35 121             0        35 121
           28               0              28     Imclone Systems 19.1.02 P75 USD                133 936             0       133 936
           54               0              54     Medtronic Inc 19.1.02 C40 USD                  101 056             0       101 056
           34               0              34     OSI Pharmaceuticals Inc 19.1.02 C40 USD         35 666             0        35 666
          292               0             292     Pfizer Inc 18.1.03 C30 USD                     563 607             0       563 607
            0         700 000        -700 000     Roche 16.3.01 C17000                                 0       539 000     - 539 000
          285               0             285     Schering-Plough Corp 18.1.03 C30 USD           399 417             0       399 417
          230               0             230     Schering-Plough Corp 19.1.02 C30 USD           225 829             0       225 829
           27               0              27     Walgreen Co 19.1.02 P35 USD                      8 157             0         8 157
           14               0              14     Zimmer Holdings Inc 19.1.02 USD                 13 041             0        13 041
                                                                                               1 921 405       539 000     1 382 405
TECHNOLOGY
            0             200            -200     Motorola Inc 19.1.01 C32.5                           0         8 056        -8 056
            0         450 000        -450 000     Unaxis Holding AG 16.1.01 C360                       0       729 000      -729 000
            0       1 100 000      -1 100 000     Unaxis Holding AG 16.1.01 C480                       0        22 000       -22 000
                                                                                                       0       759 056      -759 056
STRATEGIC INVESTMENTS
       49 000               0          49 000     Sulzer AG 22.3.02 C450                           4 900             0         4 900
       50 000               0          50 000     Sulzer Basket 7.2.02 C750                        5 000             0         5 000
       23 000               0          23 000     Sulzer Basket 7.2.02 C900                          230             0           230
       98 000               0          98 000     Sulzer Medica AG 22.3.02 C150                   41 160             0        41 160
            0      23 310 000     -23 310 000     Sulzer Reg 15.6.01 C1050                             0    20 512 800   -20 512 800
            0         300 000        -300 000     Sulzer Reg 16.3.01 C1100                             0       177 000      -177 000
            0          50 000         -50 000     Sulzer Reg 16.4.01 C1200                             0     3 882 350    -3 882 350
            0         200 000        -200 000     Sulzer Reg 20.4.01 C1100                             0       268 000      -268 000
            0          15 000         -15 000     Sulzer Reg 21.9.01 C1200                             0     1 155 495    -1 155 495
                                                                                                  51 290    25 995 645   -25 944 355
OTHER INVESTMENTS
            0         100 000        -100 000     CS Group Mar01 C300                                  0     1 950 200    -1 950 200
            0         605 000        -605 000     SAirGroup 15.6.01 C250                               0       399 300      -399 300
            0         600 000        -600 000     SAirGroup 15.6.01 C270                               0       276 000      -276 000
            0       1 500 000      -1 500 000     Zurich Financial Serv. 20.07.01 C850                 0     2 520 000    -2 520 000
                                                                                                       0     5 145 500    -5 145 500
BC) TOTAL DERIVATIVES LONG                                                                     1 972 695    32 439 201   -30 466 506

Consolidated Financial Information of InCentive Capital AG



                                                                                            FAIR VALUE      FAIR VALUE        CHANGE
      HOLDING         HOLDING                                                             31 DEC. 2001    31 DEC. 2000
 31 DEC. 2001    31 DEC. 2000          CHANGE     DESCRIPTION                                      CHF             CHF           CHF
BD) DERIVATIVES SHORT
HEALTHCARE
          -17               0             -17     Amgen Inc 19.1.02 C65 USD                       -571               0          -571
          -27               0             -27     Barr Laboratories Inc 19.1.02 C75 USD        -26 510               0       -26 510
          -15               0             -15     Cephalon Inc 19.1.02 P75 USD                  -8 812               0        -8 812
          -63               0             -63     Cor Therapeutics 19.1.02 P30 USD             -65 558               0       -65 558
          -67               0             -67     Icos Corporation 19.1.02 C65 USD              -5 622               0        -5 622
         -127               0            -127     Immunex Corp 19.1.02 P25 USD                 -10 658               0       -10 658
                                                                                              -117 731               0      -117 731
STRATEGIC INVESTMENTS
      -49 000               0         -49 000     Sulzer AG 22.3.02 P450                    -9 481 500               0    -9 481 500
      -27 500               0         -27 500     Sulzer AG 31.1.02 C250                      -430 925               0      -430 925
      -16 000               0         -16 000     Sulzer Basket 26.7.02 P775                -6 116 750               0    -6 116 750
      -50 000               0         -50 000     Sulzer Basket 7.2.02 P750                -17 700 000               0   -17 700 000
      -23 000               0         -23 000     Sulzer Basket 7.2.02 P900                -11 615 000               0   -11 615 000
      -60 000               0         -60 000     Sulzer Basket 7.3.02 P800                -24 557 226               0   -24 557 226
      -98 000               0         -98 000     Sulzer Medica AG 22.3.02 P150             -7 938 000               0    -7 938 000
            0         -50 000          50 000     Sulzer Reg 16.3.01 P1100                           0      -1 950 000     1 950 000
            0         -50 000          50 000     Sulzer Reg 16.4.01 P1150                           0      -3 291 940     3 291 940
            0         -10 000          10 000     Sulzer Reg Mar01 P1100                             0        -134 180       134 180
            0         -15 000          15 000     Sulzer Reg Sep01 P1150                             0        -833 820       833 820
                                                                                           -77 839 401      -6 209 940   -71 629 461
OTHER INVESTMENTS
            0        -100 000         100 000     CS Group Mar01 P280                                0        -343 000       343 000
      -20 000               0         -20 000     Unaxis Holding AG 19.6.02 P345.3          -3 390 800               0    -3 390 800
      -10 000               0         -10 000     Zurich Financial Serv. 15.2.02 P450         -660 000               0      -660 000
                                                                                            -4 050 800        -343 000    -3 707 800
BD) TOTAL DERIVATIVES SHORT                                                                -82 007 932      -6 552 940   -75 454 992
TOTAL DERIVATIVES NET                                                                      -80 035 237      25 886 261  -105 921 498
B) TOTAL NON-INDIA INVESTMENTS                                                             108 755 640     360 918 386  -252 162 746
TOTAL MARKETABLE SECURITIES                                                                222 911 488     500 342 872  -277 431 384

Consolidated Financial Information of InCentive Capital AG

                                                                                   FAIR VALUE      FAIR VALUE            CHANGE
     HOLDING             HOLDING                                                 31 DEC. 2001    31 DEC. 2000
31 DEC. 2001        31 DEC. 2000          CHANGE          DESCRIPTION                     CHF             CHF               CHF
2. PRIVATE EQUITY
HEALTHCARE

                                                          MSC Regenos AG
                                                          (from merger with
                                                          Osiris
    209 723                    0         209 723          Therapeutics, Inc)        2 148 177                0        2 148 177

                                                          Osiris
          0              503 334       - 503 334          Therapeutics, Inc                 0        2 393 677       -2 393 677

                                                          Pamot Asset Limited
          1                    1               0          Partnership                 594 655          668 608         - 73 953

                                                          Physiome Sciences,
    208 768              208 768               0          Inc                       1 465 398        1 465 398                0

                                                          Structural Genomix,
    236 686              236 686               0          Inc                       3 020 895        3 020 895                0
                                                                                    7 229 125        7 548 578        - 319 453
 TECHNOLOGY

                                                          AIC Advanced
                                                          Integration Company
     16 127               16 127               0          AG                        3 870 480       10 596 096       -6 725 616

     50 000               50 000               0          BCAB AG                   4 228 000        1 500 000        2 728 000

                                                          Catalyst World Wide
        273                  273               0          Ventures N.V              1 152 421        2 749 475       -1 597 054

     20 000               20 000               0          Digital-Logic AG          2 080 000        3 000 000        - 920 000

          1                    1               0          MI Capital LLC              805 550          805 550                0

          1                    1               0          MU-centive LLC           10 039 731        7 749 390        2 290 341

  3 024 683                    0       3 024 683          NetByTel                  2 807 712                0        2 807 712
                                                                                   24 983 894       26 400 511       -1 416 617
OTHER INVESTMENTS
                                                          Allied World
                                                          Assurance Holdings
    275 000                    0         275 000          Ltd                       5 202 533                0        5 202 533
                                                                                    5 202 533                0        5 202 533
TOTAL PRIVATE EQUITY                                                               37 415 552       33 949 089        3 466 463
3. FORWARD FOREX
   CONTRACTS
                                                          Forward Forex
                                                          Contracts Long            3 774 924        2 097 460        1 677 464

                                                          Forward Forex
                                                          Contracts Short             918 537                0          918 537
TOTAL FORWARD FOREX
CONTRACTS NET                                                                       2 856 387        2 097 460          758 927

TOTAL INVESTMENTS                                                                 263 183 427      536 389 421     -273 205 994


Consolidated Financial Information of InCentive Capital AG

CONSOLIDATED SCHEDULE OF MOVEMENTS IN INVESTMENTS

1 January to 31 December 2001

                                       COST OF                REALIZED              UNREALIZED                    MARKET
                                   INVESTMENTS            GAINS/LOSSES            GAINS/LOSSES                     VALUE
A) MARKETABLE SECURITIES                   CHF                     CHF                     CHF                       CHF
1 JANUARY 2001                     476 174 660                                      24 168 212               500 342 872

Cost of purchases                  866 067 746                                                               866 067 746
Cost of sales                   -1 087 808 204                                                            -1 087 808 204
Realized gains                                              83 049 648
Realized losses                                           -435 347 818
Change in unrealized
  market gains                                                                     254 760 667               254 760 667
Change in unrealized
  market losses                                                                   -313 072 935              -313 072 935
Change in unrealized
  exchange gains/losses                                                              2 621 342                 2 621 342
                                  -221 740 458            -352 298 170             -55 690 926              -277 431 384
31 DECEMBER 2001                   254 434 202                                     -31 522 714               222 911 488

B) PRIVATE EQUITY

1 JANUARY 2001                      33 949 089                                               0                33 949 089

Cost of purchases                   13 941 549                                                                13 941 549
Cost of sales                         -154 578                                                                  -154 578
Realized gains                                                       0
Realized losses                                                      0
Change in unrealized
  market gains                                                                               0                         0
Change in unrealized
  market losses                                                                    -10 320 508               -10 320 508
Change in unrealized
  exchange gains/losses                                                                      0                         0
                                    13 786 971                       0             -10 320 508                 3 466 463
31 DECEMBER 2001                    47 736 060                                     -10 320 508                37 415 552

C) TOTAL
INVESTMENTS
(EXCLUDING FORWARD
FOREX CONTRACTS)

1 JANUARY 2001                     510 123 749                                      24 168 212               534 291 961

Cost of purchases                  880 009 295                                                               880 009 295
Cost of sales                   -1 087 962 782                                                            -1 087 962 782
Realized gains                                              83 049 648
Realized losses                                           -435 347 818
Change in unrealized
  market gains                                                                     254 760 667               254 760 667
Change in unrealized
  market losses                                                                   -323 393 443              -323 393 443
Change in unrealized
  exchange gains/losses                                                              2 621 342                 2 621 342
                                  -207 953 487            -352 298 170             -66 011 434              -273 964 921
31 DECEMBER 2001                   302 170 262                                     -41 843 222               260 327 040

Consolidated Financial Information of InCentive Capital AG

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

as of 31 December 2001


A. ACCOUNTING POLICIES


The consolidated financial statements of InCentive Capital AG ("the Company") have been prepared in accordance with International Accounting Standards (IAS) as issued by the International Accounting Standards Committee (IASC) including IAS 39 "Financial Instruments: Recognition and Measurement".

Note 1            PRINCIPLES OF CONSOLIDATION

The consolidated financial statements of the Company comprise the annual financial statements of the Company itself as well as those of all subsidiaries in which they, directly or indirectly, have an interest of more than one half of the voting rights, or have the power to exercise control over operations. Subsidiary companies are consolidated from the date of acquisition or incorporation using the purchase method. The consolidated financial statements of the Company include the accounts of the following wholly owned subsidiaries:

InCentive Capital AG, Zug

-     Taj Investments Limited, Port Louis, Mauritius

-     InCentive Investment (Jersey) Limited, St Helier, Jersey

-     BioCentive Limited, Hamilton, Bermuda

-     InCentive Investment Services AG, Zurich, Switzerland

-     BioCentive AG, Zug, Switzerland

-     Centive AG, Zug, Switzerland

-     ImmoCentive AG, Zug, Switzerland


The consolidated financial statements are denominated in Swiss Francs (CHF). The Companies' and their subsidiaries' books and records are also maintained in Swiss Francs, this being the functional currency of all the companies. Thus, no translation differences result on consolidation.

INVESTMENT IN ASSOCIATES

Investments in associates are accounted for by the equity method of accounting. Associated companies are those companies in which InCentive Capital AG has an interest of between 20% and 50% of the voting rights and over which it exercises significant influence but which it does not control.

Note 2            SIGNIFICANT ACCOUNTING POLICIES

FOREIGN CURRENCY TRANSLATION

Foreign currency transactions are accounted for at exchange rates prevailing at the date of the transaction. At year-end, assets and liabilities denominated in foreign currencies are translated into Swiss francs at the exchange rate in force at balance sheet date. Gains and losses resulting from the settlement of such transactions and from translation at year-end are recognized in the income statement.

The following exchange rates were used:

                               31 DECEMBER 2001            31 DECEMBER 2000
US Dollar                                1.6784                      1.6111
Norwegian Krone                         18.3908                     18.4189
Indian Rupee                             0.0345                      0.0347
Euro                                     1.4814                      1.5173
Great Britain Pound                      2.4308                      2.4055
Latvian Lat                                 n/a                    259.1110

Consolidated Financial Information of InCentive Capital AG


FINANCIAL INSTRUMENTS

The majority of the InCentive Capital AG Group's balance sheet positions qualify as financial instruments as defined by IAS 39. Their particular recognition methods adopted are disclosed in the specific comments related to each item.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash in hand plus current accounts with banks and time deposits due within three months.

ACCOUNTING FOR INVESTMENT TRANSACTIONS

Investment securities transactions are accounted for on a trade date basis. The Company uses the "first in first out" cost method for determining the realized gain or loss on disposal of investments, which is booked through the profit and loss account as well as the unrealized gain or loss arising on the price or exchange rate movement. Dividend income and other distributions are recorded net of non-refundable withholding taxes on the ex-dividend date. Interest income is recorded on an accrual basis.

INVESTMENTS IN MARKETABLE SECURITIES

Investments in marketable securities are recorded at fair market value.

Securities that are traded on a stock exchange or any other regulated market are valued on the basis of their last available prices. Securities that are listed on more than one stock exchange are valued at prices as available on what constitute their main markets.

Securities that are not listed on any stock exchange but are regularly traded over the counter are valued at their last available market price.

In accordance with IAS 39 "Financial Instruments: Recognition and Measurement" investments are classified as available for sale. Gains and losses arising from a change in the fair value of the securities are included in net profit or loss.

DERIVATIVES

Derivative financial instruments including foreign exchange contracts and equity-linked options (both written and purchased) are initially recognized in the balance sheet at cost (including transaction costs) and are subsequently remeasured at their fair value. Fair values are obtained from quoted market prices.

PRIVATE EQUITY

The Company holds unquoted investments that are classified as "private equity" in the balance sheet. These investments are valued at their fair value, as determined in good faith by the board of directors and taking into consideration prices recently paid by independent third parties. Gains and losses arising from a change in the fair value of the securities are included in net profit or loss.

As soon as an IPO has taken place, an investment is reallocated to marketable securities and is valued as such.

CAPITAL INCREASE COSTS

For capital increase at nominal value, the related issuance costs are recorded as an expense in the income statement. To the extent that a capital increase occurs at a premium, the related issuance costs are charged directly against additional paid-in capital in shareholders' equity in accordance with IAS 38.

TAXES

InCentive Capital AG was granted holding company status by the local tax authorities of Zug. The holding company status results in complete income tax exemption and a reduced capital taxation for cantonal and communal tax purposes.

For Swiss federal tax purposes, InCentive Capital AG will benefit from a participation relief with respect to dividend income and capital gains from qualifying participations. Other income and the portion of dividends and capital gains to which the participation relief does not apply are subject to a deductable corporate income tax of 8.5%. No capital tax is levied at the federal level.

InCentive Capital AG invests in India through its Mauritius subsidiary, Taj Investments Ltd, and expects to obtain treaty benefits under the double taxation treaty between Mauritius and India based on the tax residence certification from the Mauritius authorities. In Mauritius, Taj Investments Ltd is liable to income tax under the current Mauritius legislation at the rate of 0%. For the years ended 31 December 2001 and 2000, no provision for Mauritius taxes are considered necessary as a result of accumulated tax losses recorded by Taj Investments Ltd.

The subsidiaries InCentive Investment (Jersey) Ltd and BioCentive Limited, Hamilton, Bermuda, are not subject to income taxes.

Consolidated Financial Information of InCentive Capital AG


As a consequence of the tax status of InCentive Capital AG, deferred tax assets are recognized on timing differences and on tax loss carry-forwards.

Taxes payable as a result of consolidation are dealt with in accordance with IAS 12.

TREASURY SHARES

Treasury shares are own shares owned by the Company. They are valued at purchase cost and are presented as a deduction from equity. Gains or losses on sales of own shares are charged or credited to the retained earnings account in equity.

B. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



Note 1             CASH AND CASH EQUIVALENTS          31 DECEMBER 2001            31 DECEMBER 2000
                                                                   CHF                         CHF
Cash in hand and at banks                                   37 538 438                  17 292 757
Time deposits                                              217 697 538                 408 522 000
TOTAL                                                      255 235 976                 425 814 757


Note 2            INVESTMENTS

Details of the investments held at 31 December 2001 and 2000 are shown in the Consolidated schedule of investments. Details of the realized and unrealized gains and losses for the year 2001 are presented in the Consolidated schedule of movements in investments. At 31 December 2001, the marketable securities include 13 positions comprising purchased call options with a market value of CHF 1 646 576 expiring by April 2002 latest and covering 326 300 shares representing an aggregate contract volume of CHF 100 754 746 and 6 positions comprising purchased put option positions with a market value of CHF 326 108 expiring by February 2002 latest and covering 31 000 shares representing an aggregate contract volume of CHF 2 310 318 and 11 positions comprising sold put option positions with a market value of CHF 81 544 304 expiring by July 2002 latest and covering 346 500 shares representing an aggregate transaction volume of CHF 167 794 930 and 4 positions comprising sold call option positions with a market value of CHF 463 628 expiring by January 2002 latest and covering 38 600 shares representing an aggregate transaction volume of CHF 8 131 282 (31 December 2000, 13 purchased call option positions, market value CHF 32 439 201, covering 417 875 shares, transaction volume of CHF 294 515 950; 5 sold put option positions, market value CHF 6 552 940, covering 225 000 shares, transaction volume of CHF 168 750 000).

The "private equity" investments in MI Capital LLC and MU-centive LLC are pure investments without any liabilities to the Company.

Note 3                OTHER RECEIVABLES            31 DECEMBER 2001            31 DECEMBER 2000
                                                                CHF                         CHF
Loan due from Digital-Logic AG                           10 313 000                  10 313 000
Withholding taxes receivable                              1 481 534                     645 059
Other accounts receivable                                      3990                      91 660
TOTAL                                                    11 798 524                  11 049 719



Note 4                ACCOUNTS PAYABLE            31 DECEMBER 2001            31 DECEMBER 2000
                                                               CHF                         CHF
Directors' fee                                             451 748                     481 332
Social security                                             50 636                      54 114
Accounting and administration fees                         187 511                      87 146
Management fees                                                  0                     158 093
Asset management fees                                    2 281 915                   2 066 341
TOTAL                                                    2 971 810                   2 847 026

Consolidated Financial Information of InCentive Capital AG


Note 5                ACCRUED EXPENSES            31 DECEMBER 2001            31 DECEMBER 2000
                                                               CHF                         CHF
Investment advisory fees                                   482 287                     729 919
Professional fees                                                0                     225 105
Custodian fees                                             634 118                     328 523
Audit and administration fees                              471 627                     704 000
Management fees                                          4 833 300                   4 833 300
Stamp tax                                                        0                      11 683
Capital tax                                                420 397                     405 048
TOTAL                                                    6 841 729                   7 237 578



                      OTHER CURRENT
Note 6                LIABILITIES                     31 DECEMBER 2001            31 DECEMBER 2000
                                                                   CHF                         CHF
Tax at source                                                   40 360                      41 695
Other miscellaneous payables                                         0                     193 676
TOTAL                                                           40 360                     235 371


Note 7            INCOME TAX ACCRUAL

The income tax accrual can be split into current and deferred tax accruals as follows:

CURRENT TAX ACCRUAL

Balance at 1 January 2001                                                580 315
Taxes paid                                                              -423 080
Subtotal at 31 December 2001                                             157 235
DEFERRED TAX ACCRUAL
Provision at 1 January 2001                                              673 934
Release of deferred tax accrual                                         -605 688
Subtotal at 31 December 2001                                              68 246
Total income tax accrual                                                 225 481


Tax expense is calculated using the liability method, in which deferred taxes are determined by applying a future expected tax rate on temporary differences arising between the tax basis of assets and liabilities and their carrying values for financial reporting purposes.

Of the net consolidated income before tax of InCentive Capital AG of CHF - 441 335 917 (loss) in 2001 (2000: CHF - 64 266 273 (loss)),
CHF - 25 564 530 (loss) (2000: CHF - 89 356 864 (loss)) came from Taj
Investments Ltd, Mauritius, where the applicable tax rate is nil.

The current tax accrual resulted from dividends not qualifying for participation relief, realized capital gains and interest in Incentive Investment AG prior to the merger on 31 October 2000 that are subject to the federal income tax. The deferred tax accrual results from unrealized capital gains not qualifying for participation relief of CHF 870 480 (2000: CHF 8 596 097) that are subject to the federal income tax at the effective rate of 7.84%.

At 31 December 2001 InCentive Capital AG had Swiss tax loss carry-forwards of CHF 78 036 573 (2000: CHF 43 811 422). As the utilization of these loss carry-forwards by set-off against future taxable profits is very uncertain due to the participation relief for federal income tax, and the effective income tax rate may be nil, no deferred tax asset is recognized in the financial statement.

Consolidated Financial Information of InCentive Capital AG


Note 8            SHARE CAPITAL

The Company's share capital as per 31 December 2001 comprised 2 147 202 (31 December 2000: 2 147 202) bearer shares with a nominal value of CHF 20 each.


At the extraordinary general meeting of 31 October 2000, the InCentive Capital board of directors was authorized as per Article 651 of the Swiss Code of Obligations to raise share capital by CHF 21 472 020 divided into 1 073 601 bearer shares with a nominal value of CHF 20 which had not been issued by 31 December 2001.

Note 9            SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

THE SHARE CAPITAL
COMPRISES AS
FOLLOWS:                                                   31 DECEMBER 2001            31 DECEMBER 2000
Number of authorized, issued  and paid shares                     2 147 202                   2 147 202
Nominal value per share (in CHF)                                         20                          20
Number of issued shares during the
  period - on 31 October 2000                                            --                   1 098 468
Purchase price per share (in CHF)                                        --                          20
Number of issued shares during the
  period - on 31 October 2000                                            --                     715 734
Purchase price per share (in CHF)                                        --                         220
Share premium per share (in CHF)                                         --                         200
Loss per year (in CHF)                                         -441 335 917                 -64 266 273
Weighted average number of shares                                 2 142 420                     636 195
Net loss per share (in CHF)                                            -206                        -101
Net asset value (excluding treasury shares)
  per share as per 31 December (in CHF)                                 243                         447



Note 10           OTHER INCOME               31 DECEMBER 2001            31 DECEMBER 2000
                                                          CHF                         CHF
Released accruals                                           0                   3 773 613
Other                                                 237 276                         192
TOTAL                                                 237 276                   3 773 805


Note 11           INVESTMENT ADVISORY FEES

Prior-year figure considers the "Investment advisory fees" of Incentive Investments AG's group companies after the merger of Incentive Investment AG and India Investment AG only.

Note 12           OTHER ADMINISTRATIVE EXPENSES

The increase of "Other administrative expenses" is mainly due to the costs of the public tender offer for all the publicly held registered shares of Sulzer AG, Winterthur.

Note 13           RESTRICTIONS ON ASSETS

There are no restrictions on the Companies' assets.

Consolidated Financial Information of InCentive Capital AG


Note 14           FINANCIAL INSTRUMENTS

The various risks associated with the financial instruments can be summarized as follows:

CONCENTRATION RISK

At 31 December 2001, significant portions of the Companies' net assets are concentrated in:

- Current assets and short-term time deposits with various first-class counterparties.

- Indian securities, which involve certain consideration and risks not typically associated with investments in other more developed markets. In addition to its smaller size, lower liquidity and greater volatility, the Indian securities market is less developed and there is often substantially less publicly available information about Indian issuers that there is in developed markets.

      Future economic and political developments in India could adversely affect the liquidity or value, or both, of the securities in which the Companies are invested. Furthermore, the Companies' ability to hedge their currency risk is limited and, accordingly, the Companies may be exposed to currency devaluations and other exchange rate fluctuations.

- Financial instruments (shares, options etc.) of/on a single company as the purpose of InCentive Capital AG is the direct or indirect acquisition, management and disposal of all forms of participations in quoted and unquoted domestic and foreign companies with no regard to risk diversification.

CREDIT RISK

The Company has no significant concentrations of credit risk. Cash and cash equivalents and investments are held with first-rate financial institutions.

MARKET RISK

In keeping with its objectives a major part of the Companies' assets are invested in marketable securities. The Company is thus subject to price fluctuations in currency and stock markets.

INTEREST RISK

The Company is in principal equity-financed and has no long-term interest rate risk exposures.

Note 15           MANAGEMENT FEES

MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.

Morgan Stanley Dean Witter Investment Management Inc., New York, has been Investment Advisor of Taj Investments Ltd. For its services under the Investment Advisory Agreement, the Investment Advisor receives a fee from Taj Investments Ltd, Mauritius, payable in US Dollars at an annual rate of 1% of Taj Investments Ltd average net assets (the "Fixed Fee"). The Fixed Fee is calculated on the Friday of each week ("Valuation Date"), and is paid quarterly in arrears.

INCENTIVE ASSET MANAGEMENT AG

InCentive Asset Management AG, Zurich, (100% owned by Rene Braginsky), has been Investment Advisor of InCentive Capital AG. For its services under the Investment Advisory Agreement, the Investment Advisor receives a fee from InCentive Capital AG, Zug, payable in Swiss Francs and based on a quarterly rate of 0.3% of InCentive Capital AG's net assets at the end of each quarter.

MERLIN BIOMED NORTH, INC.

Merlin Biomed North, Inc., New York, has been an Investment Advisor for BioCentive Ltd. For services under the Investment Advisory Agreement, the Investment Advisor receives a management fee from BioCentive Ltd, payable in US Dollars and based on a quarterly rate of 0.2% of the net asset value of the managed assets at the beginning of each quarter. The Investment Advisor is entitled to a performance fee of up to 16% of the appreciation in excess of a hurdle of 8% of the net asset value of the managed assets, payable at year-end.

Consolidated Financial Information of InCentive Capital AG


Note 16           RELATED PARTY TRANSACTIONS

The remuneration of the board of directors amounted to CHF 477 250 for 2001 and CHF 590 053 for 2000 respectively.

The related party transactions of the Company (see Note 15) are based on customary business contracts and are effected at normal market conditions.

Note 17           CONTINGENT LIABILITIES AND OFF-BALANCE SHEET TRANSACTIONS


There is a guarantee in favour of ARGE IS KV GmbH, D-45128 Essen, for a total of CHF 1 500 000. This guarantee expires on 31 December 2003. During the preparation of the balance sheet no risks arising from this contingent liability were forseeable.

On behalf of InCentive Investment (Jersey) Ltd, letters of indemnity regarding unlimited amounts and maturities were issued in favour of two international banks. In these letters, InCentive Capital AG guarantees the full and punctual payment of all amounts owed by the subsidiary in connection with transactions entered into with the two banks.

There were no other contingencies and off-balance sheet transactions as at the balance sheet dates, with the exception of the option contracts mentioned in
Note 2 above.

The Company shows the following borrowings of securities as at 31 December 2001:

COMPANY                                           HOLDING            FAIR VALUE             FAIR VALUE
                                                                      PER SHARE                  TOTAL
                                                                            CHF                    CHF
Sulzer AG            Registered shares            174 299                   255             44 446 245


Note 18           CUSTODIANS

As at 31 December 2001 shares are deposited at:

-     Swiss American Securities Inc. New York

-     UBS AG, Zurich

-     SIS SegaInterSettle, Zurich

-     Bank Sal. Oppenheim jr. & Cie (Schweiz) AG, Zurich

-     Sal. Oppenheim jr. & Cie KgaA, Cologne

-     BNP Paribas Private Banking, New York

-     Den Norske Bank, Oslo

-     Hansa Bank, Tallin

-     JP Morgan Chase, Luxembourg

-     ABN-Amro Bank (Schweiz), Zurich

-     Lehman Brothers Finance S.A., Zurich

-     Morgan Stanley Dean Witter, New York

Consolidated Financial Information of InCentive Capital AG


Note 19            SIGNIFICANT SHAREHOLDERS

The Company has issued exclusively bearer shares. The Company is aware of the following shareholders with interests exceeding 5%:

                                                                31 DECEMBER 2001
Zurich Financial Services, Zurich, Switzerland                            24.96%
III Institutional Investors International Corp.,
Grand Cayman, Cayman Islands                                              21.02%
Rene Braginsky, Zurich, Switzerland                                       20.00%
Hans Kaiser Family, Switzerland                                           11.02%


Note 20           SEGMENT REPORTING

InCentive Capital AG's sole business segment is the direct or indirect acquisition, management and disposal of all forms of participation in quoted and unquoted domestic and foreign companies, resulting in no segment disclosure reporting as per IAS 14.

Note 21           SUBSEQUENT EVENTS

There have been no material post-balance sheet events that would require disclosure or adjustment to the financial statements.

On 21 March 2002, the board of directors reviewed the financial statements and authorized them for issue. These financial statements will be submitted to the annual general meeting of shareholders to be held on 15 May 2002 for approval.

Statutory Financial Information of InCentive Capital AG
BALANCE SHEET
31 December 2001/2000

                                    31 DECEMBER 2001            31 DECEMBER 2000
                                                 CHF                         CHF
ASSETS

Cash and due from banks                  113 498 798                 160 318 669
Investments
Marketable securities                      7 790 000                           0
   Replacement values
   of forward forex
   contracts                               1 674 802                           0
Due from group companies                 108 837 655                 105 411 773
Other receivables                          1 484 302                     667 046
Accrued income and
  prepaid expenses                            62 604                     201 632

TOTAL CURRENT ASSETS                     233 348 161                 266 599 120

Non-current financial
  investments                              4 152 421                   5 749 475
Own shares                                 9 147 627                           0
Participations                           312 052 508                 312 052 508

TOTAL NON-CURRENT ASSETS                 325 352 556                 317 801 983

TOTAL ASSETS                             558 700 717                 584 401 103
LIABILITIES AND
  SHAREHOLDERS' EQUITY

Accounts payable                           2 176 768                   2 812 020
Due to group companies                    25 364 491                  24 570 766
Accrued expenses                             713 937                   2 587 310
Provision for
  participations                          10 241 000                           0
Other current
  liabilities                                 40 360                      41 695

TOTAL CURRENT
  LIABILITIES                              38 36 556                  30 011 791

Share capital                             42 944 040                  42 944 040
General legal reserve                    506 109 149                 515 256 776
Reserve for own shares                     9 147 627                           0
Accumulated loss                         -38 036 655                  -3 811 504

TOTAL SHAREHOLDERS'
  EQUITY                                 520 164 161                 554 389 312

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                   558 700 717                 584 401 103

Statutory Financial Information of InCentive Capital AG

INCOME STATEMENT
1 January to 31 December 2001/2000

                                    1 JANUARY 2001 -            1 January 2000 -
                                    31 DECEMBER 2001            31 DECEMBER 2000
                                                 CHF                         CHF
Interest income                            7 419 304                   1 558 486
Dividend income                              343 000                           0
Loss (-)/gain on
  investments                            -16 808 978                   8 652 750
Loss on own shares                          -183 691                           0
Other income                                   5 612                         192
TOTAL INCOME                              -9 224 753                  10 211 428
Interest expense                             821 731                     161 101
Administration fees                       15 646 746                   1 123 008
Asset management fees                      8 470 276                   3 023 341
TOTAL EXPENSE                             24 938 753                   4 307 450
LOSS (-)/PROFIT FOR THE
  YEAR BEFORE TAX                        -34 163 506                   5 903 978
Taxation                                      61 645                      64 195
LOSS (-)/PROFIT FOR THE
  YEAR                                   -34 225 151                   5 839 783

STATUTORY FINANCIAL INFORMATION OF INCENTIVE CAPITAL AG

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
AS OF 31 DECEMBER 2001



NOTE 1 SIGNIFICANT PARTICIPATIONS                          BUSINESS ACTIVITY      CAPITAL INTEREST         SHARE CAPITAL
                                                                                              IN %                   CHF
BioCentive AG, Zug, Switzerland                                  Investments                   100               100 000
BioCentive Limited, Hamilton, Bermuda                            Investments                   100             1 405 500
Centive AG, Zug, Switzerland                                     Investments                   100               100 000
ImmoCentive AG, Zug, Switzerland                                 Investments                   100               100 000
InCentive Investment (Jersey) Limited, St Helier, Jersey         Investments                   100             7 000 000
InCentive Investment Services AG, Zurich, Switzerland            Investments                   100               500 000
Taj Investments Limited, Port Louis, Mauritius                   Investments                   100               284 303
TOTAL SIGNIFICANT PARTICIPATIONS                                                                               9 489 803

NOTE 2 SHAREHOLDERS' EQUITY

                               31 DECEMBER 2001           31 DECEMBER 2000
                                            CHF                        CHF
SHARE CAPITAL                        42 944 040                 33 300 000

Reduction of
  nominal value by
  CHF 80 to CHF 20
  for 333 000 shares                          0                -26 640 000

Increase of 1 098
  468 bearer shares
  at nominal price of
  CHF 20                                      0                 21 969 360

Increase of 715 734
  bearer shares at
  nominal price of
  CHF 20                                      0                 14 314 680

                                     42 944 040                 42 944 040

GENERAL LEGAL RESERVES

Share premium of the increase in share
  capital on 3 November 1994 of 300 000
  bearer shares based on the price of
  CHF 500 (nominal CHF 100)                      120 000 000            120 000 000

Increase in share capital on 31
  October 2000 of 1 098 468 bearer
  shares based on the nominal price
  of CHF 20                                      -21 969 360            -21 969 360

Share premium of the increase in
  share capital on 31 October 2000
  of 715 734 bearer shares based on
  the price of CHF 220 (nominal CHF
  20)                                            143 146 800            143 146 800

Commission, charges and taxes in
  connection with the capital
  increase                                        -3 922 725             -3 922 725

Agio from acquisition with
  Incentive Investment AG, Zurich                318 002 061            318 002 061

Depreciation of participations                   -40 000 000            -40 000 000

Allocation (-)/reallocation
  to/from the reserve for own
  shares                                          -9 147 627             -3 000 000

                                                                          3 000 000

                                                 506 109 149            515 256 776

STATUTORY FINANCIAL INFORMATION OF INCENTIVE CAPITAL AG

RESERVE FOR OWN SHARES          31 DECEMBER 2001            31 DECEMBER 2000
                                             CHF                         CHF
30 000 bearer
  shares at CHF 100
  par value each,
  repurchased at CHF
  100 on 7 November
  1994                                                             3 000 000

Reallocation to
  general legal
  reserve                                                         -3 000 000

38 427 bearer
  shares at CHF 20
  par value each,
  repurchased at
  average CHF
  275.2102 from 3
  July 2001 to 31
  December 2001                       10 575 504

3 959 bearer shares
  at CHF 20 par value
  each, sold at
  average CHF
  314.2677 from 2
  August 2001 to 31
  December 2001                       -1 244 186

Realized loss on
  own shares                            -183 691

                                       9 147 627                           0

NOTE 3 AUTHORIZED CAPITAL INCREASE     31 DECEMBER 2001       31 DECEMBER 2000
                                                    CHF                    CHF
Authorized capital
  increase                                   21 472 020             21 472 020

NOTE 4 SIGNIFICANT SHAREHOLDERS            31 DECEMBER 2001
The Company has issued exclusively
  bearer shares and is aware of the
  following shareholders with interests
  exceeding 5%:
Zurich Financial Services, Zurich                     24.96%

III Institutional Investors
  International Corp., Grand Cayman,
  Cayman Islands                                      21.02%

Rene Braginsky, Zurich                                20.00%

Hans Kaiser Family                                    11.02%

NOTE 5 GUARANTEES

There is a guarantee in favour of ARGE IS KV GmbH, D-45128 Essen, for a total of CHF 1 500 000. This guarantee expires on 31 December 2003. During the preparation of the balance sheet no risks arising from this contingent liability were forseeable.

In addition, a comfort letter has been prepared, in which InCentive Capital AG confirms to be funding InCentive Investment (Jersey) Ltd adequately with additional capital in the amount of negative equity plus the nominal share capital, thus allowing the subsidiary to comply with all contractually incurred liabilities and obligations it has vis-a-vis any third party. As at 31 December 2001, this contingent liability amounted to CHF 22 085 823.

On behalf of InCentive Investment ( Jersey) Ltd, letters of indemnity regarding unlimited amounts or maturities were issued in favour of two international banks. In these letters, InCentive Capital AG guarantees the full and punctual payment of all amounts owed by the subsidiary in connection with transactions entered into with the two banks.

STATUTORY FINANCIAL INFORMATION OF INCENTIVE CAPITAL AG

CURRENT ADJUSTMENT OF THE NET LOSS FOR THE PERIOD

                                  31 DECEMBER 2001           31 DECEMBER 2000
                                               CHF                        CHF
Loss brought forward                    -3 811 504                 -9 651 287

Loss (-)/profit for
  the period                           -34 225 151                  5 839 783

NET LOSS AT THE END
  OF THE PERIOD                        -38 036 655                 -3 811 504

STATUTORY FINANCIAL INFORMATION OF INCENTIVE CAPITAL AG

PROPOSED APPROPRIATION
OF THE GENERAL LEGAL RESERVE TO OTHER RESERVE

                                                 31 DECEMBER 2001
                                                              CHF
General legal reserve before
  allocation                                          506 109 149

Other reserve before allocation                                 0

Allocation to other reserve                           -50 000 000

General legal reserve after
  allocation                                          456 109 149

Other reserve after allocation                         50 000 000

SHAREHOLDER INFORMATION

Registered and principal              InCentive Capital AG,
  office                              Zug, Switzerland

Principal shareholders                Zurich Financial Services Group                          25%
                                      III Institutional Investors International Corp.          21%
                                      Rene Braginsky                                           20%
                                      Hans Kaiser Family                                       11%

Type of securities                    Bearer shares; each share carries one vote

Outstanding shares                    2 147 202

Nominal value per share               CHF 20

Auditors                              PricewaterhouseCoopers AG,
                                      Zurich, Switzerland

Listing                               SWX Swiss Exchange,
                                      investment companies segment

Security number                       286089

Stock information

    Telekurs                          INC

    Bloomberg                         INC SW

    Reuters                           ICVZ.S

NAV publication                       Finanz & Wirtschaft

Reporting                             Annual Report, Interim Report
                                      Permanent information on the Internet

Contact address, investor
  relations                           Raoul Bloch

                                      InCentive Asset Management AG
                                      Todistrasse 36
                                      CH-8002 Zurich
                                      Phone +41 (1) 205 93 00
                                      Fax +41 (1) 205 93 05
                                      mail@incentiveasset.ch

                                      www.incentivecapital.ch

                                      InCentive Capital AG

                                      Baarerstrasse 8

                                      CH-6301 Zug

                                      Phone +41 (41) 712 29 45

                                      Fax +41 (41) 712 29 46

                                      mail@incentivecapital.ch


                                      www.incentivecapital.ch

                                   SCHEDULE I
                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                       OFFICERS OF ZIMMER HOLDINGS, INC.

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Zimmer and certain other information are set forth below. The principal business address of Zimmer and, unless otherwise indicated, the business address of each person identified below is 345 East Main Street, Warsaw, Indiana 46580. Its telephone number is (574) 267-6131. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Zimmer. Unless otherwise noted, all directors and executive officers listed below are United States citizens.

1.  DIRECTORS (INCLUDING EXECUTIVE OFFICERS WHO ARE DIRECTORS)

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; FIVE YEAR
NAME                                        AGE                     EMPLOYMENT HISTORY
----                                        ---   ------------------------------------------------------
J. Raymond Elliott........................  53    Mr. Elliott was appointed Chairman on August 6, 2001
                                                  and President, Chief Executive Officer and Director of
                                                  Zimmer since March 20, 2001. Mr. Elliott was appointed
                                                  President of Zimmer, Inc., the Company's predecessor,
                                                  in November 1997. Mr. Elliott has approximately 30
                                                  years of experience in orthopaedics, medical devices
                                                  and consumer products. Prior to joining Zimmer, Inc.,
                                                  he served as President and Chief Executive Officer of
                                                  Cybex, Inc., a publicly traded medical rehabilitation
                                                  and cardiovascular products company, from September
                                                  1995 to June 1997. Mr. Elliott has served as a
                                                  director on more than 15 business-related boards in
                                                  the U.S., Canada, Japan and Europe and has served on
                                                  three occasions as Chairman. He is currently a
                                                  director of the State of Indiana Workplace Development
                                                  Board and a trustee of the Orthopaedic Research and
                                                  Education Foundation. He is a member of the board of
                                                  directors and chair of the orthopaedic sector of the
                                                  Advanced Medical Technology Association.
Augustus A. White, III, M.D., Ph.D. ......  66    Dr. White has been a Director since 2001. He is also a
                                                  Professor of Orthopaedic Surgery at the Harvard
                                                  Medical School and the Harvard-MIT Division of Health
                                                  Sciences and Technology; and Orthopaedic
                                                  Surgeon-in-Chief, Emeritus, at the Beth Israel
                                                  Deaconess Medical Center in Boston. He previously
                                                  served as the Chief of Spine Surgery at Beth Israel
                                                  and is Director of the Daniel E. Hogan Spine
                                                  Fellowship Program. Dr. White is a director of
                                                  Orthologic Corp. Board Committees: Audit Committee,
                                                  Compensation and Management Development Committee and
                                                  Science and Technology Committee (Chair).

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; FIVE YEAR
NAME                                        AGE                     EMPLOYMENT HISTORY
----                                        ---   ------------------------------------------------------
Larry C. Glasscock........................  54    Mr. Glasscock has been a Director since 2001. He is
                                                  also President and Chief Executive Officer of Anthem
                                                  Insurance Companies, Inc.; the Blue Cross and Blue
                                                  Shield licensee for Indiana, Kentucky, Ohio,
                                                  Connecticut, New Hampshire, Maine, Colorado, Nevada
                                                  and Virginia, since October 1999; and President and
                                                  Chief Executive Officer of Anthem, Inc., the publicly
                                                  held parent of Anthem Insurance, since July 2001. Mr.
                                                  Glasscock joined Anthem Insurance in April 1998 as
                                                  Senior Executive Vice President and Chief Operating
                                                  Officer. He was named President and Chief Operating
                                                  Officer in April 1999. Prior to joining Anthem
                                                  Insurance, Mr. Glasscock served as Chief Operating
                                                  Officer of CareFirst, Inc. from January through April
                                                  1998 and he served as President and Chief Executive
                                                  Officer of Group Hospitalization & Medical Services,
                                                  Inc., which did business as Blue Cross and Blue Shield
                                                  of the National Capital Area, from September 1993 to
                                                  January 1998. Mr. Glasscock is a director of Anthem,
                                                  Inc. Board Committees: Audit Committee (Chair) and
                                                  Compensation and Management Development Committee.
John L. McGoldrick........................  62    Mr. McGoldrick has been a Director since 2001. He has
                                                  also been Executive Vice President and General Counsel
                                                  of Bristol-Myers Squibb Company since January 2000;
                                                  Senior Vice President, General Counsel and President,
                                                  Medical Devices Group from December 1998 to January
                                                  2000 and Senior Vice President and General Counsel
                                                  from 1995 to December 1998. Mr. McGoldrick served as
                                                  Senior director of the Board of the New Jersey Transit
                                                  Corporation and member of the board of the Advanced
                                                  Medical Technology Association, the medical device
                                                  industry's trade association from 1998 to 2002. He has
                                                  served on several governmental reform commissions in
                                                  New Jersey. He is an invited participant of The Aspen
                                                  Institute on the World Economy and the World Economic
                                                  Forum Davos. Before joining Bristol-Myers Squibb, Mr.
                                                  McGoldrick was a senior partner and executive
                                                  committee member of the law firm of McCarter &
                                                  English. Board Committees: Compensation and Management
                                                  Development Committee (Chair).

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; FIVE YEAR
NAME                                        AGE                     EMPLOYMENT HISTORY
----                                        ---   ------------------------------------------------------
Regina E. Herzlinger, D.B.A. .............  59    Dr. Herzlinger has been a Director since 2001. She is
                                                  also The Nancy R. McPherson Professor of Business
                                                  Administration Chair at the Harvard Business School.
                                                  Dr. Herzlinger is a director of C.R. Bard, Inc. and
                                                  Noven Pharmaceuticals, Inc. Board Committees: Audit
                                                  Committee, Compensation and Management Development
                                                  Committee and Governance Committee (Chair).

2.  EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        AGE              FIVE YEAR EMPLOYMENT HISTORY
----                                        ---   ---------------------------------------------------
Sheryl L. Conley..........................  42    Ms. Conley was named President, Zimmer
                                                  Reconstructive in September 2002. From May 2000 to
                                                  September 2002, she served as Vice President,
                                                  Global Brand Management and Commercialization,
                                                  where she was responsible for the our worldwide
                                                  branding, marketing and new product development
                                                  efforts. Ms. Conley was General Manager, Zimmer
                                                  Canada, from 1998 to 2000. In 1994, she was
                                                  selected to lead the initial product development
                                                  and brand marketing effort for the VerSys Hip
                                                  System. Ms. Conley joined Zimmer, Inc. in 1983 and
                                                  has held management positions in marketing,
                                                  operations and clinical research.
James T. Crines...........................  43    Mr. Crines joined Zimmer, Inc. in 1997 as Director
                                                  of Finance. On July 1, 2001, he was appointed Vice
                                                  President, Controller after serving as Vice
                                                  President, Finance and Information Technology since
                                                  September 2000. Mr. Crines served Zimmer, Inc. as
                                                  Director of Finance and Logistics, Japan from May
                                                  1999 until September 2000. Mr. Crines served as
                                                  Associate Director, Accounting at Zimmer's former
                                                  parent from September 1995 until he joined Zimmer,
                                                  Inc.
David C. Dvorak...........................  39    Mr. Dvorak was appointed Senior Vice President,
                                                  Corporate Affairs and General Counsel effective
                                                  December 6, 2001. He also serves as Corporate
                                                  Secretary, effective February 1, 2003. Prior to his
                                                  appointment, Mr. Dvorak served as Senior Vice
                                                  President, General Counsel and Corporate Secretary
                                                  and was a member of the Executive Committee of
                                                  STERIS Corporation, an Ohio-based leader in medical
                                                  sterilization and infection control products.
John S. Krelle............................  51    Mr. Krelle joined Zimmer, Inc. in 1987. He was
                                                  named President, Zimmer Spine/Trauma in September
                                                  2002. From June 2000 to September 2002, he served
                                                  as President, Asia Pacific based in Tokyo, Japan.
                                                  Prior to that time, he was Vice President and
                                                  General Manager for Canada, Latin America and Asia
                                                  Pacific. Mr. Krelle has over 20 years of experience
                                                  in the orthopaedics and medical products industry;
                                                  his previous responsibilities with Zimmer, Inc.
                                                  include Vice President, Patient Care Global
                                                  Marketing and Development and Vice President,
                                                  Global Knee Marketing.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        AGE              FIVE YEAR EMPLOYMENT HISTORY
----                                        ---   ---------------------------------------------------
Sam R. Leno...............................  57    Mr. Leno was appointed Senior Vice President and
                                                  Chief Financial Officer of Zimmer effective July
                                                  16, 2001. Prior to his appointment, Mr. Leno served
                                                  as Senior Vice President and Chief Financial
                                                  Officer of Arrow Electronics, Inc., a global
                                                  distributor of electronic components, a position he
                                                  held from March 1999 until he joined us. From July
                                                  1995 until February 1999, Mr. Leno served as
                                                  Executive Vice President and Chief Financial
                                                  Officer of Corporate Express, Inc., a global
                                                  supplier of office products and services.
Bruno A. Melzi............................  55    Mr. Melzi joined Zimmer, Inc. in 1990 as Managing
                                                  Director, Italy. In March 2000, Mr. Melzi was
                                                  promoted from Vice President and Managing Director
                                                  of Italy, Germany and Switzerland, a position he
                                                  held since October of 1997, to his current position
                                                  of President, Europe/MEA.
Stephen H. L. Ooi.........................  49    Mr. Ooi is President, Zimmer Asia-Pacific, a
                                                  position he has held since September 2002. Mr. Ooi
                                                  joined Zimmer in 1986. In 1987, he was named
                                                  General Manager, Asia, and in 1990 was promoted to
                                                  Vice President, Asia.
Bruce E. Peterson.........................  54    Mr. Peterson was appointed President, Americas of
                                                  Zimmer, Inc. effective July 1, 2001. He joined
                                                  Zimmer, Inc. in 1995 as Senior Vice President, U.S.
                                                  Sales and Marketing and was given additional
                                                  responsibility for Canada and Latin America in May
                                                  2000.

     Questions or requests for assistance or additional copies of our prospectus, the Form of Declaration of Acceptance and Assignment may be directed to the Swiss offer manager at its addresses and telephone numbers set forth below. A holder of InCentive bearer shares also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning our offer.

                   The Swiss Offer Manager for our offer is:

                           CREDIT SUISSE FIRST BOSTON

           By Mail:                 Facsimile Transmission:           By Hand/Overnight:
                                  (for Eligible Institutions
         P.O. Box 900                        Only)                   Uetlibergstrasse 231
        CH-8070 Zurich                                                  CH-8045 Zurich
          Switzerland                                                     Switzerland

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL, Article X of Zimmer's restated certificate of incorporation and indemnification agreements entered into by Zimmer with its directors provide for the exculpation of directors and the indemnification of officers, directors, employees and agents under certain circumstances.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

     A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Set forth below is Article X of Zimmer's restated certificate of incorporation pertaining to: the exculpation of directors; the indemnification of officers, directors, employees and agents; and insurance.

     SECTION 10.01. Limited Liability of Directors. A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Section 10.01 shall eliminate or reduce the effect of this Section 10.01 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 10.01 would accrue or arise, prior to such amendment or repeal.

     SECTION 10.02.

     (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in compliance with the standard of conduct set forth in Section 145 (or any successor provision) of the DGCL and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. The corporation shall pay the expenses incurred in defending any such proceeding in advance of its final disposition with any advance payments to be paid by the corporation within 20 calendar days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 10.02 or otherwise. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to have the corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section 10.02 is not paid in full by the corporation within 30 calendar days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10.02 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the restated certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of this article shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     (d) Insurance. The corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     In addition, Zimmer has also purchased liability insurance policies covering certain directors and officers of Zimmer.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
  2             Contribution and Distribution Agreement between
                Bristol-Myers Squibb Company and Zimmer Holdings, Inc.,
                dated as of August 6, 2001 (incorporated herein by reference to Exhibit 10.1 to Current Report on Form 8-K/A dated
                December 7, 2001)
  3.1           Restated Certificate of Incorporation of Zimmer Holdings,
                Inc. (incorporated herein by reference to Exhibit 3.1 to
                Current Report on Form 8-K dated November 13, 2001)
  3.2           Certificate of Designations of Series A Participating
                Cumulative Preferred Stock of Zimmer Holdings, Inc., dated as of August 6, 2001 (incorporated herein by reference to
                Exhibit 3.2 to Current Report on Form 8-K dated November 13,
                2001)
  3.3           Restated By-laws of Zimmer Holdings, Inc. (incorporated
                herein by reference to Exhibit 3.3 to Current Report on Form
                8-K dated November 13, 2001)
  4.1           Specimen Common Stock certificate (incorporated herein by
                reference to Exhibit 4.1 to Amendment No. 3 to Registration
                Statement on Form 10, dated July 6, 2001)
  4.2           Rights Agreement between Zimmer Holdings, Inc. and Mellon
                Investor Services LLC, as Rights Agent, dated as of August
                6, 2001 (incorporated herein by reference to Exhibit 4.1 to
                Current Report on Form 8-K dated November 13, 2001)
  4.3           Specimen Right Certificate (incorporated herein by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.2
                hereto)
  4.4           Amendment No. 1 dated June 15, 2002 to the Rights Agreement dated July 30, 2001 between Zimmer Holdings, Inc. and Mellon
                Investor Services, LLC (incorporated by reference to Exhibit
                4.1 to Current Report on Form 8-K dated June 17, 2002)
  5             Form of opinion of Dewey Ballantine LLP*
  8.1           Form of opinion of Dewey Ballantine LLP (re: U.S. tax
                matters)*
  8.2           Form of opinion of Pestalozzi Lachenal & Patry (re: Swiss
                tax matters)*
  8.3           Form of opinion of Bird & Bird (re: U.K. tax matters)*
 10.1           Employee Benefits Agreement between Bristol-Myers Squibb
                Company and Zimmer Holdings, Inc., dated as of August 6,
                2001 (incorporated herein by reference to Exhibit 10.3 to
                Current Report on Form 8-K dated November 13, 2001)
 10.2           Interim Services Agreement between Bristol-Myers Squibb
                Company and Zimmer Holdings, Inc., dated as of August 6,
                2001 (incorporated herein by reference to Exhibit 10.2 to
                Current Report on Form 8-K dated November 13, 2001)
 10.3           Zimmer Holdings, Inc. 2001 Stock Incentive Plan, effective
                August 6, 2001 (incorporated herein by reference to Exhibit
                10.3 to Current Report on Form 8-K dated August 6, 2001)
 10.4           Tax Sharing Agreement between Bristol-Myers Squibb Company and Zimmer Holdings, Inc., dated as of August 6, 2001
                (incorporated herein by reference to Exhibit 10.4 to Current
                Report on Form 8-K dated November 13, 2001)
 10.5           Zimmer Holdings, Inc. Executive Performance Incentive Plan,
                effective August 6, 2001 (incorporated herein by reference to Exhibit 10.5 to Current Report on Form 8-K dated August
                6, 2001)
 10.6           Zimmer Holdings, Inc. Stock Plan for Non-Employee Directors,
                effective August 6, 2001 (incorporated by reference to
                Exhibit 10.6 to Current Report on Form 8-K dated August 6,
                2001)
 10.7           Zimmer Holdings, Inc. Deferred Compensation Plan for
                Non-Employee Directors, effective August 6, 2001
                (incorporated herein by reference to Exhibit 10.7 to Current
                Report on Form 8-K dated August 6, 2001)
 10.8           Zimmer Holdings, Inc. Long-Term Disability Income Plan for
                Highly Compensated Employees (incorporated herein by
                reference to Exhibit 10.15 to Current Report on Form 8-K
                dated November 13, 2001)
 10.9           Compensation Agreement of J. Raymond Elliott (incorporated herein by reference to Exhibit 10.10 to Current Report on
                Form 8-K dated November 13, 2001)

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
 10.10          Compensation Agreement of Bruce E. Peterson (incorporated
                herein by reference to Exhibit 10.12 to Current Report on
                Form 8-K dated November 13, 2001)
 10.11          Compensation Agreement of Bruno A. Melzi (incorporated
                herein by reference to Exhibit 10.21 to Annual Report on
                Form 10-K filed March 13, 2002)
 10.12          Compensation Agreement of John S. Loveman-Krelle
                (incorporated herein by reference to Exhibit 10.14 to
                Current Report on Form 8-K dated November 13, 2001)
 10.13          Change in Control Severance Agreement with J. Raymond
                Elliott (incorporated herein by reference to Exhibit 10.2 to
                Quarterly Report on Form 10-Q filed May 8, 2002)
 10.14          Change in Control Severance Agreement with Sam R. Leno,
                Bruno A. Melzi, John S. Loveman-Krelle, Bruce E. Peterson
                and David C. Dvorak (incorporated herein by reference to
                Exhibit 10.3 to Quarterly Report on Form 10-Q filed May 8,
                2002)
 10.15          Change in Control Severance Agreement with James T. Crines
                (incorporated herein by reference to Exhibit 10.4 to
                Quarterly Report on Form 10-Q filed May 8, 2002)
 10.16          Change in Control Severance Agreement with Sheryl L. Conley
                (incorporated herein by reference to Exhibit 10.20 on Annual
                Report on 10-K filed March 12, 2003)
 10.17          Change in Control Severance Agreement with Stephen H. L. Ooi
                (incorporated herein by reference to Exhibit 10.21 on Annual
                Report on 10-K filed March 12, 2003)
 10.18          Amendment No. 2 to Letter Agreement dated July 17, 2002
                between Zimmer, Inc. and Bank of America, N.A. dated
                February 5, 2002 (incorporated herein by reference to
                Exhibit 10.1 to Quarterly Report on Form 10-Q filed May 8,
                2002)
 10.19          First Amendment dated July 15, 2002 to the Uncommitted
                Credit Agreement dated October 29, 2001 between Zimmer, Inc.
                and Sumitomo Mitsui Banking Corporation (incorporated herein by reference to Exhibit 10.1 to Quarterly Report on Form
                10-Q filed November 12, 2002)
 10.20          Three Year Competitive Advance and Revolving Credit Facility
                among Zimmer Holdings, Inc., Zimmer, Inc., Zimmer K.K.,
                Zimmer LTD. and the lenders named therein, dated as of July
                31, 2001 (incorporated herein by reference to Exhibit 10.1 to Current Report on Form 8-K dated August 6, 2001)
 10.21          First Amendment to Three Year Competitive Advance and
                Revolving Credit Facility among Zimmer Holdings, Inc.,
                Zimmer, Inc., Zimmer K.K., Zimmer LTD. and the lenders named therein, dated as of December 10, 2001 (incorporated herein by reference to Exhibit 10.26 to Annual Report on Form 10-K dated March 13, 2002)
 10.22          $26,000,000 Uncommitted Standard Instrument Line of Credit
                between Zimmer, Inc. and subsidiaries and Bank of America,
                N.A. and its affiliates and subsidiaries dated July 17, 2001
                (incorporated herein by reference to Exhibit 10.23 to Annual
                Report on Form 10-K filed March 13, 2002)
 10.23          Amendment No. 1 to Letter Agreement dated July 17, 2001
                between Zimmer, Inc. and Bank of America, N.A. dated July
                26, 2001 (incorporated herein by reference to Exhibit 10.24 to Annual Report on Form 10-K filed March 13, 2002)
 10.24          Guarantee Assumption Agreement, dated as of June 24, 2002, made by each of the signatories thereto in favor of the
                lenders named in the Three Year Competitive Advance and
                Revolving Credit Facility Agreement dated as of July 31,
                2001 (incorporated herein by reference to Exhibit 10.1 to
                Quarterly Report on Form 10-Q filed August 9, 2002)
 10.25          Uncommitted Credit Agreement between Zimmer, Inc. and
                Sumitomo Mitsui Banking Corporation dated October 29, 2001
                (incorporated herein by reference to Exhibit 10.25 to Annual
                Report on Form 10-K filed March 13, 2002)
 10.26          US$20,000,000 Uncommitted Line of Credit between Zimmer
                Holdings, Inc. and Fleet National Bank dated October 16,
                2002 (incorporated herein by reference to Exhibit 10.2 to
                Quarterly Report on Form 10-Q filed November 12, 2002)
 10.27          Commitment Letter dated May 19, 2003 among Zimmer Holdings,
                Inc., Credit Suisse First Boston, JPMorgan Chase Bank, Bank
                of America, N.A., J.P. Morgan Securities Inc. and Banc of
                America Securities LLC*

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
 23.1           Consent of PricewaterhouseCoopers LLP concerning financial statements of Zimmer Holdings, Inc.
 23.2           Consent of independent public accountants concerning
                financial statements of Centerpulse AG**
 23.3           Consent of independent public accountants concerning
                financial statements of InCentive Capital AG**
 23.4           Consent of Dewey Ballantine LLP (included in the Opinion of
                Dewey Ballantine LLP in Exhibit 5.1)*
 23.5           Consent of Dewey Ballantine LLP (included in the Opinion of
                Dewey Ballantine LLP in Exhibit 8.1)*
 23.6           Consent of Pestalozzi Lachenal & Patry (included in the
                Opinion of Pestalozzi Lachenal & Patry in Exhibit 8.2)*
 23.7           Consent of Bird & Bird (included in the Opinion of Bird &
                Bird in Exhibit 8.3)*
 24.1           Powers of Attorney (set forth on signature page)
 99.1           Swiss Pre-Announcement, dated May 20, 2003, of Zimmer
                Holdings, Inc. with respect to its offer for Centerpulse
                registered shares (including shares represented by
                Centerpulse ADSs) (incorporated by reference to the Rule 425 filed May 20, 2003)
 99.2           Form of Declaration of Acceptance and Assignment*
 99.3           Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                Companies and Other Nominees*
 99.4           Form of Letter to Clients for use by Brokers, Dealers,
                Commercial Banks, Trust Companies and Other Nominees*
 99.5           Form of Guidelines for Certification of Taxpayer
                Identification Number on Substitute Form W-9*
 99.6           Swiss Pre-Announcement, dated May 20, 2003, of Zimmer
                Holdings, Inc. with respect to its offer for Centerpulse
                registered shares (including shares represented by
                Centerpulse ADSs) (incorporated by reference to the Rule 425 filed May 20, 2003)
 99.7           Swiss Pre-Announcement, dated May 20, 2003, of Zimmer
                Holdings, Inc. with respect to its offer for InCentive
                Capital AG bearer shares (incorporated by reference to
                Zimmer's Rule 425 filing dated May 20, 2003)
 99.8           Press Release of Zimmer Holdings, Inc., dated May 20, 2003
                (incorporated herein by reference to Zimmer's Rule 425
                filing dated May 20, 2003)
 99.9           Form of Swiss offer prospectus*

---------------

 * To be filed by amendment.

** Omitted pursuant to Securities Act Rule 437 application.

ITEM 22.  UNDERTAKINGS.

     a.  The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             i. To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

             ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     d. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     e. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warsaw, state of Indiana, on May 27, 2003.

                                          ZIMMER HOLDINGS, INC.

                                          By:    /s/ J. RAYMOND ELLIOTT
                                          --------------------------------------
                                                    J. Raymond Elliott
                                                  Chairman of the Board,
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints [--], [--] and [--], and each of them individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to execute and sign any and all amendments (including post-effective amendments) or supplements to this registration statement, and to file the same, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission or any regulatory authority, giving and granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or amendments or supplements thereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                     TITLE                         DATE
                ---------                                     -----                         ----



          /s/ J. RAYMOND ELLIOTT                Chairman of the Board, President,       May 27, 2003
------------------------------------------     Chief Executive Officer and Director
            J. Raymond Elliott                    (Principal Executive Officer)




             /s/ SAM R. LENO                Senior Vice President and Chief Financial   May 27, 2003
------------------------------------------                   Officer
               Sam R. Leno                        (Principal Financial Officer)




           /s/ JAMES T. CRINES                      Vice President, Controller          May 27, 2003
------------------------------------------        (Principal Accounting Officer)
             James T. Crines




          /s/ LARRY C. GLASSCOCK                             Director                   May 27, 2003
------------------------------------------
            Larry C. Glasscock




         /s/ REGINA E. HERZLINGER                            Director                   May 27, 2003
------------------------------------------
           Regina E. Herzlinger




                SIGNATURE                                     TITLE                         DATE
                ---------                                     -----                         ----

          /s/ JOHN L. MCGOLDRICK                             Director                   May 27, 2003
------------------------------------------
            John L. McGoldrick




        /s/ AUGUSTUS A. WHITE III                            Director                   May 27, 2003
------------------------------------------
          Augustus A. White III

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
  2             Contribution and Distribution Agreement between
                Bristol-Myers Squibb Company and Zimmer Holdings, Inc.,
                dated as of August 6, 2001 (incorporated herein by reference to Exhibit 10.1 to Current Report on Form 8-K/A dated
                December 7, 2001)
  3.1           Restated Certificate of Incorporation of Zimmer Holdings,
                Inc. (incorporated herein by reference to Exhibit 3.1 to
                Current Report on Form 8-K dated November 13, 2001)
  3.2           Certificate of Designations of Series A Participating
                Cumulative Preferred Stock of Zimmer Holdings, Inc., dated as of August 6, 2001 (incorporated herein by reference to
                Exhibit 3.2 to Current Report on Form 8-K dated November 13,
                2001)
  3.3           Restated By-laws of Zimmer Holdings, Inc. (incorporated
                herein by reference to Exhibit 3.3 to Current Report on Form
                8-K dated November 13, 2001)
  4.1           Specimen Common Stock certificate (incorporated herein by
                reference to Exhibit 4.1 to Amendment No. 3 to Registration
                Statement on Form 10, dated July 6, 2001)
  4.2           Rights Agreement between Zimmer Holdings, Inc. and Mellon
                Investor Services LLC, as Rights Agent, dated as of August
                6, 2001 (incorporated herein by reference to Exhibit 4.1 to
                Current Report on Form 8-K dated November 13, 2001)
  4.3           Specimen Right Certificate (incorporated herein by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.2
                hereto)
  4.4           Amendment No. 1 dated June 15, 2002 to the Rights Agreement dated July 30, 2001 between Zimmer Holdings, Inc. and Mellon
                Investor Services, LLC (incorporated by reference to Exhibit
                4.1 to Current Report on Form 8-K dated June 17, 2002)
  5             Form of opinion of Dewey Ballantine LLP*
  8.1           Form of opinion of Dewey Ballantine LLP (re: U.S. tax
                matters)*
  8.2           Form of opinion of Pestalozzi Lachenal & Patry (re: Swiss
                tax matters)*
  8.3           Form of opinion of Bird & Bird (re: U.K. tax matters)*
 10.1           Employee Benefits Agreement between Bristol-Myers Squibb
                Company and Zimmer Holdings, Inc., dated as of August 6,
                2001 (incorporated herein by reference to Exhibit 10.3 to
                Current Report on Form 8-K dated November 13, 2001)
 10.2           Interim Services Agreement between Bristol-Myers Squibb
                Company and Zimmer Holdings, Inc., dated as of August 6,
                2001 (incorporated herein by reference to Exhibit 10.2 to
                Current Report on Form 8-K dated November 13, 2001)
 10.3           Zimmer Holdings, Inc. 2001 Stock Incentive Plan, effective
                August 6, 2001 (incorporated herein by reference to Exhibit
                10.3 to Current Report on Form 8-K dated August 6, 2001)
 10.4           Tax Sharing Agreement between Bristol-Myers Squibb Company and Zimmer Holdings, Inc., dated as of August 6, 2001
                (incorporated herein by reference to Exhibit 10.4 to Current
                Report on Form 8-K dated November 13, 2001)
 10.5           Zimmer Holdings, Inc. Executive Performance Incentive Plan,
                effective August 6, 2001 (incorporated herein by reference to Exhibit 10.5 to Current Report on Form 8-K dated August
                6, 2001)
 10.6           Zimmer Holdings, Inc. Stock Plan for Non-Employee Directors,
                effective August 6, 2001 (incorporated by reference to
                Exhibit 10.6 to Current Report on Form 8-K dated August 6,
                2001)
 10.7           Zimmer Holdings, Inc. Deferred Compensation Plan for
                Non-Employee Directors, effective August 6, 2001
                (incorporated herein by reference to Exhibit 10.7 to Current
                Report on Form 8-K dated August 6, 2001)
 10.8           Zimmer Holdings, Inc. Long-Term Disability Income Plan for
                Highly Compensated Employees (incorporated herein by
                reference to Exhibit 10.15 to Current Report on Form 8-K
                dated November 13, 2001)

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
 10.9           Compensation Agreement of J. Raymond Elliott (incorporated herein by reference to Exhibit 10.10 to Current Report on
                Form 8-K dated November 13, 2001)
 10.10          Compensation Agreement of Bruce E. Peterson (incorporated
                herein by reference to Exhibit 10.12 to Current Report on
                Form 8-K dated November 13, 2001)
 10.11          Compensation Agreement of Bruno A. Melzi (incorporated
                herein by reference to Exhibit 10.21 to Annual Report on
                Form 10-K filed March 13, 2002)
 10.12          Compensation Agreement of John S. Loveman-Krelle
                (incorporated herein by reference to Exhibit 10.14 to
                Current Report on Form 8-K dated November 13, 2001)
 10.13          Change in Control Severance Agreement with J. Raymond
                Elliott (incorporated herein by reference to Exhibit 10.2 to
                Quarterly Report on Form 10-Q filed May 8, 2002)
 10.14          Change in Control Severance Agreement with Sam R. Leno,
                Bruno A. Melzi, John S. Loveman-Krelle, Bruce E. Peterson
                and David C. Dvorak (incorporated herein by reference to
                Exhibit 10.3 to Quarterly Report on Form 10-Q filed May 8,
                2002)
 10.15          Change in Control Severance Agreement with James T. Crines
                (incorporated herein by reference to Exhibit 10.4 to
                Quarterly Report on Form 10-Q filed May 8, 2002)
 10.16          Change in Control Severance Agreement with Sheryl L. Conley
                (incorporated herein by reference to Exhibit 10.20 on Annual
                Report on 10-K filed March 12, 2003)
 10.17          Change in Control Severance Agreement with Stephen H. L. Ooi
                (incorporated herein by reference to Exhibit 10.21 on Annual
                Report on 10-K filed March 12, 2003)
 10.18          Amendment No. 2 to Letter Agreement dated July 17, 2002
                between Zimmer, Inc. and Bank of America, N.A. dated
                February 5, 2002 (incorporated herein by reference to
                Exhibit 10.1 to Quarterly Report on Form 10-Q filed May 8,
                2002)
 10.19          First Amendment dated July 15, 2002 to the Uncommitted
                Credit Agreement dated October 29, 2001 between Zimmer, Inc.
                and Sumitomo Mitsui Banking Corporation (incorporated herein by reference to Exhibit 10.1 to Quarterly Report on Form
                10-Q filed November 12, 2002)
 10.20          Three Year Competitive Advance and Revolving Credit Facility
                among Zimmer Holdings, Inc., Zimmer, Inc., Zimmer K.K.,
                Zimmer LTD. and the lenders named therein, dated as of July
                31, 2001 (incorporated herein by reference to Exhibit 10.1 to Current Report on Form 8-K dated August 6, 2001)
 10.21          First Amendment to Three Year Competitive Advance and
                Revolving Credit Facility among Zimmer Holdings, Inc.,
                Zimmer, Inc., Zimmer K.K., Zimmer LTD. and the lenders named therein, dated as of December 10, 2001 (incorporated herein by reference to Exhibit 10.26 to Annual Report on Form 10-K dated March 13, 2002)
 10.22          $26,000,000 Uncommitted Standard Instrument Line of Credit
                between Zimmer, Inc. and subsidiaries and Bank of America,
                N.A. and its affiliates and subsidiaries dated July 17, 2001
                (incorporated herein by reference to Exhibit 10.23 to Annual
                Report on Form 10-K filed March 13, 2002)
 10.23          Amendment No. 1 to Letter Agreement dated July 17, 2001
                between Zimmer, Inc. and Bank of America, N.A. dated July
                26, 2001 (incorporated herein by reference to Exhibit 10.24 to Annual Report on Form 10-K filed March 13, 2002)
 10.24          Guarantee Assumption Agreement, dated as of June 24, 2002, made by each of the signatories thereto in favor of the
                lenders named in the Three Year Competitive Advance and
                Revolving Credit Facility Agreement dated as of July 31,
                2001 (incorporated herein by reference to Exhibit 10.1 to
                Quarterly Report on Form 10-Q filed August 9, 2002)
 10.25          Uncommitted Credit Agreement between Zimmer, Inc. and
                Sumitomo Mitsui Banking Corporation dated October 29, 2001
                (incorporated herein by reference to Exhibit 10.25 to Annual
                Report on Form 10-K filed March 13, 2002)

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
 10.26          US$20,000,000 Uncommitted Line of Credit between Zimmer
                Holdings, Inc. and Fleet National Bank dated October 16,
                2002 (incorporated herein by reference to Exhibit 10.2 to
                Quarterly Report on Form 10-Q filed November 12, 2002)
 10.27          Commitment Letter dated May 19, 2003 among Zimmer Holdings,
                Inc., Credit Suisse First Boston, JPMorgan Chase Bank, Bank
                of America, N.A., J.P. Morgan Securities Inc. and Banc of
                America Securities LLC*
 23.1           Consent of PricewaterhouseCoopers LLP concerning financial statements of Zimmer Holdings, Inc.
 23.2           Consent of independent public accountants concerning
                financial statements of Centerpulse AG**
 23.3           Consent of independent public accountants concerning
                financial statements of InCentive Capital AG**
 23.4           Consent of Dewey Ballantine LLP (included in the Opinion of
                Dewey Ballantine LLP in Exhibit 5.1)*
 23.5           Consent of Dewey Ballantine LLP (included in the Opinion of
                Dewey Ballantine LLP in Exhibit 8.1)*
 23.6           Consent of Pestalozzi Lachenal & Patry (included in the
                Opinion of Pestalozzi Lachenal & Patry in Exhibit 8.2)*
 23.7           Consent of Bird & Bird (included in the Opinion of Bird &
                Bird in Exhibit 8.3)*
 24.1           Powers of Attorney (set forth on signature page)
 99.1           Swiss Pre-Announcement, dated May 20, 2003, of Zimmer
                Holdings, Inc. with respect to its offer for Centerpulse
                registered shares (including shares represented by
                Centerpulse ADSs) (incorporated by reference to the Rule 425 filed May 20, 2003)
 99.2           Form of Declaration of Acceptance and Assignment*
 99.3           Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                Companies and Other Nominees*
 99.4           Form of Letter to Clients for use by Brokers, Dealers,
                Commercial Banks, Trust Companies and Other Nominees*
 99.5           Form of Guidelines for Certification of Taxpayer
                Identification Number on Substitute Form W-9*
 99.6           Swiss Pre-Announcement, dated May 20, 2003, of Zimmer
                Holdings, Inc. with respect to its offer for Centerpulse
                registered shares (including shares represented by
                Centerpulse ADSs) (incorporated by reference to the Rule 425 filed May 20, 2003)
 99.7           Swiss Pre-Announcement, dated May 20, 2003, of Zimmer
                Holdings, Inc. with respect to its offer for InCentive
                Capital AG bearer shares (incorporated by reference to
                Zimmer's Rule 425 filing dated May 20, 2003)
 99.8           Press Release of Zimmer Holdings, Inc., dated May 20, 2003
                (incorporated herein by reference to Zimmer's Rule 425
                filing dated May 20, 2003)
 99.9           Form of Swiss offer prospectus*

---------------

 * To be filed by amendment.

** Omitted pursuant to Securities Act Rule 437 application.